As filed with the Securities and Exchange Commission on January 19, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PASSAGE BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	82-2729751 (I.R.S. Employer Identification Number)
Two Commerce Square
2001 Market Street, 28th Floor
Philadelphia, PA 19103
(267) 866-0311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Goldsmith, Ph.D.
President and Chief Executive Officer
Passage Bio, Inc.
Two Commerce Square
2001 Market Street, 28th Floor
Philadelphia, PA 19103
(267) 866-0311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Effie Toshav, Esq. Robert A. Freedman, Esq. Ryan Mitteness, Esq. Fenwick & West LLP 555 California Street San Francisco, CA 94104 (415) 875-2300	Edgar B. Cale, Esq. General Counsel and Corporate Secretary Passage Bio, Inc. Two Commerce Square 2001 Market Street, 28th Floor Philadelphia, PA 19103 (267) 866-0311	Brent B. Siler Divakar Gupta Brian Leaf Cooley LLP 1299 Pennsylvania Avenue, NW Suite 700 Washington, DC 20004-2400 (202) 842-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company”. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	$227,332,000	$24,802
(1)   The proposed maximum aggregate offering price includes the offering price of additional shares that the underwriters have the option to purchase.
(2)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated January 19, 2021
Preliminary Prospectus
7,000,000 Shares
Common Stock
We are offering 7,000,000 shares of our common stock.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “PASG.” On January 15, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Market was $28.24 per share. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.
	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Passage Bio, Inc., before expenses	$	$
(1) See “Underwriting” for a description of compensation payable to the underwriters.
We have granted the underwriters an option for a period of 30 days to purchase up to 1,050,000 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to purchasers on or about           , 2021.
J.P.Morgan	Goldman Sachs & Co. LLC	Cowen
Wedbush PacGrow	Chardan
         , 2021

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Prospectus summary
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our shares of common stock. You should read the entire prospectus carefully, including “Risk Factors” on page 10 and our financial statements and the related notes thereto included at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “Passage Bio,” “company,” “we,” “us” and “our” refer to Passage Bio, Inc.
Overview
We are a genetic medicines company focused on developing transformative therapies for rare, monogenic central nervous system, or CNS, disorders with limited or no approved treatment options. Our vision is to finally fulfill the promise of gene therapy by developing groundbreaking therapies that transform the lives of patients with rare monogenic CNS diseases. To achieve our vision, we have assembled a world-class team whose members have decades of collective experience in genetic medicines and rare disease drug development and commercialization. The field of genetic medicine is rapidly expanding and we believe we have a differentiated approach to developing treatments for rare, monogenic CNS disorders that enables us to select and advance product candidates with a higher probability of technical and regulatory success. We have entered into a strategic research collaboration with the Trustees of the University of Pennsylvania’s, or Penn’s, Gene Therapy Program, or GTP, headed by Dr. James Wilson, a leader in the genetic medicines field. We also leverage our close working relationship with Penn’s Orphan Disease Center, or ODC, to develop historical and prospective comparable natural history patient profiles for comparison to participants in interventional trials. Through this collaboration we have assembled a deep portfolio of genetic medicine product candidates, including our three lead product candidates, all of which we retain global rights to: PBGM01 for the treatment of GM1 gangliosidosis, or GM1, PBFT02 for the treatment of frontotemporal dementia, or FTD, and PBKR03 for the treatment of Krabbe disease. The Food and Drug Administration, or FDA, recently removed the clinical hold on our Investigational New Drug application, or IND, and the United Kingdom’s Medicines Healthcare Products Regulatory Agency, or MHRA, recently granted our clinical trial authorization, or CTA, for our global Phase 1/2 PBGM01 clinical trial for the treatment of infantile GM1, or the Imagine-1 Trial. We also recently submitted IND applications to the FDA for both PBFT02 for the treatment of FTD and PBKR03 for the treatment of Krabbe. We expect to initiate patient enrollment for Phase 1/2 trials for GM1 in the first quarter of 2021 for FTD in the first half of 2021 and for Krabbe disease in the first half of 2021. We will also continue to explore entering into new collaborations to build our pipeline.
Our research collaboration with GTP provides us with access to one of the premier research institutions in the world for the discovery and preclinical development of genetic medicine product candidates and exclusive rights to certain rare, monogenic CNS disorders. As part of this collaboration, we have exclusive rights to all discovery work and IND-enabling research for up to 17 rare, monogenic CNS indications that we select. In addition to our three lead product candidates, we have four ongoing research programs and an option to license ten additional programs from GTP. Further, we have exclusive rights, subject to certain limitations, to technologies resulting from the discovery program for Passage Bio products developed with GTP, such as novel capsids, toxicity reduction technologies and delivery and formulation. We have global commercial rights to all of our product candidates and believe that our approach to developing therapies for rare, life-threatening diseases that are currently underserved presents an opportunity to efficiently advance our product candidates through clinical development, regulatory approval and ultimately to commercialization.
We founded Passage Bio with the intent to build a differentiated CNS genetic medicines company delivering transformative therapies to patients by combining our team’s experience in rare and neurological disease development, manufacturing and commercialization with the pioneering research expertise of GTP in gene therapy. We are purposefully focusing on rare, monogenic CNS disorders for which we believe our genetic medicine approach provides distinct technical advantages based on decades of research by GTP. GTP conducts rigorous preclinical studies to identify promising product candidates. Our collaboration provides us with access to cutting edge capabilities and innovation in the field of genetic medicine research, including in capsid engineering and next-generation capsid libraries, vector engineering, transgene design and gene therapy modalities, animal disease models and related studies for lead-optimization of product candidates. Further, we believe our team’s deep clinical development experience in rare and neurological diseases will enable well planned clinical trials with the potential for efficient advancement to regulatory approval. In addition, we are engaging with key opinion leaders, practitioners and patient advocacy groups in the field of rare, monogenic CNS disorders that provide strategic input and help inform our clinical development activities. We believe that our ability to execute on the above tenets provides us with product candidates that have an improved profile for clinical development and an enhanced probability of success.
We are led by pioneers and experts with decades of collective experience in genetic medicines, rare disease drug development, manufacturing and commercialization. Our scientific founders, Dr. Stephen Squinto, Dr. James Wilson and Dr. Tadataka Yamada, are world leaders in research and development in the fields of rare disease and genetic medicine. Our founders’ involvement in both academic research and clinical drug development allows us to gain early insight into emerging technologies that informs our business strategy. We have assembled a team whose members have extensive experience in successfully developing, manufacturing and commercializing rare disease and genetic medicine products at companies such as Alexion Pharmaceuticals, Allos Therapeutics, Biogen, GlaxoSmithKline, Janssen Pharmaceuticals, Lycera, Merck & Co., Momenta Pharmaceuticals, NPS Pharmaceuticals, Pharmasset, Ultragenyx Pharmaceutical and ViroPharma.
Our approach
The field of genetic medicine is rapidly expanding and we believe we have developed a differentiated approach to developing treatments for rare, monogenic CNS disorders that allows us to select and advance product candidates with a higher probability of technical and regulatory success. Our gene therapy product candidates use an adeno-associated virus, or AAV, a small, non-pathogenic virus that is genetically engineered to function as a delivery vehicle, or vector. The core tenets of our approach include:
•
Rigorous Process for Selecting Product Candidates.   In selecting our product candidates, we focus initially on four key areas of assessment: selection of the route of administration to maximize transgene biodistribution; selection of capsid, transgene and promotor; biological mechanisms such as leveraging the cross-correction mechanism to help overcome the limits of vector biodistribution and CNS transduction inefficiency; and effective use of biomarkers.

•
Mitigation of Early Development Risk of Programs Prior to IND Submission.   Our strategic research collaboration with GTP allows us to choose programs that have been validated through extensive testing in preclinical disease models.

•
Mitigation of Clinical Development Risk through Our Relationship with the Orphan Disease Center at Penn.   We leverage our close working relationship with Penn’s ODC to develop historical and prospective external data for each disease for use in building comparable patient profiles of participants in interventional trials.

Our pipeline
We have assembled a deep portfolio of genetic medicine product candidates for rare, monogenic CNS disorders characterized by high unmet medical needs. We intend to further expand our portfolio with genetic medicine product candidates for other rare, monogenic CNS disorders as well as other treatment approaches as technology advances in the field. Our development programs consist of:

(*) Program includes ongoing natural history study of infantile and juvenile GM1 gangliosidosis patients.
We also have four programs in the research stage: PBML04 for metachromatic leukodystrophy, or MLD, PBAL05 for amyotrophic lateral sclerosis, or ALS, and PBCM06 for Charcot-Marie-Tooth Type 2A, or CMT2A, and an undisclosed candidate to treat an adult CNS indication.
PBGM01 for the treatment of GM1
We are currently developing PBGM01, which utilizes a proprietary, next-generation AAVhu68 capsid to deliver to the brain and peripheral tissues a functional GLB1 gene encoding lysosomal acid beta-galactosidase, or β-gal, for infantile GM1. Currently, there are no disease-modifying therapies approved for the treatment of GM1. We believe PBGM01 could provide patients with significantly improved outcomes. In preclinical models, we have observed meaningful transduction of both the CNS and critical peripheral organs for GM1 patients using our ICM method of administration in combination with our next-generation AAVhu68 capsid. ICM, or intra cisterna magna, injection, involves an injection at the craniocervical junction. Recently, the FDA removed a clinical hold on our IND, and we received a CTA from the MHRA for PBGM01. We expect to initiate patient enrollment for the Imagine-1 Trial in the first quarter of 2021 and we expect to report initial 30-day safety and biomarker data from the initial cohort mid-year 2021. We are currently funding a GM1 natural history study being conducted by Penn’s ODC to collect prospective data on clinical disease progression in infantile and juvenile GM1. This data will be used to construct natural history patient profiles for use as matched case controls for comparison to the profiles of treated participants in our planned Phase 1/2 clinical trial.
PBFT02 for the treatment of FTD-GRN
We are currently developing PBFT02, which utilizes an AAV1 capsid to deliver to the brain a functional granulin, or GRN, gene encoding progranulin, for the treatment of FTD caused by a deficiency of progranulin, or FTD-GRN. Currently, there are no disease-modifying therapies approved for the treatment of FTD-GRN. We believe PBFT02 may provide patients with significantly improved outcomes. In a non-human primate, or NHP, model, we observed superior transduction results of the CNS using our ICM method of administration and an AAV1 capsid compared to other AAV capsids. We recently submitted an IND for PBFT02 to the FDA and are in discussions with the FDA regarding the IND. We expect to initiate patient enrollment for a Phase 1/2 trial in the first half of 2021. We anticipate clinical data to be available in late 2021 or early 2022.
PBKR03 for the treatment of Krabbe disease
We are currently developing PBKR03, which utilizes a proprietary, next-generation AAVhu68 capsid to deliver to the brain and peripheral tissues a functional GALC gene encoding the hydrolytic enzyme galactosylceramidase, for infantile Krabbe disease. Currently, there are no disease-modifying therapies approved for the treatment of Krabbe disease. We believe PBKR03 may provide patients with significantly improved outcomes. In preclinical models, we have observed meaningful transduction of both the CNS and critical peripheral organs for Krabbe patients using our ICM method of administration in combination with our next-generation AAVhu68 capsid. We recently submitted an IND for PBKR03 to the FDA and are in discussions with the FDA regarding the IND. We expect to initiate patient enrollment for a Phase 1/2 trial in the first half of 2021. We anticipate clinical data to be available in late 2021 or early 2022.
We believe our lead product candidates have the potential to provide patients with significantly improved outcomes, given our chosen ICM route of administration, our target choice of secreted proteins that potentially leverage the cross-correction mechanism, thereby reducing transduction requirements, and our capsid and transgene selection process, which allows us to choose vectors that are fit-for-purpose for specific indications.
We also have four programs in the research stage. PBML04 is targeting MLD patients who have mutations in the ARSA gene, PBAL05 is targeting ALS patients who have a gain-of-function mutation in the C9orf72 gene, PBCM06 is targeting CMT2A patients who have a mutation in the MFN2 gene and an undisclosed candidate to treat an adult CNS indication. Beyond this portfolio, through our research collaboration with GTP, we also have the option to license programs for ten additional rare, monogenic CNS indications through 2025.
Our strategy
Our vision is to finally fulfill the promise of gene therapy by developing groundbreaking therapies that transform the lives of patients with rare monogenic CNS diseases. To achieve our vision, we have assembled a world-class team whose members have decades of collective experience in genetic medicines and rare disease drug development and commercialization. We leverage this experience, along with the decades of experience of our scientific founders as well as the transformative potential of genetic medicine technology to develop treatments that improve outcomes for patients with serious, life-threatening, rare diseases. Patients are considered every step of the way, in every decision we make.
Key elements of our strategy include:
•
Focus on rare, underserved indications for which we can have a transformative impact on patients’ lives.

•
Rapidly advance our lead product candidates into clinical development through commercialization.

•
Advance and expand our pipeline by identifying and developing additional product candidates.

•
Extend existing and establish new relationships with patients and patient advocacy groups.

•
Continue to develop proprietary manufacturing capabilities.

•
Selectively enter into new discovery relationships with premier research institutions and expand our existing collaboration.

Risks associated with our business
Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:
•
We are a preclinical stage genetic medicines company with a history of operating losses, and we may not achieve or sustain profitability. We anticipate that we will continue to incur losses for the foreseeable future. Our limited operating history may make it difficult for you to evaluate our success to date and to assess our future viability.

•
Even if this offering is successful, we expect that we will need to raise additional funding before we can expect to become profitable from any potential future sales of our products.

•
The outbreak of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, could adversely impact our business, including our preclinical development activities and planned clinical trials.

•
We are very early in our development efforts. Our business is dependent on our ability to advance our current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them.

•
Preclinical and clinical development involve a lengthy and expensive process with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current product candidates or any future product candidates.

•
Gene therapy is a novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval.

•
Our product candidates may cause undesirable and unforeseen side effects, which could delay or prevent their advancement into clinical trials or regulatory approval, limit the commercial potential or result in significant negative consequences.

•
The disorders we seek to treat have low prevalence and it may be difficult to identify patients with these diseases, which may lead to delays in enrollment for our trials or slower commercial revenue if approved.

•
We currently rely exclusively on our collaboration with Penn for our preclinical research and development, including for discovering, preclinically developing and conducting all IND-enabling studies for our lead product candidates and our near-term future pipeline.

•
Gene therapies are novel, complex and difficult to manufacture. We could experience manufacturing problems that result in delays in our development or commercialization programs or otherwise harm our business.

•
We face significant competition in an environment of rapid technological change and the possibility that our competitors may achieve regulatory approval before us or develop therapies or technologies that are more advanced or effective than ours.

•
We currently rely and expect to continue to rely on third-party manufacturers to produce clinical supply of our product candidates.

If we are unable to obtain and maintain patent protection or other necessary rights for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or our rights under licensed patents is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected.
Corporate information
We were incorporated under the laws of the State of Delaware in July 2017 under the name Passage Bio, Inc. Our principal executive office is located at Two Commerce Square, 2001 Market Street, 28th Floor, Philadelphia, PA, 19103, and our telephone number is (267) 866-0311. Our website address is www.passagebio.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.
Trademarks and tradenames
The mark “Passage Bio, Inc.”, the Passage Bio logo and all product names are our common law trademarks. All other service marks, trademarks and tradenames appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.
Implications of being an emerging growth company and smaller reporting company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, on the effectiveness of our internal controls over financial reporting;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•
reduced disclosure obligations regarding executive compensation arrangements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.
We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year (a) ending December 31, 2025, (b) in which we have total annual gross revenues of at least $1.07 billion, or (c) when we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30 and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The offering
Common stock offered by us
7,000,000 shares
Option to purchase additional shares
We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 1,050,000 additional shares from us at the public offering price per share less the underwriting discounts and commissions.
Common stock to be outstanding immediately after this offering
52,917,084 shares (or 53,967,084 shares if the underwriters exercise in full their option to purchase additional shares).
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $185.2 million, or $213.1 million if the underwriters exercise in full their option to purchase additional shares, based upon the assumed public offering price of $28.24 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on January 15, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds that we receive in this offering to advance our lead products in clinical trials, to advance our lead products in clinical trials, to advance our discovery and candidate selection stage programs and for manufacturing expansion and general corporate purposes. See “Use of Proceeds.”
Risk factors
See “Risk Factors” for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Nasdaq Global Select Market symbol
“PASG”
The number of shares of our common stock to be outstanding after this offering is based on 45,917,084 shares of our common stock outstanding as of December 31, 2020 and excludes:
•
6,928,111 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2020 under our 2018 Amended and Restated Equity Incentive Plan, or the 2018 Plan, and our 2020 Equity Incentive Plan, or the 2020 Plan, with a weighted-average exercise price of $12.36 per share;

•
43,000 shares of common stock issuable upon the exercise of options granted after December 31, 2020, under our 2020 Plan, with an exercise price of $28.24 per share;

•
3,734,620 additional shares of common stock reserved for future issuance under our stock-based compensation plans as of December 31, 2020, consisting of (i) 3,320,729 shares of common stock reserved for future issuance under our 2020 Plan after the issuance of the awards described above and (ii) 413,891 shares of common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan.

Shares outstanding as of December 31, 2020 include 302,277 shares subject to forfeiture or repurchase.
Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
•
no exercise of outstanding options after December 31, 2020; and

•
no exercise of the underwriters’ option to purchase additional shares of our common stock.

SUMMARY FINANCIAL DATA
The following tables set forth a summary of our historical financial data as of, and for, the periods ended on the dates indicated. The summary statements of operations data presented below for the years ended December 31, 2018 and 2019 are derived from our audited financial statements included elsewhere in this prospectus. We derived our summary statements of operations data for the nine months ended September 30, 2019 and 2020 and our summary balance sheet data as of September 30, 2020 from our unaudited interim financial statements that are included elsewhere in this prospectus. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the information set forth in those financial statements. The following summary financial data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period, and the results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full year ending December 31, 2020 or any future period. The summary financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.
	Year ended December 31,		Nine months ended September 30,
(in thousands, except share and per share data)	2018	2019	2019	2020
Statements of Operations Data:
Operating expenses:
Research and development	$9,167	$29,738	$19,766	$53,856
Acquired in-process research and development	3,371	500	500	—
General and administrative	928	6,951	3,331	19,990
Loss from operations	(13,466)	(37,189)	(23,597)	(73,846)
Change in fair value of future tranche right liability	696	(9,141)	(9,141)	—
Interest income, net	—	696	255	558
Net loss	$(12,770)	$(45,634)	$(32,483)	$(73,288)
Net loss per share of common stock, basic and diluted(1)	$(3.55)	$(10.77)	$(7.70)	$(2.02)
Weighted-average common shares outstanding, basic and diluted(1)	3,597,913	4,236,061	4,218,907	36,273,495

(1) See Note 3 to our audited financial statements and Note 3 to our unaudited financial statements included elsewhere in this prospectus for a description of how we compute basic and diluted net loss per share and the weighted-average number of shares used in the computation of these per share amounts.
	As of September 30, 2020
(in thousands)	Actual	As adjusted(1)(2)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$335,701	$520,920
Working capital(3)	330,404	515,623
Total assets	358,691	543,910
Total liabilities	19,788	19,788
Total stockholders’ equity	338,903	524,122

(1) The as adjusted balance sheet data gives further effect to the issuance and sale of 7,000,000 shares of common stock in this offering at an assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
(2) The as adjusted information is illustrative only, and will change based on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, would increase (decrease) each of our as adjusted cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $6.6 million, assuming that the number of shares offered, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 in the number of shares of common stock offered would increase (decrease) each of our as adjusted cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $26.5 million, assuming the assumed public offering price per share remains the same and after deducting the estimated underwriting discounts and commissions.
(3) We define working capital as current assets less current liabilities.

Risk factors
Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our stock could decline, and you could lose part or all of your investment.
Risks related to our financial position and need for additional capital
We are a preclinical stage biotechnology company with a history of operating losses, and we may not achieve or sustain profitability. We anticipate that we will continue to incur losses for the foreseeable future. Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
We are a preclinical stage genetic medicines company with a limited operating history on which to base your investment decision. Biotechnology product development is a highly speculative undertaking and involves a substantial degree of risk. Our operations to date have been limited primarily to organizing and staffing our company, business planning, raising capital and entering into collaboration and vendor agreements for conducting preclinical research and development activities for our product candidates. All of our lead product candidates are still in the preclinical testing stage. We have no products in clinical development or approved for commercial sale and have not generated any revenue from commercial product sales, and we will continue to incur significant research and development and other expenses related to our clinical development and ongoing operations. We have funded our operations to date through proceeds from sales of our convertible preferred stock, and the completion of our initial public offering, or IPO, and do not expect to receive revenue for many years, if ever.
We have incurred net losses since our inception in 2017. We incurred net losses of $73.3 million, $45.6 million and $12.8 million for the nine months ended September 30, 2020, and years ended December 31, 2019 and 2018, respectively. As of September 30, 2020, we had an accumulated deficit of $132.0 million. Substantially all of our operating losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future as we intend to continue to conduct research and development, clinical testing, regulatory compliance activities, manufacturing activities, and, if any of our product candidates is approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in us incurring significant losses for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital.
We expect that it will be several years, if ever, before we have a commercialized product. We anticipate that our expenses will increase substantially if, and as, we:
•
continue to advance the preclinical and clinical development of our existing product candidates and discovery stage programs;

•
seek regulatory approvals for any product candidates that successfully complete clinical trials;

•
hire additional clinical, quality control, regulatory, manufacturing, scientific and administrative personnel;

•
expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

•
maintain, expand and protect our intellectual property portfolio; and

•
incur additional legal, accounting or other expenses in operating our business, including the additional costs associated with operating as a public company.

In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We expect to transition rapidly from a small start-up company with a focus on hiring employees, establishing key collaborations and financing to a more fully-integrated company that is capable of supporting clinical development, manufacturing and commercial activities. We may not be successful in such a transition.
We have never generated revenue from product sales and may never achieve or maintain profitability.
We have no products in clinical development or approved for commercial sale and have not generated any revenue from commercial product sales. To become and remain profitable, we must develop and eventually commercialize product candidates with significant market potential, which will require us to be successful in a range of challenging activities. These activities can include completing preclinical studies and initiating and completing clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products that are approved and satisfying any post marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability.
Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company also could cause you to lose all or part of your investment.
We will need to raise additional funding before we can expect to become profitable from any potential future sales of our products. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit, or terminate our product development efforts or other operations.
We will require substantial future capital in order to complete planned and future preclinical and clinical development for PBGM01, PBFT02, PBKR03 and any other product candidates, if any, and potentially commercialize these product candidates, if approved. We expect our spending levels to significantly increase in connection with our preclinical studies and planned clinical trials, if any, of our lead product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant expenses related to product sales, medical affairs, marketing, manufacturing and distribution. Furthermore, we expect to continue to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate certain of our licensing activities, our research and development programs or other operations.
Our operations have consumed significant amounts of cash since inception. As of September 30, 2020, our cash, cash equivalents and marketable securities were $335.7 million. We believe the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities will enable us to fund our operations for at least 24 months. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of factors currently unknown to us. As a result, we could deplete our capital resources sooner than we currently expect. See “Use of Proceeds” for more information.
Our future capital requirements will depend on many factors, including:
•
the scope, timing, progress and results of discovery, preclinical development, laboratory testing and clinical trials for our product candidates;

•
the costs of manufacturing our product candidates for clinical trials and in preparation for marketing approval and commercialization;

•
the extent to which we enter into collaborations or other arrangements with additional third parties in order to further develop our product candidates;

•
the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•
the costs and fees associated with the discovery, acquisition or in-license of additional product candidates or technologies;

•
our ability to establish collaborations on favorable terms, if at all;

•
the costs required to scale up our clinical, regulatory and manufacturing capabilities;

•
the costs of future commercialization activities, if any, including establishing sales, marketing, manufacturing and distribution capabilities, for any of our product candidates for which we receive marketing approval; and

•
revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval.

Accordingly, we will need to continue to rely on additional financing to achieve our business objectives, which may not be available to us on acceptable terms, or at all. We may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. If adequate funds are not available to us on a timely basis or on terms acceptable to us, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for one or more product candidates or discovery stage programs or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize any product candidates, if approved.
Raising additional capital may cause dilution to our stockholders, including purchasers of our common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or securities convertible into equity, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making capital expenditures or declaring dividends.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed or on terms acceptable to us, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Risks related to product development and regulatory approval
The outbreak of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, could adversely impact our business, including our preclinical development activities and planned clinical trials.
Public health crises such as pandemics or similar outbreaks could adversely impact our business. In December 2019, a novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, surfaced in Wuhan, China.

Since then, COVID-19 has spread to multiple countries, including the United States. As a result of the COVID-19 outbreak, or similar pandemics, we may experience disruptions that could severely impact our business, manufacturing, preclinical development activities, preclinical studies and planned clinical trials, including:
•
delays or disruptions in preclinical development activities, particularly at Penn, including non-clinical experiments and investigational new drug application-enabling good laboratory practice standard toxicology studies due to unforeseen circumstances in employee resources or supply chain;

•
interruption or delays in the operations of the U.S. Food and Drug Administration, or the FDA, and comparable foreign regulatory agencies, which may impact timelines for regulatory submission and review, trial initiation and regulatory approval;

•
interruption or delays in our CROs and collaborators meeting expected deadlines or complying with regulatory requirements related to preclinical development activities, preclinical studies and planned clinical trials;

•
interruptions of, or delays in receiving, supplies of our product candidates from our CMOs, particularly at Catalent, due to staffing shortages, productions slowdowns or stoppages and disruptions in delivery systems;

•
delays or difficulties in any planned clinical site initiation, including difficulties in obtaining IRB approvals, recruiting clinical site investigators and clinical site staff;

•
delays or difficulties in enrolling patients in clinical trials;

•
increased rates of patients withdrawing from any planned clinical trials following enrollment as a result of contracting COVID-19 or being forced to quarantine;

•
diversion of healthcare resources away from the conduct of our preclinical development activities, preclinical studies and planned clinical trials, including the diversion of hospitals serving as any potential clinical trial sites and hospital staff supporting the conduct of our planned clinical trials;

•
interruption of planned key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures (particularly any procedures that may be deemed non-essential), which may impact the integrity of subject data and planned clinical study endpoints;

•
limitations on employee or collaborator resources that would otherwise be focused on the conduct of our preclinical development activities, preclinical studies and planned clinical trials, including because of sickness of employees or their families, the desire of employees to avoid contact with large groups of people, an increased reliance on working from home or mass transit disruptions; and

•
reduced ability to engage with the medical and investor communities due to the cancellation of conferences scheduled throughout the year.

These and other factors arising from the COVID-19 pandemic could worsen in countries that are already afflicted with COVID-19, could continue to spread to additional countries, or could return to countries where the pandemic has been partially contained, each of which could further adversely impact our ability to conduct preclinical development activities, preclinical studies and planned clinical trials and our business generally, and could have a material adverse impact on our operations and financial condition and results.
In addition, the trading prices for our common stock and other biopharmaceutical companies, as well as the broader equity and debt markets, have been highly volatile as a result of the COVID-19 pandemic and the resulting impact on economic activity. As a result, we may face difficulties raising capital when needed, and any such sales may be on unfavorable terms to us. Further, to the extent we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of existing stockholders will be diluted.
The COVID-19 outbreak continues to rapidly evolve. The extent to which the outbreak may impact our business, manufacturing, preclinical development activities, preclinical studies and planned clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Such developments include the ultimate geographic spread of COVID-19, the duration of the outbreak, travel restrictions and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.
We are very early in our development efforts. Our business is dependent on our ability to advance our current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them. If we are unable, or experience significant delays in doing so, our business will be materially harmed.
We are very early in our development efforts and all of our product candidates are still in preclinical development. Additionally, we have a portfolio of programs, including those listed in the “Business—Our Pipeline” section of this prospectus, that are in earlier stages of preclinical development and may never advance to clinical-stage development. Our ability to generate product revenue, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates, which may never occur. We currently generate no revenue from sales of any product and we may never be able to develop or commercialize a marketable product.
Each of our programs and product candidates will require additional preclinical and/or clinical development, regulatory approval in multiple jurisdictions, obtaining manufacturing supply, capacity and expertise, building a commercial organization or successfully outsourcing commercialization, substantial investment and significant marketing efforts before we generate any revenue from product sales. Our product candidates must be authorized for marketing by the U.S. Food and Drug Administration, or the FDA, or certain other ex-U.S. regulatory agencies before we may commercialize our product candidates.
The clinical and commercial success of our product candidates will depend on several factors, including the following:
•
timely and successful completion of preclinical studies, including toxicology studies, biodistribution studies, biocompatibility studies and minimally efficacious dose studies in animals, where applicable;

•
effective INDs or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•
successful enrollment and completion of clinical trials, including under the FDA’s current Good Clinical Practices, or cGCPs, and current Good Laboratory Practices, or cGLP;

•
positive results from our future clinical programs that support a finding of safety and effectiveness and an acceptable risk-benefit profile of our product candidates in the intended populations;

•
receipt of marketing approvals from applicable regulatory authorities;

•
establishment of arrangements with third-party manufacturers or our own facilities for clinical supply and, where applicable, commercial manufacturing capabilities;

•
establishment and maintenance of patent and trade secret protection or regulatory exclusivity for our product candidates;

•
commercial launch of our product candidates, if approved, whether alone or in collaboration with others;

•
acceptance of the benefits and use of our product candidates, including method of administration, if and when approved, by patients, the medical community and third-party payors;

•
effective competition with other therapies;

•
establishment and maintenance of healthcare coverage and adequate reimbursement and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;

•
establishment of a physician training system and network for administration of our product candidates by injection into the ICM;

•
enforcement and defense of intellectual property rights and claims; and

•
maintenance of a continued acceptable safety, tolerability and efficacy profile of our product candidates following approval.

If we do not succeed in one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we are unable to advance our product candidates to clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.
Preclinical and clinical development involve a lengthy and expensive process with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current product candidates or any future product candidates.
All of our product candidates are in preclinical development and their risk of failure is high. We currently rely exclusively on GTP for our preclinical and IND-enabling studies. It is impossible to predict when or if any of our product candidates will receive regulatory approval. To obtain the requisite regulatory approvals to commercialize any product candidates, we must demonstrate through extensive preclinical studies and lengthy, complex and expensive clinical trials that our product candidates are safe and effective in humans. For example, our IND for PBGM01 for the treatment of GM1, was placed on clinical hold and we had to submit additional biocompatibility risk assessments of the proposed ICM delivery device to remove this clinical hold. Even though the FDA removed the clinical hold on the IND for PBGM01, our other product candidates, including PBFT02 and PBKR03, may be subject to clinical holds in the future. We recently submitted INDs to the FDA for PBFT02 and PBKR03 and are in discussions with the FDA regarding these INDs. To the extent we have not resolved any issues raised by the FDA by the 30th day following such submission, the FDA may place a clinical hold on such IND. Clinical testing can take many years to complete, and its outcome is inherently uncertain. We will rely on CROs for the clinical development of our lead candidates. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials or early cohorts of our clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials or later cohorts of our clinical trials. Early clinical trials and in particular initial cohorts of early clinical trials often enroll significantly fewer patients than later stage clinical trials or later cohorts of the same clinical trial and may not be as predictive as larger trials. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful or come to agreement on other aspects of clinical trial design. Moreover, a clinical trial can fail at any stage of testing. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or to unfavorable safety profiles, notwithstanding promising results in earlier trials. There is typically a high rate of failure of product candidates proceeding through clinical trials. Most product candidates that commence clinical trials are never approved as products and there can be no assurance that any of our future clinical trials will ultimately be successful or support clinical development of our current or any of our future product candidates.
We or our collaborators may experience delays in initiating or completing clinical trials. We or our collaborators also may experience numerous unforeseen events during, or as a result of, any future clinical trials that we could conduct that could delay or prevent our ability to receive marketing approval or commercialize our lead product candidates or any future product candidates, including:
•
regulators, such as the FDA, may place our clinical trials on clinical hold; for example, the FDA placed our trial of PBGM01 for the treatment of GM1 on clinical hold, from July 2020 to December 2020;

•
institutional review boards, or IRBs, the FDA or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•
we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•
clinical trial sites deviating from trial protocol or dropping out of a trial;

•
novel therapies, such as gene therapies with less well-characterized safety profiles, may require slower or more staggered early clinical trial enrollment to adequately assess safety data;

•
clinical trials of any product candidates may fail to show safety or efficacy, produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

•
the number of subjects required for clinical trials of any product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•
our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•
we may elect to, or regulators, IRBs, or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our trials are being exposed to unacceptable health risks;

•
the cost of clinical trials of any of our product candidates may be greater than we anticipate;

•
the quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be inadequate to initiate or complete a given clinical trial;

•
our inability to manufacture sufficient quantities of our product candidates for use in clinical trials;

•
reports from clinical testing of other therapies may raise safety or efficacy concerns about our product candidates;

•
our failure to establish an appropriate safety profile for a product candidate based on clinical or preclinical data for such product candidate as well as data emerging from other molecules in the same class as our product candidate; and

•
the FDA or ex-U.S. regulatory agencies may require us to submit additional data such as long-term toxicology studies, or impose other requirements before permitting us to initiate a clinical trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the number and location of clinical sites we enroll, the proximity of patients to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the inability to obtain and maintain patient consents, the risk that enrolled participants will drop out before completion, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs or therapeutic biologics that may be approved for the indications being investigated by us. Furthermore, we expect to rely on our collaborators, CROs and clinical trial sites to ensure the proper and timely conduct of our future clinical trials, including the patient enrollment process, and we have limited influence over their performance. Additionally, we could encounter delays if treating physicians encounter unresolved ethical issues associated with enrolling patients in future clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.
We could also encounter delays if a clinical trial is suspended or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the FDA or other regulatory authorities, or if a clinical trial is recommended for suspension or termination by the Data Safety Monitoring Board for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Clinical studies may also be delayed or terminated as a result of ambiguous or negative interim results. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials.
Our product development costs will increase if we experience delays in clinical testing or marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.
We have not tested any of our product candidates in clinical trials. Success in early preclinical studies or clinical trials may not be indicative of results obtained in later preclinical studies and clinical trials.
All of our product candidates are in the preclinical discovery stage. Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time of such testing may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Delays associated with programs for which we are conducting preclinical testing and studies may cause us to incur additional operating expenses. Though gene therapy product candidates like ours have been evaluated by others in clinical trials, our product candidates have never been evaluated in human clinical trials, and we may experience unexpected or adverse results in the future. We will be required to demonstrate through adequate and well-controlled clinical trials that our product candidates are safe and effective, with a favorable benefit-risk profile, for use in their target indications before we can seek regulatory approvals for their commercial sale. Our initial clinical trials will begin with relatively small cohorts before expanding in size in subsequent cohorts. If safety issues arise in an early cohort, we may be delayed or prevented from subsequently expanding into larger trial cohorts. Earlier gene therapy clinical trials conducted by others also utilized adeno-associated viral, or AAV, vectors. However, these studies should not be relied upon as evidence that our planned clinical trials will succeed. Trial designs and results from previous trials are not necessarily predictive of our future clinical trial designs or results, and initial positive results we may observe may not be confirmed upon full analysis of the complete trial data. In addition, the positive results we have observed for our product candidates in preclinical animal models may not be predictive of our future clinical trials in humans. Our product candidates may also fail to show the desired safety and efficacy in later stages of clinical development even if they successfully advance through initial clinical trials.
Interim “top-line” and preliminary data from our clinical trials that we or our partners announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may make public interim topline or preliminary data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary or topline data that were previously made public. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between interim or preliminary or topline data and final data could significantly harm our reputation and business prospects.

If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our products may be delayed.
From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory, manufacturing and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of preclinical studies and clinical trials and the submission of regulatory filings, including IND submissions. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones are, and will be, based on a variety of assumptions. The actual timing of these milestones can vary significantly compared to our estimates, in some cases for reasons beyond our control. We may experience numerous unforeseen events during, or as a result of, any future clinical trials that we conduct that could delay or prevent our ability to receive marketing approval or commercialize our product candidates.
Gene therapy is a novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval. Currently, only a limited number of gene therapy products have been approved in the United States and in foreign countries.
Our current product candidates are based on gene therapy technology and our future success depends on the successful development of this novel therapeutic approach. The regulatory requirements that govern any novel gene therapy product candidates we develop are not entirely clear and are subject to change. The clinical study requirements of the FDA and ex-U.S. regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or extensively studied product candidates. Further, as we are developing novel treatments for diseases in which there is little clinical experience with new endpoints and methodologies, there is heightened risk that the FDA or comparable foreign regulatory bodies may not consider the clinical trial endpoints to provide clinically meaningful results, and the resulting clinical data and results may be more difficult to analyze. To date, only a limited number of gene therapy products have been approved in the United States and foreign countries, which makes it difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our product candidates in the United States or other jurisdictions. Further, approvals by an ex-U.S. regulatory agency may not be indicative of what the FDA may require for approval, or vice versa.
Our product candidates may cause undesirable and unforeseen side effects, which could delay or prevent their advancement into clinical trials or regulatory approval, limit the commercial potential or result in significant negative consequences.
While new AAV vectors have been developed to reduce side effects previously reported in third-party gene therapy treatments, gene therapy is still a relatively new approach to disease treatment and additional adverse side effects could develop. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material.
Possible adverse side effects that could occur with treatment with gene therapy products include an immunologic reaction early after administration which, while not necessarily adverse to the patient’s health, could substantially limit the effectiveness of the treatment. For example, in previous third-party clinical trials involving AAV vectors for gene therapy, some subjects experienced the development of a T-cell antibody response, whereby after the vector is within the target cells, the cellular immune response system triggers the removal of transduced cells by activated T-cells. Other recent clinical trials involving high doses of AAV vectors have also resulted in liver damage and death. Further, following administration of any AAV vector, patients are likely to develop neutralizing antibodies specific to the vector administered. Other preclinical studies have suggested that high dosages of AAV administration may result in toxicity due to degeneration of the dorsal root ganglia. Preliminary results of our NHP toxicology studies for our PBGM01 and PBFT02 product candidates have demonstrated trigeminal ganglia and dorsal root ganglia toxicity. Based on these results, and if our vectors demonstrate a similar effect in other programs, we may decide or be required to perform additional preclinical studies or to halt or delay further clinical development of our product candidates.
In addition to side effects caused by the product candidate, the administration process or related procedures also can cause adverse side effects. Each of our lead product candidates are expected to be administered by injection into the ICM. While this method of administration has been available for decades, its use for therapies is relatively new, no therapies are currently approved using ICM administration, and it may be perceived as having greater risk than more common methods of administration, such as intravenous injection. If any such adverse events occur, our clinical trials could be suspended or terminated. If we cannot demonstrate that any adverse events were not caused by the drug or administration process or related procedures, the FDA or ex-U.S. regulatory authorities could order us to cease further development of, or deny approval of, our product candidates for any or all targeted indications. Even if we are able to demonstrate that all future serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our product candidates, the commercial prospects of such product candidates may be harmed and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our ability to develop other product candidates, and may harm our business, financial condition and prospects significantly.
Additionally, if any of our product candidates receives marketing approval, the FDA could require us to adopt a Risk Evaluation and Mitigation Strategies, or REMS, to ensure that the benefits of the product outweigh its risks, which may include, among other things, a Medication Guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners. Furthermore, if we or others later identify undesirable side effects caused by our product candidate, several potentially significant negative consequences could result, including:
•
regulatory authorities may suspend or withdraw approvals of such product candidate;

•
regulatory authorities may require additional warnings on the label;

•
we may be required to change the way a product candidate is administered or conduct additional clinical trials;

•
we could be sued and held liable for harm caused to patients; and

•
our reputation may suffer.

Any of these occurrences may harm our business, financial condition and prospects significantly.
Adverse public perception of genetic medicines may negatively impact regulatory approval of, and/or demand for, our potential products.
Regulatory approval of and/or demand for our potential products will depend in part on public acceptance of the use of genetic medicine for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that genetic medicines are unsafe, unethical or immoral, and consequently, our products may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates we may develop.
There have been several significant adverse side effects reported in genetic medicine treatments in the past. For example, in 1999, there was public backlash against gene therapy following the death of a clinical trial subject in a gene therapy clinical trial that utilized an adenovirus vector. It was later discovered that adenoviruses could generate an extreme immune system reaction that can be life-threatening. Dr. Wilson, our Chief Scientific Advisor, was a co-investigator of the 1999 trial while he was Director of the Institute for Human Gene Therapy of Penn. Serious adverse events in our clinical trials, or other clinical trials involving gene therapy by us or our competitors, even if not ultimately attributable to the relevant product candidates, and the resulting publicity, could result in increased government regulation, unfavorable public perception and potential regulatory delays in the clinical testing or approval of our product candidates.

As an organization, we have limited experience designing and no experience implementing clinical trials and we have never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs.
The design and implementation of clinical trials is a complex process. As an organization, we have limited experience designing and no experience implementing clinical trials, and we may not successfully or cost-effectively design and implement clinical trials that achieve our desired clinical endpoints efficiently, or at all. A clinical trial that is not well designed may delay or even prevent initiation of the trial, can lead to increased difficulty in enrolling patients, may make it more difficult to obtain regulatory approval for the product candidate on the basis of the study results, or, even if a product candidate is approved, could make it more difficult to commercialize the product successfully or obtain reimbursement from third-party payors. Additionally, a trial that is not well-designed could be inefficient or more expensive than it otherwise would have been, or we may incorrectly estimate the costs to implement the clinical trial, which could lead to a shortfall in funding.
The disorders we seek to treat have low prevalence and it may be difficult to identify patients with these disorders, which may lead to delays in enrollment for our trials or slower commercial revenue if approved.
Genetically defined disorders generally, and especially those for which our current product candidates are targeted, have low incidence and prevalence. For example, we estimate incidence of infantile GM1 is approximately 1.4 in 100,000 live births, that the incidence of Krabbe disease is approximately 2.6 in 100,000 births and that there are approximately 3,000 to 6,000 people in the United States with FTD-GRN. While certain states currently have mandatory newborn genetic screening for Krabbe disease, there is no mandatory screening for GM1. Without mandatory screening, it may be difficult for us to identify a sufficient number of eligible patients to conduct our clinical trials. These could be significant obstacles to the timely recruitment and enrollment of a sufficient number of eligible patients into our trials. Further, we expect to rely in part on our relationships with the Orphan Disease Center and other patient advocacy groups to assist in identifying eligible patients, and any deterioration of those relationships could impede our ability to successfully enroll patients. Patient enrollment may be affected by other factors including:
•
the severity of the disease under investigation;

•
design of the study protocol;

•
the eligibility criteria for the trial;

•
the perceived risks, benefits and convenience of administration of the product candidate being studied;

•
our efforts to facilitate timely enrollment in clinical trials;

•
the availability of other clinical trials being conducted for the same indication;

•
the patient referral practices of physicians; and

•
the proximity and availability of clinical trial sites to prospective patients.

Our inability to enroll a sufficient number of patients with these diseases for our planned clinical trials would result in significant delays and could require us to not initiate or abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.
Additionally, our projections of both the number of people who have GM1, FTD, Krabbe disease and our other product candidates, as well as the people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates, including third party analyses commissioned by us. The total addressable market opportunity for our product candidates will ultimately depend upon, among other things, the final approved product labeling for each of our product candidates, if our product candidates are approved for sale in our target indications, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients globally may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. Our products may potentially be dosed on a one-time basis, which means that patients who enroll in our clinical trials may not be eligible to receive our products on a commercial basis if they are approved, leading to lower revenue potential.
Even if we complete the necessary clinical trials, we cannot predict when, or if, we will receive regulatory approval to commercialize a product candidate and the approval may be for a more narrow indication than we seek.
Prior to commercialization, our product candidates must be approved by the FDA pursuant to a biologics license application, or BLA, in the United States and by similar regulatory authorities outside the United States. The process of obtaining marketing approvals, both in the United States and abroad, is expensive and takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. We have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. Our company does not have experience in submitting and supporting the applications necessary to gain marketing approvals. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate.
Approval of our product candidates may be delayed or refused for many reasons, including the following:
•
the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials, including the methods for collecting and analyzing data, the statistical analysis plan, and the lack of a concurrent control arm or a decision to use external or historical controls;

•
the FDA may not agree that the efficacy endpoints used in our clinical trials are appropriate to establish clinical benefit in the intended populations;

•
we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe and effective for any of their proposed indications;

•
the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•
we may be unable to demonstrate that our product candidates’ clinical and other benefits outweigh their safety risks;

•
the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical programs or clinical trials;

•
the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•
the facilities of the third-party manufacturers with which we contract may not be adequate to support approval of our product candidates; and

•
the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Even if our product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.
Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or REMS. These regulatory authorities may require precautions or contra-indications with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the product labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially and adversely affect our business, financial condition, results of operations and prospects.
The FDA and other ex-U.S. regulatory agencies have demonstrated caution in their regulation of gene therapy treatments. Ethical and legal concerns about gene therapy and genetic testing may result in additional regulations or restrictions on the development and commercialization of our product candidates, which may be difficult to predict.
The FDA and other ex-U.S. regulatory agencies at both the federal and state level in the United States, U.S. congressional committees, and foreign governments, have expressed interest in further regulating the biotechnology industry, including gene therapy and genetic testing. Any such further regulation may delay or prevent commercialization of some or all of our product candidates.
Regulatory requirements in the United States and abroad governing gene therapy products have changed frequently and may continue to change in the future. In addition to the FDA, the Institutional Biosafety Committee and IRB of each institution at which we conduct our planned clinical trials, would need to review the proposed clinical trial to assess the safety of the trial. Within the FDA, the Office of Cellular, Tissue and Gene Therapies, within the Center for Biologics Evaluation and Research, or CBER, consolidates the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee advises CBER on its review. Adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates.
These regulatory review committees and advisory groups and the new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.
Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop important activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Failure to obtain marketing approval in foreign jurisdictions would prevent our product candidates from being marketed abroad and will limit our ability to realize their full market potential.
In order to eventually market any of our product candidates in any particular foreign jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a jurisdiction-by-jurisdiction basis regarding safety and efficacy. Approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. The foreign regulatory approval process involves all of the risks associated with FDA approval. In addition, gene therapy products are considered genetically-modified organism, or GMO, products and are regulated as such in each country. Designation of the type of GMO product and subsequent handling and disposal requirements can vary across countries and is variable throughout the European Union. Addressing each specific country requirement and obtaining approval to commence a clinical trial in these countries could result in delays in starting, conducting, or completing a clinical trial. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets and expect to rely on third-party consultants. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be unrealized.
In addition, the United Kingdom’s exit from the European Union, or the EU, which is referred to as “Brexit,” continues to create political and economic uncertainty, particularly in the United Kingdom and the EU. Since a significant proportion of the regulatory framework in the United Kingdom is derived from EU directives and regulations, the withdrawal of the United Kingdom from the EU could materially impact the regulatory regime with respect to the approval of our product candidates in the United Kingdom or the EU.
We may not be successful in our efforts to build a pipeline of additional product candidates.
Our business model is centered on developing therapies for patients with rare, monogenic CNS disorders by establishing focused selection criteria to select, develop and advance product candidates that we believe will have a high probability of technical and regulatory success through development into commercialization. We may not be able to continue to identify and develop new product candidates in addition to the pipeline of product candidates that we have established through our collaboration with Penn’s GTP. Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development. For example, they may be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will receive marketing approval and achieve market acceptance. If we do not successfully develop and commercialize product candidates based upon our approach, we will not be able to obtain product revenue in future periods, which likely would result in significant harm to our financial position and adversely affect our stock price.

Risks related to our reliance on third parties
We currently rely exclusively on our collaboration with Penn for our preclinical research and development programs, including for discovering, preclinically developing and conducting all IND-enabling studies for our lead product candidates and our near-term future pipeline. Failure or delay of Penn to fulfil all or part of its obligations to us under the agreement, a breakdown in collaboration between the parties or a complete or partial loss of this relationship would materially harm our business.
Our collaboration with Penn is critical to our business. We entered into a Research, Collaboration & License Agreement dated September 18, 2018, as amended and restated in May 2020, or the Penn Agreement, with Penn to discover and develop certain AAV vector based therapeutics, and the products developed under such collaboration currently represent all of our product pipeline and research programs. We currently rely exclusively on Penn for all of our preclinical research and development capabilities, and in particular GTP under the direction of Dr. Wilson. Pursuant to the Penn Agreement, Penn is responsible for discovery, preclinical development activities, including all IND-enabling non-clinical studies and research grade manufacturing, and other collaborative activities set forth in the plan for the funded research. Either party has the right in certain circumstances to terminate the collaboration pursuant to the terms of the Penn Agreement. If Penn delays or fails to perform its obligations under the Penn Agreement, disagrees with our interpretation of the terms of the collaboration or our discovery plan or terminates our existing agreement, our pipeline of product candidates would be significantly adversely affected and our prospects will be materially harmed.
The term of the research funding portion of the Penn Agreement, under which we have the ability to acquire exclusive rights to additional gene therapy products for rare, monogenic CNS indications, expires in May 2025. In addition, the discovery program, under which we have rights to new technologies for our product candidates is currently also set to expire in May 2025. If we seek to extend our collaboration, we will need to negotiate a new or amended agreement, which may not be available to us on equally favorable terms, if at all. Penn has also entered into collaborations with third parties, including certain of our competitors, addressing targets and disease indications outside the scope of our collaboration. As a result, Penn may have competing interests with respect to their priorities and resources. We may have disagreements with Penn with respect to the interpretation of the Penn Agreement, use of resources or otherwise that could cause our relationship with Penn to deteriorate. As a result, Penn may reduce their focus on, and resources allocated to, our programs, potentially delaying or terminating our ability to advance product candidates through preclinical studies. Additionally, if Dr. Wilson were to leave Penn or to otherwise no longer be meaningfully involved with us, our preclinical research and development capabilities may be substantially reduced.
Further, under the Penn Agreement, Penn is primarily responsible for prosecuting and maintaining our licensed intellectual property, and it may fail to properly prosecute, maintain or defend such intellectual property. In such event, if we are unable to otherwise maintain or defend such intellectual property, we could face the potential invalidation of the intellectual property or be subjected to litigation or arbitration, any of which would be time-consuming and expensive. To enforce the licensed intellectual property rights under the Penn Agreement, we will need to coordinate with Penn, which could slow down or hamper our ability to enforce our licensed intellectual property rights. In such event, we could face increased competition that could materially and adversely affect our business.
For a further description of the Penn Agreement, see “Business—License Agreement.”
We rely on third parties to conduct our preclinical studies, will rely on them to conduct clinical trials and rely on them to perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.
Although we have recruited a team that has experience with clinical trials, as a company we have no experience in conducting clinical trials. Moreover, we currently rely exclusively on Penn for our discovery and preclinical research and will continue to rely upon medical institutions, clinical investigators, contract laboratories and other third parties, or our CROs, to conduct future clinical trials for our product candidates. We expect to rely heavily on these parties for execution of preclinical and future clinical trials for our product candidates and control only certain aspects of their activities. If these parties reduce the levels of efforts and resources to our product candidate activities, prioritize work with a competitor of ours or if a dispute were to arise between us and these parties, they may not meet our expected deadlines or provide us with sufficient materials for our regulatory filings. Nevertheless, we will be responsible for ensuring that each of our preclinical and clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards and our reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our preclinical studies and clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.
We, Penn and our CROs will be required to comply with regulations, including cGCPs for conducting, monitoring, recording and reporting the results of preclinical and clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any drugs in clinical development. The FDA enforces cGCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with cGCPs. In addition, our clinical trials must be conducted with product candidates produced in accordance with the requirements in cGMP regulations. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action.
Although we currently design and intend to continue designing our planned clinical trials for our product candidates, for the foreseeable future CROs will conduct all of our planned clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, will be outside of our direct control. Our reliance on third parties to conduct future preclinical studies and clinical trials will also result in less day-to-day control over the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff.
If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any preclinical studies or clinical trials with which such CROs are associated with may be extended, delayed or terminated. In such cases, we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates in the subject indication could be harmed, our costs could increase and our ability to generate revenue could be delayed.
We expect to rely on third parties to conduct our clinical trials. If those third parties do not perform as contractually required, fail to satisfy legal or regulatory requirements, miss expected deadlines or terminate the relationship, our development program could be delayed with potentially material and adverse effects on our business, financial condition, results of operations and prospects.
We expect to rely on third-party clinical investigators, CROs, clinical data management organizations and consultants to assist or provide the design, conduct, supervision and monitoring of clinical trials of our product candidates. Because we intend to rely on these third parties and will not have the ability to conduct all clinical trials independently, we will have less control over the timing, quality and other aspects of clinical trials than we would have had we conducted them on our own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our clinical trials, resulting in the clinical trials being delayed or unsuccessful.
If we cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines, our clinical development programs could be delayed and otherwise adversely affected. In all events, we will be responsible for ensuring that each of our preclinical studies and clinical trials are conducted in accordance with the general investigational plan and protocols for the trial as well as applicable legal and regulatory requirements. The FDA generally requires preclinical studies to be conducted in accordance with good laboratory practices and clinical trials to be conducted in accordance with good clinical practices, including for designing, conducting, recording and reporting the results of preclinical studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. Our reliance on third parties that we do not control will not relieve us of these responsibilities and requirements. Any adverse development or delay in our preclinical studies or clinical trials as a result of our reliance on third parties could have a material and adverse effect on our business, financial condition, results of operations and prospects.
If any of our relationships with these third-party CROs or others terminate, we may not be able to enter into alternative arrangements or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially adversely impact our ability to meet our desired clinical development timelines.
We may in the future enter into collaborations with other third parties for the discovery, development and commercialization of our product candidates. If any of our current or future collaborators cease development efforts under our collaboration agreements, or if any of those agreements are terminated, these collaborations may fail to lead to commercial products and we may never receive milestone payments or future royalties under these agreements.
We may in the future enter into third-party collaborations for research, development and commercialization of other therapeutic technologies or product candidates. Biotechnology companies are our likely future collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements.
With any future collaboration agreements, we expect to have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Moreover, our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.
Our potential future collaborations involving our product candidates may pose the following risks to us:
•
collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•
collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•
collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•
collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•
collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

•
collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability;

•
collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation, indemnification obligations and potential liability;

•
disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources; collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

•
if a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program under such collaboration could be delayed, diminished or terminated; and

•
collaboration agreements may restrict our right to independently pursue new product candidates.

As a result of the foregoing, any future collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated. Any failure to successfully develop or commercialize our product candidates pursuant to our current or any future collaboration agreements could have a material and adverse effect on our business, financial condition, results of operations and prospects.
Moreover, to the extent that any of our existing or future collaborators were to terminate a collaboration agreement, we may be forced to independently develop our product candidates and research programs, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.
We may not be successful in finding additional collaborators for continuing development of certain of our product candidates or successfully commercializing or competing in the market for certain indications.
We may decide to pursue collaborations with additional pharmaceutical and biotechnology companies for the development and potential commercialization of some of our product candidates. We face significant competition in seeking appropriate collaborators. Any new collaboration may be on terms that are not optimal for us, and we may not be able to maintain any new collaboration if, for example, development or approval of a product candidate is delayed, sales of an approved product candidate do not meet expectations or the collaborator terminates the collaboration. In addition, a significant number of recent business combinations among large pharmaceutical companies has resulted in a reduced number of potential future collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.
We may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.
We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.
We may have conflicts with our collaborators that could delay or prevent the development or commercialization of our product candidates.
We may have conflicts with our collaborators, including Penn, such as conflicts concerning the interpretation of preclinical or clinical data, the achievement of milestones, the interpretation of contractual obligations, payments for services, development obligations or the ownership of intellectual property developed during our collaboration. If any conflicts arise with any of our collaborators, including Penn, such collaborator may act in a manner that is adverse to our best interests. Any such disagreement could result in one or more of the following, each of which could delay or prevent the development or commercialization of our product candidates, and in turn prevent us from generating revenues: unwillingness on the part of a collaborator to pay us milestone payments or royalties we believe are due to us under a collaboration, which could require us to raise additional capital; uncertainty regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into additional collaborations; unwillingness by the collaborator to cooperate in the development or manufacture of the product, including providing us with product data or materials; unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities; initiating of litigation or alternative dispute resolution options by either party to resolve the dispute; or attempts by either party to terminate the relevant agreement.
We may in the future seek to engage in strategic transactions to acquire or in-license new products, product candidates or technologies. If we are unable to successfully complete, or realize the benefits from, such transactions it may adversely affect our ability to develop and commercialize product candidates, impact our cash position, increase our expenses and present significant distractions to our management.
From time to time, we may consider strategic transactions, such as additional collaborations, acquisitions of companies, asset purchases, joint ventures and in-licensing of new products, product candidates or technologies that we believe will complement or augment our existing business. If we acquire assets with promising markets or technologies, we may not be able to realize the benefit of acquiring such assets if we are not able to successfully integrate them with our existing technologies. We may encounter numerous difficulties in developing, testing, manufacturing and marketing any new products resulting from a strategic acquisition that delay or prevent us from realizing their expected benefits or enhancing our business.
We cannot assure you that following any such strategic transaction, we will achieve the expected synergies to justify the transaction. For example, such transactions may require us to incur non-recurring or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business. These transactions would entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the transaction or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business.
Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and would have a material and adverse effect on our business, financial condition, results of operations and prospects. Conversely, any failure to enter any strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and have a negative impact on the competitiveness of any product candidate that reaches market.
Risks related to manufacturing
Gene therapies are novel, complex and difficult to manufacture. We could experience manufacturing problems that result in delays in our development or commercialization programs or otherwise harm our business.
We currently rely on third parties to develop, manufacture and test clinical supplies of our product candidates. For our initial clinical trials, we rely on the manufacturing facility of Catalent Maryland (formerly Paragon Bioscience), or Catalent, for supply of our product candidates, and on Penn to manage the transfer of technology to Catalent that is necessary for production. We expect to establish our own manufacturing facility for long-term commercial market supply. However, we have limited experience as a company in developing manufacturing facilities. We may face delays in constructing our facilities and transferring technology to our facilities or have difficulty hiring experts to staff and operate our own manufacturing facility and, accordingly, our production capacity could be limited. The manufacturing processes used to produce our product candidates are complex, novel and have not been validated for commercial use. Many factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.
Our product candidates require processing steps that are more complex than those required for most small molecule drugs. Moreover, unlike small molecules, the physical and chemical properties of a biologic such as ours generally cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product is consistent from lot-to-lot or will perform in the intended manner. Accordingly, we employ multiple steps to control the manufacturing process to assure that the process works consistently and the product candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, low lot yields, product recalls, product liability claims or insufficient inventory. As a result, we may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA or other applicable standards or specifications with consistent and acceptable production yields and costs.
In addition, the FDA and ex-U.S. regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA or ex-U.S. regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures, low lot yields or product recalls. Lot failures, low lot yields or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

We, or our third-party collaborators, also may encounter problems hiring and retaining the experienced scientific, quality-control and manufacturing personnel needed to operate our manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements.
Any problems in our, or our third-party collaborators’, manufacturing process or facilities could result in delays in our planned clinical trials and increased costs, and could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit our access to additional attractive development programs. It could also require us to find alternative manufacturing processes, which may be unavailable to us on attractive terms, or at all. Problems in our manufacturing process could restrict our ability to meet potential future market demand for our products.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.
As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue.
We currently rely and expect to continue to rely on third-party manufacturers to produce clinical supply of our product candidates, and we have not entered into binding agreements with any such manufacturers to support commercialization. The competition for gene therapy contract development, manufacturing and testing services is intense. Additionally, these manufacturers do not have experience producing our product candidates at commercial levels and may not achieve the necessary regulatory approvals or produce our product candidates at the quality, quantities, locations and timing needed to support commercialization.
We do not currently plan to independently manufacture most of the material for our planned clinical programs. We currently rely, and expect to continue to rely, on third parties for the production of our preclinical study and planned clinical trial materials and, therefore, we can control only certain aspects of their activities. The competition for gene therapy contract development, manufacturing and testing is intense. Reliance on third-party manufacturers may expose us to different risks than if we were to manufacture product candidates ourselves, including but not limited to potential competition from other genetic biotechnology companies for the use of such third-party manufacturers.
While we have secured an agreement with Catalent to manufacture clinical supply of our product candidates, we have not yet secured manufacturing capabilities for commercial quantities of our product candidates. Although we intend to establish our own manufacturing facility for long-term commercial market supply, we may need to rely on third-party manufacturers for commercialization of our product candidates if regulatory approval is achieved. To date, while we have a collaboration agreement with Catalent for a dedicated clean room suite, we have only entered into agreements with such manufacturer to support our clinical studies. We may be unable to negotiate binding agreements with the manufacturers to support our potential commercialization activities at commercially reasonable terms.
Before any of our third-party manufacturers and suppliers can begin to commercially manufacture our product candidates, they must demonstrate to regulatory authorities that the planned chemistry, manufacturing and controls for our gene therapy product candidates meet certain requirements. Manufacturing of product candidates for clinical and commercial purposes must comply with the cGMP and applicable ex-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. Complying with cGMP and ex-U.S. regulatory requirements will require that we expend time, money and effort in production, recordkeeping and quality control to assure that our product candidates meet applicable specifications and other requirements. Our third-party manufacturers’ also must demonstrate to the FDA that they can make the product candidate in accordance with the cGMP requirements as part of a pre-approval inspection prior to FDA approval of the product candidate. Failure to pass a pre-approval inspection might significantly delay FDA approval of our product candidates. If any of our third-party manufacturers fail to comply with these requirements, we would be subject to possible regulatory action, which could limit the jurisdictions in which we are permitted to sell our products. As a result, our business, financial condition and results of operations may be materially harmed.
In addition, our third-party manufacturers may fail to comply with cGMP regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.
Even if our third-party manufacturers comply with applicable regulatory requirements, we cannot assure you that they will be able to successfully manufacture additional product candidates at a larger scale in a timely or economical manner, or at all. If they are unable to successfully increase our manufacturing scale or capacity, the development, testing, and clinical trials of our product candidates may be delayed or infeasible, and regulatory approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.
Our third-party manufacturers and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.
Our third-party manufacturers and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. The operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.
Any contamination in our third parties’ manufacturing process, shortages of raw materials, labor or reagents or failure of any of our key suppliers to deliver necessary components of our platform could result in delays in our clinical development or marketing schedules.
Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our or our third-party vendor’s ability to produce our gene therapies on schedule and could therefore harm our results of operations and cause reputational damage.
The raw materials required in our third-party vendors manufacturing processes are derived from biological sources. We cannot assure you that our third-party vendors have, or will be able to obtain on commercially reasonable terms, or at all, sufficient rights to these materials derived from biological sources. Such raw materials are difficult to procure and may also be subject to contamination or recall. A material shortage, contamination, recall, or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the clinical and commercial manufacturing of our product candidates, which could materially and adversely affect our operating results and development timelines.
We rely on third-party suppliers for the supply and manufacture of certain components of our technology. Should our ability to procure these material components from our suppliers be compromised, our ability to continuously operate would be impaired until an alternative supplier is sourced, qualified and tested, which could limit our ability to produce a clinical and commercial supply of our product candidates and harm our business.
We depend on third-party suppliers for materials used in the manufacture of our product candidates, and the loss of these third-party suppliers or their inability to supply us with adequate materials could harm our business.
We rely on third-party suppliers for certain materials and components required for the production of our product candidates. Our dependence on these third-party suppliers and the challenges we may face in obtaining adequate supplies of materials involve several risks, including limited control over pricing, availability, and quality and delivery schedules. There is substantial demand and limited supply for certain of the raw materials used to manufacture gene therapy products. As a small company, our negotiation leverage is limited and we are likely to get lower priority than our competitors that are larger than we are. We cannot be certain that our suppliers will continue to provide us with the quantities of these raw materials that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our product candidates until a new source of supply, if any, could be identified and qualified. We may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and potential commercialization of our product candidates, including limiting supplies necessary for clinical trials and regulatory approvals, which would have a material adverse effect on our business.
Risks related to commercialization
We face significant competition in an environment of rapid technological change and the possibility that our competitors may achieve regulatory approval before us or develop therapies or technologies that are more advanced or effective than ours, which may harm our business and financial condition, and our ability to successfully market or commercialize our product candidates.
The biotechnology and pharmaceutical industries, including the genetic medicines field, are characterized by rapidly changing technologies, competition and a strong emphasis on intellectual property. We are aware of several companies focused on developing gene therapies in various indications as well as several companies addressing methods for modifying genes and regulating gene expression. We may also face competition from large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions.
For the treatment of GM1, there are no approved disease-modifying therapies. We consider our most direct competitors with respect to PBGM01 for the treatment of GM1 to be Sio Gene Therapies, Inc., which began its clinical trial for a gene therapy treatment for early and late infantile/juvenile GM1 in August 2019, and Lysogene, S.A., which is currently working with regulators to obtain the necessary authorizations prior to starting a Phase 1 clinical trial for a gene therapy treatment for GM1. Other potential competitors include protein modulators targeting β-galactosidase enzyme activity.
For the treatment of FTD, there are no approved disease-modifying therapies. We consider our most direct competitors with respect to PBFT02 for the treatment of FTD-GRN to be Alector, Inc., which announced the start of a Phase 3 clinical trial immune-neurology biologic for FTD-GRN in July 2020, and Prevail Therapeutics Inc., which is recruiting for a Phase 1/2 clinical trial for a gene therapy treatment for FTD-GRN. Alkermes plc and Arkuda Therapeutics, Inc. are conducting preclinical research into small molecule approaches targeting specific histone deacetylase to treat FTD-GRN patients. Denali Therapeutics has a preclinical recombinant progranulin protein under evaluation in addition to their oral EIF2a modulator in Phase 1. We are also aware of other therapeutic approaches in preclinical development that may target FTD-GRN patients.
For the treatment of Krabbe disease, there are no approved disease-modifying therapies. Recently Forge Biologics announced its intent to develop a Krabbe gene therapy candidate that combines bone marrow transplant and gene therapy. We are also aware of an ongoing disease progression study being conducted by the Children’s Hospital of Pittsburgh and certain academic studies. There is some evidence that human stem cell transplant is beneficial for pre-symptomatic infants with Krabbe disease.

Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical, and other resources than we do, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market, if ever. Additionally, new or advanced technologies developed by our competitors may render our current or future product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.
The commercial success of any of our product candidates will depend upon its degree of market acceptance by physicians, patients, third-party payors and others in the medical community.
Ethical, social and legal concerns about gene therapy could result in additional regulations restricting or prohibiting our products. Even with the requisite approvals from the FDA in the United States and other regulatory authorities internationally, the commercial success of our product candidates will depend, in part, on the acceptance of physicians, patients and health care payors of gene therapy products in general, and our product candidates in particular, as medically necessary, cost-effective and safe. Any product that we commercialize may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of gene therapy products and, in particular, our product candidates, if approved for commercial sale, will depend on several factors, including:
•
the efficacy, durability and safety of such product candidates as demonstrated in clinical trials;

•
the potential and perceived advantages of product candidates over alternative treatments;

•
the cost of treatment relative to alternative treatments;

•
the clinical indications for which the product candidate is approved by the FDA or ex-U.S. regulatory authorities;

•
the willingness of physicians to prescribe new therapies and use ICM administration;

•
our ability to successfully train neurosurgeons and interventional radiologists in ICM administration of our product candidates;

•
the willingness of the target patient population to try new therapies;

•
the prevalence and severity of any side effects;

•
product labeling or product insert requirements of the FDA or ex-U.S. regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•
relative convenience and ease of administration;

•
the strength of marketing and distribution support;

•
the timing of market introduction of competitive products;

•
publicity concerning our products or competing products and treatments; and

•
sufficient third-party payor coverage and adequate reimbursement and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after it is launched.

If in the future we are unable to establish U.S. or global sales and marketing capabilities or enter into agreements with third parties to sell and market our product candidates, we may not be successful in commercializing our product candidates if they are approved and we may not be able to generate any revenue.
We currently do not have a marketing or sales team for the marketing, sales and distribution of any of our product candidates that may receive regulatory approval. In order to commercialize any product candidates after approval, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If our product candidates receive regulatory approval, we may decide to establish an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time-consuming and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of any of our product candidates that we obtain approval to market.
With respect to the commercialization of all or certain of our product candidates, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are not successful in commercializing our product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.
We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to timely capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. The development of our three lead product candidates and four ongoing research programs require significant resources. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
Risks related to intellectual property
If we are unable to obtain and maintain patent protection or other necessary rights for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or our rights under licensed patents is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected.
Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for our current product candidates and future products, as well as our core technologies, including our manufacturing know-how. We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business by seeking, maintaining and defending our intellectual property, whether developed internally or licensed from third parties. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of gene therapy. Additionally, we intend to rely on regulatory protection afforded through rare drug designations, data exclusivity and market exclusivity as well as patent term extensions, where available.
Currently, our intellectual property protection consists solely of patent applications that we have in-licensed from Penn under the Penn Agreement. The in-licensed patent applications are directed to certain new AAV capsids, to recombinant AAV viruses, or rAAV, capable of delivering certain genes into human cells to treat monogenic disorders of the CNS, to methods of treating those monogenic diseases with rAAV, as well as to certain aspects of our manufacturing capabilities and related technologies.
We also have options under the Penn Agreement to add additional intellectual property to our existing license, as described in the section “Business—License Agreement.” To date, we have exercised one option with respect to Charcot-Marie Tooth disease.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully compete in the marketplace may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our licensed patent applications will mature into issued patents, and cannot provide any assurances that any such patents, if issued, will include claims with a scope sufficient to protect our current and future product candidates or otherwise provide any competitive advantage. Additionally, patents can be enforced only in those jurisdictions in which the patent has issued. Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally twenty years after its first nonprovisional U.S. filing. The natural expiration of a patent outside of the United States varies in accordance with provisions of applicable local law, but is generally 20 years from the earliest local filing date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.
Moreover, our exclusive license is subject to field restrictions and retained rights, which may adversely impact our competitive position. See “Business—License Agreement.” Our licensed patent portfolio may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar to our product candidates, including biosimilar versions of such products. In addition, the patent portfolio licensed to us is, or may be, licensed to third parties outside our licensed field, and such third parties may have certain enforcement rights. Thus, patents licensed to us could be put at risk of being invalidated or interpreted narrowly in litigation filed by or against another licensee or in administrative proceedings brought by or against another licensee in response to such litigation or for other reasons.
Other parties have developed technologies that may be related or competitive to our own and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and in other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether the inventors of our licensed patents and applications were the first to make the inventions claimed in those patents or pending patent applications, or that they were the first to file for patent protection of such inventions. Further, we cannot assure you that all of the potentially relevant prior art relating to our licensed patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. As a result, the issuance, scope, validity and commercial value of our patent rights cannot be predicted with any certainty. Further, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
In addition, the patent prosecution process is expensive and time-consuming, and we or our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, the scope of the claims initially submitted for examination may be significantly narrowed by the time they issue, if at all. It is also possible that we or our licensors will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We cannot provide any assurances that we will be able to pursue or obtain additional patent protection based on our research and development efforts, or that any such patents or other intellectual property we generate will provide any competitive advantage. Moreover, we do not have the right to control the preparation, filing and prosecution of patent applications, or to control the maintenance of the patents, covering technology that we license from third parties. Therefore, these patents and applications may not be filed, prosecuted or maintained in a manner consistent with the best interests of our business.
Even if we acquire patent protection that we expect should enable us to maintain competitive advantage, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Third parties, including competitors, may challenge the inventorship, scope, validity, or enforceability thereof, which may result in such patents being narrowed, invalidated or held unenforceable. If issued, our licensed patents may be challenged in patent offices in the United States and abroad, or in court. For example, we may be subject to a third-party submission of prior art to the U.S. Patent and Trademark Office, or USPTO, challenging the validity of one or more claims of our licensed patents, once issued. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our pending licensed patent applications. We may become involved in opposition, reexamination, inter partes review, post-grant review, derivation, interference, or similar proceedings in the United States or abroad challenging the claims of patents that we have licensed, once issued. Furthermore, patents that we have licensed may be challenged in court, once issued. Competitors may claim that they invented the inventions claimed in such patents or patent applications prior to the inventors of our licensed patents, or may have filed patent applications before the inventors of our licensed patents did. A competitor may also claim that we are infringing its patents and that we therefore cannot practice our technology as claimed under our licensed patent applications and patents, if issued. As a result, one or more claims of our licensed patents may be narrowed or invalidated. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose our rights to those challenged patents.
Even if they are unchallenged, our licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, even if we have a valid and enforceable patent, we may not be able to exclude others from practicing our invention if the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. Moreover, a third party may develop a competitive product that provides benefits similar to one or more of our product candidates but that uses a vector or an expression construct that falls outside the scope of our patent protection or license rights. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidates could be negatively affected, which would harm our business.
Although currently all of our patent applications are in-licensed, similar risks would apply to any patents or patent applications that we may own or in-license in the future.
In addition to patent protection, if any of our product candidates are approved by the FDA as a biological product under a BLA in the United States, we believe the product would qualify for a 12-year period of exclusivity. Other regulatory exclusivities may be available, such as Orphan Drug exclusivity, with analogous data, marketing, and orphan exclusivities in various foreign countries. However, the scope of such regulatory exclusivities is subject to change, and may not provide us with adequate and continuing protection sufficient to exclude others from commercializing products similar to our product candidates.
All of our current product candidates and research programs are licensed from or based upon licenses from a third party and are field limited to certain indications. If this license agreement is terminated or interpreted to narrow our rights, our ability to advance our current product candidates or develop new product candidates based on these technologies will be materially adversely affected.
We now depend on Penn, and will continue to depend on Penn and on licenses and sublicenses from other third parties, as well as potentially on other strategic relationships with third parties, for the research, development, manufacturing and commercialization of our current product candidates. If any of our licenses or relationships or any in-licenses on which our licenses are based are terminated or breached, we may:
lose our rights to develop and market our current product candidates;
•
lose patent or trade secret protection for our current product candidates;

•
experience significant delays in the development or commercialization of our current product candidates;

•
not be able to obtain any other licenses on acceptable terms, if at all; or

•
incur liability for damages.

Additionally, even if not terminated or breached, our intellectual property licenses or sublicenses may be subject to disagreements over contract interpretation which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations.
If we experience any of the foregoing, it could have a materially adverse effect on our business and could force us to cease operations which could cause you to lose all of your investment.
If we breach our license agreements it could have a material adverse effect on our commercialization efforts for our product candidates.
If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties, we could lose license rights that are important to our business. Our current lead product candidates and pipeline are and our anticipated near term pipeline will be, licensed from Penn.
Under the Penn Agreement, we are subject to various obligations, including diligence obligations such as development and commercialization obligations, as well as potential royalty payments and other obligations. If we fail to comply with any of these obligations or otherwise breach our license agreements, our licensors may have the right to terminate the applicable license in whole or in part. Generally, the loss of any one of our current licenses, or any other license we may acquire in the future, could harm our business, prospects, financial condition and results of operations.
Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:
•
the scope of rights granted under the license agreement and other interpretation-related issues;

•
whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•
our right to sublicense patent and other intellectual property rights to third parties under collaborative development relationships;

•
our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

•
the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•
whether and the extent to which inventors are able to contest the assignment of their rights to our licensors.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms or at all, we may be unable to successfully develop and commercialize the affected product candidates. In addition, if disputes arise as to ownership of licensed intellectual property, our ability to pursue or enforce the licensed patent rights may be jeopardized. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize our products could suffer.

Our strategy of obtaining rights to key technologies through in-licenses may not be successful.
We seek to expand our product candidate pipeline in part by in-licensing the rights to key technologies. The future growth of our business will depend in part on our ability to in-license or otherwise acquire the rights to additional product candidates or technologies. We cannot assure you that we will be able to in-license or acquire the rights to any product candidates or technologies from third parties on acceptable terms or at all.
The in-licensing and acquisition of these technologies is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire product candidates or technologies that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to license rights to us. Furthermore, we may be unable to identify suitable product candidates or technologies within our area of focus. If we are unable to successfully obtain rights to suitable product candidates or technologies, our business, financial condition and prospects could suffer.
Third parties may initiate legal proceedings alleging claims of intellectual property infringement, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.
Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates and future products and use our proprietary technologies without infringing the proprietary rights and intellectual property of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and frequent litigation regarding patents and other intellectual property rights. We may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, future products and technology. Our competitors or other third parties may assert infringement or misappropriation claims against us, alleging that our therapeutics, manufacturing methods, formulations or administration methods are covered by their patents. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing product candidates. For example, in connection with our formation, we were indirectly informed of claims that third parties may potentially raise against us or our collaborators regarding our AAVhu68 capsid. We believe that we would have valid defenses to these and any other such claims; however, if any such claims were ultimately successful, we might require a license to continue to use and sell any product candidates using such AAV vector. Such licenses may not be available on commercially reasonable terms, or at all.
On February 18, 2020, we received a letter from Regenxbio Inc., or Regenx, which stated its view that the use of our AAVhu68 capsid infringes patent claims to which Regenx has an exclusive license and which expire in 2024. Regenx also stated that it has exclusive licenses to various pending patent applications regarding the use of AAV vectors administered via ICM, and that these applications may lead to issued claims that Regenx believes may, if issued, cover our planned method of administration for our lead product candidates. We believe we have valid defenses to the issued claims set forth by Regenx relating to AAVhu68. Further, the prosecution of pending patent applications is highly uncertain, and it is unclear whether any patents will issue from these pending Regenx patent applications at all, much less with claims that are relevant to the administration of our product candidates. Regenx also asked for information regarding our relationship with Dr. Wilson while he was serving as an advisor to Regenx. Regenx’s letter also offers to discuss licensing the applicable patent portfolios from them. In April 2020, we responded to Regenx indicating that we do not believe we require a license to any of the specified Regenx patents or patent applications at this time, and that we found that Dr. Wilson’s relationship with us was consistent with his obligations to Regenx. We will continue to monitor the situation and, if necessary, take appropriate actions, which may include responding to further correspondence from Regenx, and engaging in discussions with Regenx regarding their claims. If any such patents were enforceable and such claims were ultimately successful, we might require a license to continue to use and sell any product candidates using such AAV vector.
Further, we do not know which processes we will use for commercial manufacture of our future products, or which technologies owned or controlled by third parties may prove important or essential to those processes.

Given the vast number of patents in our field of technology, we cannot be certain or guarantee that we do not or will not infringe existing patents or that we will not infringe patents that may be granted in the future. Many companies have filed, and continue to file, patent applications related to gene therapy and orphan diseases. Some of these patent applications have already been allowed or issued and others may issue in the future. Since this area is competitive and of strong interest to pharmaceutical and biotechnology companies, there will likely be additional patent applications filed and additional patents granted in the future, as well as additional research and development programs expected in the future. Furthermore, because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use, sale or importation of our product candidates or future products. If a patent holder believes the manufacture, use, sale, offer for sale or importation of one of our product candidates or future products infringes its patent, the patent holder may sue us even if we have licensed other patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our licensed patent portfolio may therefore have no deterrent effect.
It is also possible that we have failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Moreover, it is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our product candidates and technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technology. In addition, we may be unaware of one or more issued patents that would be infringed by the manufacture, sale, importation or use of a current or future product candidate, or we may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by our activities. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our future products or the manufacture or use of our future products.
Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future. If we were to challenge the validity of an issued U.S. patent in court, such as an issued U.S. patent of potential relevance to some of our product candidates or future products or manufacture or methods of use, we would need to overcome a statutory presumption of validity that attaches to every U.S. patent. This means that in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims. There is no assurance that a court would find in our favor on questions of infringement or validity.
Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. If we are found, or believe there is a risk we may be found, to infringe a third party’s intellectual property rights, we could be required or may choose to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any such license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Without such a license, we could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our future products or force us to cease some of our business operations, which could materially harm our business. Alternatively, we may need to redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. If we lose a foreign patent lawsuit alleging our infringement of a competitor’s patents, we could be prevented from marketing our therapeutics in one or more foreign countries and/or be required to pay monetary damages for infringement or royalties in order to continue marketing. Claims that we have misappropriated the confidential information, trade secrets or other intellectual property of third parties could have a similar negative impact on our business. Any of these outcomes would have a materially adverse effect on our business.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our future products or processes. Patent litigation is costly and time-consuming, and some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. We may not have sufficient resources to bring these actions to a successful conclusion. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts, adversely affect our ability to raise additional funds, and could limit our ability to continue our operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.
In addition to the protection afforded by patents, we rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our contractors, collaborators, scientific advisors, employees and consultants and invention assignment agreements with our consultants and employees. We may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the contractors, collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation. As a result, we could lose our trade secrets. Enforcing a claim that a third party illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing or unwilling to protect trade secrets.
Our trade secrets could otherwise become known or be independently discovered by our competitors. Competitors could purchase our product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected or sufficient to provide an advantage over our competitors, our competitive position could be adversely affected, as could our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets.
Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies and our patent protection could be reduced or eliminated for non-compliance with these requirements.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in premature abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our product candidates, we may not be able to stop a competitor from marketing drugs that are the same as or similar to our product candidates, which would have a material adverse effect on our business.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Further, licensing partners may not prosecute patents in certain jurisdictions in which we may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Our in-licensed patent family drawn to AAVhu68 capsids is pending in major pharmaceutical markets including the United States, Canada, Europe, Japan, Korea, and China, as well as in other jurisdictions; we will not be able to enforce the patent in any jurisdictions in which the application has not been filed. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and we or our licensor may be unable to predict and may fail to seek patent protection in jurisdictions in which protection may ultimately be desired.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.
Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. The outcome following legal assertions of invalidity and unenforceability is unpredictable. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.
Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.
Changes in patent law in the United States and in non-U.S. jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain.
Past or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. For example, in March 2013, under the Leahy-Smith America Invents Act, or America Invents Act, the United States moved from a “first to invent” to a “first-inventor-to-file” patent system. Under a “first-inventor-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. The effects of these changes are currently unclear as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-inventor-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
Additionally, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. For example, in the case, Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to DNA molecules are not eligible for patent protection. We cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patents. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on our business, financial condition, results of operations and prospects.
We may be subject to claims asserting that our employees, consultants, advisors or collaborators have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of or other rights to what we regard as our own or licensed intellectual property.
Many of our employees, consultants or advisors, and the employees, consultants or advisors of our licensors, are currently, or were previously, employed at or affiliated with universities, hospitals or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Moreover, some of our licensors, and our or our licensors’ employees, consultants or advisors are or have been affiliated or have a contractual relationship with multiple institutions and companies including our competitors and may have or have had an obligation to them. Such institutions and companies could challenge our license rights or our licensors’ intellectual property ownership rights. Litigation may be necessary to defend against these claims and we may be obligated to indemnify our employees, consultants, advisors or collaborators in certain instances. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.
Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after we or our partners commercialize those candidates. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
If we do not obtain patent term extension for any product candidates we may develop, our business may be materially harmed.
Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent per product may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, even if we were to seek a patent term extension, it may not be granted because of, for example, the failure to exercise due diligence during the testing phase or regulatory review process, the failure to apply within applicable deadlines, the failure to apply prior to expiration of relevant patents, or any other failure to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.
Some intellectual property that we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.
Many of the intellectual property rights we have licensed are generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.
Risks related to government regulation
The pricing, insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate product revenue.
Our lead product target indications are indications with small patient populations. In order for products that are designed to treat smaller patient populations to be commercially viable, the reimbursement for such products must be higher, on a relative basis, to account for the lack of volume. Accordingly, we will need to implement a coverage and reimbursement strategy for any approved product candidate that accounts for the smaller potential market size. If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved.
We expect the cost of a single administration of gene therapy products, such as those we are developing, to be substantial when and if they achieve regulatory approval. Therefore, we expect that coverage and reimbursement by government and private payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of any of our product candidates will depend substantially, both domestically and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.
There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, since CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Further, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. It is difficult to predict what CMS will decide with respect to reimbursement for novel products such as ours since there is no body of established practices and precedents for these new products. Reimbursement agencies in Europe may be more conservative than CMS.
Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the EU, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, the prices of products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.
Moreover, increasing efforts by governmental and third-party payors, in the United States and internationally, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of certain third-party payors, such as health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the healthcare market.
In addition to CMS and private payors, professional organizations such as the American Medical Association can influence decisions about reimbursement for new products by determining standards for care. In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of our product candidates. Even if favorable coverage and reimbursement status is attained for one or more products for which we or our collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
A breakthrough therapy designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.
We may seek a Breakthrough Therapy Designation for our product candidates if the clinical data support such a designation for one or more product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, or biologic in our case, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Biologics designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.
Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited the FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the product no longer meets the conditions for qualification.
A regenerative medicine advanced therapy, or RMAT, designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.
We plan to seek RMAT Designations if the clinical data support such a designation for one or more product candidates. RMAT Designation is an expedited program for the advancement and approval of regenerative medicine products where preliminary clinical evidence indicates the potential to address unmet medical needs for life-threatening diseases or conditions. Similar to Breakthrough Therapy Designation, the RMAT Designation allows companies developing regenerative medicine therapies to work more closely and frequently with the FDA, and RMAT-designated products may be eligible for priority review and accelerated approval. FDA has confirmed that gene therapies, including genetically modified cells, that lead to a sustained effect on cells or tissues may meet the definition of a regenerative medicine therapy. For product candidates that have received an RMAT Designation, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens.
RMAT Designation is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for RMAT Designation, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of RMAT Designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if a product candidate qualifies as an RMAT therapy, the FDA may later decide that the product candidate no longer meets the conditions for qualification.
If we decide to pursue a fast track designation by the FDA, it may not lead to a faster development or regulatory review or approval process.
We may seek Fast Track Designation for one or more of our product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.

We have obtained Orphan Drug Designation for each of our lead product candidates. As part of our business strategy, we may continue to seek Orphan Drug Designation for additional product candidates, and we may be unsuccessful in obtaining new designations or may be unable to obtain or maintain the benefits associated with Orphan Drug Designation, including the potential for orphan drug exclusivity.
We have obtained Orphan Drug Designations for PBGM01 for the treatment of GM1 gangliosidosis, for PBFT02 for the treatment of FTD-GRN and for PBKR03 for the treatment of Krabbe disease. We have sought and may continue to seek Orphan Drug Designation for one or more of our other product candidates, and we may be unsuccessful. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to financial incentives such as tax advantages and user fee waivers. Opportunities for grant funding toward clinical trial costs may also be available for clinical trials of drugs for rare diseases, regardless of whether the drugs are designated for the orphan use. In addition, if a product that has Orphan Drug Designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same product for the same indication for seven years, except in limited circumstances. For large molecule drugs, including gene therapies, sameness is determined based on principal molecular structural features of a product. As applied to gene therapies, the FDA has recently issued draft guidance in which it stated it would consider certain key features, such as the transgenes expressed by the gene therapy and the vectors used to deliver the transgene, to be principal molecular structural features. With regard to vectors, the FDA intends to consider whether two vectors from the same viral class are the same or different on a case-by-case basis. The FDA does not intend to consider minor differences between transgenes and vectors to be different principal molecular structural features. The FDA also intends to consider whether additional features of the final gene therapy product, such as regulatory elements and the cell type that is transduced (for genetically modified cells), should also be considered to be principal molecular structural features.
Although we have obtained Orphan Drug Designation for our lead product candidates, and even if we obtain Orphan Drug Designation for our other product candidates in specific indications, we may not be the first to obtain marketing approval of these product candidates for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. If a competitor with a product that is determined by the FDA to be the same as one of our product candidates obtains marketing approval before us for the same indication we are pursuing and obtains orphan drug exclusivity, our product candidate may not be approved until the period of exclusivity ends unless we are able to demonstrate that our product candidate is clinically superior. Even after obtaining approval, we may be limited in our ability to market our product. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different principal molecular structural features can be approved for the same condition. Even after an orphan product is approved, the FDA can subsequently approve the same drug with the same principal molecular structural features for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. In addition, while we may seek Orphan Drug Designation for some of our product candidates, we may never receive such designations.
The recent tax reform legislation, which was signed into law on December 22, 2017 reduced the amount of the qualified clinical research costs for a designated orphan product that a sponsor may claim as a credit from 50% to 25%. Thus, further limiting the advantage and may impact our future business strategy of seeking the Orphan Drug Designation.

Rare pediatric disease designation by the FDA for any of our product candidates does not guarantee that the BLA for the product will qualify for a priority review voucher upon approval, and it does not lead to a faster development or regulatory review process, or increase the likelihood that our product candidates will receive marketing approval.
Under the Rare Pediatric Disease Priority Review Voucher program, upon the approval of a qualifying BLA for the treatment of a rare pediatric disease, the sponsor of such an application would be eligible for a rare pediatric disease priority review voucher that can be used to obtain priority review for a subsequent BLA or NDA. If a product candidate is designated before September 30, 2024, it is eligible to receive a voucher if it is approved before September 30, 2026. While we have obtained Rare Pediatric Disease Designation for PBGM01 for the treatment of GM1 gangliosidosis and PBKR03 for the treatment of Krabbe disease, it is uncertain whether either product candidate will be approved by September 30, 2026. If approval is not obtained by then, we would not be in a position to obtain a priority review voucher, unless Congress further reauthorizes the program beyond the current sunset date in September 2024. Additionally, designation of a drug for a rare pediatric disease does not guarantee that a BLA will meet the eligibility criteria for a rare pediatric disease priority review voucher at the time the application is approved. Finally, a Rare Pediatric Disease Designation does not lead to faster development or regulatory review of the product or increase the likelihood that it will receive marketing approval.
Any product candidate for which we obtain marketing approval will be subject to extensive post-marketing regulatory requirements and could be subject to post-marketing restrictions or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.
Our product candidates and the activities associated with their development and potential commercialization, including their testing, manufacture, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMPs, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, including periodic inspections by the FDA and other regulatory authorities and requirements regarding the distribution of samples to physicians and recordkeeping.
The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of any approved product. The FDA closely regulates the post-approval marketing and promotion of drugs and biologics to ensure drugs and biologics are marketed only for the approved indications and in accordance with the provisions of the approved product labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding use of their products. If we promote our product candidates beyond their potentially approved indications, we may be subject to enforcement action for off-label promotion. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.
In addition, later discovery of previously unknown adverse events or other problems with our product candidates, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:
•
restrictions on such product candidates, manufacturers or manufacturing processes;

•
restrictions on the labeling or marketing of a product;

•
restrictions on product distribution or use;

•
requirements to conduct post-marketing studies or clinical trials;

•
warning or untitled letters;

•
withdrawal of any approved product from the market;

•
refusal to approve pending applications or supplements to approved applications that we submit;

•
recall of product candidates;

•
fines, restitution or disgorgement of profits or revenues;

•
suspension or withdrawal of marketing approvals;

•
refusal to permit the import or export of our product candidates;

•
product seizure; or

•
injunctions or the imposition of civil or criminal penalties.

Non-compliance with European requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with requirements regarding the protection of personal information can also lead to significant penalties and sanctions.
Our product candidates for which we intend to seek approval may face competition from biosimilars sooner than anticipated.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA. The BPCIA created an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as interchangeable based on its similarity to an existing reference product. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original branded product is approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.
We believe that if any of our product candidates is approved as a biological product under a BLA, it should qualify for the 12-year period of exclusivity. However, there is a risk that the FDA will not consider any of our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Additionally, this period of regulatory exclusivity does not apply to companies pursuing regulatory approval via their own traditional BLA, rather than via the abbreviated pathway. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. Finally, there has been public discussion of potentially decreasing the period of exclusivity from the current 12 years. If such a change were to be enacted, our product candidates, if approved, could have a shorter period of exclusivity than anticipated.
Litigation challenging the constitutionality of the ACA may affect the BPCIA. For example, on December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act, or the TCJA. On December 18, 2019 the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and oral arguments were held on November 10, 2020, although it unclear when a decision will be made or how the United States Supreme Court will rule. There may also be other efforts to challenge, repeal, or replace the ACA. We continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business and exclusivity under the BPCIA. It is uncertain the extent to which any such changes may impact our business or financial condition.
Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and may affect the prices we may set.
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any products for which we obtain marketing approval.

For example, in March 2020, the ACA was enacted to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. As implementation of the ACA is ongoing, the law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.
There remain judicial and Congressional challenges, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. For example, The Tax Cuts and Jobs Act of 2017, or TCJA, includes a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. The United States Supreme Court is currently reviewing this case, but it is unclear when a decision will be made. It is also unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA.
Moreover, the Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or what the impact of such changes on our business, if any, may be.
There has been heightened governmental scrutiny recently over pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries, executive orders, and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. In addition, state legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product and medical device pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We are not sure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, particularly in light of the recent presidential election or what the impact of such changes on our business, if any, may be. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.
Our operations and relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to penalties including criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any product candidates for which we obtain marketing approval.
Restrictions under applicable U.S. federal and state healthcare laws and regulations may include the following:
•
the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;
•
federal false claims laws, including the federal False Claims Act, imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health, or HITECH, Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, on certain types of people and entities with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•
the federal Physician Payment Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as certain ownership and investment interests held by physicians and their immediate family, which includes annual data collection and reporting obligations. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its relationships with physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants and certified nurse midwives during the previous year; and

•
analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Other state laws require reporting of certain pricing information, including price increases. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, oversight monitoring, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

Risks related to employee matters, managing growth and other risks related to our business
We expect to rapidly expand our manufacturing, development and regulatory capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of manufacturing and clinical strategy, and growing our capability to conduct clinical trials. To manage our current development programs and anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.
We are highly dependent on the research and development, clinical and business development expertise of our management, scientific and clinical team. We also benefit from the research expertise of Dr. Wilson, our Chief Scientific Advisor. Although we have entered into a consulting agreement with Dr. Wilson, he may terminate his relationship with us at any time. Although we have entered into employment letter agreements or employment agreements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and manufacturing strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.
Recruiting and retaining qualified scientific, clinical, manufacturing and, if needed, sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize drugs, particularly within the gene therapy space. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.
Our internal computer systems, or those of our third-party collaborators or other contractors, may fail or suffer security breaches, which could result in a material disruption of our development programs.
We believe that we take reasonable steps that are designed to protect the security, integrity and confidentiality of the information we collect, use, store, and disclose, but inadvertent or unauthorized data access may occur despite our efforts. For example, our system protections may be ineffective or inadequate, or we could be impacted by software bugs or other technical malfunctions, as well as employee error or malfeasance. While we have not experienced any material losses as a result of any system failure, accident or security breach to date, we have been the subject of certain phishing attempts in the past. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. In addition, insurance coverage to compensate for any losses associated with such events may not be adequate to cover all potential losses. The development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated.
To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed.
Our ability to utilize our net operating loss carryforwards may be subject to limitation.
As of December 31, 2019, we had federal state and city net operating loss carryforwards, or NOLs, of $44.0 million, $44.0 million and $43.8 million, respectively; an aggregate of $0.3 million of the federal and state NOLs will begin to expire in 2037, if unused, and the remainder will carryforward indefinitely. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any. Under legislative changes made by U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act, or the TCJA, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the ability to utilize such federal net operating losses to offset taxable income is limited to 80% of our taxable income before the deduction for such net operating loss carryovers. It is uncertain if and to what extent various states will conform to the TCJA.
Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the IRC, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We have not undertaken a Section 382 study, and it is possible that we have previously undergone one or more ownership changes so that our use of net operating losses is subject to limitation. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
U.S. federal income tax reform and changes in other tax laws could adversely affect us.
In December 2017 the TCJA was signed into law, significantly reforming the IRC. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of business interest, allows for the expensing of capital expenditures, taxes certain foreign earnings on a current basis, and modifies or repeals many business deductions and credits.
We are still awaiting guidance from the IRS and other tax authorities on some of the TCJA changes that may affect us, and components of the TCJA could be repealed or modified in future legislation. Furthermore, it is uncertain if and to what extent various states will conform to the TCJA or any newly enacted federal legislation. In addition, new legislation or regulation which could affect our tax burden could be enacted by any governmental authority. We cannot predict the timing or extent of such tax-related developments which could have a negative impact on our financial results. Additionally, we use our best judgment in attempting to quantify and reserve for these tax obligations. However, a challenge by a taxing authority, our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions could have a material adverse effect on our business, results of operations, or financial condition.

Our employees, principal investigators, CROs and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.
Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidates that we may develop.
We will face an inherent risk of product liability exposure related to the testing of our product candidates in clinical trials and will face an even greater risk if we commercialize any of our product candidates. If we cannot successfully defend ourselves against claims that our product candidates caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•
decreased demand for any product candidates that we may develop;

•
injury to our reputation and significant negative media attention;

•
initiation of investigations by regulators;

•
withdrawal of clinical trial participants;

•
significant time and costs to defend the related litigation;

•
diversion of management and scientific resources from our business operations’

•
substantial monetary awards to trial participants or patients;

•
loss of revenue; and

•
the inability to commercialize any product candidates that we may develop.

As a preclinical company, we currently hold limited product liability insurance coverage. We will need to purchase additional product liability insurance coverage as we initiate our clinical trials, as we expand our clinical trials, and if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. A successful product liability claim or series of claims brought against us, could decrease our cash and adversely affect our business and financial condition.
We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act,

and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
Risks related to our common stock and this offering
The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.
Our stock price has been and is likely to continue to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price. The market price for our common stock may be influenced by many factors, including:
•
results of preclinical studies or clinical trials of our product candidates or those of our competitors;

•
unanticipated or serious safety concerns related to the use of any of our product candidates;

•
adverse regulatory decisions, including failure to receive regulatory approval for any of our product candidates;

•
the success of competitive drugs or technologies;

•
regulatory or legal developments in the United States and other countries applicable to our product candidates;

•
the size and growth of our prospective patient populations;

•
developments concerning our collaborators, our external manufacturers or in-house manufacturing capabilities;

•
inability to obtain adequate product supply for any product candidate for preclinical studies, clinical trials or future commercial sale or inability to do so at acceptable prices;

•
developments or disputes concerning patent applications, issued patents or other proprietary rights;

•
the recruitment or departure of key personnel;

•
the level of expenses related to any of our product candidates or clinical development programs;

•
the results of our efforts to discover, develop, acquire or in-license additional product candidates or drugs;

•
actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts or publications of research reports about us or our industry;

•
variations in our financial results or those of companies that are perceived to be similar to us;

•
changes in the structure of healthcare payment systems;

•
market conditions in the biotechnology sector;

•
our cash position or the announcement or expectation of additional financing efforts;

•
general economic, industry and market conditions; and

•
other factors, including those described in this “Risk Factors” section, many of which are beyond are control.

Our executive officers, directors, principal stockholders and their affiliates will continue to exercise significant influence over our company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.
As of December 31, 2020, our executive officers, directors, beneficial owners of 5% or more of our capital stock and their respective affiliates beneficially owned shares representing a substantial portion of our capital stock.
After this offering, this group of stockholders will have the ability to control us through this ownership position even if they do not purchase any additional shares in this offering. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.
See “Principal Stockholders” in this prospectus for more information regarding the ownership of our outstanding common stock by our executive officers, directors and beneficial owners of 5% or more of our capital stock.
Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock.
We also expect that significant additional capital may be needed in the future to continue our planned operations, including conducting our planned clinical trials, manufacturing and commercialization efforts, expanded research and development activities and costs associated with operating as a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 52,917,084 shares of common stock outstanding based on the number of shares outstanding as of December 31, 2020. This includes the 7,000,000 shares that we sell in this offering, which may be resold in the public market immediately without restriction. 20,483,491 shares of our common stock will be subject to lock-up agreements with the underwriters of this offering and/or market standoff agreements that restrict the stockholders’ ability to transfer shares of our common stock for 90 days from the date of this prospectus.
Moreover, holders of an aggregate of 18,848,517 shares of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. See “Description of Capital Stock—Registration Rights.” Any sales of securities by these stockholders could have a material adverse effect on the market price of our common stock.
Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will be limited to the appreciation of stock. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in value of the stock. We cannot guarantee you that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.
Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion to use the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds, and we may not apply the net proceeds of this offering in ways that increase the value of your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. We expect to use the net proceeds from this offering to advance preclinical and clinical development of our product candidate programs; and for general corporate purposes, including working capital. We may also use a portion of the proceeds for the acquisition of, or investment in, technologies, intellectual property or businesses that complement our business, although we have no present commitments or agreements to this effect. The failure by our management to apply these funds effectively could harm our business. Pending their use, we intend to invest the net proceeds from this offering in marketable securities that may include investment-grade interest-bearing securities, money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
The public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, you will suffer immediate and substantial dilution in the net tangible book value of our common stock you purchase in this offering. Assuming a public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, purchasers of common stock in this offering will experience immediate dilution of $18.26 per share in net tangible book value of our common stock.
In the past, we issued options and other securities to acquire common stock at prices below the public offering price. To the extent these outstanding securities are ultimately exercised, investors purchasing common stock in this offering will sustain further dilution. See “Dilution” for a more detailed description of the dilution to new investors in the offering.
If we fail to establish and maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.
We are not currently required to comply with the Securities and Exchange Commission’s, or SEC’s, rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on The Nasdaq Stock Market LLC, or Nasdaq.
As we grow, we expect to hire additional personnel and may utilize external temporary resources to implement, document and modify policies and procedures to maintain effective internal controls. However, it is possible that we may identify deficiencies and weaknesses in our internal controls. If material weaknesses or deficiencies in our internal controls exist and go undetected or unremediated, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common stock to decline.
We will continue to incur increased costs as a result of operating as a public company and our management will continue to be required to devote substantial time to new compliance initiatives.
As a public company, particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are an “emerging growth company” and “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) December 31, 2025; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•
being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•
reduced disclosure obligations regarding executive compensation; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have provided only two years of audited financial statements and have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
The exclusive forum provisions in our restated certificate of incorporation and amended and restated bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.
Our restated certificate of incorporation, to the fullest extent permitted by law, provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or the DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rule and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
In March 2020, we amended and restated our restated bylaws to provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.
In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our restated certificate of incorporation and our restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:
•
establish a classified board of directors so that not all members of our board are elected at one time;

•
permit only the board of directors to establish the number of directors and fill vacancies on the board;

•
provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•
require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•
authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan, also known as a “poison pill”;

•
eliminate the ability of our stockholders to call special meetings of stockholders;

•
prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•
prohibit cumulative voting; and

•
establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Any of these provisions of our charter documents or Delaware law could, under certain circumstances, depress the market price of our common stock. See the section entitled “Description of Capital Stock.”

General risk factors
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock has been and may continue to be volatile. The stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.
The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not have any control over the analysts or the content and opinions included in their reports. If one or more of the analysts covering our business downgrade their evaluations of our stock, the trading price of our stock would likely decrease. If one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.
We are subject to a variety of privacy and data security laws, and our failure to comply with them could harm our business.
We maintain a large quantity of sensitive information, including confidential business and personal information in connection with our preclinical studies and our employees, and are subject to laws and regulations governing the privacy and security of such information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. Each of these constantly evolving laws can be subject to varying interpretations. In May 2018, a new privacy regime, the General Data Protection Regulation or the GDPR, took effect in the European Economic Area, or the EEA. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of European persons. Among other things, the GDPR imposes requirements regarding the security of personal data and notification of data processing obligations to the competent national data processing authorities, changes the lawful bases on which personal data can be processed, expands the definition of personal data and requires changes to informed consent practices, as well as more detailed notices for clinical trial subjects and investigators. In addition, the GDPR increases the scrutiny of transfers of personal data from clinical trial sites located in the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of our consolidated annual worldwide gross revenue). The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.
Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations. Furthermore, the laws are not consistent, and compliance in the event of a widespread data breach is costly. In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act, or the CCPA, on June 28, 2018, which takes effect on January 1, 2020 and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states are beginning to pass similar laws. For example, an amendment to Nevada’s privacy laws, which went into effect October 1, 2019, requires us to offer to consumers the right to opt-out of the sale of their personal information.
Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.
Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the global financial crisis, could result in a variety of risks to our business, including, weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.
We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Natural disasters could severely disrupt our operations and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our manufacturing facilities, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements concerning our business, operations and financial performance and conditions, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by such terminology as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements include statements about:
•
our ability to develop, obtain regulatory approval for and commercialize PBGM01, PBFT02, PBKR03 and our future product candidates;

•
the timing of our initiation of clinical trials and timing of expected clinical results for PBGM01, PBFT02, PBKR03 and our other future product candidates;

•
our success in early preclinical studies or clinical trials, which may not be indicative of results obtained in later studies or trials;

•
the potential benefits of our product candidates;

•
our ability to obtain regulatory approval to commercialize our existing or any other future product candidate;

•
our ability to identify patients with the diseases treated by PBGM01, PBFT02, PBKR03 or our future product candidates, and to enroll patients in trials;

•
our ability to successfully manufacture sufficient clinical and commercial quantities of our product candidates;

•
the success of our efforts to expand our pipeline of product candidates and develop marketable products;

•
our ability to obtain, maintain and protect our intellectual property;

•
our reliance upon intellectual property licensed from third parties;

•
our ability to identify, recruit and retain key personnel;

•
our expected use of net proceeds from this offering and the sufficiency of such net proceeds, together with our cash and cash equivalents, to fund our operations;

•
our financial performance; and

•
developments or projections relating to our competitors or our industry.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates and other statistical data made by independent parties, as well as analyses by independent third parties that we commissioned, and relating to our industry and the markets in which we operate, including estimates and statistical data about our market position, market opportunity, the incidence of certain medical conditions and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete. While we are not aware of any misstatements regarding the industry, survey or research data provided herein, our estimates involve risks and uncertainties and are subject to change based upon various factors, including those discussed under the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

USE OF PROCEEDS
We estimate the net proceeds from this offering will be approximately $185.2 million, or $213.1 million if the underwriters exercise in full their option to purchase additional shares, assuming a public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
Each $1.00 increase (decrease) in the assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, would increase (decrease) the net proceeds to us by $6.6 million, assuming the number of shares of common stock offered, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Similarly, each increase (decrease) of 1,000,000 in the number of shares of common stock offered would increase (decrease) the net proceeds by $26.5 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
We currently intend to use the net proceeds we receive from this offering, together with our existing cash, cash equivalents and marketable securities, to advance our lead products in clinical trials, to advance our research and candidate selection stage programs, expand our pipeline through potential option exercises under the Penn Agreement and for manufacturing expansion and general corporate purposes.
Based on our planned use of the net proceeds from this offering, we estimate such funds, together with our existing cash, cash equivalents and marketable securities, will enable us to fund our operations for at least 24 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.
The expected use of the net proceeds from the offering represents our intentions based upon our current plans and business conditions. The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend on a number of factors, including the success of research and product development efforts, cash generated from future operations and actual expenses to operate our business. We may use a portion of the net proceeds for the acquisition of, or investment in, businesses that complement our business, although we have no present commitments or agreements. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.
The expected net proceeds of this offering will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates.
Pending the uses described above, we intend to invest the net proceeds from this offering in short term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of September, 30, 2020:
•
on an actual basis; and

•
on an as adjusted basis giving effect to the issuance and sale of 7,000,000 shares of common stock in this offering at an assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Financial Data” and our financial statements and related notes, each included elsewhere in this prospectus.
	As of September 30, 2020
(in thousands, except share and per share amounts)	Actual	As adjusted(1)
Cash, cash equivalents and marketable securities	$335,701	$520,920
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value per share: 300,000,000 shares authorized, 45,885,052 shares issued and 45,534,682 shares outstanding, actual; , 52,885,052 shares issued and 52,534,682 shares outstanding, as adjusted	$4	$5
Additional paid-in-capital	470,890	656,108
Accumulated other comprehensive loss	(40)	(40)
Accumulated deficit	(131,951)	(131,951)
Total stockholders’ equity	338,903	524,122
Total capitalization	$338,903	$524,122

(1) The as adjusted information is illustrative only and will change based on the actual public offering price and other terms of this offering as determined at pricing. Each $1.00 increase (decrease) in the assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, would increase (decrease) each of our as adjusted cash, cash equivalents and marketable securities , additional paid-in-capital, total stockholders’ equity and total capitalization by $6.6 million, assuming that the number of shares offered remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 in the number of shares of common stock offered would increase (decrease) each of our as adjusted cash, cash equivalents and marketable securities , additional paid-in-capital, total stockholders’ equity and total capitalization by $26.5 million, assuming the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions.
The table above excludes the following shares:
•
6,606,155 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020 under our 2018 Plan and our 2020 Plan, with a weighted-average exercise price of $12.00 per share;

•
376,900 shares of common stock issuable upon the exercise of options granted after September 30, 2020, under our 2020 Plan, with a weighted-average exercise price of $20.45 per share;

•
3,754,729 additional shares of common stock reserved for future issuance under our stock-based compensation plans as of September 30, 2020, consisting of (i) 3,320,729 shares of common stock reserved for future issuance under our 2020 Plan after the issuance of the awards described above and (ii) 434,000 shares of common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after this offering.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities divided by the number of shares of common stock outstanding. Our historical net tangible book value as of September 30, 2020 was $338.9 million, or $7.44 per share, based on 45,534,682 shares of common stock outstanding as of September 30, 2020.
Net tangible book value dilution per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale in this offering of 7,000,000 shares of our common stock at an assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2020 would have been $524.1 million, or $9.98 per share of our common stock. This represents an immediate increase in net tangible book value of $2.54 per share to our existing stockholders and an immediate dilution of $18.26 per share to investors in this offering, as illustrated in the following table:
Assumed public offering price, per share		$28.24
Historical net tangible book value as of September 30, 2020	$7.44
Increase in net tangible book value per share attributable to new investors in this offering	2.54
As adjusted net tangible book value per share after this offering		9.98
Dilution per share to new investors participating in this offering		$18.26

Each $1.00 increase (decrease) in the assumed public offering price of $28.24 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on January 15, 2021, would increase (decrease) our as adjusted net tangible book value by $6.6 million, or $0.12 per share, and the dilution in as adjusted net tangible book value per share to new investors in this offering by $0.88 per share, assuming the number of shares offered, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase of 1,000,000 in the number of shares of common stock offered in this offering would increase our as adjusted net tangible book value by $26.5 million, or $0.31 per share, and would decrease dilution per share to new investors in this offering by $0.31 per share and each decrease of 1,000,000 in the number of shares of common stock offered in this offering would decrease our as adjusted net tangible book value by $26.5 million, or $0.32 per share, and would increase dilution per share to new investors in this offering by $0.32 per share, assuming the assumed public offering price per share remains the same and after deducting the estimated underwriting discounts and commissions.
If the underwriters exercise in full their option to purchase additional shares, the as adjusted net tangible book value per share after this offering would be $10.30 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $0.32 per share and the dilution to new investors in this offering would be $17.94 per share.
The number of shares of common stock outstanding as of September 30, 2020 excludes:
•
6,606,155 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020 under our 2018 Plan and our 2020 Plan, with a weighted-average exercise price of $12.00 per share;

•
376,900 shares of common stock issuable upon the exercise of options granted after September 30, 2020, under our 2020 Plan, with a weighted-average exercise price of $20.45 per share;

•
3,754,729 additional shares of common stock reserved for future issuance under our stock-based compensation plans as of September 30, 2020, consisting of (i) 3,320,729 shares of common stock reserved for future issuance under our 2020 Plan after the issuance of the awards described above and (ii) 434,000 shares of common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan.

To the extent that these outstanding stock options are exercised, new stock options or other equity awards are granted or we issue additional shares of common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA
The following tables set forth our selected financial data as of, and for, the periods ended on the dates indicated. The selected statements of operations data presented below for the years ended December 31, 2018 and 2019 and the selected balance sheet data as of December 31, 2018 and 2019 are derived from our audited financial statements included elsewhere in this prospectus. We derived our selected statements of operations data for the nine months ended September 30, 2019 and 2020 and our selected balance sheet data as of September 30, 2020 from our unaudited interim financial statements that are included elsewhere in this prospectus. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the information set forth in those financial statements. The selected financial data included in this section are not intended to replace the financial statements and related notes included elsewhere in this prospectus. The following selected financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future and the results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full year ending December 31, 2020 or any other future period.
	Nine months ended September 30,		Year ended December 31,
(in thousands, except share and per share data)	2020	2019	2019	2018
Statements of Operations Data:
Operating expenses:
Research and development	$53,856	$19,766	$29,738	$9,167
Acquired in-process research and development	—	500	500	3,371
General and administrative	19,990	3,331	6,951	928
Loss from operations	(73,846)	(23,597)	(37,189)	(13,466)
Change in fair value of future tranche right liability	—	(9,141)	(9,141)	696
Interest income, net	558	255	696	—
Net loss	$(73,288)	$(32,483)	$(45,634)	$(12,770)
Net loss per share of common stock, basic and diluted(1)	$(2.02)	$(7.70)	$(10.77)	$(3.55)
Weighted-average common shares outstanding, basic and diluted(1)	36,273,495	4,218,907	4,236,061	3,597,913

(1) See Note 3 to our audited financial statements and Note 3 to our unaudited financial statements included elsewhere in this prospectus for a description of how we compute net loss per share of common stock, basic and diluted, net loss per share of common stock, basic and diluted, and the weighted average shares outstanding used in the computation of these per share amounts.
	As of December 31,		As of September 30,
(in thousands)	2018	2019	2020
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$24,861	$158,874	$335,701
Working capital(1)	33,092	162,094	330,404
Total assets	33,461	178,613	358,691
Total liabilities	2,516	4,261	19,788
Total convertible preferred stock	43,118	230,605	—
Total stockholders’ equity (deficit)	(12,173)	(56,253)	338,903
(1) We define working capital as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described below.
Overview
We are a genetic medicines company focused on developing transformative therapies for rare, monogenic CNS, disorders with limited or no approved treatment options. Our vision is to finally fulfill the promise of gene therapy by developing groundbreaking therapies that transform the lives of patients with rare monogenic CNS diseases. To achieve our vision, we have assembled a world-class team whose members have decades of collective experience in genetic medicines and rare disease drug development and commercialization. The field of genetic medicine is rapidly expanding and we believe we have a differentiated approach to developing treatments for rare, monogenic CNS disorders that enables us to select and advance product candidates with a higher probability of technical and regulatory success. We have entered into a strategic research collaboration with the Trustees of the University of Pennsylvania’s, or Penn’s, Gene Therapy Program, or GTP, headed by Dr. James Wilson, a leader in the genetic medicines field. We also leverage our close working relationship with Penn’s ODC to develop historical and prospective comparable natural history patient profiles for comparison to participants in interventional trials. Through these collaborations we have assembled a deep portfolio of genetic medicine product candidates, to all of which we retain global rights.
We were incorporated in July 2017 under the laws of the State of Delaware. Since inception, we have devoted substantially all of our resources to acquiring and developing product and technology rights, conducting research and development, organizing and staffing our company, business planning and raising capital. We have incurred recurring losses, the majority of which are attributable to research and development activities, and negative cash flows from operations. Historically, we have funded our operations through the sale of convertible preferred stock and then, in the first quarter of 2020, we closed our IPO and received net proceeds of $227.5 million. Our net loss was $28.5 million and $73.3 million for the three and nine months ended September 30, 2020, respectively. As of September 30, 2020, we had an accumulated deficit of $132.0 million. Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, general and administrative expenditures. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through all stages of development and clinical trials and, ultimately, seek regulatory approval. In addition, if we obtain marketing approval for any of our product candidates, we expect to continue to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and our expenditures on other research and development activities.
We will need to raise substantial additional capital to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we plan to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. There are no assurances that we will be successful in obtaining an adequate level of financing as and when needed to finance our operations on terms acceptable to us or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to secure adequate additional funding, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product candidates or delay our pursuit of potential in-licenses or acquisitions.
As of September 30, 2020, we had cash, cash equivalents and marketable securities of $335.7 million. We believe our existing cash, cash equivalents and marketable securities, together with the net proceeds from this offering, will enable us to fund our operations for at least 24 months.
COVID-19 impact
We are continuing to proactively monitor and assess the current coronavirus disease 2019, or COVID-19, global pandemic. Since early March we have activated a management team taskforce to assess and monitor the potential impact on our business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to our programs. At this time, our lead programs and research activities remain on track. To date, we and our collaborators, including Penn and Catalent, have continued to operate without material impact on our programs. In addition, in response to the pandemic, we have implemented or are planning to implement various strategies to minimize any disruptions to our planned clinical studies, including remote clinical assessments, concierge services and structured video capture of participants in their home. The safety and well-being of employees, patients and partners is our highest priority.
Financial operations overview
License agreement
University of Pennsylvania
In May 2020, we entered into an amended and restated research, collaboration and licensing agreement, or the Penn Agreement, with Penn, for research and development collaborations and exclusive license rights to patents for certain products and technologies, which superseded the sponsored research, collaboration and licensing agreement that we entered into with Penn in September 2018. Under the Penn Agreement, in addition to the obligation to fund certain research relating to the preclinical development of our six licensed programs, we will fund discovery research conducted by Penn for five years, beginning in May 2020, and will receive exclusive rights, subject to certain limitations, to technologies resulting from the discovery program for Passage Bio products developed with GTP, such as novel capsids, toxicity reduction technologies and delivery and formulation improvements. Our funding commitment is $5.0 million a year for five years, with quarterly payments of $1.3 million. Under the Penn Agreement we have 11 options available to us to commence additional licensed programs for rare, monogenic CNS indications until May 2025. If we were to exercise any of these 11 options, we would owe Penn a non-refundable upfront fee of $1.0 million per product indication and be obligated to fund certain research relating to the preclinical development of these licensed programs.
The Penn Agreement requires that we make payments of up to $16.5 million per product candidate in aggregate upon the achievement of specific development milestone events by such licensed product for a first indication, reduced development milestone payments for the second and third indications and no development milestone payments for subsequent indications. In addition, on a product by product basis, we are obligated to make up to $55.0 million in sales milestone payments on each licensed product based on annual sales of the licensed product in excess of defined thresholds.
Upon successful commercialization of a product using the licensed technology, we are obligated to pay to Penn, on a licensed product-by-licensed product and country-by-country basis, tiered royalties (subject to customary reductions) in the mid-single digits on annual worldwide net sales of such licensed product. In addition, we are obligated to pay to Penn a percentage of sublicensing income, ranging from the mid-single digits to low double digits, for sublicenses under the Penn Agreement.
Collaboration and manufacturing and supply agreements
Catalent
We have a collaboration agreement with Catalent Maryland, Inc., or Catalent (formerly Paragon Bioservices, Inc.), or the Catalent Collaboration Agreement. As part of the Catalent Collaboration Agreement, we paid Catalent an upfront fee for the commissioning, qualification, validation and equipping of a clean room suite. Subject to validation of the clean room suite, which was completed in the fourth quarter of 2020, we will pay an annual fee for five years for the use of the clean room suite. We have commenced manufacturing operations in the suite to support AAV production for our lead gene therapy product candidates for the treatment of rare monogenic CNS disorders.
In April 2020, we entered into a development services and clinical supply agreement, or the Manufacturing and Supply Agreement, with Catalent to secure clinical scale manufacturing capacity for batches of active pharmaceutical ingredients for our gene therapy product candidates. The Manufacturing and Supply Agreement provides for a term of five years which period may be extended once, at our option, for an additional five year-period. The Manufacturing and Supply Agreement confirms the terms contemplated by the Collaboration Agreement. The Collaboration Agreement continues to be in effect pursuant to its terms.
Under both the Catalent Collaboration Agreement and the Manufacturing and Supply Agreement, we have an annual minimum commitment of $10.6 million per year owed to Catalent for five years from the validation of the clean room suite, subject to certain inflationary adjustments.
Components of Results of Operations
Research and Development and Acquired In-Process Research and Development
Research and development expenses consist primarily of costs incurred in connection with the discovery and development of our product candidates. These expenses include:
•
expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval, including payments to Penn for preclinical development;

•
costs incurred in obtaining technology licenses related to technology that has not reached technological feasibility and has no alternative future use;

•
personnel expenses, including salaries, benefits and share-based compensation expense for employees engaged in research and development functions;

•
costs of funding research performed by third parties, including pursuant to agreements with CROs, as well as investigative sites and consultants that conduct our preclinical studies and clinical trials;

•
expenses incurred under agreements with contract manufacturing organizations, or CMOs, including manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical study and clinical trial materials;

•
fees paid to consultants who assist with research and development activities;

•
expenses related to regulatory activities, including filing fees paid to regulatory agencies; and

•
allocated expenses for facility costs, including rent, utilities, depreciation and maintenance.

We track outsourced development costs and other external research and development costs to specific product candidates on a program-by-program basis, such as expenses incurred under our collaboration with Penn, fees paid to CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. However, we do not track our internal research and development expenses on a program-by-program basis as they primarily relate to compensation, early research and other costs which are deployed across multiple projects under development.
Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to increase significantly over the next several years as we increase personnel costs, including share-based compensation, conduct our clinical trials, including later-stage clinical trials, for current and future product candidates and prepare regulatory filings for our product candidates.
Costs incurred in obtaining technology licenses are charged to research and development expense as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.
General and Administrative Expenses
General and administrative expense consists primarily of personnel expenses, including salaries, benefits and share-based compensation expense, for employees and consultants in executive, finance, accounting, legal, and human resource functions. General and administrative expense also includes corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in research and development expense, as well as legal fees related to intellectual property and corporate matters and fees for accounting and consulting services.
We expect that our general and administrative expense will increase in the future to support our continued research and development activities, potential commercialization efforts and continued increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers and accountants, among other expenses. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of The Nasdaq Stock Market, LLC and the SEC, insurance and investor relations costs. If any of our current or future product candidates obtains U.S. regulatory approval, we expect that we would incur significantly increased expenses associated with building a sales and marketing team.
Change in Fair Value of Future Tranche Right Liability
Our Series A-1 convertible preferred stock issued in September 2018 included a future tranche participation right permitting investors to purchase 22,209,301 shares of Series A-2 convertible preferred stock at a fixed purchase price of $2.15 per share through December 31, 2019. The future tranche right was recorded at fair value using a Black-Scholes option pricing model and was re-measured at each reporting period until the redemption feature was exercised in May 2019, at which time the then estimated fair value was reclassified to convertible preferred stock.
Interest income, net
Interest income, net consists of interest earned on our cash equivalents and marketable securities, offset by amortization of premium and discount on our marketable securities.

Results of operations
Comparison of the nine months ended September 30, 2020 and 2019
The following table sets forth our results of operations for the nine months ended September 30, 2019 and 2020.
	Nine months ended September 30,
(in thousands)	2019	2020	Change
Operating expenses:
Research and development	$19,766	$53,856	$34,090
Acquired in-process research and development	500	—	(500)
General and administrative	3,331	19,990	16,659
Loss from operations	(23,597)	(73,846)	(50,249)
Change in fair value of future tranche right liability	(9,141)	—	9,141
Interest income, net	255	558	303
Net loss	$(32,483)	$(73,288)	$(40,805)

Research and Development Expenses
Research and development expenses increased by $34.1 million to $53.9 million for the nine months ended September 30, 2020 from $19.8 million for the nine months ended September 30, 2019. The increase was primarily due to an increase of $5.0 million in research and development costs incurred in preparation for IND filings, an increase of $13.3 million in clinical manufacturing costs, a $4.0 million increase in clinical development costs and a $2.0 million increase in consulting expense as we prepared for our clinical trials to begin in late 2020 and early 2021. We also had a $8.9 million increase in personnel-related costs, including share-based compensation, and a $0.9 million increase in facility and other costs due to an increase in employee headcount in the research and development function.
We track outsourced development, outsourced personnel costs and other external research and development costs of specific programs. We do not track our internal research and development costs on a program-by-program basis. Research and development expenses are summarized by program in the table below:
	Nine months ended September 30,
(in thousands)	2019	2020
GM1	$3,665	$10,349
FTD-GRN	6,558	14,714
Krabbe	4,807	11,240
MLD	1,339	2,186
ALS	982	756
CMT2A	—	578
Internal costs, including personnel related	2,415	14,033
Total research and development costs	$19,766	$53,856

Acquired In-Process Research and Development Expenses
We incurred a license fee of $0.5 million with Penn during the nine months ended September 30, 2019.

General and Administrative Expenses
General and administrative expenses increased by $16.7 million to $20.0 million for the nine months ended September 30, 2020 from $3.3 million for the nine months ended September 30, 2019. The increase was primarily due to a $11.6 million increase in personnel-related and share-based compensation expense due to increases in employee headcount. Our professional fees also increased by $1.9 million and our insurance and facility costs increased by $3.3 million as we expanded our operations to support our research and development efforts and incurred more costs associated with operating as a public company.
Change in Fair Value of Future Tranche Right Liability
The change in fair value of our future tranche right liability related to our Series A-1 preferred stock was primarily due to the increase in the estimated fair value of our Series A-2 convertible preferred stock. The future tranche right liability was settled in May 2019.
Interest Income, net
Interest income, net was $0.6 million and $0.3 million for the nine months ended September 30, 2020 and 2019, respectively. Such income is primarily attributable to interest income earned on cash, cash equivalents and marketable securities.
Comparison of the years ended December 31, 2018 and 2019
The following table sets forth our results of operations for the years ended December 31, 2018 and 2019.
	Year ended December 31,
(in thousands)	2018	2019	Change
Operating expenses:
Research and development	$9,167	$29,738	$20,571
Acquired in-process research and development	3,371	500	(2,871)
General and administrative	928	6,951	6,023
Loss from operations	(13,466)	(37,189)	(23,723)
Change in fair value of future tranche right liability	696	(9,141)	(9,837)
Interest income	—	696	696
Net loss	$(12,770)	$(45,634)	$(32,864)

Research and Development Expenses
Research and development expenses increased by $20.6 million from $9.2 million for the year ended December 31, 2018 to $29.7 million for the year ended December 31, 2019. The increase was primarily attributable to an increase of $16.6 million in research and development costs incurred in connection with the Penn Agreement as well as an increase in other research costs of $1.0 million. We also had a $2.7 million increase in personnel-related costs and a $0.3 million increase in facility and other costs due to increases in employee headcount in the research and development function.

We track outsourced development, outsourced personnel costs and other external research and development costs of specific programs. We do not track our internal research and development costs on a program-by-program basis. Research and development expenses are summarized by program in the table below:
	Year ended December 31,
(in thousands)	2018	2019
GM1	$2,074	$6,186
FTD-GRN	5,114	9,390
Krabbe	606	6,493
MLD	573	2,123
ALS	402	1,353
CMT2A	—	57
Internal costs, including personnel related	398	4,136
Total research and development costs	$9,167	$29,738

Acquired In-Process Research and Development Expenses
Acquired in-process research and development expenses was $3.4 million for the year ended December 31, 2018 compared to $0.5 million for the year ended December 31, 2019. The decrease in acquired in-process research and development expense was due to lower license fees incurred under the Penn Agreement.
General and Administrative Expenses
General and administrative expenses increased by $6.0 million from $0.9 million for the year ended December 31, 2018 to $7.0 million for the year ended December 31, 2019. The increase was primarily due to a $3.8 million increase in personnel related and share-based compensation expense due to increases in employee headcount. Our professional fees and facility costs increased by $2.0 million and $0.2 million, respectively, as we expanded our operations to support our research and development efforts.
Change in Fair Value of Future Tranche Right Liability
The change in fair value of our future tranche right liability related to our Series A-1 preferred stock was primarily due to the increase in the estimated fair value of our Series A-2 convertible preferred stock. The future tranche right liability was settled in May 2019.
Interest income
We recognized interest income of $0.7 million during the year ended December 31, 2019, primarily due to the investment of cash proceeds.
Liquidity and Capital Resources
Overview
From inception through September 30, 2020, we funded our operations through the sale of convertible preferred stock, receiving aggregate net proceeds of $221.1 million. Upon the completion of our IPO, we received net proceeds of $227.5 million. As of September 30, 2020, we had $335.7 million in cash, cash equivalents and marketable securities and had an accumulated deficit of $132.0 million. We believe our existing cash, cash equivalents and marketable securities, together with the net proceeds from this offering, will enable us to fund our operations for at least 24 months.
Funding requirements
Our primary use of cash is to fund operating expenses, most significantly research and development expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:
•
the scope, timing, progress and results of discovery, preclinical development, laboratory testing and clinical trials for our product candidates;

•
the costs of manufacturing our product candidates for clinical trials and in preparation for marketing approval and commercialization;

•
the extent to which we enter into collaborations or other arrangements with additional third parties in order to further develop our product candidates;

•
the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•
the costs and fees associated with the discovery, acquisition or in-license of additional product candidates or technologies;

•
our ability to establish additional collaborations on favorable terms, if at all;

•
the costs required to scale up our clinical, regulatory and manufacturing capabilities;

•
the costs of future commercialization activities, if any, including establishing sales, marketing, manufacturing and distribution capabilities, for any of our product candidates for which we receive marketing approval; and

•
revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval.

We will need additional funds to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. We currently have no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical studies.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Cash flows
The following table shows a summary of our cash flows for the periods indicated:
	Year ended December 31,		Nine months ended September 30,
(in thousands)	2018	2019	2019	2020
Cash used in operating activities	$(18,567)	$(39,896)	$(22,418)	$(51,096)
Cash used in investing activities	(2,543)	(1,693)	(1,650)	(135,560)
Cash provided by financing activities	45,971	175,602	176,401	228,352
Net increase in cash and cash equivalents	$24,861	$134,013	$152,333	$41,696

Net Cash Used in Operating Activities
During the nine months ended September 30, 2020, we used $51.1 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $73.3 million. The primary use of cash was to fund our operations related to the development of our product candidates. Cash used in operating activities was partially offset by non-cash charges of $11.0 million related to share-based compensation, depreciation, amortization of premium and discount, net and changes in deferred rent as well as a $11.2 million net increase in our operating assets and liabilities.
During the nine months ended September 30, 2019, we used $22.4 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $32.5 million as well as a $0.6 million net decrease in our operating assets and liabilities. Cash used was partially offset by noncash charges of $10.6 million, consisting of $9.1 million for the loss on the change in fair value of our future tranche right liability, $0.5 million related to an acquired in-process research and development charge, $0.4 million in share-based compensation, and a $0.5 million change in our deferred rent balance.
During the year ended December 31, 2018, we used $18.6 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $12.8 million, the $0.7 million noncash gain on the change in the fair value of our future tranche right liability, and a $8.5 million net increase in our operating assets and liabilities. The primary use of cash was to fund our operations related to the development of our product candidates. Cash used in these activities was partially offset by acquired in-process research and development noncash charges of $3.4 million for amounts incurred in connection with the Penn Agreement as well as the change in our deferred rent balance.
During the year ended December 31, 2019, we used $39.9 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $45.6 million and a $5.9 million net increase in our operating assets and liabilities. Cash used was offset by noncash charges of $9.1 million for the loss on the change in fair value of our future tranche right liability, $1.5 million in share-based compensation, $0.5 million related to an acquired in-process research and development charge, $0.1 million in depreciation expense and a $0.5 million change in our deferred rent balance.
Net Cash Used in Investing Activities
During the nine months ended September 30, 2020, we purchased $135.2 million in marketable securities. During the nine months ended September 30, 2020 and 2019, we used $0.3 million and $1.2 million, respectively, for the purchase of property and equipment. We also acquired an in-process research and development technology license from Penn for $0.5 million during the nine months ended September 30, 2019.
During the years ended December 31, 2018 and 2019, we used $28,000 and $1.2 million, respectively, for the purchase of property and equipment. We also used $2.5 million and $0.5 million during the years ended December 31, 2018 and 2019, respectively, to purchase technology rights from Penn.

Net Cash Provided by Financing Activities
During the nine months ended September 30, 2020 and 2019, financing activities provided $228.3 million and $176.2 million, respectively, from the sale of our common stock and convertible preferred stock, respectively. During the nine months ended September 30, 2020 and 2019, we received $90,000 and $0.2 million from the exercise of stock options, respectively.
During the years ended December 31, 2018 and 2019, financing activities provided $46.0 million and $176.2 million, respectively, from the sale of our convertible preferred stock. During 2019, we received $0.2 million from the exercise of stock options and paid $0.8 million in deferred offering costs.
Contractual Obligations and Other Commitments
The following table summarizes our contractual obligations and commitments at December 31, 2019:
(in thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease	$210	$435	$457	$358	$1,460
Clean room fee owed to Catalent(1)	—	8,000	8,000	4,000	20,000
Total	$210	$8,435	$8,457	$4,358	$21,460

(1)   Assumes clean room is validated in 2021. Clean room validation occurred in 2020.
In September 2018, we entered into an agreement to lease 8,887 square feet of office space in Philadelphia, Pennsylvania, for a term of seven years. The lease includes a renewal option for an additional five years. The initial rent commenced at $0.2 million per year, with 2.5% annual base rent increases plus operating expenses, real estate taxes, utilities and janitorial fees. We occupied this space in early 2019. In April 2020, we entered into an amendment to this lease, which provided that so long as we are not in breach of the initial lease agreement, the initial lease agreement shall terminate five business days after the One Commerce Commencement Date, as defined below.
In April 2020, we entered into an agreement to lease for approximately 37,000 square feet of office space in Philadelphia, Pennsylvania, or One Commerce Lease, with an expected commencement date of January 1, 2021, or the One Commerce Commencement Date, and expected expiration date of November 1, 2031. We have an option to extend the term of the One Commerce Lease by up to two five-year terms. The aggregate estimated rent payments due over the initial term of the One Commerce Lease is $20.4 million. We will post a security deposit in the amount of $34,000. The landlord of One Commerce Lease also will provide us with a tenant improvement allowance of up to $2.8 million.
In December 2020, we entered into an agreement lease for approximately 62,000 square feet of laboratory space. The initial annual rent under the lease is approximately $1.5 million (after partial rent abatement for the first year). The aggregate estimated rent payments due over the initial term of the lease is approximately $40.3 million.
Under the Collaboration Agreement, upon validation of the clean room suite, which was completed in the fourth quarter of 2020, we will pay an annual fee for five years for the use of the clean room suite.
In April 2020, we entered the Manufacturing and Supply Agreement with Catalent to secure clinical scale manufacturing capacity for batches of active pharmaceutical ingredients for our gene therapy product candidates. The Manufacturing and Supply Agreement provides for a term of five years, which period may be extended once, at our option, for an additional five year-period. In consideration for the use of the clean room suite, we have agreed to a minimum amount of purchase commitments for each year in the term, subject to adjustments for inflation. We have the right to terminate the Manufacturing and Supply Agreement for convenience or other reasons specified in the Manufacturing and Supply Agreement upon prior written notice. Either we or Catalent may terminate the Manufacturing and Supply Agreement upon an uncured material breach by the other party, upon the bankruptcy or insolvency of the other party or if the other party is suspended or debarred by the FDA or the U.S. government. If we terminate the Manufacturing and Supply Agreement for convenience and certain other specified events, we are obligated to pay an early termination fee to Catalent.
Further, as part of amending and restating the Penn Agreement in May 2020, we agreed to fund discovery research conducted by Penn for five years, beginning in May 2020. Our funding commitment is $5.0 million a year for five years.
The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. Payments due upon cancellation consisting only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation are not included in the preceding table as the amount and timing of such payments are not known.
The contractual obligations table does not include any potential royalty payments that we may be required to make under our license and collaboration agreement with Penn. We excluded these royalty payments given that the timing of any such payments cannot be reasonably estimated at this time. We also did not include any amounts committed to fund research and development with Penn due to certain provisions for early cancellation of such committed amounts.
Off-Balance Sheet Arrangements
During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and share-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 3 to our annual financial statements included elsewhere in this prospectus, we believe the following accounting policies are the most critical to the judgments and estimates used in the preparation of our financial statements.
Research and Development Expenses
Research and development expenses consist primarily of costs incurred in connection with the development of our product candidates. We expense research and development costs as incurred.
We accrue an expense for preclinical studies and clinical trial activities performed by Penn and other vendors based upon estimates of the proportion of work completed. We determine the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with our internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including our clinical development plan.
We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.
Share-Based Compensation
We recognize compensation costs related to share-based awards granted to employees and directors, including stock options and vesting restricted stock, based on the estimated fair value of the awards on the date of grant. We estimate the grant date fair value, and the resulting stock-based compensation, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.
The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards. These assumptions include:
•
Fair value of common stock—Historically, for all periods prior to our IPO, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors. To determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Since becoming a public company we have used our stock price to determine fair value of our common stock.

•
Expected term—The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

•
Expected volatility—As a privately held company we did not have any trading history for our common stock; accordingly the expected volatility was estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. As a public company we have computed the historical volatility of our own stock price and will continue to use the historical volatility data of our common stock.

•
Risk-free interest rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

•
Expected dividend—We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

The following table presents the weighted-average assumptions used to estimate the fair value of share-based awards granted. There were no share-based awards granted prior to 2019.
	Year ended December 31, 2019	Nine months ended September 30 2020
Risk-free interest rate	2.0%	1.2%
Expected dividend yield	—	—
Expected life	5.75 years	6.06 years
Expected volatility	88.4%	95.5%
We will continue to use judgment in evaluating the assumptions utilized for our share-based compensation expense calculations on a prospective basis. In addition to the assumptions used in the Black-Scholes option-pricing model, the amount of stock-based compensation expense we recognize in our financial statements includes actual stock option forfeitures.
Recent Accounting Pronouncements
See Note 3 to our interim financial statements found elsewhere in this prospectus for a description of recent accounting pronouncements applicable to our financial statements.
JOBS Act accounting election
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS ACT, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards would apply to private companies.
We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided by the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company until the earliest of (1) the last day of our first fiscal year (a) in which we have total annual gross revenues of at least $1.07 billion, or (b) in which we are deemed to be a “large accelerated filer”, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period and (3) December 31, 2025.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS
Overview
We are a genetic medicines company focused on developing transformative therapies for rare, monogenic CNS disorders with limited or no approved treatment options. Our vision is to finally fulfill the promise of gene therapy by developing groundbreaking therapies that transform the lives of patients with rare monogenic CNS diseases. The field of genetic medicine is rapidly expanding and we believe we have a differentiated approach to developing treatments for rare, monogenic CNS disorders that enables us to select and advance product candidates with a higher probability of technical and regulatory success. We have entered into a strategic research collaboration with Penn’s GTP, headed by Dr. James Wilson, a leader in the genetic medicines field. We also leverage our close working relationship with Penn’s ODC to develop historical and prospective comparable natural history patient profiles for comparison to participants in interventional trials. Through this collaboration we have assembled a deep portfolio of genetic medicine product candidates, including our three lead product candidates, all of which we retain global rights to: PBGM01 for the treatment of GM1, PBFT02 for the treatment of FTD and PBKR03 for the treatment of Krabbe disease. Recently, the FDA removed a clinical hold on our IND, and we received a CTA from MHRA, for our Imagine-1 Trial for PBGM01. We also recently submitted IND applications to the FDA for PBFT02 for the treatment of FTD and PBKR03 for the treatment of Krabbe disease. We expect to initiate patient enrollment for Phase 1/2 trials for GM1 in the first quarter of 2021, for FTD in the first half of 2021 and for Krabbe disease in the first half of 2021. We will also continue to explore entering into new collaborations to build our pipeline.
Our research collaboration with GTP provides us with access to one of the premier research institutions in the world for the discovery and preclinical development of genetic medicine product candidates and exclusive rights to certain rare, monogenic CNS disorders. As part of this collaboration, we have exclusive rights to all discovery work and IND-enabling research for up to 17 rare, monogenic CNS indications that we select. In addition to our three lead product candidates, we have four ongoing research programs and an option to license ten additional programs from GTP. Further, we have exclusive rights, subject to certain limitations, to technologies resulting from the discovery program for Passage Bio products developed with GTP, such as novel capsids, toxicity reduction technologies and delivery and formulation. We have global commercial rights to all of our product candidates and believe that our approach to developing therapies for rare, life-threatening diseases that are currently underserved presents an opportunity to efficiently advance our product candidates through clinical development, regulatory approval and ultimately to commercialization.
We founded Passage Bio with the intent to build a differentiated CNS genetic medicines company delivering transformative therapies to patients by combining our team’s experience in rare and neurological disease development, manufacturing and commercialization with the pioneering research expertise of GTP in gene therapy. We are purposefully focusing on rare, monogenic CNS disorders for which we believe our genetic medicine approach provides distinct technical advantages based on decades of research by GTP. GTP conducts rigorous preclinical studies to identify promising product candidates. Our collaboration provides us with access to cutting edge capabilities and innovation in the field of genetic medicine research, including in capsid engineering and next-generation capsid libraries, vector engineering, transgene design and gene therapy modalities, animal disease models and related studies for lead-optimization of product candidates. Further, we believe our team’s deep clinical development experience in rare and neurological diseases will enable well planned clinical trials with the potential for efficient advancement to regulatory approval. In addition, we are engaging with key opinion leaders, practitioners and patient advocacy groups in the field of rare, monogenic CNS disorders that provide strategic input and help inform our clinical development activities. We believe that our ability to execute on the above tenets provides us with product candidates that have an improved profile for clinical development and an enhanced probability of success.
We are focused on developing and commercializing disease-modifying therapies that can have a transformative impact on patients’ lives. Utilizing our rigorous selection process, we have assembled a deep portfolio of product candidates for rare, monogenic CNS disorders. Our first product candidate, PBGM01, utilizes a next-generation

AAVhu68 capsid to deliver to the brain and peripheral tissues a functional GLB1 gene encoding lysosomal beta-galactosidase, or β-gal, for infantile GM1. Our second product candidate, PBFT02, utilizes an AAV1 capsid to deliver to the brain a functional GRN gene encoding progranulin, or PGRN, for FTD caused by progranulin deficiency, or FTD-GRN. Our third product candidate, PBKR03, utilizes a next-generation AAVhu68 capsid to deliver to the brain and peripheral tissues a functional gene encoding the hydrolytic enzyme galactosylceramidase, or GALC, for infantile Krabbe disease. There are currently no approved disease-modifying therapies for these diseases. We believe our lead product candidates have the potential to provide patients with significantly improved outcomes, given our chosen route of ICM administration, which is an injection at the craniocervical junction, our target choice of secreted proteins that leverage the cross-correction mechanism, thereby reducing transduction requirements and our capsid and transgene selection process which allows us to choose vectors that are fit-for-purpose for specific indications.
We also have four programs in the research stage: PBML04 for MLD, PBAL05 for ALS, PBCM06 for CMT2A and one program for an undisclosed target. PBML04 is targeting MLD patients who have mutations in the ARSA gene, PBAL05 is targeting ALS patients who have a gain-of-function mutation in the C9orf72 gene, PBCM06 is targeting CMT2A patients who have a mutation in the MFN2 gene and our undisclosed program is targeting an adult CNS indication. We also have an option to license ten additional programs from Penn in rare, monogenic CNS indications through 2025.
We are led by pioneers and experts with decades of collective experience in genetic medicines, rare disease drug development, manufacturing and commercialization. Our scientific founders, Dr. Stephen Squinto, Dr. James Wilson and Dr. Tadataka Yamada, are world leaders in research and development in the fields of rare disease and genetic medicine. Our founders’ involvement in both academic research and clinical drug development allows us to gain early insight into emerging technologies that informs our business strategy. We have assembled a team whose members have extensive experience in successfully developing, manufacturing and commercializing rare disease and genetic medicine products at companies such as Alexion Pharmaceuticals, Allos Therapeutics, Biogen, GlaxoSmithKline, Janssen Pharmaceuticals, Lycera, Merck & Co., Momenta Pharmaceuticals, NPS Pharmaceuticals, Pharmasset, Ultragenyx Pharmaceutical and ViroPharma.
Our pipeline
We have assembled a deep portfolio of genetic medicine product candidates for rare, monogenic CNS disorders characterized by high unmet medical needs. We intend to further expand our portfolio with genetic medicine product candidates for other rare, monogenic CNS disorders as well as other treatment approaches as technology advances in the field. Our development programs consist of:

(1)
10 additional license options

(2)
Program includes ongoing natural history study of infantile and juvenile GM1 gangliosidosis patients.

PBGM01 for the treatment of GM1
We are currently developing PBGM01, which utilizes a proprietary, next-generation AAVhu68 capsid to deliver to the brain and peripheral tissues a functional GLB1 gene encoding β-gal for infantile GM1. Infantile GM1 is the most common and severe form of GM1, in which patients have mutations in the GLB1 gene that produce little or no residual β-gal enzyme activity. β-gal is an enzyme that catalyzes the first step in the natural degradation of GM1 ganglioside. Reduced β-gal activity results in the accumulation of toxic levels of GM1 ganglioside in neurons throughout the brain, causing rapidly progressive neurodegeneration, with a life expectancy of two to four years. Currently, there are no disease-modifying therapies approved for the treatment of GM1. Early onset infantile GM1 is characterized by onset in the first 6 months of life, while late onset infantile GM1 is characterized by onset between 6 and 24 months. We believe PBGM01 could provide patients with significantly improved outcomes. In preclinical models, we have observed meaningful transduction of both the CNS and critical peripheral organs for GM1 patients using our ICM method of administration in combination with our next-generation AAVhu68 capsid, which involves an injection at the craniocervical junction.
In June 2020, we submitted our IND to the FDA for PBGM01 for the treatment of early and late infantile patients. In July 2020, the IND was placed on clinical hold pending additional biocompatibility risk assessments and/or testing of the proposed ICM delivery device. In December 2020, the FDA notified us that the clinical hold was removed from our IND for PBGM01, which allows us to proceed with our clinical trial. As a result of the IND clearance, we expect to initiate patient enrollment in our Imagine-1 Trial, an international multi-center, open-label, single-arm Phase 1/2 clinical trial of PBGM01 in patients with a diagnosis of early and late infantile GM1, in the first quarter of 2021. In December 2020, we received a CTA for our Imagine-1 Trial for PBGM01 from UK MHRA. We expect to enroll the patients for the United Kingdom clinical study site, which is part of the international program, in the second quarter of 2021. We expect to report initial 30-day safety and biomarker data from the initial cohort mid-year2021.
PBFT02 for the treatment of FTD-GRN
We are currently developing PBFT02, which utilizes an AAV1 capsid to deliver to the brain a functional GRN gene encoding PGRN for the treatment of FTD-GRN. FTD-GRN is an inheritable form of FTD in which patients have mutations in the GRN gene, causing a deficiency in PGRN. PGRN is a complex and highly conserved protein thought to have multiple roles in cell biology, development and inflammation. Emerging evidence suggests that PGRN’s pathogenic contribution to FTD and other neurodegenerative disorders relates to a critical role in lysosomal function. Currently, there are no disease-modifying therapies approved for the treatment of FTD-GRN. We believe PBFT02 may provide patients with significantly improved outcomes. In an NHP model, we observed superior transduction results of the CNS using our ICM method of administration and an AAV1 capsid compared to other AAV capsids. We recently submitted an IND for PBFT02 to the FDA and are in discussions with the FDA regarding the IND. We expect to initiate patient enrollment for a Phase 1/2 trial in the first half of 2021 and anticipate clinical data to be available in late 2021 or early 2022.
PBKR03 for the treatment of Krabbe disease
We are currently developing PBKR03, which utilizes a proprietary, next-generation AAVhu68 capsid to deliver to the brain and peripheral tissues a functional GALC gene encoding the hydrolytic enzyme galactosylceramidase for infantile Krabbe disease. Krabbe disease is an autosomal recessive lysosomal storage disease caused by mutations in the GALC gene, which provides instructions for making an enzyme called galactosylceramidase, which breaks down certain fats, including galactosylceramide and psychosine. This results in the accumulation of psychosine, resulting in widespread death of myelin-producing cells in the CNS and in the peripheral nervous system, or PNS. Without myelin, nerves in the brain and other parts of the body cannot transmit signals properly, leading to the signs and symptoms of Krabbe disease. Currently, there are no disease-modifying therapies approved for the treatment of Krabbe disease. We believe PBKR03 may provide patients with significantly improved outcomes. In preclinical models, we have observed meaningful transduction of both the CNS and other critical peripheral organs for Krabbe disease patients using our ICM method of administration in combination with our next-generation AAVhu68 capsid. We recently submitted an IND for PBKR03 to the FDA and are in discussions with the FDA regarding the IND. We expect to initiate patient enrollment for a Phase 1/2 trial in the first half of 2021 and anticipate clinical data to be available in late 2021 or early 2022.
Research Programs
We also have four programs in the research stage under our license agreement with Penn: PBML04 for MLD, PBAL05 for ALS, PBCM06 for CMT2A and an undisclosed candidate to treat an adult CNS indication. PBML04 is targeting patients with MLD who have mutations in the ARSA gene, PBAL05 is targeting patients with ALS who have a gain-of-function mutation in the C9orf72 gene and PBCM06 is targeting patients with CMT2A who have a mutation in the MFN2 gene. Beyond this portfolio, through our research collaboration with GTP, we also have the option to license programs for ten additional indications in rare, monogenic CNS along with rights and licenses to new gene therapy technologies developed by Penn, such as novel capsids, toxicity reduction technologies and delivery and formulation.
Our Strategy
We are a genetic medicines company focused on developing transformative therapies for rare, monogenic CNS disorders with limited or no approved treatment options. Our vision is to finally fulfill the promise of gene therapy by developing groundbreaking therapies that transform the lives of patients with rare monogenic CNS diseases.
To achieve our vision, we have assembled a world-class team whose members have decades of collective experience in genetic medicines and rare disease drug development and commercialization. We leverage this experience, along with the decades of experience of our scientific founders, Dr. Squinto, Dr. Wilson and Dr. Yamada, as well as the transformative potential of genetic medicine technology to develop treatments that improve outcomes for patients with serious, life-threatening, rare diseases. Patients are considered every step of the way, in every decision we make.
Key elements of our strategy include:
•
Focus on rare, underserved indications for which we can have a transformative impact on patients’ lives. We believe that genetic medicine has the potential to have a transformative impact on rare, monogenic CNS disorders, and on patients’ lives, by providing them with a treatment for life-threatening diseases with no approved disease-modifying treatments.

•
Rapidly advance our lead product candidates into clinical development through commercialization. We leverage our collaboration with GTP, as well as our internal capabilities, to select optimal product candidates for each indication based on extensive preclinical data, including animal data and disease-specific animal models and biomarkers, thus enhancing the probability of clinical success of our product candidates. Our goal is to select candidates that have the potential to address high unmet clinical needs and have transformative therapeutic effects for our patients. If our clinical trials are successful, we plan to meet with regulatory authorities to discuss expedited regulatory approval strategies.

•
Advance and expand our pipeline by identifying and developing additional product candidates into the clinic. We believe our differentiated drug development approach as well as our internal and partnered research capabilities may allow us to address a broad range of rare, monogenic CNS disorders, thus expanding our pipeline. Through our collaboration with GTP, we are continuing to develop additional genetic medicine product candidates targeting life-threatening, rare, CNS monogenic disorders. Beyond our three initial lead product candidates, we have four additional products advancing through the discovery stage. We also have the option to license ten additional rare, monogenic CNS indications from GTP through 2025.

•
Extend existing and establish new relationships with patients and patient advocacy groups. Patients are at the core of what we do. We have been engaging with them and with their advocacy groups since our inception, and have acquired an intimate understanding of how we can positively impact their lives. These relationships deeply inform us as we develop and ultimately seek to commercialize our product candidates. Our relationship with Penn’s ODC, which is currently performing a natural history study for GM1 we are funding, represents an example of our strategy, and has been helping us to engage effectively with patients. We have also established a collaboration with Invitae to facilitate genetic testing and support early identification of GM1 through Invitae’s Detect Lysosomal Storage Disorders, as well as provide clinical trial information to physicians and patients.
•
Continue to develop proprietary manufacturing capabilities. We believe the quality, reliability and scalability of our genetic medicine manufacturing techniques and know-how will be a critical advantage to our long-term success. We currently have access to a state-of-the-art purpose-fit manufacturing suite through Catalent Maryland (formerly Paragon Gene Therapy), a unit of Catalent Biologics, Inc., or Catalent. We expect this facility will be capable of producing supplies of our product candidates sufficient to conduct our clinical trials and potentially for initial commercial launch of our lead product candidates, if approved. Catalent will also provide packaging, labeling and distribution services through its FastChain® demand led supply offering, which we believe is well suited to studies of advanced therapy medicinal products. We expect to open our own laboratory in the second quarter of 2021, which will initially focus on state-of-the-art analytical capabilities, clinical assay development and validation, biomarker assay validation and clinical product testing to support both viral vector manufacturing and clinical development. We will continue to invest in developing our manufacturing capabilities and plan to establish our own manufacturing facility for long-term commercial supplies.

•
Selectively enter into new discovery relationships with premier research institutions and expand our existing collaboration. We will continue to foster our well-established relationship with Penn, and potentially enter into new collaborations to build our pipeline. We will look to nurture our genetic medicine technology capabilities by keeping abreast of advances in next-generation capsid development, promoter selection, transgene design, gene silencing and gene editing, which will help us to engineer optimal product profiles to address life-threating rare, monogenic CNS disorders characterized by high unmet medical needs.

Genetic Medicine Background
Each person’s genetic material, or genome, consists of deoxyribonucleic acid, or DNA, in sequences of genetic code called genes. The DNA in the human genome contains approximately three billion nucleotide base pairs, and small changes, or mutations, routinely occur in the base pairs. A mutation in a single gene can alter the amount or activity of the protein expressed by the gene, causing deformities and disease. Currently, there are estimated to be over 10,000 diseases caused by a genetic abnormality in a single gene. These are also known as monogenic diseases. Based on research commissioned by us, we believe there are at least 790 rare monogenic CNS diseases. We believe there are no currently approved disease modifying treatments for any rare monogenic CNS diseases.
The development of molecular therapeutics to modulate human gene expression and correct disease-causing genetic defects had its advent several decades ago, and with advances in science and a deeper understanding of human genetics it has expanded to include a broader range of genetic medicines with the potential to modulate gene expression through additional molecular mechanisms.
These transformative genetic medicines include gene therapy (delivery of an external gene to replace a defective gene), gene silencing (delivery of a DNA or ribonucleic acid, or RNA, based therapeutic that modulates the transcription or translation of an injurious gene product), gene editing (delivery of a DNA or RNA-based therapeutic that corrects the expression of targeted genes) and combinations of these therapeutic modalities. We believe that this expanded molecular biological tool box will provide new therapeutics with the potential to deliver highly potent and safe interventions across a diverse set of genetic diseases, offering several advantages, including:
•
Potential to treat most diseases of genetic etiology. Theoretically, it should be possible to design and deliver a genetic medicine to correct the expression of any human protein whose presence, absence or activity causes disease.

•
Potential to target mechanisms that have not been effectively or safely modulated by traditional small molecule or protein-based therapeutics. The inherent specificity of genetic medicines for unique nucleic acid sequences can provide a high therapeutic index resulting from high potency and the potential to deliver adequate doses while avoiding off-target safety liabilities.

•
Efficient delivery of transformative therapeutics. Because genetic medicines are designed to deliver a long-standing effect following a single administration, a single dose of these therapeutics has the potential to provide clinical benefits for many years.

Genetic medicines can be designed to mitigate challenges faced by other approaches in the development of therapeutics for the CNS. Rare, monogenic CNS disorders are among the most devastating in their impact on patients and their families. These disorders are generally life-threatening to patients. There is a significant need for genetic medicines that can target these genes because the brain is susceptible to mutations in single genes. Due to a historical preference in the drug industry to develop drugs for broader CNS indications, many of these rare CNS disorders currently have no approved therapies. We are focused on rare, monogenic CNS disorders because they offer a compelling opportunity for the effective application of genetic medicines.
Our Approach
The field of genetic medicine is rapidly expanding and we believe we have developed a differentiated approach to developing treatments for rare, monogenic CNS disorders that allows us to select and advance product candidates with a higher probability of technical and regulatory success. Our gene therapy product candidates use an AAV, a small, non-pathogenic virus that is genetically engineered to function as a delivery vehicle, or vector. The AAV is administered to a patient to introduce a healthy copy of a mutated gene to the cells in a process referred to as transduction. The components of an AAV gene therapy vector include the therapeutic gene that makes up the DNA payload, or the transgene, the outer viral shell that encloses the DNA payload, or the capsid, and any promotors added to the vector to boost expression of the transgene. The AAV is often described by the serotype, or strain, of the vector. The core tenets of our approach include a rigorous process for selecting product candidates, mitigation of early development risk through relationships with leading researchers and academic institutions, and mitigation of clinical development risk through deep relationships with patient advocacy groups, key opinion leaders and practitioners. Together, these relationships allow us to directly benefit from decades of collective experience, the latest technologies and contemporary perspectives from patients and their experiences.
Rigorous Process for Selecting Product Candidates
In selecting our product candidates, we focus initially on optimizing transduction and expression of transgenes in the indication-specific target tissues. This involves prioritizing the following principles: selection of the route of administration to maximize transgene biodistribution; selection of capsid, transgene and promoter to optimize efficiency of transduction and expression in the target tissue; leveraging biological mechanisms such as cross-correction to maximize availability of transgene product to target cells; and the effective use of biomarkers to assess treatment effects on transduction, transgene expression and on disease pathophysiology.
•
Optimal route of administration: Identifying the optimal route of administration for AAV gene therapy is critical to achieving safe and effective levels of transgene expression in the targeted location in the CNS. The optimal route of administration for CNS treatments should also leverage the immuno-privileged aspects of the CNS to reduce the potential effects of neutralizing antibodies, or NAbs, on AAV capsids, which are often faced by gene therapy product candidates. We will evaluate preclinical studies and other data to decide the preferred route of administration on a program-by-program basis. For our three lead product candidates, we believe that ICM delivery is the optimal route of administration as compared to other potential delivery mechanisms due to its diffuse delivery distribution, potential for improved biodistribution to the brain and spinal cord and transduction, and lower expected toxicity. Delivery through ICM can also reduce the potential impact of NAbs as compared with intravenous administration. We believe that by using ICM we can achieve comparable protein expression at lower dosages than would be required by other delivery routes.

•
Capsid, transgene and promoter selection: For each of our programs, we conduct rigorous studies to select the capsid, transgene and promoter to use for our product candidate. We identify the optimal AAV gene therapy for each of our indications depending on the target indication, our goal of CNS and/or PNS transduction, and the target brain regions and cell types. Typically, we compare multiple capsids in NHPs to identify the capsid best suited for each program.

•
Cross-correction: Our three lead product candidates exploit the cross-correction mechanism by which secreted gene product from transduced cells is taken up by non-transduced neurons. We believe this cross-correction mechanism can help overcome the limits of vector biodistribution and CNS transduction inefficiency that are characteristic of other genetic medicine approaches, and ultimately drive clinical benefit.

•
Effective use of biomarkers: Our development program targets must have measurable, predictive biomarkers to inform early and efficient clinical development decisions. These include pharmacodynamic biomarkers to confirm achievement of target levels of transduction and gene expression, and disease activity and progression biomarkers to confirm downstream effects on the underlying disease pathophysiology.

Mitigation of Early Development Risk of Programs Prior to IND submission
We have a strategic research collaboration with GTP, which is led by our co-founder and Chief Scientific Advisor, Dr. Wilson, and which we believe positions us at the forefront of gene therapy research. This collaboration provides us with access to differentiated discovery technology and expertise that informs the basis of our product candidate selection and subsequent development.
Our strategic research collaboration with GTP provides us with access through 2025 to one of the premier gene therapy research institutes in the world for the discovery and preclinical development of gene therapy product candidates and exclusive rights to certain rare, monogenic CNS disorders, including next-generation AAV capsid technology and vector engineering, and state-of-the art preclinical animal studies, including NHP models. GTP currently employs approximately 300 staff with cutting edge expertise and capabilities in gene therapy research and preclinical development.
Our collaboration with GTP allows us to choose programs that have been or will be validated through extensive testing in preclinical disease models, and, once selected, to collaborate with GTP on further preclinical optimization of our product candidate, such as vector choice, transgene construct and route of administration. We believe this collaboration improves our probability of technical and regulatory success in developing product candidates that provide transformative clinical benefits.
Once we select a particular rare, monogenic CNS indication for further development, GTP, with our close involvement and oversight, embarks on a rational discovery and development program to design product candidates that may provide improved clinical benefit. We usually evaluate transduction efficiency and biodistribution using multiple different capsids in NHPs to select the capsid best suited for the targeted indication. GTP also works to optimize the delivery method used for each product candidate by balancing delivery, efficacy, safety, host immunity and ease of administration. We believe the translational preclinical characterization provided by GTP, including the use of NHP models for vector screening and toxicology, reduces the early-stage development risk of our product candidates.
Pursuant to our research collaboration, GTP will also notify us of any new technologies it discovers, develops or engineers as part of its discovery program through 2025. We then have the option to acquire the right to use such new technologies for our product candidates for our selected indications.
Mitigation of Clinical Development Risk through Our Relationship with Penn’s ODC
We also have a strong relationship with Penn’s ODC. As part of our research collaboration with GTP, we have access to Penn’s ODC’s insights and capabilities in the study of rare diseases. We leverage our close working relationship with Penn’s ODC to develop historical and prospective external data for each disease for use in building comparable patient profiles of participants in interventional trials. In addition, we believe Penn’s ODC’s close ties to leading clinical centers for rare, monogenic CNS disorders will improve our ability to identify potential patients for trial enrollment, and enhance patient retention and data quality. Penn’s ODC is currently performing a natural history study for GM1 funded by us.

Our Product Candidates
GM1—PBGM01
Overview of GM1
GM1 is a rare and often life-threatening monogenic recessive lysosomal storage disease that results in progressive damage to both the CNS and the peripheral tissues. The infantile form of the disease is characterized by onset in the first two years of life with symptoms including hypotonia (reduced muscle tone), progressive CNS dysfunction leading to deafness, blindness, enlarged liver and spleen, rigidity and progressive skeletal dysplasia that leads to restrictive lung disease and aspiration pneumonia. Early onset infantile GM1, also referred to as Type I, is characterized by onset in the first six months of life, while late onset infantile GM1, also referred to as Type IIa is characterized by onset between six and 24 months. The disease rapidly progresses, with a life expectancy of less than two years for early infantile GM1 and five to ten years for late infantile GM1.
GM1 is caused by recessive mutations in the GLB1 gene, which encodes lysosomal acid beta-galactosidase, or β-gal, an enzyme that catalyzes the first step in the natural degradation of GM1 ganglioside. Reduced β-gal activity results in the accumulation of toxic levels of GM1 ganglioside in neurons throughout the brain, causing rapidly progressing neurodegeneration. GM1 manifests as a continuum of clinical severity, ranging from infants with earlier onset and more severe and rapidly progressive disease to those with later juvenile or adult onset, slower progression and less severe manifestations.
The global incidence of GM1 has been estimated to be 0.5 to 1 in 100,000 live births, with infantile GM1 representing approximately 62.5% of such cases. No states include GM1 in mandatory infant screening. We engaged a third-party data-analytics firm to conduct an analysis of a variety of de-identified electronic medical records. Based on this analysis, we estimate the incidence of infantile GM1 to be approximately 1.4 in 100,000. Currently, there are no approved disease-modifying therapies available. Supportive treatment options include the use of feeding tubes or ventilators for infants with GM1.
Program selection
We chose GM1 as one of our lead clinical programs because it met our criteria for rare, monogenic CNS disorders in which we believe we can develop product candidates with a higher probability of technical and regulatory success and have a substantial impact on the lives of severely underserved patients. GM1 offers potential cross-correction, biomarker data and preclinical validation that are supportive of advancing GM1 into the clinic.
•
Cross-correction: Following treatment with PBGM01, we expect newly synthesized β-gal to be secreted by transduced cells, which could provide a depot of secreted enzyme that could be taken up by other cells, resulting in the potential for cross-correction and broad CNS and peripheral organ enzyme replacement.

•
Biomarkers: There are known biomarkers in GM1 that are measurable and available to assist in drug development.

•
Pharmacodynamic biomarkers. In our preclinical studies, biomarkers including β-gal activity and hexosaminidase, or HEX, activity showed treatment-related effects in PBGM01-treated GLB1 knockout mice. Cerebrospinal fluid, or CSF, collected at the time of necropsy showed β-gal activity exceeding that of disease-free heterozygous control mice. β-gal activity in the brains of PBGM01-treated GLB1 knockout mice was similar to normal control mice. Peripheral organs, including the heart, lungs, liver and spleen, also exhibited elevated β-gal activity in PBGM01-treated mice.

•
Disease progression biomarkers. Recent MRI studies of infants with GM1 have shown longitudinal changes in infantile GM1 consistent with progressive brain atrophy and ventricular enlargement, suggesting that brain MRI would be a useful biomarker to detect and help verify treatment effects on disease pathophysiology.

•
Preclinical validation: We used our GLB1 knockout mouse disease model showing both clinical and histological manifestations of GM1 in preclinical studies. In these studies, we observed a robust dose-related improvement in both neurological status, histologic lysosomal storage pathology and survival following treatment with PBGM01.

Product Candidate Development Strategy
We have chosen the earliest and most severe form of GM1 for clinical development for several reasons. Within GM1, infantile GM1 represents the greatest medical need, as affected infants often do not survive two years, and thus are in immediate need of an effective therapy. We expect treatment-related efficacy to be measurable sooner after treatment in this more rapidly progressing form of GM1. Children with onset forms of GM1 later than infantile are caused by less severe reductions of β-gal enzyme activity, generally demonstrate slower progression and more variable clinical courses, likely requiring larger and longer clinical trials and a broader control group. If our initial clinical trials in infantile GM1 are successful, we intend to explore expansion of the indication with trials in later onset forms of GM1.
Our Product Candidate
We are developing PBGM01 to treat infantile GM1, with a single dose of PBGM01 by ICM injection. PBGM01 utilizes a next-generation AAVhu68 viral vector to deliver modified DNA encoding the β-gal enzyme to a patient’s cells. The goal of this vector and delivery approach is to increase levels of the β-gal enzyme in both the CNS and the peripheral tissues. We selected the AAVhu68 capsid and ICM route due to the superior transduction observed in cells of the CNS and peripheral organs, which are both affected in GM1 disease patients. Based on prior capsid comparison studies, we chose the AAVhu68 vector because it has the potential to provide corrective β-gal enzyme to both the CNS and peripheral tissues, which we believe gives us the potential to treat both the CNS pathologies and the peripheral manifestations observed in GM1 disease.
We believe gene replacement with PBGM01 and consequent wide brain distribution and uptake of the β-gal enzyme has the potential to greatly reduce the accumulation of GM1 gangliosides, reversing neuronal toxicity, thereby restoring developmental potential and improving the quality of life for treated patients. We will evaluate this clinically by assessing prevention of further developmental regression and restoration of developmental trajectories, as measured by developmental milestones using accepted clinical scales, observer reported outcomes and video recordings.
Preclinical studies
Proof of concept GLB1 Knockout Mouse Study
Preclinical studies were conducted using a GLB1 knockout mouse model of GM1 (mice that carry homozygous mutations in the GLB1 gene, or GLB1—/—mice). The studies compared GLB1—/—mice treated with PBGM01, GLB1—/—mice treated with vehicle (phosphate-buffered saline, or PBS) and disease-free mice that are heterozygous GLB1 mutation carriers, or GLB1+/—mice, treated with vehicle. In this study, all mice were treated at one month of age and observed until four months of age, which is when GM1 mice typically develop marked gait abnormalities associated with brain GM1 ganglioside levels similar to those of infantile GM1 patients with advanced disease. All mice were treated with an intracerebroventricular, or ICV, injection of either PBGM01 (denoted in the following graphics as AAV) or vehicle. Ninety days after treatment, all animals were euthanized and tissues collected, referred to as necropsy, for histological and biochemical analysis. Serum β-gal activity was measured at various time points following treatment (days 0, 10, 28, 60 and 90). β-gal activity in the brain, CSF and peripheral organs were evaluated at the time of necropsy.
The figure below shows that PBGM01-treated GLB1—/—mice had substantially higher serum β-gal activity following treatment than vehicle-treated GLB1—/—mice and similar β-gal activity to vehicle treated heterozygous control mice. Elevated serum β-gal activity as measured in nanomolar per milliliter per hour, or nmol/ml/h, was achieved shortly after treatment for all PBGM01-treated mice and persisted throughout the study for all but two PBGM01-treated mice, both of which exhibited antibodies against human β-gal.

Serum β-gal activity
The following figure shows β-gal activity in the brain as measured in nanomolar per milligram per hour, or nmol/mg/h, and CSF following necropsy. β-gal activity in the PBGM01-treated mice exceeded the vehicle-treated GLB1—/—mice in both the brain and the CSF.
Treatment with PBGM01 increased β-gal activity in the brain and CSF in a knockout mouse model
*p<0.05, **p<0.01, NS=not significant.
Statistical significance is important and when used herein is denoted by p-values. The p-value is the probability that the reported result was achieved purely by chance (for example, a p-value < 0.001 means that there is a less than 0.1% chance that the observed change was purely due to chance). Generally, a p-value less than 0.05 is considered to be statistically significant.
The following figure shows β-gal activity in the lungs, liver, heart and spleen following necropsy. In each organ, β-gal activity in the PBGM01-treated GLB1—/—mice exceeded activity levels in vehicle-treated GLB1—/—mice. This data supports the potential of PBGM01 to provide corrective β-gal enzyme activity to peripheral organs and suggests that treatment with PBGM01 could address both the CNS and peripheral manifestations observed in GM1 patients.
Treatment with PBGM01 Increased β-gal Activity in Peripheral Organs in A
Knockout Mouse Model
**p<0.01, NS=not significant.
We also assessed correction of brain abnormalities using biochemical and histological assays following necropsy. Lysosomal enzymes are frequently upregulated in lysosomal storage diseases, an observation that has been confirmed in GM1 patients. Therefore, we measured the activity of the lysosomal enzyme HEX in brain lysates. The figure below shows that the activity of HEX in PBGM01-treated GLB1—/—mice was normalized as compared to GLB1+/—control mice, while vehicle-treated GLB1—/—mice exhibited elevated total HEX activity.

Treatment with PBGM01 normalized hexosaminidase activity in brain in a knockout mouse model
**p<0.01, NS=not significant.
Histological analysis
In addition to the knockout mouse model, we also performed a histological analysis comparing PBGM01-treated GLB1—/—mice to both vehicle-treated GLB1—/—mice and GLB1+/—control mice following necropsy. We evaluated lysosomal storage lesions by staining brain sections with filipin, a fluorescent molecule that binds GM1 ganglioside, as well as immunostaining for lysosomal-associated membrane protein 1. Filipin staining revealed marked GM1 ganglioside accumulation in neurons of the cortex, hippocampus and thalamus of the vehicle-treated GLB1—/—mice, which was normalized in the GLB1—/—mice treated with PBGM01. Immunohistochemistry demonstrated increased lysosomal membrane staining in the cortex and thalamus of vehicle-treated GLB1—/—mice, which was reduced in PBGM01-treated GLB1—/–mice similar to GLB1+/—control mice.
Evaluation of Treatment-Effects on Neurological Function
In order to evaluate neurological function in PBGM01-treated GLB1—/—mice, gait analysis was performed at four months of age (three months after PBGM01 or vehicle administration) over two consecutive days using the CatWalk XT gait analysis system, a commonly used assessment of motor performance in mice. Average walking speed and the length of the hind paw print were quantified for each animal across at least three assessments on the second day of testing. Slower speed and elongated paw prints are indicative of impaired motor performance. As shown in the figure below, walking speed and paw print length improved significantly in PBGM01-treated GLB1—/—mice compared to vehicle-treated GLB1—/—mice, and were similar to the GLB1+/—control mice.

Treatment with PBGM01 Improved Gait Assessment in A Knockout Mouse Model
*p<0.05, **p<0.01, NS=not significant.
Dose Ranging Pharmacology Study
A pharmacology study was conducted to evaluate the minimum effective dose, or MED, and β-gal expression levels in a GLB1 knockout mouse model of GM1 following ICV administration of PBGM01. In this study, GLB1—/—mice were ICV-administered with PBGM01 at four separate dose levels. Other GLB1—/—mice and heterozygous GLB1 mice were ICV-administered with vehicle. The mice were separated into two groups, with one group necropsied at day 150, or the Day 150 Group, and one group necropsied at day 300, or the Day 300 Group. There were twelve mice in each cohort in each group.
In this study, ICV administration of PBGM01 resulted in stable, dose-dependent increases in transgene product expression in the brain and peripheral organs, resolution of brain lysosomal storage lesions, improvements in neurological phenotype and increased survival of GLB1—/—mice. The lowest dose evaluated is considered the MED based on statistically significant improvements in survival, neurological exam scores and brain storage lesions at that dose.
Survival data
The figure below shows survival data of each cohort in the Day 300 Group of the study. All 12 vehicle-treated GLB1—/—mice were euthanized according to the study defined euthanasia criteria prior to the scheduled study endpoint due to disease progression with neurological signs, characterized by ataxia, tremors and limb weakness. The median survival of this group was 268 days (185-283 days). In the lowest dose cohort, five of twelve mice were euthanized due to disease progression. In the second lowest dose cohort, one of twelve mice was euthanized due to disease progression. All mice in the two highest dose cohorts survived to the study endpoint.

Survival Curves Following Administration of PBGM01 or vehicle
Neurological examinations
A standardized neurological examination was performed in a blinded fashion every 60 days through day 240, and an average total severity score was obtained. Data for the Day 150 Group and Day 300 Group were combined by treatment and genotype. The figure below shows average total severity score for each cohort as of each assessment period. The results of vehicle-treated GLB1—/—mice exhibited progressively higher total severity scores indicative of progressive neurological signs beginning at the day 120 assessment. At the lowest dose of PBGM01, a progressive increase in the total severity score was also observed at the day 120 assessment, although the total severity score was significantly lower than that of the vehicle-treated GLB1—/—mice at the same assessment point. At the second lowest PBGM01 dose, minimal abnormalities were detectable in seven of twelve mice at the day 240 assessment. At the two highest doses of PBGM01, neurological abnormalities were not apparent, and total severity scores for these groups were similar to those of the vehicle-treated GLB1+/—controls at each assessment point.
Neurological Examinations Through Day 240
Histological analysis
A histological analysis was also performed comparing brain sections of PBGM01-treated GLB1—/—mice, vehicle treated GLB1—/—mice and vehicle treated GLB1+/—control mice at baseline, day 150 and day 300. Brain sections were stained for the lysosomal membrane protein LAMP1, and cortical cells positive for LAMP1 (i.e., cells exhibiting lysosomal distention) were quantified in scanned sections using an automated program. For animals that did not survive to the scheduled day 300 necropsy due to disease progression (all animals survived to day

150), brains were collected at the time of euthanasia, and data are presented as part of the day 300 cohort. The results of this analysis are shown in the figure below. Untreated GLB1—/—baseline mice necropsied on day 1 exhibited a higher proportion of LAMP1-positive cells in the brain compared to that of untreated GLB1+/—baseline controls. At both day 150 and day 300, PBGM01-treated mice exhibited a dose-dependent reduction in the proportion of LAMP1-positive cells compared to vehicle-treated necropsied GLB1—/—controls. At the two highest doses of PBGM01, the proportion of LAMP1-positive cells were reduced to levels similar to those of vehicle-treated GLB1+/—controls at day 150 and day 300.
β-gal activity
β-gal activity was measured in serum on the day of dosing and every 60 days thereafter until day 240. At necropsy, β-gal activity was measured in the brain and peripheral organs (heart, liver, spleen, lung and kidney). As shown in the figure below, average β-gal activity in serum in GLB1—/—mice in the Day 300 Group administered the highest dose of PBGM01 was approximately 10-fold greater than that of vehicle-treated GLB1+/—controls. At the second highest dose of PBGM01, serum β-gal activity in GLB1—/—mice was similar to that of vehicle-treated GLB1+/—controls. Serum β-gal activity in GLB1—/—mice for all other PBGM01 doses was similar to that of vehicle-treated GLB1—/—controls.

β-Galactosidase Activity in Serum of Glb1—/—Mice Treated with PBGM01 or vehicle (day 240)
As shown in the figure below, β-gal activity was detectable in the CSF of all mice evaluated. GLB1—/—mice that were administered the two highest doses of PBGM01 displayed average CSF β-gal activity levels exceeding that of vehicle-treated GLB1+/—controls. CSF was not collected from vehicle-treated GLB1—/—mice because none survived to day 300. The shaded gray area in the figure below reflects the range of β-gal activity in CSF from GLB1—/—mice based on data from ten vehicle-treated animals from a prior study. β-gal activity in CSF was generally dose-dependent, although β-gal activity appeared to be similar in the two lowest dose groups.

β-Galactosidase Activity in CSF of PBGM01-Treated GLB1—/—mice and Vehicle-Treated Controls (Day 300)
The figures below show β-gal activity in the brain, heart and liver following necropsy. In the brain, β-gal activity increased in a dose-dependent manner in PBGM01-treated GLB1—/—mice. Average β-gal activity for all dose groups was higher than that of the vehicle-treated GLB1—/—controls. However, only the two highest dose groups exhibited higher average β-gal activity than that of the vehicle-treated GLB1+/—controls at both assessment points.
Some peripheral organs also exhibited dose-dependent increases in β-gal activity after PBGM01 administration. The heart displayed dose-dependent increases in β-gal activity, resulting in average levels higher than that of vehicle-treated GLB1—/—mice at all doses. However, only the two highest doses restored β-gal activity to levels similar to or higher than that of vehicle-treated GLB1+/—controls at both assessment points.
The liver displayed dose-dependent increases in β-gal activity after PBGM01 administration. At all doses except the lowest dose, average β-gal activity levels at both assessment points were higher than that of vehicle-treated GLB1—/—mice and similar to or higher than that of vehicle-treated GLB1+/—controls.

β-Galactosidase Activity in Brain, Heart and Liver of PBGM01-treated
GLB1—/—Mice and Vehicle-Treated Controls
NHP Toxicology Study
A 120-day good laboratory practice, or GLP, -compliant toxicology study was conducted in NHPs to assess the safety, tolerability and biodistribution and excretion (shedding) profile of PGM01 following ICM administration.
Juvenile male and female rhesus macaques received a single ICM administration of vehicle or one of three dose levels of PGM01. Animals from each cohort were euthanized either 60 or 120 days following administration. In-life evaluations included clinical observations performed daily, multiple scheduled physical exams, standardized neurological monitoring, sensory nerve conduction studies, or NCS, body weights, clinical pathology of the blood and CSF, evaluation of serum-circulating NAbs and assessment of vector pharmacokinetics and vector excretion. Animals were necropsied, and tissues were harvested for a comprehensive histopathological examination, measurement of T-cell responses and biodistribution analysis.
Key results from this study were:
•
ICM administration of PBGM01 was well-tolerated at all doses evaluated. PBGM01 produced no adverse effects on clinical and behavioral signs, body weight, or neurological and physical examinations. There were no abnormalities of blood and CSF clinical pathology related to PBGM01 administration except for a mild transient increase in CSF leukocytes in some animals.

•
ICM administration of PBGM01 resulted in vector distribution in the CSF and high levels of gene transfer to the brain, spinal cord and dorsal root ganglia, or DRG. PBGM01 also reached high levels in peripheral blood and liver.

•
Evaluation of PBGM01 DNA excretion demonstrated detectable vector DNA in urine and feces five days after administration, which reached undetectable levels within 60 days.

•
T-cell responses to the vector capsid and/or human transgene product were detectable in the peripheral blood mononuclear cells and/or tissue lymphocytes (liver, spleen, bone marrow) in the majority of PBGM01-treated animals. T-cell responses were not generally associated with any abnormal clinical or histological findings.

•
Pre-existing NAbs to the vector capsid were detected in some animals and did not appear to influence gene transfer to the brain and spinal cord, although the presence of pre-existing NAbs correlated with reduced hepatic gene transfer.

•
Transgene expression and β-gal enzyme activity in CSF and serum of NHPs was limited by the nature of the assay, which could not distinguish human β-gal enzyme versus endogenous rhesus β-gal enzyme. The analysis was also complicated by the rapid loss of transgene product activity after Day 14, which was likely due to an antibody response to the human transgene product . Despite these caveats, β-gal activity in the CSF and serum was detectable in animals from all dose groups 14 days after administration of PBGM01.

•
In the CSF, animals receiving the two higher doses displayed β-gal activity levels that were approximately two-fold and four-fold higher than the levels of vehicle-treated controls, respectively. Furthermore, expression in the CSF was not affected by the presence of pre-existing NAbs to the vector capsid, supporting the potential to achieve therapeutic activity in the CNS in infantile and late infantile patients with GM1 regardless of NAb status.

•
In serum, animals lacking pre-existing NAbs to the vector capsid trended towards higher β-gal enzyme activity compared to that of either the vehicle-treated controls or animals positive for pre-existing NAbs to the vector capsid. This result suggests the potential for therapeutic activity in peripheral organs for NAb-negative infantile and late infantile patients with GM1.

•
PBGM01 administration resulted in asymptomatic degeneration of the trigeminal ganglia, or TRG, and DRG sensory neurons and their associated central and peripheral axons. The severity of these lesions was typically minimal to mild. These findings were not clearly dose-dependent, although there was a trend of more severe lesions in the mid-dose and high dose cohorts. Degeneration of sensory neuron cell bodies was less severe at day 120 than day 60, indicating that these lesions are not progressive, although the subsequent axon degeneration and fibrosis may continue to evolve over several months. Consistent with these findings, two animals that exhibited the most severe axon loss and fibrosis of median nerves upon necropsy at day 120 had exhibited a reduction in median nerve sensory action potential amplitudes by day 28 with no subsequent progression. Due to the presence of asymptomatic sensory neuron lesions in all dose groups, a no-observed adverse effect level was not defined.

The figures below show the degeneration in the DRG, the spinal cord and median nerve axon and median nerve fibrosis as of day 120, as measured by histological analysis and scoring of severity of lesions from 0 (none) to 5 (severe). The two animals that exhibited the most severe axon loss and fibrosis with decreased sensory nerve action potential, or SNAP, are shown in red.

Severity of DRG, Spinal Cord and Median Nerve Lesions at Day 120
The figures below show the change in median sensory nerve conduction as of each measuring point in the study, as measured by median sensory action potential in microvolts.
Median Sensory Nerve Conduction Studies
Clinical development
Our clinical development plan is to start with trials in infantile GM1, and if successful, explore expansion of the indication with trials in later onset forms of GM1.

We expect to initiate patient enrollment of a multi-center, open-label, single-arm Phase 1/2 clinical trial of PBGM01 in patients with a diagnosis of early and late infantile GM1 beginning in the first quarter of 2021. Our initial cohort will be in patients with late infantile GM1, and we expect to report initial 30-day safety and biomarker data from this cohort mid-year 2021. During the IND review, we addressed specific clinical and protocol questions raised by the FDA, and the agency confirmed that there are no further clinical information requests pertaining to initiation of the trial. Based on the discussions with FDA, we have changed the design to specifically study early and late infantile patients in separate, smaller cohorts. We now plan to enroll a total of four cohorts of two patients each, with separate dose-escalation cohorts for late onset infantile GM1 patients (with onset prior to 18 months in age) and early onset infantile GM1. This will test a low dose that exceeds the MED, as determined in our preclinical studies, and a 3-fold greater high dose. The first cohort will be in patients diagnosed with late infantile GM1 with low dose treatment. There will be a 60-day interval between subjects dosed within a cohort to allow review of biomarker and safety data before dosing the next subject. Following the completion of this first cohort and review of safety outcomes, we will simultaneously commence recruitment for both the high dose late infantile GM1 and the low dose early infantile GM1 cohorts. Upon completion of the low dose early infantile cohort, a high dose cohort will be enrolled. Following these dose-escalation cohorts, each patient population will be enrolled into a confirmatory cohort. Patients will be evaluated over two years for safety and efficacy, followed by an additional 36 months of long-term follow up. We have manufactured the PBGM01 clinical supply and have established a clinical supply chain to support clinical trial initiation in the United States and the UK. The following graphic illustrates this planned trial design.

Expansion Cohort
Late Infantile
n = 6
Expansion Cohort
Early Infantile
n = 6
COHORT 2
Late Infantile
n = 2
COHORT 4
Early Infantile
n = 2
HIGH DOSE
LOW DOSE
COHORT 1
Late Infantile
n = 2
COHORT 3
Early Infantile
n = 2
DSMB review

We expect that pre-specified primary endpoints will include safety and efficacy. Efficacy will be evaluated by prevention of further developmental regression and by restoration of developmental trajectories, as measured by developmental milestones using accepted clinical scales, observer-reported outcomes and video recordings. Secondary outcomes will include serum and CSF β-gal enzyme activity and disease progression endpoints including evaluations using EEG and MRI. Our initial biomarker data will include blood and CSF β-gal enzyme activity. While blood β-gal activity is generally measurable due to the normal activity levels found in blood, it may be difficult to detect in the CSF due to lower normal activity levels in the CSF. We are working on improving our analytical capabilities to detect lower levels of B-gal activity. Due to our ICM delivery, we believe that if a treatment-related increase in blood B-gal activity is detected, this will suggest that there has also been a treatment-related increase in CSF β-gal enzyme activity.

Depending on the results from the dose escalation cohorts we plan to obtain input from regulatory agencies on the requirements to submit for regulatory approval for commercialization in the United States and internationally.
Natural History Data
We are currently funding a GM1 natural history study being conducted by Penn’s ODC to collect prospective data on clinical disease progression in infantile and juvenile GM1. This data will be used to construct natural history patient profiles for use as matched case controls for comparison to the profiles of treated participants in our planned Phase 1/2 clinical trial.
Regulatory Designations
In April 2020, the FDA, granted Orphan Drug Designation, or ODD, and in May 2020, the FDA granted Rare Pediatric Disease Designation, or RPDD, to PBGM01 for the treatment of GM1 gangliosidosis. We believe these designations represent an important recognition of the dire need for an effective treatment option for those suffering from GM1. The ODD grants us financial incentives to support clinical development and the potential for up to seven years of market exclusivity in the U.S. upon regulatory approval, while the under the RPDD program, a sponsor who receives approval for a drug or biologic for a “rare pediatric disease” may qualify for a priority review voucher that may be sold or transferred. In October 2020, the European Commission granted ODD to PBGM01.
Clinical Trial Approvals
We submitted an IND for PBGM01 in the June 2020. In July 2020, the FDA notified us that the IND was placed on clinical hold pending additional biocompatibility risk assessments and/or testing of the proposed ICM delivery device. In December 2020, the FDA notified us that the clinical hold on our IND for PBGM01 was removed, which allows us to proceed with our clinical trial. In December 2020, we also received approval of our CTA for our Imagine-1 Trial for PBGM01 from MHRA.
FTD—PBFT02
Overview of FTD-GRN
FTD is one of the more common causes of early-onset (midlife) dementia, causing impairment in behavior, language and executive function, and occurs at similar frequency to Alzheimer disease in patients younger than 65 years. FTD presents as a rapidly progressive clinical syndrome. Changes in personal and social conduct occur in early stages of the disease, including loss of inhibition, apathy, social withdrawal, hyperorality (mouthing of objects) and ritualistic compulsive behaviors. These symptoms are severely disabling and may lead to misdiagnosis as a psychological or emotionally based problem, or, in the elderly, be mistaken for withdrawal or eccentricity. FTD progresses to immobility and loss of speech and expression. Survival averages eight years after onset of symptoms.
In approximately 5% to 10% of individuals with FTD, the disease is caused by mutations in the granulin, or GRN, gene, causing a deficiency of progranulin. PGRN is a complex and highly conserved protein thought to have multiple roles in cell biology, development and inflammation. Emerging evidence suggests that PGRN’s pathogenic contribution to FTD and other neurodegenerative disorders relates to a critical role in lysosomal function.
There are no disease modifying therapies approved for the treatment of FTD. Anti-depressants have been shown to manage some behavioral symptoms. We engaged a third party data-analytics firm to conduct an analysis of a variety of de-identified electronic medical records. Based on this analysis, we estimate the prevalence of FTD in the United States to be approximately 62,000. The prevalence of FTD due to GRN mutation found in literature is 5% to 10%. Accordingly, we estimate the prevalence of FTD-GRN deficiency in the United States to be approximately 3,000 to 6,000.

Program selection
We chose FTD-GRN as one of our initial lead programs because it meets our criteria for rare, monogenic CNS disorders in which we believe we can develop product candidates with a higher probability of technical and regulatory success:
•
Cross-correction: Following treatment with PBFT02, we believe overexpressing PGRN in a subset of cells in the CNS could provide a depot of secreted protein that could be taken up by surrounding cells, resulting in the potential for cross-correction and broad restoration of neuronal lysosomal function across the entire brain.

•
Biomarkers: There are known biomarkers in FTD-GRN that are measurable and available to assist in drug development.

•
Pharmacodynamic biomarkers. PGRN is a secreted protein that can be measured in the CSF and plasma, and it has been shown to be reduced in the CSF of human GRN mutation carriers.

•
Disease progression biomarkers. We expect to be able to use recent progress in the identification of clinical disease progression biomarkers for FTD, including CSF, neuroimaging and retinal biomarkers, to facilitate clinical development by enabling early detection of treatment effects on disease pathophysiology.

•
Preclinical Validation: In our preclinical studies in GRN—/—mice, ICV administration resulted in increased levels of PGRN in the CNS and CSF, with resolution of lysosomal storage lesions. ICM administration in NHPs (which do not have the disease phenotype) resulted in robust increases in PGRN levels in CNS and CSF.

Our Product Candidate
We are developing PBFT02 to treat FTD-GRN with a single dose of PBFT02 by ICM injection. PBFT02 is a gene therapy that utilizes an AAV1 viral vector to deliver a modified DNA encoding the GRN gene to a patient’s cells. The goal of this vector and delivery approach is to provide higher than normal levels of PGRN to the CNS to overcome the progranulin deficiency in GRN mutation carriers, who have been observed to have reduced CSF PGRN levels ranging from 30% to 50% of the PGRN levels observed in normal, mutation non-carriers. We selected the AAV1 capsid and ICM delivery route due to the superior transduction of the transgene observed in NHP studies throughout the brain, including particularly high transduction of the ependymal cells that line the ventricles (CSF spaces) of the brain and secrete CSF, which circulates around the brain. Secretion of PGRN into the CSF by ependymal cells is expected to increase CSF levels of PGRN and the bioavailability of PGRN to other brain regions.
Preclinical studies
Proof-of-Concept Pharmacology Mouse Model
A pharmacology study was conducted in a mouse model using an AAVhu68 vector to assess whether delivery of the human GRN gene to the brain can elevate brain PGRN levels, eliminate existing lysosomal storage material and reduce the upregulated lysosomal enzyme HEX activity in GRN—/–mice (shown in the figures below as knockout, or KO, mice), which are present in the brain of GRN—/–mice as early as two months of age. Therefore, we treated GRN—/–mice at two to three months of age with an ICV injection of either an AAVhu68 vector expressing human GRN (shown in the figures below as AAV) or PBS vehicle, with ten mice in each group. In addition, a cohort of ten wild type, or WT, mice were injected with vehicle. Animals were euthanized 60 days after injection and necropsy was performed.
Biomarker Evaluation
The level of human PGRN protein in the brain and CSF (in nanograms per milliliter, or ng/mL) was measured using an enzyme-linked immunosorbent assay, or ELISA, to determine transduction levels. As shown in the figure below on the right, measurable levels of human PGRN were confirmed in the brain in the AAV-treated group, while in both the vehicle-treated and wild type groups, human PGRN was below detection levels. We further evaluated PGRN protein levels in the CSF, as shown in the figure below on the left. AAV-treated mice displayed a higher average CSF concentration of human PGRN than both the vehicle-treated and wild type groups.

AAV Mediated Expression of Human PGRN (hPGRN) Protein in the CSF and Brain
Histological analysis
After confirming PGRN protein expression in the brain of GRN—/–mice, we assessed whether PGRN overexpression reduced the number of lipofuscin deposits in the hippocampus, thalamus and cortex. As shown in the figure below, AAV-treated GRN—/–mice exhibited fewer lipofuscin deposits (indicated by fluorescent spots) in all brain regions compared to those of vehicle-treated GRN—/–mice and comparable lipofuscin deposits to wild-type mice.
Comparison of Lipofuscin Deposits in the Brain
*p<0.05, ***p<0.001, ****p<0.0001
Vector Comparison Study in Non-Human Primates
PBFT02 utilizes an AAV1 vector to deliver to the brain a functional GRN gene encoding progranulin. The AAV1 vector was chosen over other potential vectors because it demonstrated a high tropism for the ependymal cells that line the brain ventricles in NHP studies.

A study was conducted that was designed to evaluate the expression of human PGRN protein in the CSF of adult NHPs following ICM delivery of different AAV vectors. The primary goal of the study was to determine whether ICM AAV delivery could achieve CSF PGRN levels similar to those demonstrated to be pharmacologically active in the knockout mouse model, and to identify the vector capsid and transgene sequence that achieved the most robust expression. In the study, adult rhesus macaques received a single ICM injection of an AAV1, AAV5 or AAVhu68 vector expressing human GRN, with two NHPs per group. The AAVhu68 (v2) vector utilized a different GRN coding sequence and different promoter than what was used in the other vectors evaluated. Human PGRN protein was measured by enzyme-linked immunosorbent assay in the CSF and plasma. Increasing expression of PGRN outside of the CNS should not be required for the treatment of FTD-GRN, and the levels of PGRN protein in plasma was measured to ascertain if any of the vectors disproportionality increased PGRN outside of the CSF, which could cause potentially undesirable side effects.
The figures below show that production of human PGRN protein in the CSF of all treated NHPs exceeded levels found in healthy normal human control samples. Production was highest in the CSF of NHPs treated with the AAV1 vector, resulting in concentrations more than 50-fold higher than normal human CSF PGRN concentrations. PGRN production in plasma was similar to normal human control levels for the AAVhu68 and AAV1 vectors. Plasma analysis was not performed on the AAVhu68 (v2) group.
Production of Human PGRN Protein in CSF and Plasma of NHPs following ICM AAV Delivery

CSF
Plasma
100
10
1
0.1
Normal
LLOQ
CSF PGRN (ng/mL)
0
10
20
30
40
Day
1,000
100
10
1
0.1
Normal
Plasma PGRN (ng/mL)
0
10
20
30
40
Day
RA2981
RA2982
AAVhu68
RA3027
RA3153
AAVhu68 (v2)
RA3151
RA3170
AAV1
RA3155
RA3160
AAV5

In this NHP study, animals were necropsied 28 days after vector administration. Ependymal cell transduction was evaluated by immunohistochemistry in multiple regions of the brain of animals treated with AAVhu68 and animals treated with AAV1. As shown in the figure below, transduction of the ependymal cells (as shown by density of darkened ependymal cells) was substantially higher in the animals treated with AAV1 (48%) as compared to the animals treated with AAVhu68 (1-2%).

Ependymal cell transduction following ICM delivery of AAV1 and AAVhu68 vectors expressing GFP in NHPs
Based on the results from the NHP vector comparison study, we selected AAV1 as the capsid for our PBFT02 product candidate.
In our NHP preclinical studies, the production of PGRN using a AAV1 capsid was 3 to 5 times greater than AAVhu68 and AAV5. Thus, we believe PBFT02 has the potential to provide a large CNS depot of progranulin that could be taken up by neurons broadly throughout the brain, restoring lysosomal function and neuronal survival, thereby slowing or stopping progression of the FTD. Further, AAV1 does not strongly transduce the liver and does not result in comparatively elevated levels of circulating PGRN. This may be an advantage by reducing the potential risk of unknown side effects of PGRN outside the CNS.
GRN mutation carriers have been demonstrated to have reduced CSF progranulin levels ranging from 30% to 50% of the PGRN levels observed in normal, mutation non-carriers. Based on our preclinical studies, we believe that PBFT02 has the potential to sufficiently increase extracellular PGRN levels to overcome intracellular PGRN deficiency, without greatly increasing peripheral PGRN levels.
Pharmacology Study in GRN —/— mice to determine the Minimally Effective Dose
A pharmacology study was conducted to evaluate the MED in a GRN—/— mouse model following ICV administration of PBFT02. In this study, GRN—/— mice at 6.5 to 8.5 months old were administered PBFT02 at four separate dose levels and evaluated for 90 days. Other GRN—/—mice and wildtype mice were administered with vehicle. The initial age of administration was chosen because at this age, increased lipofuscin deposits and upregulated lysosomal HEX activity are observed in the brain of GRN—/—mice. This age also allowed evaluation of neuroinflammation, which develops later in disease progression, by 5 months of age. Thus, these mice mirror the developmental stage of the intended patient population (young/mature adult to middle-age adult) and allow evaluation of disease-relevant neuropathological features. As GRN—/— mice do not exhibit overt neurodegeneration or neurological symptoms, and they have a normal lifespan, the study duration was 90 days. The study duration was chosen to allow for evaluation following the expected onset, peak and plateau of transgene expression. Ninety days also allowed for detection of changes in the biochemical and neuropathological findings already present in the GRN—/—mice at the time of PBFT02 administration and was considered a sufficient duration for detecting post-treatment improvement in disease-relevant phenotypes.
In this study, administration of PBFT02 to GRN—/— mice resulted in a dose-related correction of histopathology with the broadest treatment-related effects on lipofuscin, neuroinflammation and lysosomal enzyme activity observed at the highest dose. The lowest dose of PBFT02 was considered to be the minimally effective dose, as it significantly improved key neuropathological features found in patients with GRN-related neurodegeneration, including prevention of lipofuscin accumulation in the thalamus and a reduction in neuroinflammation defined by CD68 expression in the hippocampus.
PGRN expression
Human PGRN expression was measured in the CSF of necropsied mice 90 days after PBFT02 administration. As shown in the figure below, human PGRN expression in CSF increased at the two highest doses of PBFT02 compared to that of vehicle-treated GRN—/—controls. Human PGRN expression in GRN—/—mice administered the two lowest doses of PBFT02 appeared similar to that of the vehicle-treated GRN—/—mice and wild type controls. However, the limit of detection, or LOD, for the PGRN ELISA assay was 1.25 ng/mL, thus limiting the ability to detect changes in PGRN expression at the two lowest doses and in the vehicle-treated GRN—/—and wild type controls.
PRGN Expression in CSF of GRN—/—Mice Administered PBFT02 or Vehicle
Histological Analysis of Brain Abnormalities
The thalamus, cortex and hippocampus were selected for quantification of lipofuscin deposits and CD68 expression because elevated lipofuscin accumulation and neuroinflammation/microgliosis are evident in these brain regions in GRN—/—mice. Furthermore, these brain regions exhibit extensive neuropathology in patients with GRN-related neurodegeneration.
Lipofuscin deposits
Lipofuscin deposits were quantified in three brain regions (thalamus, cortex and hippocampus) of mice necropsied at baseline and 90 days after PBFT02 administration, or Day 90. The figures below show that at both baseline and Day 90, lipofuscin deposits were more abundant in the thalamus compared to the cortex and hippocampus, suggesting that the thalamus might provide greater sensitivity for evaluating lipofuscin aggregates than the other brain regions.
In the thalamus, a higher baseline lipofuscin count was observed in untreated GRN—/—mice than in untreated wild type controls. At Day 90, the average lipofuscin count in vehicle-treated GRN—/—mice was higher than that of the untreated GRN—/—baseline controls, indicating a progressive increase in lipofuscin deposits. In contrast, all PBFT02-treated groups displayed significantly lower lipofuscin counts than that of vehicle-treated GRN—/—mice. Because average lipofuscin counts in all PBFT02-treated groups were similar to that of the untreated GRN—/—baseline controls, PBFT02 administration at all dose levels appeared to prevent the progressive accumulation of lipofuscin during the 90-day study.
In the cortex and hippocampus, higher average lipofuscin counts were also observed in vehicle-treated GRN—/—mice than in vehicle-treated wild type mice at Day 90. All PBFT02-treated dose groups displayed fewer average lipofuscin counts at Day 90 than vehicle-treated GRN—/—mice, although the reduction was only statistically significant in the cortex at the third highest dose. No dose-dependent response was observed, as lipofuscin counts were similar among all four PBFT02 dose groups.

Quantification of Lipofuscin Deposits in the Brain of GRN—/–Mice Administered PBFT02 or Vehicle
*p<0.05, **p<0.01, ***p<0.001, ****p<0.0001
Neuroinflammation
The neuroinflammatory marker CD68 was quantified in three brain regions (thalamus, cortex and hippocampus) of necropsied mice at baseline and 90 days after PBFT02 administration. The figures below show that at baseline and on Day 90, higher average CD68 expression was observed in the thalamus, cortex and hippocampus of untreated GRN—/–mice when compared to that of untreated wild type controls. In the thalamus on Day 90, a generally dose-dependent response was observed with the three highest PBFT02 dose groups displaying significantly reduced CD68 expression compared to that of vehicle-treated GRN—/–mice. Of note, mice administered the highest dose of PBFT02 exhibited an approximately 4-fold reduction in CD68 expression compared to that of vehicle-treated GRN—/–mice. In the cortex on Day 90, average CD68 expression was reduced in all PBFT02-treated groups, although the reduction was not significantly different from CD68 expression in the vehicle-treated GRN—/–mice. No dose-dependent response was observed. In the hippocampus on Day 90, all PBFT02 dose groups displayed significantly lower CD68 expression compared to that of vehicle-treated GRN—/–mice. Moreover, CD68 expression was similar to that of vehicle-treated wild type controls for all doses of PBFT02. This response was not dose-dependent, as expression of CD68 was similar at all doses of PBFT02.

Quantification of CD68 Expression in the Brain of GRN—/–Mice Administered PBFT02 or Vehicle
*p<0.05, **p<0.01, ***p<0.001, and ****p<0.0001
Lysosomal Enzyme Activity (Hexosaminidase Activity)
A HEX activity assay was performed at baseline and 90 days after PBFT02 administration on lysates of the third frontal part of the brain, because lysosomal enzymes are frequently upregulated in lysosomal storage diseases, an observation that has been confirmed in GM1 patients. At baseline, brain HEX activity was higher in untreated GRN—/—mice than untreated wild type controls. At Day 90, GRN—/—mice administered the highest PBFT02 dose exhibited significantly reduced brain HEX activity compared to that of vehicle-treated GRN—/—mice. Moreover, HEX activity in the highest dose group was similar to that of vehicle-treated wild type controls, indicating normalization of brain HEX levels at this dose.
NHP Toxicology Study
A 90-day, GLP-compliant toxicology study was conducted in NHPs to assess the safety, tolerability and biodistribution and excretion (shedding) profile of PBFT02 following ICM administration.
In this study, adult male and female rhesus macaques received a single ICM administration of vehicle or PBFT02 at one of three dose levels. Animals from each cohort were euthanized 90 days following administration. In-life evaluations included clinical observations performed daily, standardized neurological monitoring, sensory nerve conduction studies, or NCS, body weights, clinical pathology of the blood and CSF, evaluation of serum-circulating NAbs to the vector capsid, and assessment of vector pharmacokinetics and vector excretion. Animals were necropsied, and tissues were harvested for a comprehensive histopathological examination, measurement of T cell responses to the vector capsid and transgene product, biodistribution analysis, and evaluation of human PGRN expression and anti-human PGRN antibody responses.
Key results from this study were:
•
ICM administration of PBFT02 was well-tolerated at all doses evaluated. All animals survived to the scheduled necropsy, and PBFT02 produced no adverse effects on clinical and behavioral signs, body weights, or neurologic examinations. There were no abnormalities of blood or CSF clinical pathology related to PBFT02 administration except for a mild transient increase in CSF leukocytes in some animals.

•
As shown in the figures below, PBFT02 administration resulted in asymptomatic degeneration of DRG and TRG sensory neurons (8 of 9 animals), along with their associated central and peripheral axons (9 of 9 animals). The severity of most of these lesions was minimal to mild. These findings showed a trend of more severe lesions in the mid-dose and high dose groups. Of the two animals that exhibited the most severe axon loss in the spinal cord and endoneurial fibrosis of peripheral nerves, one animal in the high dose group displayed a marked reduction in bilateral median nerve sensory action potential amplitudes on Day 90.

A
SNAP Amplitude
Right Median Nerve
Left Median Nerve
µV
80
60
40
20
BL
28
90
Days
B
Nerve Conduction Velocity
Right Median Nerve
Left Median Nerve
m/s
75
60
45
30
15
BL
28
90
Days
Animal ID
Treatment
181323
171123
Vehicle
171250
180668
171229
PBFT02 Low Dose
171311
171118
171306
PBFT02 Mid Dose
181330
171246
171209
PBFT02 High Dose

•
Pre-existing NAbs to the vector capsid were detectable in serum in 3 of 11 animals (27%) at baseline, and did not appear to influence gene transfer to the brain and spinal cord, although the presence of pre-existing NAbs correlated with markedly reduced hepatic gene transfer. T cell responses to the vector capsid or human transgene product were detectable in the majority of PBFT02-treated animals in peripheral blood mononuclear cells or tissue lymphocytes from the liver or spleen. T cell responses were not generally associated with abnormal clinical findings.

•
ICM administration of PBFT02 resulted in vector distribution in the CSF and high levels of gene transfer to the brain, spinal cord and DRG at Day 90. PBFT02 also reached significant concentrations in the peripheral blood, liver and spleen. Evaluation of PBFT02 vector DNA excretion demonstrated detectable vector DNA in urine and feces 5 days after administration, which reached undetectable levels within 60 days.
•
Human PGRN expression was detectable in CSF and serum in all animals by 7 to 14 days after PBFT02 administration. Human PGRN expression peaked between Days 14 to 28 in CSF and serum, and was generally dose-dependent. By Day 60, human PGRN expression in the CSF and serum declined from peak levels in all PBFT02-treated animals. This decline correlated with the appearance of antibodies against the transgene product (i.e., anti-human PGRN antibodies which are not expected to develop in haploinsufficient patients with FTD-GRN) in both CSF and serum of all PBFT02-treated animals.

A comparison of the maximum expression of human PGRN in the CSF of NHPs to that of healthy human CSF showed that the mid and high doses of PBFT02 dose resulted in approximately 15-fold higher PGRN expression than that of healthy human CSF, while the lower dose of PBFT02 dose resulted in approximately 7-fold higher PGRN expression than that of healthy human CSF. We believe these pharmacology data support the possibility of achieving therapeutic PGRN expression levels and cross-correction in the CNS of FTD patients following ICM administration of PBFT02.
Human PGRN protein
Clinical development
Our clinical development plan is to treat FTD-GRN with a single dose of PBFT02 via ICM injection, with our initial clinical trial focused on symptomatic FTD patients who have the GRN mutation.
The planned trial’s primary endpoints will be safety and tolerability. In addition, we will look at several secondary endpoints, including CSF and plasma progranulin levels, biomarkers of disease pathophysiology, FTD disease progression biomarkers, and clinical outcome measures, to assess the impact of PBFT02 treatment.
•
We will utilize functional and clinical scales that have been well-accepted in FTD, as well as comparisons of clinical progression profiles of treated and control participants.

•
We intend to evaluate CSF and plasma PGRN levels as a measure of CNS transduction. While the amount of extracellular progranulin required to overcome genetic progranulin insufficiency in neurons is unknown, our data with AAV1 in NHPs suggest that PBFT02 could result in approximately five-fold higher levels of CNS PGRN compared to other vectors. We intend to study doses of PBFT02 that we expect to achieve above-normal levels of CNS PGRN, and determine empirically the amount of PGRN replacement required to interrupt the pathophysiology of FTD.

•
We intend to measure the effect of treatment on retinal lipofuscin deposits, which have been well-characterized in humans with FTD-GRN. In support of this clinical biomarker, studies in the knockout mouse disease model demonstrated a robust reduction of lipofuscin deposits in the hippocampus, thalamus and cortex following treatment with PBFT02.

•
We will utilize MRI to track changes in the thickness of the middle frontal cortex and parietal regions, which are the most commonly affected brain regions across all clinical presentations in the target population. Patients with PGRN deficiency display neuronal cell loss primarily in the frontal and temporal cortical lobes, and whole brain volume typically decreases at a rate of 3.4% per year after symptom onset.
•
We will utilize CSF biomarkers to assess potential treatment effects on neurodegeneration, and associated neuro-inflammatory and microglial activity, including treatment-related changes in CSF levels of neurofilament light chain and other neurodegenerative, microglial and inflammatory biomarkers.

We have submitted an IND for PBFT02, and plan to initiate patient enrollment of a multi-center, open-label, single-arm Phase 1/2 dose escalation clinical trial of PBFT02 in patients with a diagnosis of FTD with a GRN mutation beginning in the United States in the first half of 2021. The primary endpoints of the trial will include safety and tolerability. The final design of the trial may be subject to further feedback from the FDA as part of its IND review.
A pre-IND meeting with the FDA was held in March 2019 and we received feedback on our proposed Phase 1/2 clinical trial. A scientific advise meeting with MHRA was held in November 2020, also providing feedback on our proposed protocol. We also intend to seek feedback from other regulatory agencies outside the United States.
Depending on the results from the initial cohorts, we plan to obtain input from regulatory agencies on the requirements to submit for regulatory approval for commercialization in the United States and internationally.
Regulatory designations
In January 2021, the FDA granted ODD to PBFT02 for the treatment of FTD-GRN. We believe this designation represents an important recognition of the dire need for an effective treatment option for those suffering from FTD-GRN. The ODD grants us financial incentives to support clinical development and the potential for up to seven years of market exclusivity in the United States upon regulatory approval.
Krabbe disease—PBKR03
Overview of Krabbe disease
Krabbe disease is a rare and often life-threatening lysosomal storage disease that presents early the patient’s life, resulting in progressive damage to both the brain and PNS. Infants may present with extreme irritability and excessive crying, feeding difficulties, fisted hands, poor head control, stiffness and arching. The early infantile form of Krabbe disease typically manifests before six months of age and is the most severe form, accounting for 60% to 70% of Krabbe disease diagnoses. In these patients the disease course is highly predictable and rapidly progresses to include loss of acquired milestones, staring episodes, apnea, peripheral neuropathy, severe weakness, unresponsiveness to stimuli, seizures, blindness, deafness and death by two years of age. Late infantile patients present symptoms that are similar to those of early infantile Krabbe disease, with a median survival of approximately five years from onset of symptoms. Late infantile Krabbe disease is defined by onset between seven to twelve months of age. It comprises approximately 10% to 30% of cases and exhibits greater variability in clinical presentation.
Krabbe disease is an autosomal recessive lysosomal storage disease caused by mutations in the GALC gene, which provides instructions for making an enzyme called galactosylceramidase, which breaks down certain fats, including galactosylceramide and psychosine. The myelin-producing cells in the CNS and PNS are particularly sensitive to the accumulation of psychosine, resulting in widespread death of these cell populations. Without myelin, nerves in both the brain and other parts of the body cannot transmit signals properly, leading to the signs and symptoms of Krabbe disease.
There are no approved disease-modifying treatments for Krabbe disease. There is only supportive care for Krabbe disease including feeding tubes, respiratory support and seizure control until death. Although there is some evidence that human stem cell transplant, or HSCT, is beneficial for pre-symptomatic infants with Krabbe disease, there is no established way to predict which patients will become symptomatic. Furthermore, there are serious risks associated with HSCT, including relatively high rates of mortality. When performed after the onset of overt symptoms in these patients, HSCT provides only minimal neurologic improvement and does not substantially improve survival.

Currently, nine states conduct mandatory screening for Krabbe disease and an additional four states passed legislation to include Krabbe disease in mandatory screening, but such screening has not yet been added. We engaged a third party data-analytics firm to conduct an analysis of screening data from the six states with screening history and based on this evaluation of screening data, we believe the incidence of Krabbe disease to be approximately 2.6 in 100,000 births.
Program Selection
We chose infantile Krabbe disease as one of our first clinical programs because it met our criteria for rare, monogenic CNS disorders in which we believe we can develop product candidates with a higher probability of technical and regulatory success. The indication presents cross-correction, biomarker data and preclinical validation that are supportive of advancing treatments for Krabbe disease into the clinic.
•
Cross-Correction: Following treatment with PBKR03, newly synthesized galactosylceramidase is expected to be secreted by transduced cells, potentially providing a depot of secreted enzyme that could be taken up by other cells, resulting in the potential for cross-correction and broad CNS and PNS enzyme replacement.

•
Biomarkers: There are known biomarkers in Krabbe disease that are measurable and available to assist in drug development.

•
Pharmacodynamic biomarkers. GALC activity has been shown to be reduced in patients with Krabbe disease and can be measured in CSF and plasma. Psychosine levels are also measurable and elevated in patients with Krabbe disease. We will measure these biomarkers in CSF and plasma to assess the efficiency of transduction and restoration of GALC activity by PBKR03.

•
Disease progression biomarkers. We will leverage a number of neuroimaging, electrophysiological and fluid biomarkers to assess treatment effects on disease progression, including CNS myelination as measured by diffusion-tensor MRI, nerve conduction velocity, or NCV, to assess peripheral nerve myelin and conduction, and visual and brain stem-evoked potentials to assess CNS myelination and conduction.

•
Preclinical validation: In preclinical studies in a mouse model of Krabbe disease, CSF delivery of PBKR03 resulted in GALC expression levels in the CNS that rescued motor function and improved survival. CSF delivery in mice also reduced peripheral nerve demyelination and globoid cell infiltration.

Our Product Candidate
We are developing PBKR03 to treat infantile Krabbe disease, the most common and severe form of Krabbe disease. PBKR03 utilizes a next-generation AAVhu68 capsid to deliver DNA encoding the GALC enzyme to a patient’s cells. PBKR03 will be administered as a single dose by ICM injection into the CSF.
The AAVhu68 capsid and ICM route of administration were selected for the superior transduction observed in preclinical studies for cells of the CNS and PNS, which are both affected in Krabbe disease patients. This vector has the potential to provide corrective GALC enzyme to both the CNS and PNS, which we believe could treat both the CNS pathologies and the significant peripheral neuropathy observed in many Krabbe disease patients.
Preclinical studies
Vector Selection Study in Pre-Symptomatic Twitcher Mice
A proof of concept study was conducted in pre-symptomatic twitcher mice to establish the route of administration, capsid and dose range best suited for treating infantile Krabbe disease. A twitcher mouse, denoted in the following figures as twi/twi, is a naturally-occurring mouse mutant caused by an abnormality in the gene coded for galactosylceramidase, and therefore is genetically equivalent to Krabbe disease. Four different AAV capsids encoding human GALC were tested: AAV3b, AAV5, AAV1 and AAVhu68. Each AAV vector was administered ICV. As a control, a group of pre-symptomatic twitcher mice were administered PBS vehicle only. As shown in the figure below, while all four capsids enhanced survival compared to the vehicle-treated control mice, the AAVhu68 capsid yielded superior survival over AAV3b, AAV5 and AAV1. Therefore, we selected the AAVhu68 capsid for subsequent studies.

Survival Curves Following ICV Delivery of GALC to Presymptomatic Twitcher
Mice Using Different AAV Capsids
Pharmacodynamic Study in Twitcher Mice
After selecting our AAVhu68 capsid for use, we then used the twitcher mouse model to examine treatment effects of PBKR03. In preclinical studies, PBKR03 was delivered into the CSF by ICV injection.
As shown in the figures below, 28 days after ICV administration of PBKR03, GALC activity levels observed in the brain, liver and serum of PBKR03-treated twitcher mice were higher than the levels observed in the same tissues of vehicle-treated twitcher mice and healthy control mice (denoted by +/+ in the figure below).

Brain
20,000
15,000
10,000
5,000
0
GALC Activity (FU/50 μg)
+/+
twi/twi
twi/twi
PBS
PBKR03
Liver
2,000
1,500
1,000
500
0
GALC Activity (FU/50 μg)
+/+
twi/twi
twi/twi
PBS
PBKR03
Serum
15,000
10,000
5,000
0
GALC Activity (FU/10 μL)
+/+
twi/twi
twi/twi
PBS
PBKR03

Pharmacology Study in Twitcher Mice
A pharmacology study in early-symptomatic twitcher (twi/twi) mice was also conducted. Twitcher mice were ICV-administered PBKR03 on post-natal day, or PND, 12. Other age-matched early symptomatic twitcher mice, unaffected heterozygotes (twi/+) and wild-type (+/+) mice were ICV-administered PBS vehicle only on PND 12. PND 12 was selected as the day of dosing because it is shortly after the onset of PNS demyelination in an animal with brain maturation equivalent to a 2-month-old infant.
Beginning ten days after administration, all mice were monitored daily for clinical signs. Clinical signs were scored using an assessment of clasping ability, gait, tremor, kyphosis, and fur quality. These measures effectively assess the clinical status of subject mice based upon the symptoms they typically present. Scores above 0 indicate clinical deterioration.
Using this assessment, early-symptomatic twi/twi mice administered PBKR03 displayed clinical scores close to 0, which was comparable to the scores of unaffected twi/+ and +/+ mice, as shown in the figure below. In contrast, the age-matched vehicle-treated twi/twi mice displayed higher assessment scores over most of the time course, indicating clinical deterioration.

Clinical Scoring
As a complementary functional assay, the rotarod test, a commonly used test to evaluate motor coordination in mice, was performed on PND 35. As shown in the figure below, the early symptomatic PBKR03-treated twi/twi mice displayed fall latencies comparable to those of the unaffected twi/+ and +/+ mice, while the age matched vehicle-treated twi/twi mice displayed statistically significantly shorter fall latencies (p<0.05), indicating deterioration of neuromotor function.

Complementary Functional Assay:
Rotarod Day 35—Symptomatic Treatment
To determine whether the observed benefits of PBKR03 administration on functional endpoints correlated with histologic improvements, all mice were necropsied 28 days following ICV administration, and the sciatic nerve of the hind limb was examined histologically. The sciatic nerve was selected for histology because peripheral nerves are more affected by demyelination in twi/twi mice compared to the CNS.
As shown in the figures below, the sciatic nerve of vehicle-treated +/+ controls was enriched with myelin (dark blue staining) and generally devoid of globoid cell infiltrates (pink staining). However, in vehicle-treated symptomatic twi/twi mice, severe subtotal demyelination was observed in the sciatic nerve, accompanied by nerve thickening and the infiltration of globoid cells. In contrast, myelin was preserved in the sciatic nerve of symptomatic PBKR03-treated twi/twi mice, although not to the extent observed in age-matched +/+ mice. Fewer globoid cells were also observed in the nerve of PBKR03-treated twi/twi mice compared to vehicle treated twi/twi mice.
Sciatic Nerve Histology Following ICV Administration of PBKR03 to Symptomatic Twitcher Mice:
Pharmacology Study in Twitcher Mouse Model to determine the Minimally Effective Dose
A pharmacology study was conducted to determine the MED and GALC expression levels in the twitcher mouse model of infantile Krabbe disease following ICV administration of PBKR03. In this study, juvenile twi/twi mice

(postnatal day, or PND, 10 to 14) received a single administration of PBKR03 at one of four dose levels. Additional twi / twi mice and wild type mice were administered either vehicle or remained untreated as controls. The age of the animals was selected to model the disease stage of early-symptomatic infantile Krabbe disease patients.
In this study, the MED was determined to be the third highest dose (out of four) because this dose led to significant improvements in survival, body wasting and failure to thrive (body weight loss), Krabbe disease-related clinical symptoms (clinical assessment scoring), and the prevention of phenotypic lymphopenia (suggestive of a reduction in autonomic neuronal degeneration) when compared to vehicle-treated controls. This dose increased myelination and reduced globoid cell infiltration and neuroinflammation in the brain, while also reducing globoid cell size in the brain and spinal cord compared to that seen in vehicle-treated controls. This dose was also the minimal dose leading to significantly increased GALC enzyme expression in the brain, which is a key target tissue.
Naturally occurring Krabbe dog model
The Krabbe dog is a naturally occurring autosomal recessive disease model derived from a spontaneous mutation in the GALC gene. The mutant GALC protein has residual enzymatic activity close to 0%, which is similar to GALC activity levels observed in patients with the infantile form of Krabbe disease.
A preclinical study was conducted in the Krabbe dog model evaluating treatment with an AAVhu68 vector containing a codon-optimized canine GALC cDNA, which we refer to as AAV-treated dogs, or vehicle administered directly to the CSF using the ICM route of administration. In this study, four Krabbe dogs were treated with a single administration of PBKR03, two Krabbe dogs were treated with a sham and one wild type control dog was also treated with a sham.
Survival
The two vehicle-treated Krabbe dogs reached the pre-defined humane endpoint, characterized by severe hind limb weakness and inability to stand and walk, on Day 35 or Day 66, which was consistent with the natural history of the disease. In contrast, all four PBKR03-treated dogs maintained normal motor function and did not reach the pre-defined humane endpoint associated with hind limb paralysis.
One of the AAV-treated dogs was euthanized following a suspected seizure at 39 weeks. Prior to seizure, the animal exhibited normal phenotype. The pathology report revealed Krabbe-related lesions of demyelination and globoid cell infiltration that were less pronounced than vehicle-treated Krabbe dog controls, and similar to the two treated dogs from the 28 weeks scheduled necropsy timepoint. The spinal cord and peripheral nerve showed no demyelination, suggesting treatment effect was maintained and consistent with normal motor function of this animal prior to the seizure. Another of the AAV-treated dogs was euthanized at 19.5 months (82 weeks) of age due to body weight loss. The body weight loss was a result of recurrent vomiting and regurgitation. Following necropsy and histopathology of this dog, moderate demyelination and globoid cell infiltration of the vagus nerve, and moderate atrophy of the esophageal myenteric plexus was observed. Autonomic nerve (vagus nerve) dysfunction may be Krabbe disease-related and have contributed to weight loss in this dog.
GALC expression
As shown in the figure below, CSF GALC enzyme activity was detectable above baseline levels measured on Day 0 in all AAV-treated Krabbe dogs by 28 days post treatment. Levels were maintained at or above vehicle-treated wild type GALC activity levels for the duration of the study for each AAV-treated Krabbe dog, including up to 19.5 months post treatment. Expression levels in AAV-treated Krabbe dogs remained relatively stable for the duration of the study in most animals except Animal K933, which exhibited a notable peak in GALC enzyme activity on Day 28 followed by a decline to stable levels by Day 100 through 19.5 months post treatment. Finally, at Day 28 and Day 70, GALC enzyme activity levels in all AAV-treated Krabbe dogs exceeded that of the vehicle-treated controls prior to humane euthanasia.

CSF GALC activity—AAV-treated
Psychosine levels in CSF
Psychosine was undetectable in the CSF of vehicle-treated wild type dogs from Day 0 through Day 180 post treatment. While psychosine was undetectable in the CSF of both vehicle-treated Krabbe dogs at baseline (Day 0), psychosine became elevated in both animals on Day 28, and levels increased further by the time of humane euthanasia. Elevations in psychosine correlated with the onset and progression of neurological symptoms in the vehicle-treated Krabbe dogs.
In contrast, psychosine was undetectable at most time points for all four AAV-treated Krabbe dogs. One animal exhibited undetectable levels of psychosine at all time points evaluated, while either mild or transient elevations were observed for the other animals.
Nerve Conduction Studies
As shown in the figures below, periodic NCV recordings demonstrated slowed or undetected signals in sham-treated Krabbe dogs, while all four AAV-treated Krabbe dogs had normalized velocities similar to the wild type control dog.

Nerve Conduction Velocities in Motor and Sensory Nerves

Radial Sensory NCV
Sciatic Motor NCV
Ulnar Motor NCV
Tibial Motor NCV
m/s
Age
6 weeks
12 weeks
20 weeks
28 weeks
42 weeks
55 weeks
81 weeks
K933-Krabbe AAV
K937-Krabbe AAV
K938-Krabbe AAV
K939-Krabbe AAV
K930-Krabbe Vehicle
K948-Krabbe Vehicle
K928-WT Vehicle

Brainstem auditory evoked response (BAER) pathway central conduction
As hearing loss is common during Krabbe disease progression, hearing threshold under the Brainstem Auditory Evoked Response, or BAER, test was evaluated. Hearing threshold could not be determined (> 90 dB) in one vehicle-treated Krabbe dog but were similar to the vehicle-treated wild type dog in the other vehicle-treated Krabbe dog. All the treated Krabbe dogs had hearing thresholds similar to the vehicle-treated wild type dog for the entire duration of the study until euthanized at 19.5 months (82 weeks) of age.
Histological Analysis
A histological analysis evaluating myelination and neuroinflammation levels was also conducted.
As shown in the figures below, all four AAV-treated Krabbe dogs exhibited increased myelination and reduced globoid cell infiltration in the brain, spinal cord and peripheral nerves by histology when compared to the vehicle-treated Krabbe dogs.

Semi-Quantitative Scoring of Demyelination and Globoid Cell Infiltration in the Nervous System of Krabbe Dogs Following ICM Administration of AAV.

Demyelination
A
Brain
Spinal Cord
Peripheral Nerves
Average Severity Score (Grade 1-4)
Krabbe Vehicle
Krabbe AAV
K930
K948
K938
K939
K937
K933
K928
Animal ID
Globoid Cell Infiltration
B
Brain
Spinal Cord
Peripheral Nerves
Average Severity Score (Grade 1-4)
Krabbe Vehicle
Krabbe AAV
K930
K948
K938
K939
K937
K933
K928
Animal ID

Body Weights
As shown in the figure below, growth and body weight gain were normal in all treated dogs. One AAV-treated dog was euthanized due to weight body loss at 19.5 months of age (82 weeks).
Age (weeks)
Body Weight Curve

Further, as shown in the figure below, after day 70, none of the dogs exhibited meaningful CSF pleocytosis, or increase in white cell count, with normal wild-type dog levels shown by the dotted line. There were no treatment-related histopathological lesions at 6 months in the AAV-treated Krabbe dogs.
Clinical pathology (hematology and clinical chemistry)
Three AAV-treated Krabbe dogs presented a mild and transient lymphocytosis 2 weeks post-injection. This finding is possibly treatment-related as it was not observed in the vehicle-treated Krabbe or wild type animals. It is not considered adverse due to low grade elevation and transient nature.
There was no vector related modification of coagulation parameters nor serum clinical chemistry.
Two AAV-treated Krabbe dogs presented transient mild CSF mononuclear pleocytosis 4 weeks post-injection. This finding is vector related and not considered adverse as it was self-limited and not accompanied by any neurological signs.
GLP NHP Toxicology Study
A 180-day GLP-compliant toxicology study was conducted in NHPs to assess the safety, tolerability and biodistribution and excretion (shedding) profile of PBKR03 following ICM administration.
Juvenile male and female rhesus macaques received a single ICM administration of PBKR03 at one of 3 doses (low, med, high). Animals from each cohort were euthanized either 90 or 180 days following administration. In-life evaluations included clinical observations performed daily, physical exams, standardized neurological monitoring, sensory NCS, body weights, clinical pathology of the blood and CSF, evaluation of serum-circulating NAbs, assessment of vector pharmacokinetics and vector excretion, and evaluation of GALC enzyme expression and antibodies against anti-human GALC antibodies in CSF and serum.
Key results from this study were:
•
ICM administration of PBKR03 was well-tolerated at all doses evaluated. PBKR03 produced no adverse effects on clinical and behavioral signs, body weights, or neurologic and physical examinations. There were no abnormalities of blood and CSF clinical pathology related to PBKR03 administration except for an asymptomatic mild transient increase in CSF leukocytes in some animals.

•
As shown in the figures below, PBKR03 administration resulted in minimal sporadic degeneration of primarily DRG sensory neurons, which led to a secondary degeneration of the associated central and peripheral axons

(axonopathy). The DRG lesions were absent in some animals and minimal in severity when present. Secondary axonopathy associated with DRG lesions, while dose-dependent, was mostly minimal to mild. These findings were dose-dependent with a trend of more severe lesions in the mid-dose and high dose groups. The DRG findings and corresponding axonopathy were similar at Day 90 and Day 180, suggesting lack of progression. In the majority of the NHPs, findings were asymptomatic. A single animal in the high dose group exhibited a unilateral reduction in SNAP amplitudes in the left median nerve by Day 28 which correlated with endoneurial fibrosis in association with axonopathy in the left median nerve found at necropsy on Day 90 that correlated with a unilateral reduction in SNAP amplitudes in the left median nerve by Day 28. Due to the presence of asymptomatic sensory neuron lesions in all dose groups, the no-observed-adverse-effect level was not defined.
Sensory Nerve Conduction Studies
•
Pre-existing NAbs to the vector capsid were detectable in serum in 11 of 18 PBKR03-treated animals at baseline, and NAb responses to the AAVhu68 capsid were subsequently observed in 18 of 18 PBKR03-treated animals by Day 28. Pre-existing NAbs to the vector capsid did not lead to abnormal clinical or histopathological findings.

•
T cell responses to the vector capsid or human transgene product were detectable in the majority of PBKR03-treated animals 15 of 18 in peripheral blood mononuclear cells or tissue lymphocytes. T cell responses to the human transgene product were more frequent and of higher magnitude than T cell responses to the vector capsid. T cell responses to the vector capsid were not affected by the presence of pre-existing NAbs to the vector capsid. T cell responses to the vector capsid or human transgene product were generally not associated with any abnormal clinical or histopathological findings.

•
GALC enzyme activity in CSF and serum was detectable in animals from all dose groups from the first time point evaluated. In CSF, animals receiving the two higher doses displayed GALC activity levels that were approximately two-fold and 1.75-fold higher than the levels of vehicle-treated animals, respectively. In serum, animals in all three dose groups exhibited GALC activity levels that were approximately 2-fold, 5.7-fold, and 6.6-fold higher than the levels of vehicle-treated animals, respectively.

•
Transgene product expression in CSF and serum was not affected by the presence of pre-existing NAbs to the vector capsid, which we believe supports the potential to achieve therapeutic activity in the target organ systems (CNS and PNS) in Krabbe disease patients regardless of NAb status. However, rapid loss of measurable transgene product activity was observed, which was attributable to an NHP antibody response to the foreign human transgene product in CSF and serum. This humoral response to the foreign human transgene product was not associated with abnormal clinical or histopathological findings.
Clinical development
Our clinical development plan is to start with trials in infantile Krabbe disease, and if successful, consider further exploration of expansion of the indication with trials in later onset forms of Krabbe disease. The trial’s primary endpoints will be safety and tolerability. We will also evaluate several secondary endpoints, such as those listed below, to assess the impact of PBKR03 treatment:
•
We will confirm CNS and peripheral transduction with assays of CNS and serum GALC activity and psychosine levels.

•
We will assess the effect of PBKR03 on disease pathology. We intend to propose to measure changes in myelination, functional outcomes related to myelination, and potential disease biomarkers.

•
We will measure treatment effects on central demyelination. We will utilize diffusion-tensor magnetic resonance imaging anisotropy measurements of white matter regions and fiber tracking of corticospinal motors tracts, changes in which are indicators of disease state and progression.

•
We will measure peripheral demyelination. We will measure this indirectly via nerve conduction velocity studies on the motor nerves (deep peroneal, tibial and ulnar nerves) and sensory nerves (sural and median nerves) to monitor for fluctuations indicative of a change in biologically active myelin.

•
We will assess the ability of PBKR03 to delay or prevent vision loss for those subjects that have not developed significant vision loss prior to treatment. Development of visual impairment is common in early infantile Krabbe, with 61.2% of the population developing vision loss at some point in the disease according to one study. Measurement of Visual Evoked Potentials will be used to objectively measure responses to visual stimuli as an indicator of central visual impairment or loss.

•
We will measure early indications of auditory abnormalities will be measured. Hearing loss is also common during disease progression and will be measured.

•
We will obtain longitudinal brain MRI scans to detect and verify AAV-treatment effects on disease pathophysiology. Recent brain MRI studies of infants with infantile Krabbe have shown predominance of increased intensity in the dentate/cerebellar white matter as well as changes in the deep cerebral white matter.

•
We will clinically measure restoration of developmental potential and improving the quality of life for treated patients. We believe gene replacement with PBKR03 could significantly reduce the accumulation of galactolipids such as galactocerebroside that often leads to demyleniation in both the CNS and PNS, or reduction in toxic glycosphingolipids of psychosine reversing neuronal toxicity, resulting in meaningful clinical benefit to patients. We will measure clinical benefit by prevention of further developmental regression and by restoration of developmental trajectories, as measured by developmental milestones using accepted clinical scales, observer-reported outcomes and video recordings.

We have submitted an IND for PBKR03, and plan to initiate patient enrollment of a multi-center, open-label, single-arm Phase 1/2 dose-escalation clinical trial of PBKR03 in patients with a diagnosis of infantile Krabbe disease GALC mutations and reduced enzyme activity beginning in the United States in the first half of 2021. Prespecified primary endpoints will include safety and tolerability demonstrated as prevention of further developmental regression and by restoration of developmental trajectories, as measured by developmental milestones using accepted clinical scales, observer reported outcomes and video recordings. The final design of the trial may be subject to further feedback from the FDA as part of its IND review.
A pre-IND meeting was held with the FDA in April 2019, and we received feedback on our proposed Phase 1/2 clinical trial. We have also received feedback from the EMA regarding our preclinical studies and proposed clinical trial.

In collaboration with Penn’s ODC, we are also currently looking to develop comparator data sets for our Krabbe clincial trial. Clinical understanding of Krabbe disease has been summarized in several case studies and natural history studies.
Based on the results from this Phase 1/2 trial, we plan to obtain input from regulatory agencies on the requirements to submit for regulatory approval for commercialization in the United States and internationally.
Regulatory Designations
In October 2020, the FDA granted ODD and RPDD to PBKR03 for the treatment of Krabbe disease. We believe these designations represent an important recognition of the dire need for an effective treatment option for those suffering from Krabbe. The ODD grants us financial incentives to support clinical development and the potential for up to seven years of market exclusivity in the United States upon regulatory approval, while under the RPDD program, a sponsor who receives approval for a drug or biologic for a “rare pediatric disease” may qualify for a priority review voucher that may be sold or transferred.
Trigeminal Ganglia and Dorsal Root Ganglia Toxicity
The primary finding of the NHP toxicology studies for each of PBGM01, PBFT02 and PBKR03 was TRG and DRG toxicity with consequent peripheral and spinal cord axonopathy. These findings have been previously reported as an AAV platform risk based on NHP studies in which minimal to mild DRG toxicity was observed within 14 to 30 days after dosing, without clinical manifestations. Chronic studies examining DRG toxicity have revealed no increase in severity and no clinical manifestations at four to six months or up to four years after administration. Similarly, no clinical manifestations were observed in any animals on detailed neurological examinations or daily observations in the PBGM01 and PBFT02 toxicology studies.
We believe the asymptomatic sensory neuron findings observed in NHPs treated with AAV vectors via the ICM route likely represent a universal DRG pathology in NHPs administered AAV gene therapy. Published data have shown that the administration of AAV vectors to NHPs via the blood or CSF can lead to damage of dorsal root ganglia and their associated axons. Similar findings were observed following IV administration of an engineered variant of AAV9. More recently, a meta-analysis of 33 non-clinical studies in 256 NHPs evaluated the severity of DRG pathology for five different capsids, five different promoters, and 20 different transgenes (including an AAV9 vector expressing antibodies 170 days after ICM administration), while also comparing different ROAs, doses, time courses, study conduct, animal age, and sex. This meta-analysis showed that mostly minimal to moderate asymptomatic DRG pathology characterized by mononuclear cell infiltrates, neuronal degeneration, and secondary axonopathy of central and peripheral axons were observed for all capsids and promoters tested, including 83% of NHPs administered AAV intrathecally and 32% of NHPs administered AAV intravenously. DRG pathology was absent prior to 14 days post administration, was similar from 1-5 months post-injection, and was less severe after 6 months. The transgene appeared to have the greatest impact on the severity of the sensory neuron pathology, suggesting that transgene overexpression drives the early events leading to neuronal degeneration. Higher AAV doses correlated with increased severity. Younger NHPs (infants and juveniles) appeared to exhibit less severe pathology compared to adult NHPs. Animal sex and vector purification method had no impact. Sensory nerve conduction studies detected abnormalities in a minority of animals correlating with a greater severity of peripheral nerve axonopathy. For most studies, it was not possible to identify a no-observed-adverse-effect-level above the MED. To date, the NHP studies examining DRG toxicity have revealed no clinical manifestations at four to six months or up to four years after administration.
To better understand the clinical significance of these findings, we plan to implement clinical monitoring in our GM1, FTD and Krabbe disease interventional trials, consisting of both nerve conduction studies and neurological exams focused on sensory and peripheral nerve function.
The GTP has recently published data on certain technology regarding MicroRNA-mediated inhibition of transgene expression reduces DRG toxicity by AAV vectors. We plan to work with Penn to evaluate the appropriateness of incorporating this technology into our research programs, but do not expect to incorporate this early stage technology into our current lead clinical programs for GM1, FTD or Krabbe. We have access to this technology as part of our collaboration with GTP, whereby we have access to novel capsids, toxicity reduction technologies and delivery and formulation improvements.
Research Programs
We also have four programs in the discovery and candidate selection stage, PBML04 for MLD, PBAL05 for ALS, PBCM06 for CMT2A and an undisclosed candidate to treat an adult CNS indication. MLD is a monogenic autosomal recessive sphingolipid storage disease caused by mutations in the gene encoding the lysosomal enzyme ARSA. We have initiated IND-enabling studies for PBML04. Patients with MLD display progressive leukodystrophy (demyelination) in the CNS and PNS, neuronal cell death, and subsequent loss of all motor and cognitive function, resulting in premature death, especially in patients with early disease onset. PBAL05 is targeting ALS patients who have a gain-of-function mutation in the C9orf72 gene. ALS is a motor neuron disease characterized by rapid degeneration of upper and lower motor neurons, leading to progressive weakness and premature death. Most cases of ALS are sporadic with an unknown etiology, but there are also genetic forms of the disease inherited in an autosomal dominant fashion. Mutations in the C9orf72 gene are the most common genetic defects implicated in ALS, accounting for approximately 34% of familial ALS cases and approximately 5% of sporadic ALS cases. Mitofusin 2, or MFN2, gene mutations are associated with CMT2A, which is a neurological disorder that presents complex phenotypes, including not only neuropathy-related features but also systemic impairment of the CNS. CMT2A is the most frequent axonal form of CMT, accounting for approximately 20% of the diagnosed cases. Clinically, the classic form of CMT2A is characterized by physical weakness, foot deformities, difficulty in walking and areflexia. We are coordinating with GTP in conducting discovery stage preclinical studies for these programs. Beyond this portfolio, through our research collaboration with GTP, we also have the option to license programs for ten additional indications, along with rights and licenses to new gene therapy technologies developed by Penn, such as novel capsids, toxicity reduction technologies and delivery and formulation.
Manufacturing
Gene therapy manufacturing is a critical factor in the successful development and commercialization of novel genetic medicines, and to that end, we have established a relationship with Catalent, a contract development and manufacturing organization, or CDMO, for our initial manufacturing needs.
Our gene therapy manufacturing strategy utilizes a production platform approach with HEK293 mammalian cells as the substrate, triple plasmid transient transfection and single-use fixed-bed iCellis® bioreactor system for the manufacture of our AAV product candidates. We are using a well-characterized production platform that has been used for both commercial and clinical AAV products and product candidates. We believe our approach will enable rapid development, control of product quality and regulatory compliance. Catalent has extensive experience with the iCellis® bioreactor platform and HEK293 transient transfection gene therapy manufacturing. As part of our research collaboration with GTP, we have access to broad and deep early-stage process science capabilities and experience to enable technology transfer of scalable processes to our CDMO, and state-of-the art analytical capabilities for product quality testing and analytical characterization. GTP currently provides us with the preclinical and toxicology research-grade vector supplies, while Paragon will provide us with the cGMP AAV clinical supplies for our clinical trials, following a technology transfer process from Penn to Catalent. The production process for all three of our lead candidates has been scaled up to GMP standards at Catalent’s facility and clinical materials for all three lead product candidates have been or are being manufactured.
We have a collaboration agreement with Catalent, or the Catalent Collaboration Agreement. As part of the Catalent Collaboration Agreement, we paid Catalent an upfront fee for the commissioning, qualification, validation and equipping of a clean room suite. Subject to validation of the clean room suite, which was completed in the fourth quarter of 2020, we will pay an annual fee for five years for the use of the clean room suite. We initiated cGMP manufacturing in the dedicated suite, giving us the ability to meet production requirements for our current lead product candidates through clinical studies and early commercialization. We believe that our platform manufacturing approach along with the dedicated manufacturing capabilities and capacity provide a core strategic advantage and positions us to be a leading drug development company to address rare, monogenic CNS disorders.

In April 2020, we entered into a development services and clinical supply agreement, or the Manufacturing and Supply Agreement, with Catalent to secure clinical scale manufacturing capacity for batches of active pharmaceutical ingredients for our gene therapy product candidates. The Manufacturing and Supply Agreement provides for a term of five years which period may be extended once, at our option, for an additional five year-period. In consideration for the use of the clean room suite, in addition to our annual fee, we have agreed to a minimum amount of purchase commitments for each year in the term, subject to adjustments for inflation.
In December 2020, we entered into a lease to support chemistry, manufacturing and controls laboratory operations for our gene therapy programs. This new laboratory is slated to open in the second quarter of 2021 and will initially focus on state-of-the-art analytical capabilities, clinical assay development and validation, biomarker assay validation and clinical product testing to support both viral vector manufacturing and clinical development.
We believe that our manufacturing capabilities provide us with the advantages of better control of drug development timelines, improved control of vector supply for a portfolio of clinical assets and improved control of product quality through the improvements of the manufacturing platform.
We expect to establish our own manufacturing facility for long-term commercial market supply. As the research and development pipeline advances and grows, we intend to pursue internal manufacturing capacity build out as needed.
We also anticipate that we will continue to make significant investments to further optimize our manufacturing capabilities to produce high-quality, cost-effective AAV vectors and we will continue to make investments in process and analytical sciences, internally or with third parties, to evaluate and develop manufacturing process improvements that may increase the productivity and efficiency of our manufacturing platform processes.
Competition
The biotechnology and pharmaceutical industries, including the genetic medicines field, are characterized by rapidly changing technologies, competition and a strong emphasis on intellectual property. We are aware of several companies focused on developing gene therapies in various indications as well as several companies addressing methods for modifying genes and regulating gene expression. We may also face competition from large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions with genetic medicine and other therapeutic approaches.
We consider our most direct competitors with respect to PBGM01 for the treatment of GM1 to be Sio Gene Therapies, Inc., which began its clinical trial for a gene therapy treatment for early and late infantile and juvenile GM1 in August 2019, and Lysogene, S.A., which has initiated a natural history study and is currently working with regulators to obtain the necessary authorizations prior to starting a Phase 1 clinical trial for a gene therapy treatment for GM1.
We consider our most direct competitors with respect to PBFT02 for the treatment of FTD-GRN to be Alector, Inc., which is conducting a Phase 2 clinical trial for immune-neurology treatment for FTD-GRN, and Prevail Therapeutics Inc., which has initiated a Phase 1/2 clinical trial for a gene therapy treatment for FTD-GRN. Alkermes plc and Arkuda Therapeutics, Inc. are conducting preclinical research using small molecule approaches to treat FTD-GRN patients. Denali Therapeutics has a preclinical recombinant progranulin protein under evaluation in addition to their oral EIF2a modulator in a Phase 1 clinical trial. We are also aware of other therapeutic approaches in preclinical development that may target FTD-GRN patients.
Recently Forge Biologics announced its intent to develop a Krabbe gene therapy candidate that combines bone marrow transplant and gene therapy. We are also aware of an ongoing disease progression study being conducted by the Children’s Hospital of Pittsburgh and certain academic studies. There is some evidence that human stem cell transplant is beneficial for pre-symptomatic infants with Krabbe disease.
Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical and other resources than we do, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market, if ever. Additionally, new or advanced technologies developed by our competitors may render our current or future product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.
License Agreement
University of Pennsylvania
In May 2020, we entered into an amended and restated research, collaboration and licensing agreement, or the Penn Agreement, with The Trustees of the University of Pennsylvania, or Penn, for research and development collaborations and exclusive license rights to patents for certain products and technologies, which superseded the sponsored research, collaboration and licensing agreement we entered into with Penn in September 2018. Under the Penn Agreement, Penn granted us an exclusive, worldwide license, with the right to sublicense, under certain patent rights controlled by Penn (i) as of the effective date or (ii) arising out of the conduct of research funded by us, in each case to develop and commercialize licensed products for specific rare monogenic central nervous system, or CNS, indications. Penn also granted us a non-exclusive, worldwide license, with the right to sublicense in connection with the foregoing patent rights or a licensed product, under certain Penn know-how and materials necessary or reasonably useful to develop and commercialize such licensed products. The Penn license grant covers up to 17 specific rare monogenic CNS indications. Programs for the indications must be selected by May 2025. In addition, upon written notification by us and provided Penn has the right to do so, the Penn license grant automatically includes: (i) one or more additional indication(s) that may be treatable by the same licensed product if such indications are in the rare monogenic CNS field, and (ii) provided certain conditions are met, one or more additional indication(s) outside the rare monogenic CNS field for a specific licensed product.
As part of our collaboration with Penn, we also agreed to fund certain research in the laboratory of Dr. James Wilson, or the Wilson Laboratory, relating to preclinical development of selected product candidates, with the goal of identifying and preclinically developing up to 17 product candidates for further clinical development and commercialization by us. We are also obligated to pay $5 million per year to fund discovery research in the Wilson Laboratory through May 2025.
Our initial collaboration was for five rare monogenic CNS indications with options for seven additional rare monogenic CNS indications. Following the amendment in May 2020, and subsequent to our recent option exercise, our collaboration includes seven active programs for rare monogenic CNS indications and we have the option, until May 2025, to collaborate with Penn and the Wilson Laboratory on up to ten additional rare monogenic CNS indications, in each case upon payment of an option fee in the low seven figures.
Further, through May 2025, Penn has agreed to notify us of any new technologies discovered, developed or engineered by the Wilson Laboratory as part of its discovery program, such as novel capsids, toxicity reduction technologies and delivery and formulation. We may add intellectual property covering any such new technology to the Penn license grant for any given indication that is within the collaboration.
In addition, Penn will notify us of any patented manufacturing methods developed by the Wilson Laboratory during the specified research term, and we have the option to obtain a non-exclusive license under those patent rights controlled by Penn for our licensed products.
On an indication-by-indication basis, Penn has agreed to ensure that the Wilson Laboratory will not collaborate with any commercial third party to develop another gene therapy product for the same indication during, or for one year following, its work for us on a given indication and licensed product. Under the licensed Penn patent rights, Penn retains the right to conduct (and to authorize non-commercial third parties to conduct) certain educational, research, clinical and patient care activities.
As consideration for the licensed rights, we issued Penn 839,130 shares of our common stock. We also paid Penn a one-time license issuance fee of $2.5 million, and have agreed to pay Penn an annual license maintenance fee in the low six figures, which annual fee is creditable against royalties following the first commercial sale of a licensed product. In addition, for each licensed product, we are obligated to pay Penn up to $16.5 million in aggregate development milestone payments upon the achievement of specific development milestone events by such licensed product for a first indication, and reduced milestone payments for the second and third indications. We are also obligated to pay Penn, on a licensed product-by-licensed product basis, up to $55 million in aggregate commercial milestone payments. We have also agreed to pay Penn, on a licensed product-by-licensed product and country-by-country basis during the royalty period, tiered royalties (subject to customary reductions) in the mid-single digits on annual worldwide net sales of such licensed product. On a licensed product-by-licensed product and country-by-country basis, the royalty period is from the date of first commercial sale of such licensed product in a country until the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such licensed product in the country in which such licensed product is made, used or sold, (ii) the expiration of the data exclusivity term conferred by the applicable regulatory authority in such country with respect to such licensed product, and (iii) the tenth anniversary of the first commercial sale of such licensed product in such country. In addition, we have agreed to pay Penn a percentage of sublicensing income, ranging from the mid-single digits to low double digits, for sublicenses of our rights under the Penn Agreement. If we add a new program to the collaboration, the foregoing milestone, royalty and sublicensing income payments may be increased depending on when the program is added.
Under the Penn Agreement, we are obligated to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize at least one licensed product for each of the licensed indications for prophylactic, diagnostic and therapeutic uses in humans. We may satisfy this obligation by achieving, for each licensed product, certain diligence events by a specified achievement date, which dates may be extended under certain circumstances. Pursuant to the agreement, Penn will be responsible for preclinical development activities, including all IND-enabling non-clinical studies and research grade manufacturing, and other collaborative activities set forth in the plan for the funded research, and we will be responsible for regulatory strategy and operations, clinical development, GMP manufacture and commercialization of all licensed products.
The agreement will expire on a licensed product-by-licensed product and country-by-country basis upon the later of (i) the expiration of the last valid claim of the licensed patent rights that covers the exploitation of such licensed product in such country, and (ii) the expiration of the royalty period. At any time after May 2025, we may terminate the agreement in its entirety, or for a licensed product, for convenience upon 90 days’ prior written notice to Penn. Penn may terminate the agreement on an indication-by-indication basis if we fail to meet any diligence event and fail to timely cure such breach, or the agreement in its entirety if we fail to pay the research funding, fail to comply with applicable laws, grant a security interest in any of the licensed patent rights, fail to achieve certain financing obligations, or make certain challenges to the licensed patent rights. Either party may terminate the agreement for the other party’s insolvency or material breach that is not cured within a specified period of time.
Intellectual Property
Our commercial success depends in part on our ability to obtain and maintain proprietary and/or intellectual property protection in the United States and other countries for our current product candidates and future products, as well as our core technologies, including our manufacturing know-how. We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business by seeking, maintaining and defending our intellectual property, whether developed internally or licensed from third parties. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of gene therapy. Additionally, we intend to rely on regulatory protection afforded through rare drug designations, data exclusivity and market exclusivity as well as patent term extensions, where available.
Currently, our patent protection consists of patent applications that we have in-licensed from Penn under the Penn Agreement for our product candidates in our licensed indications. The in-licensed patent applications are directed to new AAV capsids and certain defined variants, to recombinant AAV viruses, or rAAVs, capable of delivering certain genes into human cells to treat monogenic diseases of the CNS, to methods of treating those monogenic diseases with rAAV, as well as certain aspects of our manufacturing capabilities and related technologies. Our in-licensed patent portfolio currently includes:
•
a patent family with applications pending in the United States and certain foreign jurisdictions with claims directed to rAAVs having an AAVhu68 capsid. We exclusively licensed the patent family for licensed products within our rare, monogenic field of use indications. Any patents that may issue from applications in this family are expected to expire on February 27, 2038, absent any term adjustments or extensions;

•
two patent families with claims directed to an rAAV containing a coding sequence of human β-galactosidase for use in treating GM1. The first patent family includes a pending application in Argentina and a pending Patent Cooperation Treaty, or PCT, application, Based on the PCT filing, national and regional patent applications may be filed in the United States and over 150 foreign jurisdictions. Any patents that may issue from applications in this family are expected to expire on September 30, 2039, absent any term adjustments or extensions. The second patent family includes three pending, unpublished U.S. provisional patent applications. Any patents that may issue from applications in this family are expected to expire in February 2041;

•
two patent families with claims directed to rAAV for use in treating Krabbe. The first patent family includes a pending PCT application and pending applications in Argentina and Taiwan. Any patents that may issue from applications in this family are expected to expire on February 26, 2040, absent any term adjustments or extensions. The second patent family includes two pending, unpublished U.S. provisional patent applications. Any patents that may issue from applications in this family are expected to expire in May 2041;

•
two patent families with claims directed to rAAV for use in treating FTD. The first patent family includes a pending PCT application and applications pending in Argentina and Taiwan. Any patents that may issue from applications in this family are expected to expire on February 21, 2040, absent any term adjustments or extensions. The second patent family includes one pending, unpublished U.S. provisional patent application. Any patents that may issue from applications in this family are expected to expire in August 2041;

•
a patent family with claims directed to rAAV for use in treating MLD. The patent family includes a pending PCT application and applications pending in Argentina and Taiwan. Any patents that may issue from applications in this family are expected to expire in May 2040, absent any term adjustments or extensions.

We also have options under the Penn Agreement to add additional intellectual property to our existing license, as described in the section “License Agreement.” To date, we have exercised an option with respect to Charcot-Marie Tooth disease, or CMT. At present, there is one patent family directed to this newly licensed indication.
•
a patent family with a pending, unpublished, U.S. provisional patent application directed to rAAV for use in treating CMT. Any patents that may issue from applications in this family are expected to expire in July 2041, absent any term adjustments and extensions.

The term of individual patents may vary based on the countries in which they are obtained. Generally, patents issued from applications filed in the United States are effective for 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the term effectively lost as a result of FDA regulatory review period. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective national filing date.
In addition to patents and patent applications that we license, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, significant aspects of our AAV manufacturing capabilities and gene therapy technology are based upon trade secrets and know-how. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, and obtain and maintain control and/or ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how, including by implementing measures intended to maintain the physical security of our premises and the physical and electronic security of our information technology systems.
Our ability to stop third parties from making, using, selling, offering to sell or importing our products may depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. With respect to our licensed intellectual property, we cannot be sure that patents will issue with respect to any of the pending patent applications to which we license rights or with respect to any patent applications that we or our licensors may file in the future, nor can we be sure that any of our licensed patents or any patents that may be issued in the future to us or our licensors will be commercially useful in protecting our product candidates and methods of manufacturing the same. Moreover, we may be unable to obtain patent protection for certain of our product candidates generally, as well as with respect to certain indications. See the section entitled “Risk Factors—Risks Related to Our Intellectual Property” for a more comprehensive description of risks related to our intellectual property.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.
FDA Approval Process
In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Biological products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of New Drug Applications, or NDAs. Biological products, such as gene therapy products, are approved for marketing under provisions of the Public Health Service Act, or PHSA, via a Biologics License Application, or BLA. However, the application process and requirements for approval of BLAs are very similar to those for NDAs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs or BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.
Biological product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.
Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including Good Laboratory Practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as tests of reproductive toxicity and carcinogenicity in animals, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with Good Clinical Practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.
The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA regulations or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions if it believes that the patients are subject to unacceptable risk.
Clinical trials to support BLAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the biologic into patients, the product is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure, and to obtain early evidence of a treatment effect if possible. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug or biologic for a particular indication, determine optimal dose and regimen, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical effects and confirm efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug or biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the safety and efficacy of the drug or biologic. In rare instances, including instances of gene therapies intended for rare diseases, a single Phase 3 trial with other confirmatory evidence may be sufficient where there is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.
In addition, the manufacturer of an investigational drug in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access to such investigational drug.
After completion of the required clinical testing, a BLA is prepared and submitted to the FDA. FDA approval of the BLA is required before marketing and distribution of the product may begin in the United States. The BLA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting a BLA is substantial. The submission of most BLAs is additionally subject to a substantial application user fee. Under an approved BLA, the applicant is also subject to an annual program fee. These fees typically increase annually. A BLA for a drug that has been designated as an orphan drug is not subject to an application fee, unless the BLA includes an indication for other than a rare disease or condition. The FDA has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing based on the Agency’s determination that it is adequately organized and sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals to complete the review of BLAs. Most applications are classified as Standard Review products that are reviewed within ten months of the date the FDA accepts the BLA for filing; applications classified as Priority Review are reviewed within six months of the date the FDA accepts the BLA for filing. A BLA can be classified for Priority Review when the FDA determines the biologic product has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority reviews may be extended by the FDA for three or more additional months to consider certain late-submitted information, or information intended to clarify information already provided in the BLA submission.
The FDA may also refer applications for novel biologic products, or biologic products that present difficult questions of safety or efficacy, to be reviewed by an advisory committee—typically a panel that includes clinicians, statisticians and other experts—for review, evaluation, and a recommendation as to whether the BLA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations. Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the BLA contains data that provide substantial evidence that the biologic is safe, pure, potent and effective in the claimed indication.
After the FDA evaluates the BLA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the BLA submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing and distribution of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the biologic outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure a product’s safe use, or ETASU. An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.
Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved BLA, including changes in indications, product labeling, manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.
Additional Standard for Gene Therapy Products
In addition to the regulations discussed above, there are a number of additional standards that apply to clinical trials involving the use of gene therapy. FDA has issued various guidance documents regarding gene therapies, which outline additional factors that FDA will consider at each of the above stages of development and relate to, among other things: the proper preclinical assessment of gene therapies; the CMC information that should be included in an IND application; the proper design of tests to measure product potency in support of an IND or BLA application; and measures to observe delayed adverse effects in subjects who have been exposed to investigational gene therapies when the risk of such effects is high. For instance, FDA usually recommends that sponsors observe all surviving subjects who receive treatment using gene therapies that are based on adeno-associated virus vectors in clinical trials for potential gene therapy-related delayed adverse events for a minimum 5-year period, followed by 10 years of annual queries, either in person or by questionnaire. FDA does not require the long-term tracking to be complete prior to its review of the BLA.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan drug designation to biological products intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making a product available in the United States for such disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the biological product and its potential orphan disease use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first BLA applicant to receive FDA approval for a particular active moiety to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product in the approved indication. For large molecule drugs, including gene therapies, sameness is determined based on the principal molecular structural features of a product. As applied to gene therapies, the FDA has recently issued draft guidance in which it stated it would consider certain key features, such as the transgenes expressed by the gene therapy and the vectors used to deliver the transgene, to be principal molecular structural features. With regard to vectors, the FDA intends to consider whether two vectors from the same viral class are the same or different on a case-by-case basis. The FDA does not intend to consider minor differences between transgenes and vectors to be different principal molecular structural features. The FDA also intends to consider whether additional features of the final gene therapy product, such as regulatory elements and the cell type that is transduced (for genetically modified cells), should also be considered to be principal molecular structural features. During the seven-year marketing exclusivity period, the FDA may not approve any other applications to market a biological product containing the same principal molecular structural features for the same indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. A product can be considered clinically superior if it is safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biological product for the same disease or condition, or the same biological product for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA user fee.
Rare Pediatric Disease Priority Review Voucher Program
Under the Rare Pediatric Disease Priority Review Voucher program, FDA may award a priority review voucher to the sponsor of an approved marketing application for a product that treats or prevents a rare pediatric disease. The voucher entitles the sponsor to priority review of one subsequent marketing application. A voucher may be awarded only for an approved rare pediatric disease product application. A rare pediatric disease product application is an NDA or BLA for a product that treats or prevents a serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years; in general, the disease must affect fewer than 200,000 such individuals in the U.S.; the NDA or BLA must be deemed eligible for priority review; the NDA or BLA must not seek approval for a different adult indication (i.e., for a different disease/condition); the product must not contain an active ingredient that has been previously approved by FDA; and the NDA or BLA must rely on clinical data derived from studies examining a pediatric population such that the approved product can be adequately labeled for the pediatric population. Before NDA or BLA approval, FDA may designate a product in development as a product for a rare pediatric disease.
To receive a rare pediatric disease priority review voucher, a sponsor must notify FDA, upon submission of the NDA or BLA, of its intent to request a voucher. If FDA determines that the NDA or BLA is a rare pediatric disease product application, and if the NDA or BLA is approved, FDA will award the sponsor of the NDA or BLA a voucher upon approval of the NDA or BLA. FDA may revoke a rare pediatric disease priority review voucher if the product for which it was awarded is not marketed in the U.S. within 365 days of the product’s approval. The voucher, which is transferable to another sponsor, may be submitted with a subsequent NDA or BLA and entitles the holder to priority review of the accompanying NDA or BLA. The sponsor submitting the priority review voucher must notify FDA of its intent to submit the voucher with the NDA or BLA at least 90 days prior to submission of the NDA or BLA and must pay a priority review user fee in addition to any other required user fee. FDA must take action on an NDA or BLA under priority review within six months of receipt of the NDA or BLA.
On December 27, 2020, the Rare Pediatric Disease Priority Review Voucher program was reauthorized as part of the Consolidated Appropriations Act, 2021 allowing a product that is designated as a product for a rare pediatric disease prior to September 30, 2024 to be eligible to receive a rare pediatric disease priority review voucher upon approval of a qualifying NDA or BLA prior to September 30, 2026. It is unclear whether this program will continue to be reauthorized beyond the current sunset date in September 2024.
Fast Track Designation and Priority Review
FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. Any product submitted to FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review.
Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review.
Breakthrough Therapy Designation
The FDA is also required to expedite the development and review of biological products that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the biologic product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. The sponsor of a new biologic product candidate may request that the FDA designate the candidate for a specific indication as a Breakthrough Therapy concurrent with, or after, the filing of the IND for the biologic product candidate. The FDA must determine if the biological product qualifies for Breakthrough Therapy designation within 60 days of receipt of the sponsor’s request.
Regenerative Medicine Advanced Therapy (RMAT) Designation
The RMAT designation is an expedited program for the advancement and approval of regenerative medicine therapies that are intended to treat, modify, reverse, or cure a serious condition and where preliminary clinical evidence indicates the potential to address unmet medical needs for life-threatening diseases or conditions. Similar to Breakthrough Therapy designation, the RMAT allows companies developing regenerative medicine therapies to work earlier, more closely, and frequently with the FDA, and RMAT-designated products may be eligible for priority review and accelerated approval. Regenerative medicine therapies include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the PHS Act and Title 21 of the Code of Federal Regulations Part 1271. The FDA confirmed that gene therapies, including genetically modified cells, that lead to a sustained effect on cells or tissues may meet the definition of a regenerative medicine therapy. For product candidates that have received a RMAT designation, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. The timing of a sponsor’s request for designation and FDA response are the same as for the Breakthrough Therapy designation program.
Disclosure of Clinical Trial Information
Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.
Pediatric Information
Under the Pediatric Research Equity Act, or PREA, NDAs or BLAs or supplements to NDAs or BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any biological product with orphan product designation except a product with a new active ingredient that is a molecularly targeted cancer product intended for the treatment of an adult cancer and directed at a molecular target determined by FDA to be substantially relevant to the growth or progression of a pediatric cancer that is subject to an NDA or BLA submitted on or after August 18, 2020.
Additional Controls for Biologics
To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases within the United States.
After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the lot manufacturing history and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before allowing the manufacturer to release the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. As with drugs, after approval of a BLA, biologics manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.
Biosimilars
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, creates an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical trials, animal trials, and a clinical trial or trials, unless the Secretary of Health and Human Services waives a required element. A biosimilar product may be deemed interchangeable with a previously approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. To date a handful of biosimilar products and no interchangeable products have been approved under the BPCIA. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to biosimilar product implementation, which is still being evaluated by the FDA.
A reference biologic is granted 12 years of exclusivity from the time of first licensure, or BLA approval, of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the biosimilar abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) eighteen months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.
Post-Approval Requirements
Once a BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of biologics, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.
Adverse event reporting and submission of periodic safety summary reports is required following FDA approval of a BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects a biologic product’s manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with required regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.
Other U.S. Healthcare Laws and Compliance Requirements
In the United States, biotechnology company activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General and the Office for Civil Rights), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs, may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the federal false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended, as applicable.
The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, recommending or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti- Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and/or formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. In addition, the statutory exceptions and regulatory safe harbors are subject to change.
Additionally, the intent standard under the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below).
The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.
Federal false claims laws, including the federal civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. In addition, manufacturers can be held liable under the civil False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus generally non-reimbursable, uses and purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes.
HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.
Data privacy and security regulations by both the federal government and the states in which business is conducted may also be applicable. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA requires covered entities to limit the use and disclosure of protected health information to specifically authorized situations, and requires covered entities to implement security measures to protect health information that they maintain in electronic form. Among other things, HITECH made HIPAA’s security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Additionally, the federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its relationships with physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants and certified nurse midwives during the previous year.
Commercial distribution of products requires compliance with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. In addition, several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. Certain local jurisdictions also require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Sales and marketing activities are also potentially subject to federal and state consumer protection and unfair competition laws.
Violation of any of the federal and state healthcare laws described above or any other governmental regulations may result in penalties, including without limitation, significant civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, imprisonment, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, refusal to enter into government contracts, oversight monitoring, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings.
Coverage, Pricing and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which regulatory approval is obtained. In the United States and markets in other countries, sales of any products for which regulatory approval is received for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Expensive pharmaco-economic studies may need to be conducted in order to demonstrate the medical necessity and cost-effectiveness of product candidates, in addition to the costs required to obtain the FDA approvals. Product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable the maintenance of price levels sufficient to realize an appropriate return on investment in product development.
Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.
The marketability of any product candidates for which regulatory approval is received for commercial sale may suffer if the government and other third-party payors fail to provide coverage and adequate reimbursement. In addition, emphasis on managed care in the United States has increased and is expected to continue to increase the pressure on healthcare pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which regulatory approval is received, less favorable coverage policies and reimbursement rates may be implemented in the future.
Healthcare Reform
In March 2010, President Obama enacted the ACA, which has begun to substantially change healthcare financing and delivery by both governmental and private insurers, and has also begun to significantly impact the pharmaceutical and biotechnology industry. The ACA will impact existing government healthcare programs and will result in the development of new programs.
Among the ACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:
•
an annual, nondeductible fee on any entity that manufacturers or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs, that began in 2011;

•
an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the Average Manufacturer Price, or AMP for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the AMP;

•
a Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

•
extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

•
a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

There remain judicial and Congressional challenges to certain aspects of the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, effective January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, and eliminating the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. On November 10, 2020, the United States Supreme Court heard oral arguments but it is unclear when a decision will be made.
There has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. For example, on July 24, 2020 and September 13, 2020, President Trump announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. As a result, the FDA also released a final rule on September 24, 2020 providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the U.S Department of Health and Human Services, or HHS, finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. HHS also published an interim final rule that establishes a Most Favored Nation, or MFN, Model for Medicare Part B drug payment. This regulation would substantially change the drug reimbursement landscape as it bases Medicare Part B payment for 50 selected drugs on prices in foreign countries instead of average sales price, or ASP. The MFN drug payment amount is expected to be lower than the current ASP-based payment limit because U.S. drug prices are generally the highest in the world. Although the MFN Model payment methodology was scheduled to begin on January 1, 2021, it faces uncertain prospects for implementation. By the end of December 2020, three federal courts had granted orders preventing implementation of the rule. In addition to these lawsuits, the change in administration or additional litigation challenging the regulation could delay or halt its implementation. The likelihood of implementation of any of these and the other Trump administration reform initiatives is uncertain, particularly in light of the recent change in administration on January 20, 2021. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent the generation revenue, attainment profitability, or commercialization of products. We cannot predict what healthcare reform initiatives may be adopted in the future, particularly in light of the recent presidential election. However, it is possible that there will be further legislation or regulation that could harm the business, financial condition and results of operations. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.
Employees and Human Capital Resources
As of September 30, 2020, we had 61 full-time employees. From time to time, we also retain independent contractors to support our organization. Of these employees, 15 held Ph.D., Pharm.D. or M.D. degrees, and 37 were engaged in research, development and technical operations. All of our employees are based at our headquarters in Philadelphia, Pennsylvania. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we believe our relationship with our employees is good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.
Facilities
Our principal executive office is located in Philadelphia, Pennsylvania, where we lease a total of 8,887 square feet of office and laboratory space that we use for our administrative, research and development and other activities. In April 2020, we entered into a lease agreement for new principal executive offices, which we expect to commence in March 2021, and amended our existing lease to terminate upon commencement of the new lease. The new premises will include approximately 37,000 square feet in Philadelphia, Pennsylvania. The new lease is expected to expire in January 2031, subject to our option to extend the new lease by up to two additional five-year terms.
We also lease approximately 62,000 square feet of laboratory space at the Princeton West Innovation Campus in Hopewell, New Jersey. This lease has a 15-year term from the later of (i) March 15, 2021 or (ii) the date the landlord delivers the property in sufficient delivery condition. We have the option to extend the term of the lease by up to two additional five-year terms.
Legal Proceedings
From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of December 31, 2020:
Name	Age	Position
Executive officers:
Bruce Goldsmith, Ph.D.	54	Chief Executive Officer, President and Director
Stephen Squinto, Ph.D.	64	Acting Head of Research and Development and Director
Jill M. Quigley	45	Chief Operating Officer
Richard S. Morris	47	Chief Financial Officer
Gary Romano, M.D., Ph.D.	59	Chief Medical Officer
Alex Fotopoulos	52	Chief Technical Officer
Edgar B. (Chip) Cale	57	General Counsel and Corporate Secretary
Non-employee directors:
Athena Countouriotis, M.D.(2)	49	Director
Patrick Heron(1)(3)	50	Director
Saqib Islam(1)	51	Director
Sandip Kapadia(1)	50	Director
Liam Ratcliffe, M.D., Ph.D.(3)	57	Director
Tom Woiwode, Ph.D.(2)	49	Director
Tadataka Yamada, M.D.(2)(3)	75	Director
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and Governance Committee.
Executive officers
Bruce A. Goldsmith, Ph.D, M.B.A. has served as our Chief Executive Officer and President and as a member of our board of directors since January 2020. Dr. Goldsmith served as an Advisor and Venture Partner at Deerfield Ventures from January 2019 to January 2020. From April 2019 to January 2020, Dr. Goldsmith also served as Interim Chief Executive Officer of Civetta Therapeutics. Prior to that, Dr. Goldsmith served initially as Chief Business Officer and then as Chief Operating Officer at Lycera, Corp. from April 2013 to January 2019. From 2008 to 2012, Dr. Goldsmith served as Vice President and then Senior Vice President of Corporate Development at Allos Therapeutics. Prior to Allos, Dr. Goldsmith served in various leadership roles at GPC Biotech in 2007 and Tibotec Therapeutics, a subsidiary of Johnson & Johnson, from 2005 to 2007. Dr. Goldsmith also previously held various positions at Johnson & Johnson in oncology global strategic marketing, business development and licensing and acquisition finance. Prior to joining Johnson & Johnson, Dr. Goldsmith was a research fellow at Novartis Pharma, K.K., where he conducted scientific research in a neurodegeneration drug discovery group. Dr. Goldsmith received a B.A. in Biology from Colgate University, a Ph.D. in Biology with a research thesis in neuroscience from the University of Pennsylvania, and an M.B.A. from Columbia University. We believe that Dr. Goldsmith is qualified to serve on our board of directors due to his experience in the biopharmaceutical and biotechnology industry.
Stephen Squinto, Ph.D., has served as our Acting Head of Research and Development since January 2020, and prior to that served as our interim Chief Executive Officer from September 2018 to January 2020. Dr. Squinto has served as a member of our board of directors since September 2018. Dr. Squinto has also served as an Executive Partner at OrbiMed Advisors LLC since January 2015. Since August 2017, Dr. Squinto has also served as acting

Head of Research and Development of SpringWorks Therapeutics, Inc., a biopharmaceutical company. Dr. Squinto co-founded Alexion Pharmaceuticals and from January 2012 to January 2015, he served as its Executive Vice President and Chief Global Operations Officer and from 2007 to 2012, he served as its Global Head of Research and Development. Dr. Squinto currently serves on the board of directors of Springworks Therapeutics, Inc. Dr. Squinto previously served on the boards of directors of Arvinas, Inc., a pharmaceutical company, and Audentes Therapeutics, Inc., a biotechnology company. Dr. Squinto received a B.A. in Chemistry and a Ph.D. in Biochemistry and Biophysics from Loyola University of Chicago. We believe that Dr. Squinto is qualified to serve on our board of directors due to his experience in the biopharmaceutical and biotechnology industry, including his operational experience in drug discovery and development.
Jill M. Quigley, has served as our Chief Operating Officer since November 2018. From January 2017 to November 2018, Ms. Quigley served as Chief Executive Officer and General Counsel of Nutrinia Ltd., a pharmaceutical company focused on the treatment of rare conditions of the gastrointestinal tract. From July 2012 to December 2016, Ms. Quigley served as Senior Counsel of NPS Pharmaceuticals, a biotechnology company focused on developing treatments for rare diseases, which was acquired by Shire plc in March 2015. From 2011 to 2012, Ms. Quigley served as Corporate Counsel for Pharmasset, Inc., a pharmaceutical company. Ms. Quigley currently serves on the board of directors of Terns Pharmaceuticals, Inc., a private biopharmaceutical company. Ms. Quigley began her career as an associate with the law firm of Dechert LLP and later served as Assistant Corporate Counsel for Integra LifeSciences Holdings Corporation. Ms. Quigley received a B.A. in Communications, Legal Institutions, Economics & Government (CLEG) from American University and a J.D. from Rutgers School of Law.
Richard S. Morris, has served as our Chief Financial Officer since October 2019. From November 2017 to July 2019, Mr. Morris served as Executive Vice President and Chief Financial Officer of Context Therapeutics, LLC, a biopharmaceutical company. From May 2014 to December 2016, Mr. Morris served as Chief Financial Officer of Vitae Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Morris served in various leadership roles at ViroPharma Incorporated, including as Vice President, Chief Accounting Officer from 2012 to 2014; Vice President, Chief Accounting Officer from 2008 to 2012; Controller and Chief Accounting Officer from 2008 to 2011 and Controller from 2005 to 2008. Prior to joining ViroPharma, Mr. Morris worked for KPMG LLP in its Healthcare Assurance practice. Mr. Morris received a B.S. in Accounting from Saint Joseph’s University and has been a CPA since 1999.
Gary Romano, M.D., Ph.D., has served as our Chief Medical Officer since September 2019. Prior to that, Dr. Romano worked at Janssen Global Services, LLC, a pharmaceutical company, where he served as Head of Development, Alzheimer’s Disease / Neurology from May 2013 to September 2019 and as Head, Neuroscience Biomarkers from 2009 to 2013. Prior to Janssen, Dr. Romano served in various senior leadership roles at Johnson & Johnson, a healthcare company, and Merck & Co., Inc, a global biopharmaceutical company. Dr. Romano has held an adjunct clinical faculty position in the Department of Neurology at the Lewis Katz School of Medicine at Temple University since January 2017. Dr. Romano received a B.S. in Biology from Trinity College, a Ph.D. in Molecular Neuroscience from Rockefeller University and an M.D. from Johns Hopkin’s School of Medicine, and he completed his post-graduate training in Neurology at the University of Pennsylvania.
Alex Fotopoulos, MSc., MBA, has served as our Chief Technical Officer since July 2019. From November 2017 to July 2019, Mr. Fotopoulos served as Senior Vice President, Technical Operations, Gene Therapy of Ultragenyx Pharmaceutical Inc., a biopharmaceutical company. From May 2016 to November 2017, Mr. Fotopoulos served as Senior Vice President, Technical Operations of Dimension Therapeutics, Inc., a biotechnology company, acquired by Ultragenyx Pharmaceutical Inc., focusing on the development of gene therapy for rare diseases associated with the liver and caused by genetic mutations. From August 2011 to May 2016, Mr. Fotopoulos served in various senior leadership roles at Momenta Pharmaceuticals, Inc., a biotechnology company, including Vice President, Technical Operations and Senior Director, Technical Operations. Prior to that, Mr. Fotopoulos served for 18 years in various senior leadership roles at Biogen, Inc., a biotechnology company, including Senior Director, Global Manufacturing Engineering and Director, Global Engineering Technology. Mr. Fotopoulos received a Diploma in Chemical Engineering at the National Technical University of Athens, Greece, a M.Sc. in Chemical Engineering from Tufts University, and a M.B.A. in General Management from the F.W. Olin Graduate School of Business at Babson College.
Edgar B. (Chip) Cale, has served as our General Counsel since September 2019 and Corporate Secretary since December 2019. From June 1998 to July 2019, Mr. Cale served in various senior leadership roles at GlaxoSmithKline plc, a multinational pharmaceutical company, including Senior Vice President, Legal Corporate Functions; Vice President, Associate General Counsel, Legal Operations, WWBD; Vice President, General Counsel, GSK Vaccines; and Assistant General Counsel. Prior to that, Mr. Cale served as a corporate and securities lawyer supporting emerging growth companies in the life science and technology industries at Venture Law Group LLP and Brobeck, Phleger & Harrison LLP. Mr. Cale received a B.A. in Biology from the University of Pennsylvania and a J.D. from the University of California, Berkeley.
Non-employee directors
Athena Countouriotis, M.D., has served as a member of our board of directors since February 2020. Dr. Countouriotis has also served as Chief Executive Officer and a member of the board of directors of Turning Point Therapeutics Inc. since September 2018, and from May 2018 to September 2018, she served as Chief Medical Officer of Turning Point Therapeutics. Dr. Countouriotis served as Senior Vice President and Chief Medical Officer for Adverum Biotechnologies, Inc. from June 2017 to May 2018, and before that served as Senior Vice President, Chief Medical Officer of Halozyme Therapeutics, Inc. from January 2015 to May 2017. Dr. Countouriotis also served as Chief Medical Officer of Ambit Biosciences Corporation from February 2012 until Ambit’s acquisition by Daiichi Sankyo Company in November 2014. Earlier in her career, Dr. Countouriotis led various clinical development organizations within Pfizer Inc. and Bristol-Myers Squibb Company for oncology therapeutics. Dr. Countouriotis currently serves on the board of directors of Iovance Biotherapeutics, Inc., a public oncology therapeutics company. Dr. Countouriotis previously served on the board of directors of Trovagene, Inc., a public oncology therapeutics company. Dr. Countouriotis earned a B.S. from the University of California, Los Angeles, and an M.D. from Tufts University School of Medicine. She received her initial training in pediatrics at the University of California, Los Angeles, and additional training at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology/Oncology Program. We believe that Dr. Countouriotis is qualified to serve on our board of directors due to her broad oncology biotech leadership experience and history of guiding multiple development programs to approval.
Patrick Heron has served as a member of our board of directors since September 2018. Mr. Heron is also a general partner with Frazier Life Sciences, a position he has held since 1999. Mr. Heron has been active in company formations and initial investments in various biotechnology companies, including Marcadia Biotech Inc., Calixa Therapeutics, Inc. and VentiRx Pharmaceuticals, Inc. Mr. Heron also led Frazier’s involvement in MedPointe Inc. Prior to joining Frazier Life Sciences, Mr. Heron worked at McKinsey & Co. Mr. Heron currently serves on the boards of directors of Mirum Pharmaceuticals, Inc., Iterum Therapeutics plc, Vaxcyte, Inc. and Arcutis Biotherapeutics, Inc. all publicly-traded pharmaceutical companies, as well as several private companies. Mr. Heron previously served on the boards of directors of Tobira Therapeutics, Inc. and Collegium Pharmaceuticals, Inc., both pharmaceutical companies. Mr. Heron received a B.A. in Political Science from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School. We believe that Mr. Heron is qualified to serve on our board of directors due to his extensive business experience and experience in the venture capital and life science industry.
Saqib Islam, has served as a member of our board of directors since March 2019. Mr. Islam has also served as Chief Executive Officer and a member of the board of directors of SpringWorks Therapeutics, Inc., a biopharmaceutical company, since August 2018, and from August 2017 to August 2018, he served as Chief Financial Officer and Chief Business Officer of SpringWorks. From February 2016 to August 2017, Mr. Islam served as Chief Business Officer at Moderna Therapeutics, Inc., a biotechnology company. From February 2013 to February 2016, Mr. Islam served as Executive Vice President, Chief Strategy and Portfolio Officer at Alexion Pharmaceuticals, Inc., a pharmaceutical company. Prior to joining Alexion, Mr. Islam worked for more than 25 years in international business management with a focus on business development, strategic decision-making and planning and capital markets, previously holding managing director positions at Morgan Stanley and Credit Suisse. Mr. Islam received a B.A. in Communications from McGill University and a J.D. from Columbia Law School. We believe that Mr. Islam is qualified to serve on our board of directors due to his experience and expertise in operations management and executive leadership at various biopharmaceutical and biotechnology companies.
Sandip Kapadia, MBA, CPA, has served as member of our board of directors since December 2019. Mr. Kapadia brings over 20 years of life science industry experience and has served as the Chief Financial Officer for Intercept Pharmaceuticals, Inc. since July 2016. Previously, Mr. Kapadia served in various leadership capacities within finance over 19 years at Novartis International AG and Novartis affiliates in the United Kingdom, Netherlands, Switzerland and the U.S. Mr. Kapadia currently serves on the board of directors of Molecular Partners AG, a biopharmaceutical company, as well as several private companies Mr. Kapadia received a B.S. in Accounting from Montclair State University and an M.B.A. from Rutgers University, and is also a U.S. Certified Public Accountant. We believe that Mr. Kapadia is qualified to serve on our board of directors due to his leadership experience in the biopharmaceutical industry and finance expertise.
Liam Ratcliffe, M.D., Ph.D., has served as a member of our board of directors since September 2019. Dr. Ratcliffe has also served as the Head of Biotechnology at Access Industries since April 2019. From September 2008 to April 2019, Dr. Ratcliffe served as Managing Director at New Leaf Venture Partners, a healthcare venture capital firm, where he focused on investing in therapeutics and therapeutic platform companies. Prior to joining New Leaf, Dr. Ratcliffe held various positions of increasing responsibility at Pfizer Inc., a multinational pharmaceutical corporation, including Senior Vice President and Development Head for Neuroscience, and Worldwide Head of Clinical Research and Development. Dr. Ratcliffe currently serves on the board of directors of Arvinas, Inc. Dr. Ratcliffe previously served on the boards of directors of Unum Therapeutics, Inc., Edge Therapeutics, Inc., Array Biopharmaceuticals, Inc., Deciphera Pharmaceuticals, Inc. and Aptinyx Inc. Dr. Ratcliffe received an M.B.A. from the University of Michigan and an M.D. and Ph.D. in Immunology from the University of Cape Town, and he completed his internal medicine training and fellowship in Immunology at Groote Schuur Hospital and associated teaching hospitals in Cape Town, South Africa. We believe that Dr. Ratcliffe is qualified to serve on our board of directors due to his extensive experience in the venture capital industry, medical and scientific background and training, and leadership at various biopharmaceutical and biotechnology companies.
Thomas Woiwode, Ph.D., has served as a member of our board of directors since September 2018. Since 2002, Dr. Woiwode has served in various investment and operational roles at Versant Venture Management, LLC, a healthcare investment firm, including Managing Director since July 2014 and a Venture Partner from 2011 to 2014. From 2011 to 2013, Dr. Woiwode served as Chief Operating Officer of Okarios AG, a biopharmaceutical company. Previously, Dr. Woiwode co-founded EuroVentures, a wholly owned biotechnology incubator within Versant Venture Management, LLC, and in this role, served as the founding Chief Business Officer for three biotechnology portfolio companies. Prior to Versant, Dr. Woiwode served as a Research Scientist at XenoPort, Inc., a biotechnology company. Dr. Woiwode currently serves on the boards of directors of Gritstone Oncology, Inc., Adverum Biotechnologies, Inc. and Aligos Therapeutics, Inc., as well as several private companies. Dr. Woiwode previously served on the board of directors of Audentes Therapeutics, Inc. and Crispr Therapeutics AG, both public biotechnology companies. Dr. Woiwode received a B.A. in English and a B.S. in Chemistry from the University of California, Berkeley and a Ph.D. in Organic Chemistry as an NSF Fellow from Stanford University. We believe that Dr. Woiwode is qualified to serve on our board of directors due to his educational background, experience as a board member and senior executive of biotechnology and pharmaceutical companies, and experience as an investor in new life sciences companies.
Tadataka Yamada, M.D., has served as Chairman of our board of directors since July 2017. Dr. Yamada has served as a Venture Partner at Frazier Life Sciences since June 2015. From September 2017 to January 2020, Dr. Yamada served in a non-employee capacity as our President and Treasurer. From June 2011 to June 2015, Dr. Yamada served as the Chief Medical and Scientific Officer of Takeda Pharmaceutical Company Ltd. From 2006 to 2011, Dr. Yamada served as President of the Global Health Program of the Bill & Melinda Gates Foundation. Previously, Dr. Yamada served as Chairman of Research and Development of GlaxoSmithKline Inc., a multinational pharmaceutical company, and he previously held research and development positions at SmithKline Beecham.

Prior to that, Dr. Yamada served as Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center. Dr. Yamada is a member of the National Academy of Medicine, a Fellow of the Imperial College of Medicine, a Master of the American College of Physicians, a Fellow of the Royal College of Physicians, a Member of the American Academy of Arts and Sciences and a past-President of the American Gastroenterological Association and the Association of American Physicians. Dr. Yamada currently serves on the boards of directors of Agilent Technologies, Inc., a scientific instrument manufacturing and clinical diagnostics company, Athira Pharma, Inc., and Phathom Pharmaceuticals, Inc. Dr. Yamada previously served on the boards of directors of Takeda Pharmaceutical Company Ltd, GlaxoSmithKline Inc. and CSL Limited, a biotechnology company. Dr. Yamada received a B.A. in History from Stanford University and an M.D. from New York University School of Medicine. We believe that Dr. Yamada is qualified to serve on our board of directors due to his extensive research and experience in drug development, as well as his service as a director or officer of various biotechnology and biopharmaceutical companies.
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board composition
Our board of directors currently consists of nine members. Seven of our directors are independent within the meaning of the independent director guidelines of Nasdaq. Each of our current directors will continue to serve until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Classified board of directors
In accordance with the terms of our restated certificate of incorporation and restated bylaws, our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors are subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•
the Class I directors are Patrick Heron, Tadataka Yamada, M.D. and Bruce Goldsmith, Ph.D. and their terms will expire at our first annual stockholders meeting to be held in 2021;

•
the Class II directors are Tom Woiwode, Ph.D., Stephen Squinto, Ph.D and Liam Ratcliffe, M.D., Ph.D. and their terms will expire at our second annual stockholders meeting to be held in 2022; and

•
the Class III directors are Sandip Kapadia, Saqib Islam and Athena Countouriotis, M.D., and their terms will expire at our third annual meeting of stockholders to be held in 2023.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section entitled “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”
Director independence
Our common stock is listed on the Nasdaq Global Select Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the completion of a company’s initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Dr. Squinto and Dr. Goldsmith, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as the may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and then transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”
Committees of the board of directors
Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which have the composition and responsibilities described below. Each of the below committees has a written charter approved by our board of directors, and copies of each charter are posted on the investor relations section of our website. Members serve on these committees will serve until their resignation or until otherwise determined by our board of directors. The composition and functions of each committee are described below.
Audit committee
Our audit committee is comprised of Sandip Kapadia, Saqib Islam and Patrick Heron, with Mr. Kapadia serving as the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Kapadia is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him or her any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:
•
selecting and hiring our independent registered public accounting firm;

•
the qualifications, independence and performance of our independent auditors;

•
the preparation of the audit committee report to be included in our annual proxy statement;

•
our compliance with legal and regulatory requirements;

•
our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and

•
reviewing and approving related-person transactions.

Compensation committee
Our compensation committee is comprised of Tom Woiwode, Ph.D., Athena Countouriotis, M.D. and Tadataka Yamada, M.D., with Dr. Woiwode serving as the chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:
•
evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;

•
evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;

•
administering our cash-based and equity-based compensation plans; and

•
overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

Nominating and governance committee
Our nominating and governance committee is comprised of Liam Ratcliffe, M.D., Ph.D., Patrick Heron and Tadataka Yamada, M.D., with Dr. Ratcliffe serving as the chairman of our nominating and governance committee. Each member of our nominating and governance committee meets the requirements for independence under the current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:
•
identifying, considering and recommending candidates for membership on our board of directors;

•
overseeing the process of evaluating the performance of our board of directors; and

•
advising our board of directors on other corporate governance matters.

Compensation committee interlocks and insider participation
None of the members of our compensation committee has at any time been one of our officers or employees, and none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2019.
Code of business conduct and ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior officers. The full text of our code of business conduct and ethics is posted on the investor relations section of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.
Non-employee director compensation
The following table presents the total compensation earned by each of our non-employee directors in the year ended December 31, 2020. Other than as described below, none of our non-employee directors received any fees or reimbursement of any expenses (other than customary expenses in connection with the attendance of meetings of our board of directors) or any equity or non-equity awards in the year ended December 31, 2020.

	Fees earned or paid in cash ($)	Option awards ($)(1)(2)	All other compensation ($)	Total ($)
Carl L. Gordon, Ph.D., CFA	—	—	—	—
Patrick Heron	46,500	458,816		505,316
Saqib Islam	42,500	229,408		271,908
Sandip Kapadia	50,000	762,259	—	812,259
Liam Ratcliffe, M.D., Ph.D.	43,000	458,816	—	501,816
Tom Woiwode, Ph.D.	45,000	458,816	—	503,816
Tadataka Yamada, M.D.	74,000	458,816	—	532,816
Athena Contouriotis, M.D.	33,205	458,816		492,021

(1)
The amount reported in this column represents the grant date fair value of the award granted under our 2018 and 2020 Plans to our director during the year ended December 31, 2020 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award reported in the Option Awards column are set forth in Note 9 to our financial statements included elsewhere in this prospectus. Note that the amount reported in this column reflects the accounting cost for this award, and does not necessarily correspond to the actual economic value that may be received by the director from the award.

Number of shares underlying options held as of December 31, 2020(1)
Carl L. Gordon, Ph.D., CFA	—
Patrick Heron	33,836
Saqib Islam	99,139
Sandip Kapadia	80,910
Liam Ratcliffe, M.D., Ph.D.	33,836
Tom Woiwode, Ph.D.	33,836
Tadataka Yamada, M.D.	33,836
Athena Countouriotis, M.D.	33,836
(1) All of the outstanding equity awards were granted under our 2018 or 2020 Plans.
Non-employee director compensation policy
Prior to our IPO, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. In connection with our IPO, our board of directors approved the following annual non-employee director compensation program, which took effect following the completion of our IPO.
Non-employee director cash compensation
Our non-employee directors receive annual cash compensation of $35,000 for service on the board of directors, and additional cash compensation for the chairperson and committee members as set forth below. All cash payments are made quarterly in arrears and are pro-rated for any partial quarters of service.
•
Board Chairperson: $30,000

•
Audit Committee Chair: $15,000

•
Audit Committee Member (Non-Chair): $7,500

•
Compensation Committee Chair: $10,000

•
Compensation Committee Member (Non-Chair): $5,000

•
Nominating and Corporate Governance Committee Chair: $8,000

•
Nominating and Corporate Governance Committee Member (Non-Chair): $4,000

Non-employee director equity grants
Initial appointment option grant
In addition, each non-employee director who is elected or appointed to our board of directors will, unless otherwise determined by the board of directors, be automatically granted an option to purchase 33,836 shares of our common stock upon the director’s initial appointment to our board of directors, which is referred to as the Initial Grant. The Initial Grant will vest in 36 substantially equal installments on each of the first 36 monthly anniversaries of the grant date, such that the Initial Grant will become fully vested and exercisable on the three-year anniversary of the date of grant, subject to the director’s continued service on each applicable vesting date.
Annual option grant
Each non-employee director who is serving on our board of directors immediately prior to, and will continue to service on the Board following, our annual meeting of stockholders, will, unless otherwise determined by the board of directors, be automatically granted an option to purchase 16,918 shares of our common stock on the date of such annual meeting of stockholders, which is referred to as the Annual Grant. Each Annual Grant will become fully vested and exercisable on the earlier of (ii) the one-year anniversary of the date of grant or (ii) next annual meeting of stockholders, subject to the director’s continued service on the applicable vesting date.
Initial public offering option grant
In connection with our IPO, Dr. Squinto and each non-employee director (other than Messrs. Islam and Kapadia) who was serving on the board of directors following our IPO was granted an option to acquire 33,836 shares of our common stock on the same terms as the Initial Grant at the public offering price of $18.00 per share and each of Messrs. Islam and Kapadia was granted an option to acquire 16,918 shares of our common stock on the same terms as the Annual Grant at the public offering price of $18.00 per share.
All of the foregoing director equity grants are or will be subject to the terms and conditions of the 2020 Equity Incentive Plan and will fully vest and become exercisable upon the consummation of a corporate transaction (as defined in our 2020 Equity Incentive Plan and pursuant to the terms of our 2020 Equity Incentive Plan).

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the years ended December 31, 2019 and 2020. Our named executive officers, who are our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers for the years ended December 31, 2019 and 2020, were:
•
Bruce Goldsmith, Ph.D., our Chief Executive Officer and President;

•
Stephen Squinto, Ph.D., our former interim Chief Executive Officer until January 2020 and current Acting Head of Research and Development;

•
Jill Quigley, our Chief Operating Officer; and

•
Gary Romano, M.D., Ph.D., our Chief Medical Officer.

Summary compensation table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to and earned by our named executive officers during the years ended December 31, 2019 and 2020:
Name and principal position	Year	Salary ($)	Bonus ($)	Non-equity incentive plan compensation ($)(4)	Option awards ($)(5)	All other compensation ($)	Total ($)
Bruce Goldsmith, Ph.D.,	2020	438,462(1)		—	15,985,702	12,623(6)	16,436,786
Chief Executive Officer and President
Stephen Squinto, Ph.D.	2020	246,000	—	—	2,977,939	540,993(7)	3,764,932
Former Interim Chief Executive Officer and current Acting Head of Research and Development	2019	225,000	—	127,406	1,787,945	—	2,140,351
Jill Quigley	2020	393,462		—	3,390,497	362,922(8)	4,146,880
Chief Operating Officer
Gary Romano, M.D., Ph.D.	2020	398,097	107,419(3)		1,468,843	14,250(9)	1,988,609
Chief Medical Officer	2019	111,058(2)	—	49,143	1,859,880	2,252(10)	2,022,333
(1) Dr. Goldsmith's employment with us commenced on January 28, 2020. The salary reported reflects the pro rata portion of Dr. Goldsmith's annual salary of $500,000 earned during 2020 from commencement of his employment through December 31, 2020.
(2) Dr. Romano’s employment with us commenced on September 9, 2019. The salary reported reflects the pro rata portion of Dr. Romano’s annual salary of $385,000 earned during 2019 from commencement of his employment through December 31, 2019.
(3) The amount reflects a discretionary bonus granted to Dr. Romano in 2020.
(4) Amounts payable to Dr. Goldsmith, Dr. Squinto, Ms. Quigley and Dr. Romano in respect of 2020 pursuant to our non-equity incentive plan program have not yet been determined as of the date of this filing. We will update the information presented in this Summary Compensation Table in accordance with Securities and Exchange Commission rules at such time as the actual payout amounts are determined. For additional information regarding the non-equity incentive plan compensation, see the section entitled “Annual Performance-Based Bonus.”
(5) Represents the grant date fair value of options awarded during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Options Award column are set forth in Note 9 to our financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by each named executive officer from the options.
(6) Represents a $12,623 matching contribution under our 401(k) Plan.
(7) Represents loan forgiveness in the amount of $540,993. See “Certain relationships and related party transactions—Loans to executive officers.”
(8) Represents a $14,250 matching contribution under our 401(k) Plan and loan forgiveness in the amount of $324,672. See “Certain relationships and related party transactions—Loans to executive officers,” a $24,000 vehicle allowance.
(9) Represents a $14,250 matching contribution under our 401(k) Plan.
(10) Represents a $2,252 matching contribution under our 401(k) Plan.

Annual performance-based bonus
Annual bonuses for our executive officers are based on the achievement of corporate and individual performance objectives. The 2020 target bonus amounts, expressed as a percentage of annual base salary, for our named executive officers were 45% for Dr. Goldsmith, 45% for Dr. Squinto, 40% for Ms. Quigley, and 40% for Dr. Romano. In early 2021, our board of directors will meet to review performance against the 2020 bonus goals and approve cash bonuses for the named executive officers.
Outstanding equity awards at 2020 fiscal year-end
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each of our named executive officers as of December 31, 2020. All of the outstanding equity awards were granted under the 2018 Plan, the 2020 Plan or the ESPP.
	Option Awards
Name	Grant date	Vesting Commencement Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares that have not vested ($)
Bruce Goldsmith	1/28/2020(1)	1/28/2020	1,919,782	—	$11.00	1/28/2030		$—
Steve Squinto	2/6/2019(2)	9/19/2018	—	—	$1.02	2/6/2029	112,815	$2,884,680
	2/6/2019(2)	5/8/2019	—	—	$1.02	2/6/2029	40,928	$1,046,529
	10/23/2019(3)	10/9/2018	225,305	—	$8.07	10/23/2029	—	$—
	2/27/2020(4)	2/27/2020	185,776	—	$18.00	2/27/2030	—	$—
	2/27/2020(5)	3/27/2020	9,398	24,438.00	$18.00	2/27/2030	—	$—
Jill Quigley	2/6/2019(6)	11/12/2018	7,772	7,152.00	$1.02	2/6/2029	—	—
	2/6/2019(7)	5/8/2019	40,542	47,888.00	$1.02	2/6/2029	—	—
	2/6/2019(2)	2/6/2019	—	—			148,534	$3,798,014
	1/15/2020(8)	12/17/2019	15,509	46,539.00	$11.00	1/15/2030	—	$—
	2/27/2020(9)	2/27/2020	—	211,001.00	$18.00	2/27/2030	—	$—
Gary Romano	10/23/2019(10)	8/20/2019	310,821	—	$8.07	10/23/2029	—	$—
	1/15/2020(10)	12/17/2019	54,850	—	$11.00	1/15/2030	—	$—
	2/27/2020(11)	2/27/2020	—	74,311.00	$18.00	2/27/2030	—	$—
(1) The option vests as to 25% of the total shares on January 28, 2021 and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on January 28, 2024, subject to the reporting person’s provision of service to the issuer on each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the issuer’s right of repurchase.
(2) Dr. Squinto and Ms. Quigley early exercised these stock options in fiscal year 2019 at the original exercise price of $1.02 per share and received a restricted stock award subject to our right of repurchase as to the unvested portion. The repurchase right lapses pursuant to the option’s vesting schedule, which is as follows: 50% of the shares underlying the option vest on the six-month anniversary of the vesting commencement date and the remaining 50% of the shares underlying the option vest in equal monthly installments over 36 months thereafter, subject to the executive’s continued service to us.
(3) The option is subject to an early exercise provision and is immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which repurchase right lapses pursuant to the option’s vesting schedule, which is as follows: 1/36th of the shares underlying the option vest on the one-month anniversary of the vesting commencement date and an additional 1/36th vests monthly thereafter, subject to the executive’s continued service to us.
(4) The option vests as to 25% of the total shares on February 27, 2021, and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on February 27, 2024, subject to the reporting person’s provision of service to the issuer on each vesting date.
(5) The option vest as to 2.778% of the total shares monthly, commencing March 27, 2020, with 100% of the total shares vested on February 27, 2023, subject to the reporting person’s provision of service to the issuer on each vesting date.
(6) The option vested as to 25% of the total shares on November 12, 2019 and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on November 12, 2022, subject to the reporting person’s provision of service to the issuer on each vesting date.
(7) The option vests as to 25% of the total shares on May 8, 2020 and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on May 8, 2023 subject to the reporting person’s provision of service to the issuer on each vesting date.
(8) The option vests as to 25% of the total shares on December 17, 2020 and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on December 17, 2023, subject to the reporting person’s provision of service to the issuer on each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the issuer’s right of repurchase.

(9) The option vests as to 25% of the total shares on February 27, 2021, and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on February 27, 2024, subject to the reporting person’s provision of service to the issuer on each vesting date.
(10) The option is subject to an early exercise provision and is immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which repurchase right lapses pursuant to the option’s vesting schedule, which is as follows: 1/4th of the shares underlying the option vest on the one-year anniversary of the vesting commencement date and an additional 1/48th vests monthly thereafter, subject to the executive’s continued service to us.
(11) The option vests as to 25% of the total shares on February 27, 2021, and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on February 27, 2024, subject to the reporting person’s provision of service to the issuer on each vesting date.
Employment agreements
We entered into employment agreements, as amended, with each of our named executive officers that provide for “at-will” employment and set forth each named executive officer’s initial base salary, eligibility for employee benefits, target annual incentive bonus opportunity, initial equity grant and in some instances, severance payments and benefits upon certain involuntary terminations of employment or a change in control of the Company. Our employment agreement with Dr. Squinto was superseded by a consulting agreement in January 2020, as described in greater detail below.
Dr. Squinto resigned from his position as our Interim Chief Executive Officer and President effective January 28, 2020, and now serves as our Acting Head of Research and Development, while continuing to serve as a member of our board of directors. In connection with this transition, we entered into a consulting agreement with Dr. Squinto pursuant to which he received an annual fee at a rate of $309,000 per year through April 1, 2020, and $225,000 per year starting April 1, 2020, in each case payable quarterly in arrears. In addition, in the event of the earlier to occur of (i) Dr. Squinto’s continued service on our board through the second annual meeting of our stockholders held following the effective date of this registration statement and (ii) a change in control, each of Dr. Squinto’s then-outstanding unvested equity awards will accelerate and become fully vested upon such applicable event, subject to Dr. Squinto’s execution and non-revocation of a release of claims in our favor.
Effective January 28, 2020, Bruce Goldsmith, Ph.D. was appointed as our Chief Executive Officer and President, and a member of our board of directors. Dr. Goldsmith will receive an annual salary of $500,000 and be eligible for an annual target bonus equal to 45% of his annual salary. In addition, Dr. Goldsmith was granted an option to purchase 1,919,782 shares, with 25% of the shares subject to the option vesting on January 28, 2021 and the remaining shares vesting in equal monthly installments for the 36 months thereafter, so long as Dr. Goldsmith continues to provide services to us on each applicable vesting date.
Pursuant to the terms of his employment agreement, in the event Dr. Goldsmith is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement), Dr. Goldsmith will, subject to his execution and non-revocation of a release of claims, be entitled to a lump-sum cash amount equal to (i) 12 months of his base salary, provided that such amount will be reduced to nine months’ of his base salary if Dr. Goldsmith’s termination occurs prior to the completion of his first year of service on January 28, 2021; (ii) his annual target bonus for the year in which such termination occurs, pro-rated for a partial year of service; and (iii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on the date of his termination for 12 months. In addition, Dr. Goldsmith’s equity awards will accelerate and become exercisable, as applicable, with respect the number of shares that would have vested if Dr. Goldsmith had remained in service for an additional 24 months. Each of Dr. Goldsmith’s option awards, to the extent vested after giving effect to the foregoing sentence, will remain exercisable until the earliest to occur of the one-year anniversary following Dr. Goldsmith’s termination of service, and the original expiration date of such option.
In the event he is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement), within two months prior to, or 12 months following, a “change in control” (as such term is defined in his employment agreement), then in lieu of the foregoing and subject to his execution and non-revocation of a release of claims, Dr. Goldsmith would be entitled to a lump-sum cash amount equal to (i) 18 months of his base salary; (ii) 1.5x his annual target bonus for the year in which such termination occurs; and (iii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on the date of his termination for 18 months. In addition, in the event that a successor company does not assume or substitute equity awards held by Dr. Goldsmith in connection with a “change in control”, or Dr. Goldsmith experiences a qualifying termination as described above within two months prior to, or 12 months following a “change in control” (as defined in his employment agreement), Dr. Goldsmith’s then-outstanding equity awards will become fully vested and exercisable, as applicable, and forfeiture restrictions thereon will lapse. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance. Each of Dr. Goldsmith’s option awards, to the extent vested after giving effect to the foregoing sentence, will remain exercisable until the earliest to occur of the one-year anniversary following Dr. Goldsmith’s termination of service, and the original expiration date of such option.
Each of the foregoing severance payments and benefits are subject to Dr. Goldsmith’s execution of a general release of claims against us, and his compliance with certain non-competition and non-solicitation provisions set forth in his employment agreement or our standard confidentiality and inventions assignment agreement. To the extent such severance payments and benefits are payable in connection with a change in control and would result in excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then pursuant to this employment agreement, Dr. Goldsmith would be entitled to receive (i) the full payment of such payments and benefits or (ii) such lesser amount as would result in no portion of those payments and benefits being subject to the excise tax, whichever results in the greater net after-tax position for Dr. Goldsmith.
Pursuant to Dr. Romano's and Ms. Quigley's employment agreements, as amended, if the executive is terminated without “cause” or resigns for “good reason” (as such terms are defined in their respective employment agreements), he or she will be entitled to (i) a lump-sum payment equal to 12 months of his or her base salary, (ii) a taxable lump-sum payment equal to 12 months of COBRA premiums he or she would be required to pay to maintain group healthcare coverage as in effect on the date of termination and, in the case of Ms. Quigley, (iii) a pro-rata target bonus for the year in which the termination occurs and (iv) 12 months acceleration of any then-outstanding unvested equity awards.
In the event that a successor company does not assume or substitute the equity awards held by the executive in connection with a “change in control”, or if the executive is terminated without “cause” or resigns for “good reason” within two months prior to, or 12 months following, a “change in control” (as such terms are defined in their respective employment agreements), then, his or her then outstanding unvested options and other equity awards will become fully vested and exercisable, as applicable, and any forfeiture restrictions thereon will lapse and in addition to the severance noted above, and the executive will receive 100% of his or her then current target bonus, payable in a lump sum. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance.
The foregoing severance payments and benefits are subject to the executive’s execution of a general release of claims against us, and the executive’s compliance with certain non-competition and non-solicitation provisions set forth in the executive’s employment agreement or our standard confidentiality and inventions assignment agreement. To the extent such severance payments and benefits are payable in connection with a change in control and would result in excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then pursuant to the executive’s respective employment agreement, the executive would be entitled to receive (i) the full payment of such payments and benefits or (ii) such lesser amount as would result in no portion of those payments and benefits being subject to the excise tax, whichever results in the greater net after-tax position for the executive.
Equity compensation plans and other benefit plans
Employee benefit plans
We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and restated 2018 equity incentive plan
Our 2018 Equity Incentive Plan, or 2018 Plan, was adopted by our board of directors and approved by stockholders in September 2018, and amended and restated in November 2018. Our 2018 Plan provides for the award of both incentive stock options, which are intended to qualify for favorable tax treatment under Section 422 of the Code, and nonqualified stock options, as well as for the award of stock appreciation rights or SARs, restricted stock or RSAs, and restricted stock units or RSUs. Pursuant to the 2018 Plan, incentive stock options may be granted only to our employees. We may grant all other types of awards to our employees, directors, and consultants.
As of December 31, 2019, we had 5,567,847 shares of our common stock reserved for issuance pursuant to grants under our 2018 Plan of which 1,991,259 shares remained available for grant. As of December 31, 2019, options to purchase 998,869 shares had been exercised and options to purchase 2,577,719 shares remained outstanding, with a weighted-average exercise price of $5.90 per share. As of December 31, 2019, no SARs, RSAs or RSUs have been granted under the 2018 Plan.
In January 2020 our board of directors and stockholders approved an increase of 1,828,364 shares reserved for issuance under the 2018 Plan.
We terminated the 2018 Plan and ceased granting awards thereunder upon the effective date of our 2020 Equity Incentive Plan (described below). Any outstanding awards issued under the 2018 Plan continue to be subject to the terms of the 2018 Plan and their applicable award agreements until such awards are exercised or settled, or until they terminate or expire by their terms. Our board of directors has delegated authority to administer the 2018 Plan and outstanding awards thereunder to our compensation committee following the date of this offering.
Options.   The 2018 Plan provides for the grant of both (i) incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code, as amended, or the Code, and (ii) non-statutory stock options to purchase shares of our common stock, each at a per share exercise price at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% the fair market value of our common stock on the date of grant.
Unless otherwise determined by the administrator, options generally vest subject to continued service, and will cease to vest on the date a participant terminates his or her service with us. Options granted under the 2018 Plan generally may be exercised, to the extent vested as of the date of termination, for a period of three months after the termination of the optionee’s service, for a period of 12 months in the case of death or disability, or such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the stock option. Stock options generally terminate upon an optionee’s termination of employment for cause.
The maximum permitted term of options granted under our 2018 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Stock Appreciation Rights, Restricted Stock, Restricted Stock Units.   In addition, the 2018 Plan allows for the grant of SARs, RSAs, and RSUs, with terms as determined by the administrator in accordance with the 2018 Plan. We have not granted any shares of restricted stock, any SARs, RSAs or RSUs under the 2018 Plan.
Change of Control.   In the event that we are subject to an “acquisition” or “other combination” (as defined in the 2018 Plan) outstanding awards under our 2018 Plan will be subject to the agreement evidencing the transaction, which need not treat all outstanding awards in an identical manner. This may include, without the participant’s consent, one or more of the following: (i) the continuation of the outstanding awards; (ii) the assumption of the outstanding awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new awards with substantially equivalent awards for the outstanding awards; (iv) the full or partial acceleration of exercisability or vesting or lapse of awards; (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity, as determined in accordance with the 2018 Plan and which payments may be deferred until the date or dates the award would have become exercisable or vested; or (vi) the cancellation of awards for no consideration. An “acquisition” or “other combination” under the 2018 Plan is generally defined as a merger, sale or transfer of more than 50% of the voting power of all of our outstanding securities or a sale of all of our assets.
Adjustments.   In the event of a dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other change in our capital structure affecting shares of our common stock without consideration, proportional adjustments will be made to the number of shares reserved for issuance under our 2018 Plan; the exercise prices, number and class of shares subject to outstanding options or SARs; the number and class of shares subject to other outstanding awards; and any applicable maximum award limits with respect to incentive stock options, subject to any required action by our board or our stockholders and compliance with applicable laws.
Exchange, Repricing and Buyout of Awards.   The plan administrator may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards. The administrator may also reduce the exercise price of options or SARs or buy an award previously granted with payment in cash, shares or other consideration, in each case, subject to the terms of the 2018 Plan.
Limited Transferability.   Unless otherwise determined by the administrator, awards under the 2018 Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, the laws of descent and distribution or qualified domestic relations orders.
Amendment/termination.   The board may amend or terminate the 2018 Plan at any time and may terminate any and all outstanding awards upon a dissolution or liquidation of our company, provided that the board may not, without stockholder approval, amend the plan in any manner that requires such approval under applicable law.
2020 Equity incentive plan
Our 2020 Equity Incentive Plan, or the 2020 Plan, is a successor to our 2018 Plan that became effective on February 26, 2020. Our 2020 Plan authorizes the award of both stock options, which are intended to qualify for favorable tax treatment under Section 422 of the Code, and nonqualified stock options, as well for the award of RSAs, SARs, RSUs, performance awards and stock bonus awards. Pursuant to the 2020 Plan, incentive stock options may be granted only to our employees. We may grant all other types of awards to our employees, directors, and consultants.
We have initially reserved 3,940,000 shares of our common stock, plus 1,422,823 shares that were reserved but not issued or subject to outstanding grants under the 2018 Plan on the effective date of the 2020 Plan, for issuance pursuant to awards granted under our 2020 Plan. The number of shares reserved for issuance under our 2020 Plan will increase automatically on January 1 of each of 2021 through 2030 by the number of shares equal to 5% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31, or a lesser number as may be determined by our board of directors or compensation committee.
In addition, the following shares will again be available for issuance pursuant to awards granted under our 2020 Plan:
•
shares subject to options or SARs granted under our 2020 Plan that cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;

•
shares subject to awards granted under our 2020 Plan that are subsequently forfeited or repurchased by us at the original issue price;

•
shares subject to awards granted under our 2020 Plan that otherwise terminate without such shares being issued;

•
shares subject to awards granted under our 2020 Plan that are surrendered, cancelled or exchanged for cash or a different award (or combination thereof);

•
shares issuable upon the exercise of options or subject to other awards granted under our 2018 Plan that cease to be subject to such options or other awards, by forfeiture or otherwise, after the termination of the 2018 Plan;

•
shares subject to awards granted under our 2018 Plan that are forfeited or repurchased by us at the original price after the termination of the 2018 Plan; and

•
shares subject to awards under our 2018 Plan or our 2020 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

Administration.   Our 2020 Plan is administered by our compensation committee, or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the 2020 Plan, the administrator has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2020 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the plan or any award granted thereunder. The 2020 Plan provides that the administrator may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.
Options.   The 2020 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2020 Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% the fair market value of our common stock on the date of grant. Subject to stock splits, recapitalizations or similar events, no more than 11,820,000 shares may be issued pursuant to the exercise of incentive stock options granted under the 2020 Plan.
Options may vest based on service or achievement of performance conditions, as determined by the administrator. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2020 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Restricted Stock Awards.   An RSA is an offer by us to grant or sell shares of our common stock subject to restrictions, which may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an RSA will be determined by the administrator. Holders of RSAs, unlike holders of options, will have the right to vote and any dividends or stock distributions paid pursuant to RSAs will be accrued and paid when the restrictions on such shares lapse. Unless otherwise determined by the administrator, vesting will cease on the date the participant no longer provides services to us and unvested shares may be forfeited to or repurchased by us.
Stock Appreciation Rights.   A SAR provides for a payment, in cash or shares of our common stock (up to a specified maximum of shares, if determined by the administrator), to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions. RSUs may not have a term that is longer than ten years from the date of grant.
Restricted Stock Units.   RSUs represent the right to receive the value of shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Performance Awards.   Performance awards granted to pursuant to the 2020 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our common stock that may be settled in cash, property or by issuance of those shares, subject to the satisfaction or achievement of specified performance conditions.
Stock Bonus Awards.   A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the administrator. The awards may be granted as consideration for services already rendered, or at the discretion of the administrator, may be subject to vesting restrictions based on continued service or performance conditions.
Dividend Equivalents Rights.   Dividend equivalent rights may be granted at the discretion of the administrator, and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only when the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination of thereof as determined by the administrator.
In the event of a change of control of our company, any or all outstanding awards may be (i) continued by the company, if the company is the successor entity; or (ii) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent awards (including, but not limited to a payment in cash or other right to acquire the same consideration paid to stockholders of the company upon a change of control). In the event a successor corporation refuses to assume or substitute outstanding awards, then each such award will become fully vested and, as applicable, exercisable, immediately prior to the consummation of the proposed change of control. For purposes of the foregoing, any awards subject to outstanding performance-based criteria that are not assumed will be deemed earned and vested at 100% of target level (or based on actual achievement if greater) unless otherwise indicated in an applicable award agreement. Notwithstanding the foregoing, in the event of a change in control, any outstanding awards granted to our non-employee directors under the 2020 Plan will become vested and exercisable, as applicable, immediately prior to the consummation of the change in control.
Adjustment.   In the event of a change in the number of outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation reclassification, spin-off or similar change in our capital structure, proportional adjustments will be made to the number of shares reserved for issuance under our 2020 Plan; the exercise prices, number and class of shares subject to outstanding options or SARs; the number and class of shares subject to other outstanding awards; and any applicable maximum award limits with respect to incentive stock options subject to any required action by our board or our stockholders and compliance with applicable laws.
Exchange, Repricing and Buyout of Awards.   The plan administrator may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards. The administrator may also reduce the exercise price of options or SARs or buy an award previously granted with payment in cash, shares or other consideration, in each case, subject to the terms of the 2020 Plan.
Director Compensation Limits.   No non-employee director may receive awards under our 2020 Plan with a grant date value that when combined with cash compensation received for his or her service as a director, exceed $750,000 in a calendar year or $1,000,000 in the calendar year of his or her initial services as a non-employee director with us.
Clawback; Transferability.   All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law during the term of service of the participant, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2020 Plan may generally not be transferred in any manner other than by will or by the laws of descent and distribution.
Amendment and Termination.   Our board of directors or compensation committee may amend our 2020 Plan at any time, subject to stockholder approval as may be required. Our 2020 Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2020 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws.
2020 employee stock purchase plan
We have adopted a 2020 Employee Stock Purchase Plan, or ESPP, to enable eligible employees to purchase shares of our common stock with accumulated payroll deductions. Our ESPP is intended to qualify under Section 423 of the Code.
We have initially reserved 434,000 shares of our common stock for issuance and sale under the ESPP. The number of shares reserved for issuance and sale under our ESPP will increase automatically on January 1 of each of 2021 through 2030 by the number of shares equal to 1% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31, or a lesser number as may be determined by our board of directors or compensation committee. Subject to stock splits, recapitalizations or similar events, no more than 4,340,000 shares of our common stock may be issued over the term of the ESPP.
Administration.   Our ESPP is administered by our compensation committee, or by our board of directors acting in place of our compensation committee, subject to the terms and conditions of the ESPP. Among other things, the administrator has the authority to determine eligibility for participation in the ESPP, designate separate offerings under the plan, and construe, interpret and apply the terms of the plan.
Eligibility.   Employees eligible to participate in any offering pursuant to the ESPP generally include any employee that is employed by us or certain of our designated subsidiaries at the beginning of the offering period. However, the administrator may exclude employees who have been employed for less than two years, are customarily employed for 20 hours or less per week, are customarily employed for five months or less in a calendar year or certain highly-compensated employees as determined in accordance with applicable tax laws. In addition, any employee who owns (or is deemed to own because of attribution rules) 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries, or who will own such amount because of participation in the ESPP, will not be eligible to participate in the ESPP. The administrator may impose additional restrictions on eligibility from time to time.
Offerings.   Under our ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods through accumulated payroll deductions over the period. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months. The purchase price for shares purchased under the ESPP during any given purchase period will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period or (ii) the last trading day of the purchase period.
No participant may purchase more than 4,000 shares during any one purchase period, and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined as of the date the offering period commences) in any calendar year in which the offering is in effect. The administrator in its discretion, may set a lower maximum number of shares which may be purchased.
Adjustments Upon Recapitalization.   If the number of outstanding shares of our common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, then the administrator will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase as well as the maximum number of shares which may be purchased by participants.

Change of Control.   If we experience a change of control transaction, any offering period then in effect will be shortened and terminated on a final purchase date established by the administrator. The final purchase date will occur on or prior to the effective date of change of control transaction, and our ESPP will terminate on the closing of the change of control.
Transferability.   Participants may generally not assign, transfer, pledge or otherwise dispose of payroll deductions credited to his or her account, or any rights with regard to an election to purchase shares pursuant to the ESPP other than by will or the laws of descent or distribution.
Amendment; Termination.   The board or compensation committee may amend, suspend or terminate the ESPP at any time without stockholder consent, except as to the extent such amendment would increase the number of shares available for issuance under the ESPP, change the class or designation of employees eligible for participation in the plan or otherwise as required by law. If the ESPP is terminated, the administrator may elect to terminate all outstanding offering periods immediately, upon next purchase date (which be sooner that originally scheduled) or upon the last day of such offering period. If any offering period is terminated prior to its scheduled completion, all amounts credited to participants which have not been used to purchase shares will be returned to participants as soon as administratively practicable. Unless earlier terminated, the ESPP will terminated upon the earlier to occur of the issuance of all shares of common stock reserved for issuance under the ESPP, or the 10th anniversary of the effective date.
401(k) plan and other benefits
We sponsor a broad-based 401(k) plan intended to provide eligible U.S. employees with an opportunity to defer eligible compensation up to certain annual limits. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan. Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, on the same basis as our other employees.
Other benefits
Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.
Limitations on liability and indemnification matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•
any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including any employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections entitled “Management” and “Executive Compensation,” the following is a description of each transaction since our inception on July 26, 2017 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section entitled “Executive Compensation.”
Sales of Convertible Preferred Stock
Series A-1
In September 2018, we sold an aggregate of 44,418,606 shares of our Series A-1 convertible preferred stock at a purchase price of $1.075 per share for an aggregate purchase price of approximately $47.8 million. In February 2019, we sold an aggregate of 18,604,652 additional shares of our Series A-1 convertible preferred stock at a purchase price of $1.075 per share for an aggregate purchase price of approximately $20.0 million. Each 4.43316 shares of our Series A-1 convertible preferred stock will automatically convert into one share of our common stock upon completion of this offering.
The following table summarizes the Series A-1 convertible preferred stock purchased by our executive officers, members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock:
Name of stockholder	Shares of convertible preferred stock	Total purchase price ($)
Frazier Life Sciences IX, L.P.(1)	13,198,588	14,188,482
OrbiMed Private Investment VII, LP(2)	16,498,235	17,735,603
Versant Venture Capital VI, L.P.(3)	13,198,588	14,188,482
New Leaf Ventures III, L.P.(4)	6,599,294	7,094,241
Vivo Capital and affiliated entities(5)	6,599,294	7,094,241
LAV Prescience Limited(6)	6,599,294	7,094,241
(1) Frazier Life Sciences IX, L.P., or Frazier, holds more than 5% of our outstanding capital stock. Patrick Heron and Tadataka Yamada, M.D., each a member of our board of directors, is the managing general partner and venture partner, respectively, at Frazier.
(2) OrbiMed Private Investment VII, LP, or OrbiMed, holds more than 5% of our outstanding capital stock. Carl L. Gordon, Ph.D., CFA, and Stephen Squinto, Ph.D., each a member of our board of directors, is the founding partner and venture partner, respectively, at OrbiMed.
(3) These securities are held of record by Versant Venture Capital VI, L.P. (“VVC VI”). Versant Ventures VI GP, L.P. (“VV VI GP”) is the sole general partner of VVC VI. Versant Ventures VI GP-GP, LLC (“VV VI GP-GP”) is the sole general partner of VV VI GP and may be deemed to have voting and investment power over the securities held by VVC VI and as a result may be deemed to have beneficial ownership over such securities. Tom Woiwode, Ph.D., is a Managing Director of VV VI GP-GP and may be deemed to indirectly beneficially own the securities through his interest in VV VI GP-GP. Dr. Woiwode disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.
(4) New Leaf Ventures III, L.P., or New Leaf, holds more than 5% of our outstanding capital stock. Liam Ratcliffe, M.D., Ph.D., a member of our board of directors, was previously a managing director at New Leaf.
(5) Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. together hold more than 5% of our outstanding capital stock.
(6) LAV Prescience Limited holds more than 5% of our outstanding capital stock.

Series A-2
In May 2019, we sold an aggregate of 22,209,301 shares of our Series A-2 convertible preferred stock at a purchase price of $2.15 per share for an aggregate purchase price of approximately $47.7 million. Each 4.43316 shares of our Series A-2 convertible preferred stock will automatically convert into one share of our common stock upon completion of this offering.
The following table summarizes the Series A-2 convertible preferred stock purchased by our executive officers, members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock:
Name of stockholder	Shares of convertible preferred stock	Total purchase price ($)
Frazier Life Sciences IX, L.P.(1)	4,651,163	10,000,000
OrbiMed Private Investment VII, LP(2)	5,813,953	12,499,999
Versant Venture Capital VI, L.P.(3)	4,651,163	10,000,000
New Leaf Ventures III, L.P.(4)	2,325,581	4,999,999
Vivo Capital and affiliated entities(5)	2,325,581	4,999,999
LAV Prescience Limited(6)	2,325,581	4,999,999
(1) Frazier Life Sciences IX, L.P., or Frazier, holds more than 5% of our outstanding capital stock. Patrick Heron and Tadataka Yamada, M.D., each a member of our board of directors, is the managing general partner and venture partner, respectively, at Frazier.
(2) OrbiMed Private Investment VII, LP, or OrbiMed, holds more than 5% of our outstanding capital stock. Carl L. Gordon, Ph.D., CFA, and Stephen Squinto, Ph.D., each a member of our board of directors, is the founding partner and venture partner, respectively, at OrbiMed.
(3) These securities are held of record by Versant Venture Capital VI, L.P. (“VVC VI”). Versant Ventures VI GP, L.P. (“VV VI GP”) is the sole general partner of VVC VI. Versant Ventures VI GP-GP, LLC (“VV VI GP-GP”) is the sole general partner of VV VI GP and may be deemed to have voting and investment power over the securities held by VVC VI and as a result may be deemed to have beneficial ownership over such securities. Tom Woiwode, Ph.D., is a Managing Director of VV VI GP-GP and may be deemed to indirectly beneficially own the securities through his interest in VV VI GP-GP. Dr. Woiwode disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.
(4) New Leaf Ventures III, L.P., or New Leaf, holds more than 5% of our outstanding capital stock. Liam Ratcliffe, M.D., Ph.D., a member of our board of directors, was previously a managing director at New Leaf.
(5) Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. together hold more than 5% of our outstanding capital stock.
(6) LAV Prescience Limited holds more than 5% of our outstanding capital stock.
Series B
In August 2019, we sold an aggregate of 33,592,907 shares of our Series B convertible preferred stock at a purchase price of $3.2745 per share for an aggregate purchase price of approximately $110.0 million. Each 4.43316 shares of our Series B convertible preferred stock will automatically convert into one share of our common stock upon completion of this offering.

The following table summarizes the Series B convertible preferred stock purchased by our executive officers, members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock:
Name of stockholder	Shares of convertible preferred stock	Total purchase price ($)
Frazier Life Sciences IX, L.P.(1)	1,918,681	6,282,721
OrbiMed and affiliated entities(2)	5,452,252	17,853,498
Versant Vantage I, L.P.(3)	3,140,241	10,282,719
New Leaf Ventures III, L.P.(4)	959,340	3,141,359
Vivo Capital and affiliated entities(5)	959,399	3,141,356
LAV Prescience Limited(6)	1,791,528	5,866,358
AI Passage LLC(7)	9,161,704	30,000,000
(1) Frazier Life Sciences IX, L.P., or Frazier, holds more than 5% of our outstanding capital stock. Patrick Heron and Tadataka Yamada, M.D., each a member of our board of directors, is the managing general partner and venture partner, respectively, at Frazier.
(2) Represents shares acquired by Worldwide Healthcare Trust PLC and OrbiMed Private Investment VII, LP, or OrbiMed. OrbiMed and Worldwide Healthcare Trust PLC are affiliated and collectively hold more than 5% of our outstanding capital stock. Carl L. Gordon, Ph.D., CFA, and Stephen Squinto, Ph.D., each a member of our board of directors, is the founding partner and venture partner, respectively, at OrbiMed.
(3) These securities are held of record by Versant Vantage I, L.P. (“VV I”). Versant Vantage I GP, L.P. (“VV I GP”) is the sole general partner of VV I. Versant Vantage I GP-GP, LLC (“VV I GP-GP”) is the sole general partner of VV I GP and may be deemed to have voting and investment power over the securities held by VV I and as a result may be deemed to have beneficial ownership over such securities. Tom Woiwode, Ph.D., is a Managing Director of VV I GP-GP and may be deemed to indirectly beneficially own the securities through his interest in VV I GP-GP. Dr. Woiwode disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.
(4) New Leaf Ventures III, L.P., or New Leaf, holds more than 5% of our outstanding capital stock. Liam Ratcliffe, M.D., Ph.D., a member of our board of directors, was previously a managing director at New Leaf.
(5) Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. together hold more than 5% of our outstanding capital stock.
(6) LAV Prescience Limited holds more than 5% of our outstanding capital stock.
(7) AI Passage LLC, or Access, holds more than 5% of our outstanding capital stock. Liam Ratcliffe, M.D., Ph.D., a member of our board of directors, is affiliated with Access.
Insider Participation in Initial Public Offering
Certain of our principal stockholders and their affiliated entities, including stockholders affiliated with certain of our directors, purchased an aggregate of 3,233,900 shares of our common stock in our IPO on March 3, 2020 at the initial public offering price of $18.00 per share. The following table summarizes the shares of common stock purchased by our executive officers, members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock:
Name of stockholder	Shares of stock	Total purchase price ($)
Frazier Life Sciences IX, L.P.(1)	550,000	9,900,000
OrbiMed and affiliated entities(2)	700,000	12,600,000
Versant Ventures and affiliated entities(3)	225,000	4,050,000
New Leaf Ventures and affiliated entities(4)	250,000	4,500,000
Vivo Capital and affiliated entities(5)	550,000	9,900,000
LAV Prescience Limited(6)	400,000	7,200,000
AI Passage LLC(7)	550,000	9,900,000
Athena Countouriotis	8,900	160,200
(1) Frazier, holds more than 5% of our outstanding capital stock. Patrick Heron and Tadataka Yamada, M.D., each a member of our board of directors, is the managing general partner and venture partner, respectively, at Frazier.
(2) OrbiMed holds more than 5% of our outstanding capital stock. Stephen Squinto, Ph.D., a member of our board of directors, is a venture partner at OrbiMed.

(3) Versant Ventures holds more than 5% of our outstanding capital stock. Tom Woiwode, Ph.D., is a Managing Director of VV I GP-GP and may be deemed to indirectly beneficially own the securities through his interest in VV I GP-GP. Dr. Woiwode disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any.
(4) New Leaf Ventures III, L.P., or New Leaf, holds more than 5% of our outstanding capital stock. Liam Ratcliffe, M.D., Ph.D., a member of our board of directors, was previously a managing director at New Leaf.
(5) Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. together hold more than 5% of our outstanding capital stock.
(6) LAV Prescience Limited holds more than 5% of our outstanding capital stock.
(7) AI Passage LLC, or Access, holds more than 5% of our outstanding capital stock. Liam Ratcliffe, M.D., Ph.D., a member of our board of directors, is affiliated with Access.
Amended and Restated Investors’ Rights Agreement
We have entered into an amended and restated investors’ rights agreement, or the IRA, dated August 21, 2019, with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. Under the IRA, these stockholders are also entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a description of these registration rights, see the section entitled “Description of Capital Stock—Registration Rights.”
Equity Grants to Executive Officers and Directors
We have granted stock options to our executive officers and certain directors, as more fully described in the sections entitled “Executive Compensation” and “Management—Non-Employee Director Compensation,” respectively.
Director and Executive Officer Compensation
Please see the sections entitled “Management—Non-employee Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the section entitled “Executive Compensation—Employment Agreements.”
Consulting Agreement
In January 2019, we entered into a consulting agreement with James M. Wilson, M.D., Ph.D., an employee at the University of Pennsylvania, to serve as our Chief Scientific Advisor. We will make payments of $100,000 per year for such consulting services, payable in quarterly installments at the beginning of each fiscal quarter. Additionally, we granted to Dr. Wilson a stock option to purchase 137,774 shares of our common stock at an exercise price of $1.02 per share. The consulting agreement automatically renewed on December 31, 2019 for an additional calendar year and was amended in January 2020 to provide that upon a termination of Dr. Wilson’s service resulting from a notice of non-renewal of the term of his consulting agreement or a termination by us, in either case other than for cause (as defined in the consulting agreement), death or disability within 2 months prior to, or 12 months following a change in control, then subject to Dr. Wilson’s execution and non-revocation of a release of claims in our favor, each of Dr. Wilson’s then-outstanding equity awards will accelerate and become fully vested upon such termination of service provided that, any equity awards subject to performance-based vesting conditions may be subject to alternative treatment pursuant to the applicable grant agreement and, absent any such treatment in the grant agreement, the vesting acceleration will be deemed achieved at the greater of target or actual performance.
Relationships with an Immediate Family Member of our Chief Operating Officer
In November 2018, we entered into a consulting agreement with Chris Quigley, the spouse of Jill Quigley, our Chief Operating Officer, to provide financial consulting services. In accordance with this agreement as compensation for services provided, we paid Mr. Quigley approximately $121,000 in 2019. In January 2020, we hired

Mr. Quigley as Senior Director of Finance. He received a new hire option grant to purchase 36,567 shares of common stock at an exercise price of $11.00 and his base salary is less than $225,000, consistent with the compensation paid to employees in similar positions.
University of Pennsylvania
We are party to a license, research and collaboration agreement with Penn’s GTP, headed by Dr. Wilson. In accordance with this agreement we issued shares to Penn that caused them to become a holder of more than 5% of our outstanding common stock. Under our agreement with Penn we provide certain funding to Penn to conduct research and discovery work. See “Business—License Agreement—University of Pennsylvania” for additional information.
Loans to Executive Officers
In February 2019, we received a promissory note from Jill M. Quigley, J.D., our Chief Operating Officer, in connection with Ms. Quigley’s purchase of shares of our common stock. The principal amount of the note was $0.3 million, which accrued interest at 2.91%, compounding annually. The note was forgiven in full in January 2020.
In February 2019, we received a promissory note from Stephen Squinto, Ph.D., our former interim Chief Executive Officer, current Acting Head of Research and Development and a director, in connection with Dr. Squinto’s purchase of shares of our common stock. The principal amount of the note was $0.6 million, which accrued interest at 2.91%, compounding annually. The note was forgiven in full in January 2020.
Indemnification Agreements
In connection with this offering, we intend to enter into new indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section entitled “Executive Compensation—Limitations on Liability and Indemnification Matters” for information on our indemnification arrangements with our directors and executive officers.
Policies and Procedures for Related Party Transactions
We have adopted a written related person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee (or the committee composed solely of independent directors, if applicable) for review, consideration and approval. In approving or rejecting any such proposal, our audit committee (or the committee composed solely of independent directors, if applicable) will consider the relevant facts and circumstances available and deemed relevant to the audit committee (or the committee composed solely of independent directors, if applicable), including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS
The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock at December 31, 2020, and as adjusted to reflect the shares of common stock to be issued and sold in this offering, for:
•
each of our directors;

•
each of our named executive officers;

•
all of our current directors and executive officers as a group; and

•
each person, or group of affiliated persons, who beneficially owned more than five percent of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
Beneficial ownership prior to this offering is based on 45,917,084 shares of common stock outstanding as of December 31, 2020. Beneficial ownership after this offering assumes the issuance of 7,000,000 shares of common stock in this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of December 31, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Passage Bio, Inc., Two Commerce Square, 2001 Market Street, 28th Floor, Philadelphia, PA, 19103.
		Percentage of shares beneficially owned
Name of beneficial owner	Number of shares beneficially owned	Before offering	After offering
Named executive officers and Directors:
Bruce Goldsmith, Ph.D.(1)	1,922,270	4.0%	3.5%
Stephen Squinto, Ph.D.(2)	951,602	2.1%	1.8%
Jill M. Quigley(3)	490,180	1.1%	*
Gary Romano M.D., Ph.D.(4)	384,248	*
Athena Countouriotis(5)	30,178	*
Patrick Heron(6)	5,020,497	10.9%	9.5%
Saqib Islam(7)	56,315	*
Sandip Kapadia(8)	40,586	*
Liam Ratcliffe, M.D., Ph.D.(9)	14,078	*
Tom Woiwode, Ph.D.(10)	4,971,047	10.8%	9.4%
Tadataka Yamada, M.D.(11)	667,427	1.5%	1.3%
All executive officers and directors as a group (14 persons)(12)	15,627,990	31.3%	27.5%
Other 5% stockholders:
AI Passage LLC(13)	2,616,630	5.7%	4.9%
FMR LLC(14)	4,627,598	10.1%	8.7%
Frazier Life Sciences IX, L.P.(6)	5,009,219	10.9%	9.5%
LAV Prescience Limited(15)	2,417,328	5.3%	4.6%
OrbiMed and affiliated entities(16)	6,262,899	13.6%	11.9%
Versant Ventures and affiliated entities(17)	4,959,769	10.8%	9.4%
Vivo Capital VIII, LLC(18)	2,504,608	5.5%	4.7%
* Represents beneficial ownership of less than one percent.
(1) Represents (i) 2,488 shares of common stock and (ii) 1,919,782 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(2) Represents (i) 668,575 shares of common stock, of which 134,609 shares are unvested and subject to repurchase by us if Dr. Squinto ceases to provide service to us prior to the vesting of the shares, and (ii) 283,027 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020. Dr. Squinto is a venture partner of OrbiMed Advisors LLC (“OrbiMed Advisors”), which is the managing member of OrbiMed Capital GP VII, LLC (“OrbiMed GP”), which is the general partner of OrbiMed Private Investment VII, LP (“OPI VII”). Dr. Squinto does not hold voting or dispositive power over the shares held by OPI VII. See note (16) below for more information regarding OPI VII.
(3) Represents (i) 312,882 shares of common stock, of which 135,618 shares are unvested and subject to repurchase by us if Ms. Quigley ceases to provide service to us prior to the vesting of the shares, and (ii) 177,298 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(4) Represents 384,248 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(5) Represents (i) 18,900 shares of common stock and (ii) 11,278 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(6) Based solely on a Schedule 13D filed on March 9, 2020. Represents 5,009,219 shares of common stock held by Frazier Life Sciences IX, L.P. (“Frazier Life Sciences”), of which FHMLS IX, L.P. (“FHMLS L.P.”) is the general partner. FHMLS IX, L.L.C. (“FHMLS LLC”) is the general partner of FHMLS L.P. Patrick Heron, a member of our board of directors, and James N. Topper are the members of FHMLS LLC and therefore share voting and investment power over the shares held by Frazier Life Sciences. The address of Frazier Life Sciences is c/o Frazier Healthcare Partners, 601 Union Street, Suite 3200, Seattle, WA 98101.
(7) Represents 56,315 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(8) Represents (i) 5,000 shares of common stock and (ii) 35,586 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.

(9) Represents (i) 2,800 shares of common stock and (ii) 11,278 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(10) Represents (i) 11,278 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020, (ii) 4,026,417 shares of common stock beneficially owned by Versant Venture Capital VI, L.P. (“VVC VI”), and (iii) 933,352 shares of common stock beneficially owned by Versant Vantage I, L.P. (“VV I”). Dr. Woiwode, as a managing member of VV VI GP-GP and VV I GP-GP, may be deemed to share voting and dispositive power over the shares held by VVC VI and VV I, respectively. Dr. Woiwode is a Managing Director at Versant Ventures and a member of our board of directors, and may be deemed to have voting or dispositive power with respect to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Dr. Woiwode disclaims beneficial ownership of all applicable shares except to the extent of their respective pecuniary interest therein. The address for VVC VI and VV I is One Sansome Street, Suite 3630, San Francisco, CA 94104. See note (17) below for more information regarding VV VI GP-GP and VV I GP-GP.
(11) Represents (i) 496,149 shares of common stock held directly by Dr. Yamada, (ii) 160,000 shares of common stock held by Dr. Yamada's family trust and (iii) 11,278 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020. Dr. Yamada, a venture partner of Frazier Life Sciences, does not have voting or dispositive power over the shares held by Frazier Life Sciences. See note (6) above for more information regarding Frazier Life Sciences.
(12) Represents (i) 11,647,662 shares of common stock, of which 270,227 shares are unvested and subject to repurchase by us if the holders cease to provide service to us prior to the vesting of the shares and (ii) 3,980,328 shares underlying options to purchase common stock that are exercisable within 60 days of December 31, 2020.
(13) Based solely on a Schedule 13G filed on March 12, 2020. Represents 2,616,630 shares of common stock held by AI Passage LLC, of which Access Industries Holdings LLC is the parent holding company and is ultimately managed by Access Industries Management, LLC (“Access LLC”). The address of AI Passage LLC is Access Industries Inc., 40 West 57th Street, 28th Floor, New York, NY 10019.
(14) Based solely on a Schedule 13G filed on June 10, 2020. Represents 4,627,598 shares of common stock held by FMR LLC. Abigail P. Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FRM LLC is 245 Summer Street, Boston, Massachusetts 02210.
(15) Represents 2,417,328 shares of common stock held by LAV Prescience Limited (“LAV”). Yi Shi is the managing partner of LAV, and may be deemed to have sole voting and dispositive power over the shares held by LAV. Such individual disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for LAV is Unit 902-904, Two ChinaCem Central, 26 Des Voeux Road Central, Hong Kong.
(16) Based solely on a Schedule 13D filed on March 9, 2020. Represents (a) 5,947,323 shares of common stock held by OrbiMed Private Investments VII, LP, or OPI VII, and (b) 1,015,576 shares of common stock held by Worldwide Healthcare Trust Plc (“Worldwide”). OrbiMed Capital GP VII LLC is the general partner of OPI VII and OrbiMed Advisors is the managing member of OrbiMed Capital GP VII LLC. OrbiMed Capital LLC (“OrbiMed Capital”) is the investment advisor to Worldwide. Carl Gordon, Ph.D., Sven H. Borho and Jonathan T. Silverstein are members of OrbiMed Capital GP VII LLC. In addition, OrbiMed Capital exercises voting and dispositive power over the shares held by Worldwide through a management committee comprised of Dr. Gordon, Mr. Borho and Mr. Silverstein. Each of such individuals disclaims beneficial ownership over the shares held by OPI VII and Worldwide. The address for each of the OrbiMed Advisors and OrbiMed Capital is 601 Lexington Avenue, 54th Floor, New York, NY 10022. The address for Worldwide is 25 Southamption Buildings, Holborn, London WC2A 1AL, United Kingdom.
(17) Based solely on a Schedule 13D filed on March 13, 2020. Represents (i) 4,026,417 shares of common stock beneficially owned by Versant Venture Capital VI, L.P. (“VVC VI”), and (ii) 933,352 shares of common stock beneficially owned by Versant Vantage I, L.P. (“VV I”). Versant Ventures VI GP, L.P. (“VV VI GP”) is the general partner of VVC VI, and Versant Ventures VI GP-GP, LLC (“VV VI GP-GP”) is the general partner of VV VI GP. Each of Bradley J. Bolzon, Jerel C. Davis, Kirk G. Nielsen, Clare Ozawa, Robin L. Praeger and Tom Woiwode Ph.D., as managing members of VV VI GP-GP, may be deemed to share voting and dispositive power over the shares held by VVC VI. Versant Vantage I GP, L.P. (“VV I GP”) is the general partner of VV I, and Versant Vantage I GP-GP, LLC (“VV I GP-GP”) is the general partner of VV I GP. Each of Bradley J. Bolzon, Jerel C. Davis, Clare Ozawa, Robin L. Praeger and Dr. Woiwode, as managing members of VV I GP-GP, may be deemed to share voting and dispositive power over the shares held by VV I. Dr. Woiwode is a Managing Director at Versant Ventures and a member of our board of directors, and may be deemed to have voting or dispositive power with respect to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their respective pecuniary interest therein. The address for VVC VI and VV I is One Sansome Street, Suite 3630, San Francisco, CA 94104.
(18) Based solely on a Schedule 13G filed on March 6, 2020. Represents (i) 2,243,497 shares of common stock held by Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P., (ii) 213,477 shares of common stock held by Vivo Opportunity Fund, L.P., and (iii) 47,634 shares of common stock held by Vivo Capital Fund IX, L.P. Vivo Capital VIII, LLC is the general partner of both Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. The voting members of Vivo Capital VIII, LLC are Dr. Frank Kung, Dr. Edgar Engleman, Dr. Albert Cha, Shan Fu and Dr. Chen Yu and, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund, L.P. The voting members of Vivo Opportunity, LLC are Albert Cha, Gaurav Aggarwal, Shan Fu, Frank Kung and Michael Chang, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. Vivo Capital IX, LLC is the general partner of Vivo Capital Fund IX, L.P. The voting members of Vivo Capital IX, LLC are Frank Kung, Edgar Engleman, Albert Cha, Shan Fu and Chen Yu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The address of Vivo Capital VIII, LLC and affiliated entities is 192 Lytton Avenue, Palo Alto, CA 94301.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.
Common stock
Dividend rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section entitled “Dividend Policy.”
Voting rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation will establish a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
No preemptive or similar rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Right to receive liquidation distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred stock
We had no shares of preferred stock outstanding as of September 30, 2020.
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Stock options
As of September 30, 2020, we had outstanding options to purchase an aggregate 6,606,155 shares of our common stock, with a weighted-average exercise price of $12.00. Since September 30, 2020, we have issued options to purchase 333,900 shares of common stock with a weighted-average exercise price of $19.45 per share.
Registration rights
Pursuant to the terms of our IRA, as of September 30, 2020, the holders of 18,848,517 shares of our common stock were entitled to rights with respect to the registration of these shares under the Securities Act as described below. We refer to these shares collectively as registrable securities.
Form S-1 registration rights
The holders of at least 30% of the then-outstanding registrable securities may make a request to us for the registration under the Securities Act of at least 30% of the registrable securities (or a lesser percent if the anticipated aggregate offering price, net of selling expenses, would exceed $10 million). Within ten (10) days following such request, we are obligated to provide notice of such request to all holders of registrable securities, other than the initiating holders, to file a registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders.
We are only required to file two registration statements that are declared effective upon exercise of these demand registration rights. We may postpone taking action with respect to such filing not more than once during any 12-month period for a total period of not more than 60 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective.
The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned, in proportion (as nearly as practicable), to the number of registrable securities owned by each holder or in such other proportion as shall mutually be agreed to by all such selling Holders. However, the number of shares to be registered by these holders cannot be reduced unless all other securities are first entirely excluded from the underwriting.
Form S-3 registration rights
Any holder or group of holders of at least 25% of then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $3 million. Within ten (10) days following such request, we are obligated to provide notice of such request to all holders of registrable securities, other than the initiating holders, to file a registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders.
The stockholders may only require us to effect two registration statements on Form S-3 in a 12-month period. We may postpone taking action with respect to such filing not more than once during any 12-month period for a total period of not more than 60 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective.
The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned, in proportion (as nearly as practicable), to the number of registrable securities owned by each holder or in such other proportion as shall mutually be agreed to by all such selling Holders. However, the number of shares to be registered by these holders cannot be reduced unless all other securities are first entirely excluded from the underwriting.
Piggyback registration rights
If we register any of our securities for public sale, holders of then-outstanding registrable securities or their permitted transferees will have the right to include their registrable securities in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration relating to a corporate reorganization, a registration on a form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are being registered.
The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned to the selling holders, in proportion (as nearly as practicable), to the number of registrable securities owned by each selling holder or in such other proportion as shall mutually be agreed to by all such selling Holders. However, the number of shares to be registered by these holders cannot be reduced (i) unless all other securities (other than securities to be sold by us) are first entirely excluded from the offering, (ii) below 30% of the total number of securities included in such offering, unless such offering is the initial public offering, in which case the selling holders may be excluded further if the underwriters make the determination for a limitation and no other stockholder’s securities are included in such offering.
Expenses of registration rights
We generally will pay all expenses, other than underwriting discounts and commissions.
Expiration of registration rights
The registration rights described above will expire, with respect to any particular holder of these rights, on the earlier of the third anniversary of our IPO or with respect to each holder, such time following this offering as all registrable securities of such holder may be sold without limitation within a three-month period pursuant to Rule 144.
Anti-takeover provisions
The provisions of the DGCL, our restated certificate of incorporation and our restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Restated certificate of incorporation and restated bylaws provisions
Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:
•
Board of directors vacancies.   Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•
Classified board.   Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section entitled “Management—Board Composition.”

•
Stockholder action; special meetings of stockholders.   Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•
Advance notice requirements for stockholder proposals and director nominations.   Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•
No cumulative voting.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.

•
Directors removed only for cause.   Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.

•
Amendment of charter provisions.   Any amendment of the above expected provisions in our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding common stock.

•
Issuance of undesignated preferred stock.   Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

•
Choice of forum.   Our restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on liability and indemnification
See “Executive Compensation” for a description of our indemnification agreements with our directors and officers.
Transfer agent and registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.
Nasdaq Global Select Market listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “PASG.”

SHARES ELIGIBLE FOR FUTURE SALE
Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.
Upon the completion of this offering, based on 45,917,084 shares outstanding as of December 31, 2020, and assuming the issuance of 7,000,000 shares of common stock in this offering, we will have a total of 52,917,084 shares of our common stock outstanding. Of these outstanding shares, all of the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act can only be sold in compliance with the Rule 144 limitations described below or in compliance with the lock-up agreements.
20,438,491 of the outstanding shares of our common stock are deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, each of our directors, executive officers and certain affiliates have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for 90 days following the date of this prospectus, as described below. As a result of these agreements and the provisions of our IRA described above under the section entitled “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:
•
beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market; and

•
beginning 90 days after the date of this prospectus, 20,483,491 additional shares will become eligible for sale in the public market, subject to the volume and other restrictions of Rule 144, as described below.

Lock-Up/market standoff agreements
All of our directors and executive officers and certain affiliates are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock options to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 90 days following the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, subject to certain exceptions. See the section entitled “Underwriting.”
Rule 144
In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares that does not exceed the greater of:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately 529,171 shares immediately after this offering; or

•
the average reported weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding three months to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. In addition, we have registered on a Form S-8 registration statement all shares of our common stock that we may issue under our equity compensation plans. As a result, these shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.
Registration rights
We have granted demand, piggyback and Form S-3 registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. For a further description of these rights, see the section entitled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax, Medicare contribution tax on net investment income or special rules that conform the timing of income accrual to financial statements under Section 451(b) of the Code and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except to the limited extent provided below, or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.
Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:
•
insurance companies, banks and other financial institutions;

•
tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•
foreign governments and international organizations;

•
broker-dealers and traders in securities;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
persons that own, or are deemed to own, more than 5% of our capital stock;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

•
persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•
persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy;

•
persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

•
partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Furthermore, the discussion below is based upon the provisions of the Code, U.S. Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that the IRS will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
If you are an individual non-U.S. citizen, you may be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.
Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.
Distributions
We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions made to a Non-U.S. Holder of our common stock will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section entitled “—Gain on Disposition of Our Common Stock.”
Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section below entitled “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on disposition of our common stock
Subject to the discussions below under the sections entitled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the common stock.
If you are a Non-U.S. Holder, gain described in (a) above will be subject to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. If you are a corporate Non-U.S. Holder, gain described in (a) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a United States real property holding corporation if U.S. real property interests as defined in the Code and the U.S. Treasury Regulations comprised (by fair market value) at least half of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly or constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. However, there can be no assurance that our common stock will qualify as regularly traded on an established securities market.
U.S. federal estate tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.
Backup withholding and information reporting
Generally, we or an applicable withholding agent must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.
Foreign accounts
In addition, U.S. federal withholding taxes may apply under legislation common known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends paid to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Under proposed U.S. Treasury Regulations, this withholding tax will not apply to the gross proceeds from any sale or disposition of our common stock. Withholding agents may, but are not required to, rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

Underwriting
We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Cowen and Company, LLC are acting as book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Name	Number of shares
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
Cowen and Company, LLC
Wedbush Securities Inc.
Chardan Capital Markets LLC
Total	7,000,000

The underwriters are committed to purchase all the shares of common stock offered if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. After the offering of the shares to the public, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the the underwriters' right to reject any order in whole or in part.
The underwriters have an option to buy up to 1,050,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $     per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.6 million. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $20,000.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that, subject to certain exceptions, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap, hedging or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC for a period of 90 days after the date of this prospectus.
Our directors and executive officers, and substantially all of our securityholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, hedge or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap, hedging or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “PASG.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.
Other relationships
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters served as underwriters in our initial public offering in March 2020. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Selling restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c) in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to prospective investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to prospective investors in the Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, or DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to prospective investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.
Notice to prospective investors in Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or Exempt Investors.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in Singapore
Each representative has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;
(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b) where no consideration is or will be given for the transfer;
(c) where the transfer is by operation of law;
(d) as specified in Section 276(7) of the SFA; or
(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to prospective investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to prospective investors in the British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to prospective investors in China
This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to prospective investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares have not been listed on any of the securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to prospective investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to prospective investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
Notice to prospective investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:
Section 96 (1) (a) the offer, transfer, sale, renunciation or delivery is to:
(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(ii) the South African Public Investment Corporation;
(iii) persons or entities regulated by the Reserve Bank of South Africa;
(iv) authorised financial service providers under South African law;
(v) financial institutions recognised as such under South African law;
(vi) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
(vii) any combination of the person in (i) to (vi); or
Section 96 (1) (b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.
Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.
Notice to prospective investors in Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Legal matters
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California. Cooley, LLP, Washington, D.C. is acting as counsel for the underwriters in connection with this offering.
Experts
The financial statements of Passage Bio, Inc. as of December 31, 2018 and 2019, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
Where you can find additional information
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.
We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
We also maintain a website at www.passagebio.com. You may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
Passage Bio, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Passage Bio, Inc. (the Company) as of December 31, 2018 and 2019, the related statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2019.
Philadelphia, Pennsylvania
February 3, 2020, except for the reverse stock split described in Note 3, as to which the date is February 18, 2020

Passage Bio, Inc.
Balance sheets
	December 31,
(in thousands, except share data)	2018	2019
Assets
Current assets:
Cash and cash equivalents	$24,861	$158,874
Prepaid expenses	103	156
Prepaid research and development	8,435	6,745
Total current assets	33,399	165,775
Property and equipment, net	28	1,087
Other assets	34	11,751
Total assets	$33,461	$178,613
Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$212	$629
Accrued expenses and other current liabilities	95	3,052
Total current liabilities	307	3,681
Future tranche right liability	2,157	—
Deferred rent	52	504
Other liabilities	—	76
Total liabilities	2,516	4,261
Convertible preferred stock, $0.0001 par value:
Series A-1 convertible preferred stock: 63,023,258 shares authorized; 44,418,606 and 63,023,258 shares issued and outstanding at December 31, 2018 and 2019, respectively (liquidation value of $67,750 at December 31, 2019)	43,118	74,397
Series A-2 convertible preferred stock: 22,209,301 shares authorized; 22,209,301 shares issued and outstanding at December 31, 2019 (liquidation value of $47,750 at December 31, 2019)	—	46,311
Series B convertible preferred stock: 33,592,907 shares authorized; 33,592,907 shares issued and outstanding at December 31, 2019 (liquidation value of $110,000 at December 31, 2019)	—	109,897
Total convertible preferred stock	43,118	230,605
Commitments (note 7)
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value: 179,000,000 shares authorized; 4,195,649 shares issued and outstanding at December 31, 2018 and 5,194,518 shares issued and 4,293,039 shares outstanding at December 31, 2019	—	—
Additional paid-in capital	856	2,410
Accumulated deficit	(13,029)	(58,663)
Total stockholders’ (deficit) equity	(12,173)	(56,253)
Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$33,461	$178,613

See accompanying notes to financial statements.

Passage Bio, Inc.
Statements of operations
	Year ended December 31,
(in thousands, except share and per share data)	2018	2019
Operating expenses:
Research and development	$9,167	$29,738
Acquired in-process research and development	3,371	500
General and administrative	928	6,951
Loss from operations	(13,466)	(37,189)
Change in fair value of future tranche right liability	696	(9,141)
Interest income	—	696
Net loss	$(12,770)	$(45,634)
Per share information:
Net loss per share of common stock, basic and diluted	$(3.55)	$(10.77)
Weighted average common shares outstanding, basic and diluted	3,597,913	4,236,061
See accompanying notes to financial statements.

Passage Bio, Inc.
Statements of changes in convertible preferred stock and stockholders’ deficit
	Convertible preferred stock						Stockholders’ deficit
	Series A-1		Series A-2		Series B		Common stock		Additional paid-in capital	Accumulated deficit	Total
(in thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2018	—	$—	—	$—	—	$—	3,356,519	$—	$—	$(259)	$(259)
Common stock issued in connection with Penn license agreement	—	—	—	—	—	—	839,130	—	856		856
Sale of Series A-1 convertible preferred stock, net of issuance costs of $1,779	44,418,606	43,118	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(12,770)	(12,770)
Balance at December 31, 2018	44,418,606	43,118	—	—	—	—	4,195,649	—	856	(13,029)	(12,173)
Vesting of early exercise option awards	—	—	—	—	—	—	97,390	—	100	—	100
Sale of Series A-1 convertible preferred stock, net of issuance costs of $19	18,604,652	19,981	—	—	—	—	—	—	—	—	—
Sale of Series A-2 convertible preferred stock, net of issuance costs of $1,439	—	—	22,209,301	46,311	—	—	—	—	—	—	—
Reclassification of future tranche right liability upon exercise	—	11,298	—	—	—	—	—	—	—	—	—
Sale of Series B convertible preferred stock, net of issuance costs of $102	—	—	—	—	33,592,907	109,897	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	1,454	—	1,454
Net loss	—	—	—	—	—	—	—	—	—	(45,634)	(45,634)
Balance at December 31, 2019	63,023,258	$74,397	22,209,301	$46,311	33,592,907	$109,897	4,293,039	$—	$2,410	$(58,663)	$(56,253)
See accompanying notes to financial statements.

Passage Bio, Inc.
Statements of cash flows
	Year ended December 31,
(in thousands)	2018	2019
Cash flows used in operating activities:
Net loss	$(12,770)	$(45,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of future tranche right liability	(696)	9,141
Acquired in-process research and development	3,371	500
Depreciation and amortization	—	134
Share-based compensation	—	1,454
Deferred rent	52	452
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(138)	(10,053)
Prepaid research and development	(8,435)	1,690
Accounts payable	212	398
Accrued expenses	(163)	2,022
Net cash used in operating activities	(18,567)	(39,896)
Cash flows used in investing activities:
Purchase of technology licenses	(2,515)	(500)
Purchases of property and equipment	(28)	(1,193)
Net cash used in investing activities	(2,543)	(1,693)
Cash flows provided by financing activities:
Proceeds from the sale of Series A-1 convertible preferred stock and future tranche right, net	45,971	19,981
Proceeds from the sale of Series A-2 convertible preferred stock, net	—	46,311
Proceeds from the sale of Series B convertible preferred stock, net	—	109,897
Deferred offering costs	—	(763)
Proceeds from early exercise stock options	—	176
Net cash provided by financing activities	45,971	175,602
Net increase in cash and cash equivalents	24,861	134,013
Cash and cash equivalents at beginning of year	—	24,861
Cash and cash equivalents at end of year	$24,861	$158,874
Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs in accrued expenses and other current liabilities	$—	$935
Deferred offering costs in accounts payable	$—	$19
Vesting of early exercise option awards	$—	$100
Reclassification of future tranche right liability upon exercise	$—	$11,298
Fair value of future tranche right liability on date of issuance	$2,853	$—
Fair value of common stock issued to Penn under license agreement	$856	$—
See accompanying notes to financial statements.

Passage Bio, Inc.
Notes to Financial Statements
1. Nature of Operations
Passage Bio, Inc. (the Company), a Delaware corporation incorporated in July 2017, is a genetic medicines company focused on developing transformative therapies for rare monogenic central nervous system diseases.
2. Risks and Liquidity
The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $58.7 million as of December 31, 2019. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Management believes its cash and cash equivalents as of December 31, 2019 are sufficient to fund the projected operations for at least the next twelve months from the issuance date of the financial statements. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates.
The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research and conducting preclinical studies. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
The Company plans to seek additional funding through public or private equity offerings, debt financings, other collaborations, strategic alliances and licensing arrangements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business prospects.
3. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB).
Reverse Stock Split
The Company effected a one-for-4.43316 reverse stock split of its common stock on February 14, 2020. The reverse stock split combined each approximately 4 shares of the Company’s issued and outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse stock split. Any fractional share resulting from the reverse stock split was rounded down to the nearest whole share, and in lieu of any fractional shares, the Company will pay in cash to the holders of such fractional shares an amount equal to the fair value, as determined by the board of directors, of such fractional shares. All common stock, per share and

Passage Bio, Inc.
Notes to Financial Statements
related information presented in the financial statements and accompanying notes have been retroactively adjusted to reflect the reverse stock split.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Estimates and assumptions are periodically reviewed and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Significant areas that require management’s estimates include the fair value of the Company’s future tranche right liability and its common stock.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk beyond the normal credit risk associated with commercial banking relationships.
Segment Information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one segment.
Fair Value of Financial Instruments
Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, accounts payable and accrued expenses and other liabilities, approximate fair value due to the short-term nature of those instruments. The future tranche right liability is recorded at its estimated fair value.
Cash and Cash Equivalents
The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. Cash equivalents as of December 31, 2019 consisted of bank deposits in a commercial money market account. There were no cash equivalents at December 31, 2018.
Property and Equipment
Property and equipment consists of computer hardware and software, office equipment, furniture and leasehold improvements and are recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated on a straight-line basis over their estimated useful lives. The Company uses a life of three years for computer hardware and software, five years for office equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

Passage Bio, Inc.
Notes to Financial Statements
The Company reviews long-lived assets, such as property and equipment, for impairment when events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, recoverability is measured by comparison of the carrying amount of the assets to estimated future undiscounted cash flows that the assets are expected to generate. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges have been recorded since inception.
Deferred Financing Costs
The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed. Financing costs are expensed immediately if the financial instrument is recorded at its estimated fair value and subject to remeasurement. The Company had $1.7 million in deferred financing costs in other assets in the accompanying balance sheet at December 31, 2019.
Share-Based Compensation
The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards.
Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, and, for stock options, the expected life of the options and stock price volatility. The Company accounts for forfeitures for stock option awards as they occur. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.
The expected life of the stock options is estimated using the “simplified method,” as the Company has no historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option.
Shares issued in exchange for a nonrecourse note are not accounted for as a sale and issuance of stock. Rather, they are accounted for as the grant and early exercise of a stock option as they are compensatory in nature. The nonrecourse notes are not recorded on the balance sheet as failure to pay would result in a return of the shares issued. If shares purchased with a nonrecourse note are subject to vesting, principal and interest payments are treated as refundable deposits and are recorded as a liability until shares vest at which time the deposit balance is transferred to additional paid-in capital.
Research and Development
Research and development costs are expensed as incurred and consist primarily of funds paid to the Trustees of the University of Pennsylvania (Penn) and other contract research organizations for preclinical development, and employee-related expenses, including salaries, benefits, and travel expense reimbursement. Costs incurred in

Passage Bio, Inc.
Notes to Financial Statements
obtaining technology licenses are charged to research and development expense as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.
Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.
Income Taxes
Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.
FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.
Net Loss Per Share
Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

Passage Bio, Inc.
Notes to Financial Statements
The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:
	December 31,
	2018	2019
Series A-1 convertible preferred stock	10,019,622	14,216,333
Future tranche right	5,009,808	—
Series A-2 convertible preferred stock	—	5,009,808
Series B convertible preferred stock	—	7,577,636
Stock options (including shares subject to repurchase)	—	3,072,322
Stock options vested and exercised, but subject to settlement of nonrecourse promissory notes	—	406,876
	15,029,430	30,282,975

Amounts in the above table reflect the common stock equivalents.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2021, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements, which changes the fair value measurement disclosure requirements of ASC 820. The goal of the ASU is to improve the effectiveness of ASC 820’s disclosure requirements. The standard is applicable to the Company for fiscal years beginning January 1, 2020, and interim periods within those years. The Company is currently evaluating the potential impact of the adoption of this standard on its related disclosures.
4. Fair Value of Financial Instruments
Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance requires that a number of significant judgments be made. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value. The carrying amounts of certain of the Company’s financial instruments, including prepaid expense, accounts payable and accrued expenses and other current liabilities are shown at cost, which approximates fair value due to the short-term nature of these instruments. The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurement, for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:
•
Level 1:   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Passage Bio, Inc.
Notes to Financial Statements
•
Level 2:   Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

•
Level 3:   Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about the Company’s future tranche right liability measured at fair value on a recurring basis:
	Fair value measurement at reporting date using
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2018:
Liabilities:
Future tranche right liability	$—	$—	$2,157
December 31, 2019:
Assets:
Cash equivalents	$155,846	$—	$—
As discussed further in Note 8, the Company evaluated the future tranche right feature within the Series A-1 convertible preferred stock (Series A-1) issued in 2018 and determined that the future tranche right was a freestanding financial instrument that was classified as a liability and was re-measured at each reporting period until the redemption feature was exercised in connection with the sale and issuance of the Series A-2 convertible preferred stock (Series A-2).
The table presented below is a summary of changes in the fair value of the Company’s future tranche right liability (Level 3 measurement):
(in thousands)	Future tranche right liability
Fair value at date of issuance (September 18, 2018)	$2,853
Change in fair value	(696)
Balance at December 31, 2018	2,157
Change in fair value	9,141
Reclassification to Series A-1 convertible preferred stock upon exercise	(11,298)
Balance at December 31, 2019	$—

Passage Bio, Inc.
Notes to Financial Statements
The fair value of the future tranche right liability was estimated using a Black-Scholes option pricing model. The significant assumptions used in preparing the option pricing model for valuing the Company’s future tranche right liability were as follows:
	September 18, 2018 (date of issuance)	December 31, 2018	May 18, 2019 (date of exercise)
Expected dividend yield	—	—	—
Expected volatility	75.00%	75.00%	75.00%
Risk-free interest rate	2.58%	2.63%	2.42%
Remaining contractual term (in years)	1.3	1.0	0.6
Estimated per share fair value of Series A-2	$1.01	$1.03	$2.14
In May 2019, the future tranche right was exercised and the then estimated fair value was reclassified to convertible preferred stock.
5. Property and Equipment
Property and equipment consisted of the following:
	December 31,
(in thousands)	2018	2019
Leasehold improvements	$—	$691
Construction in progress	25	—
Furniture, fixtures and office equipment	—	350
Computer hardware and software	3	180
	28	1,221
Less accumulated depreciation	—	(134)
Property and equipment, net	$28	$1,087

Depreciation and amortization expense was $134,000 for the year ended December 31, 2019. There was no depreciation and amortization expense recognized during the year ended December 31, 2018.
6. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:
	December 31,
(in thousands)	2018	2019
Professional fees	$56	$997
Compensation and related benefits	32	1,502
Research and development	—	507
Other	7	46
	$95	$3,052

Passage Bio, Inc.
Notes to Financial Statements
7. Commitments
Paragon Collaboration Agreement
In June 2019, the Company entered into a collaboration agreement (the Paragon Collaboration Agreement) with Paragon Bioservices, Inc., a unit of Catalent Biologics, Inc. (Paragon). The Paragon Collaboration Agreement contemplates that the two companies will enter into a long-term manufacturing and supply agreement, which is currently being negotiated. As part of the Paragon Collaboration Agreement, the Company paid Paragon a $10.0 million upfront fee for the commissioning, qualification, validation and equipping of a clean room suite, which is classified in other assets in the accompanying balance sheet as of December 31, 2019. Subject to validation of the clean room suite, the Company will pay an annual fee of $4.0 million for 5 years for the use of the clean room suite.
Sponsored Research, Collaboration and License Arrangement with Penn
In September 2018, the Company entered into a sponsored research, collaboration and licensing agreement, as amended, with Penn (the Penn Agreement) for preclinical research and development collaborations and exclusive license rights to patents for certain products and technologies. As part of the Penn Agreement, the Company paid Penn an initial upfront, non-creditable and non-refundable fee of $2.5 million and issued 839,130 shares of the Company’s common stock with an estimated fair value of $0.9 million, all of which was expensed as in-process research and development for the year ended December 31, 2018 in the accompanying statement of operations. The Company will also fund certain preclinical development activities as agreed upon in the Penn Agreement.
The Penn Agreement allows the Company to exercise options to obtain exclusive rights for certain current and future product indications for non-refundable upfront fees ranging from $0.8 million to $1.0 million per product indication. In 2019, the Company exercised one of these options and paid Penn $0.5 million, which was expensed as in-process research and development for the year ended December 31, 2019 in the accompanying statement of operations. The Company will owe Penn the remaining $0.5 million related to the exercise of this option at the generation of pre-clinical pharmacology data. Following the expiration of the research term of the Penn Agreement, which is currently estimated to expire in 2022 and may be extended upon the parties’ mutual agreement, the Company will be required to pay Penn an annual license maintenance fee of $0.3 million, which may be creditable against certain future royalties under certain circumstances.
The Penn Agreement requires the Company to make payments of up to $16.5 million per product candidate in aggregate upon the achievement of specific development milestone events by such licensed product for a first indication, reduced development milestone payments for the second and third indications and no development milestone payments for subsequent indications. In addition, on a product by product basis, the Company is obligated to make up to $55.0 million in sales milestone payments on each licensed product based on annual sales of a licensed product in excess of defined thresholds.
Upon successful commercialization of a product using the licensed technology, the Company shall pay to Penn, on a licensed product-by-licensed product and country-by-country basis, tiered royalties (subject to customary reductions) in the mid-single digits on annual worldwide net sales of such licensed product. In addition, the Company shall pay Penn a percentage of sublicensing income, ranging from the mid-single digits to low double digits, for sublicenses under the Penn Agreement.
Operating Lease
The Company leases office space in Philadelphia, Pennsylvania under a noncancelable lease which expires in February 2026, has annual scheduled payment increases and a 6-month rent free holiday at the commencement

Passage Bio, Inc.
Notes to Financial Statements
of the lease. The Company has an option to renew the lease for an additional 5-year period. The lease is classified as an operating lease and the Company recognizes rent expense on a straight-line basis over the lease term. The Company recognized rent expense of $52,000 and $0.2 million during the years ended December 31, 2018 and 2019, respectively, related to this lease.
The future minimum lease payments under the Company’s operating lease agreement as of December 31, 2019 are as follows:
(in thousands)
2020	$210
2021	215
2022	220
2023	226
2024	231
Thereafter	358
$1,460

Employment Agreements
The Company entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as defined in the respective employment agreements.
Other Research and Development Arrangements
The Company enters into agreements with contract research organizations (CROs) to assist in the performance of research and development activities. Expenditures to CROs will represent a significant cost in clinical development for the Company. The Company could also enter into additional collaborative research, contract research, manufacturing, and supplier agreements in the future, which may require upfront payments and long-term commitments of cash.
8. Convertible Preferred Stock and Common Stock
Convertible Preferred Stock
In September 2018, the Company entered into a Series A Stock Purchase Agreement (the Stock Purchase Agreement) with investors pursuant to which the Company sold 44,418,606 shares of Series A-1 for $1.075 per share for net proceeds of $46.0 million. In February 2019, the Company sold 18,604,652 additional shares of Series A-1 to the initial Series A-1 investors at $1.075 per share for net proceeds of $20.0 million.
In May 2019, the initial Series A-1 investors exercised their Future Tranche Right (as defined below) whereby the Company sold 22,209,301 shares of Series A-2 at $2.15 per share for net proceeds of $46.3 million. Series A-1 and Series A-2 have the same rights and preferences (collectively, Series A).
In August 2019, the Company sold 33,592,907 shares of Series B convertible preferred stock (Series B) to new and existing investors at $3.2745 per share for net proceeds of $109.9 million.
The following is a summary of the rights, preferences, and terms of the Series A and Series B (collectively, Convertible Preferred Stock):

Passage Bio, Inc.
Notes to Financial Statements
Dividends
Holders of Convertible Preferred Stock are entitled to, in preference to holders of the Company’s common stock, non-cumulative dividends, if and when declared by the Company’s board of directors, and at an annual rate of 6.0% of the applicable original issuance price. Holders of Convertible Preferred Stock will also receive an equivalent dividend on an as-converted basis, if and when declared to holders of the Company’s common stock. No dividends were declared or paid through December 31, 2019.
Voting
Holders of Convertible Preferred Stock are entitled to one vote for each share of common stock into which their shares may be converted and, subject to certain Convertible Preferred Stock class votes specified in the Company’s certificate of incorporation or as required by law, holders of the Convertible Preferred Stock and common stock vote together on an as-converted basis.
Liquidation Preference
In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of incorporation, holders of Convertible Preferred Stock are entitled to receive, in preference to all other stockholders, an amount equal to their original investment amount plus any accruing and unpaid dividends. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Convertible Preferred Stock in proportion to the full amounts to which they would otherwise be entitled.
Conversion
Each share of Convertible Preferred Stock is convertible into common stock at any time at the option of the holder at a conversion price then in effect and equal to one-for-4.43316 subject to adjustment. All shares of Convertible Preferred Stock are convertible into common stock upon the affirmative election of (i) the holders of at least a majority of the outstanding shares of Convertible Preferred Stock and (ii) the holders of at least a majority of the outstanding shares of Series B. All outstanding Convertible Preferred Stock will automatically convert into common stock at the conversion price then in effect upon a qualified initial public offering of common stock with a public offering price of at least $19.06 per share and aggregate gross proceeds of at least $50.0 million. Since the automatic conversion price is outside of the range discussed elsewhere in this prospectus, the Company received consent from the requisite holders of the Convertible Preferred Stock to convert all shares of Convertible Preferred Stock into common stock in connection with this transaction.
Redemption
The Convertible Preferred Stock is subject to redemption under certain deemed liquidation events, as defined, and as such, is considered contingently redeemable for accounting purposes and is classified as temporary equity in the Company’s balance sheets.
Future Tranche Right Feature
Pursuant to the September 2018 Series A-1 Stock Purchase Agreement, the Series A-1 investors could elect to purchase an aggregate of 22,209,301 shares of the Company’s Series A-2 at a fixed purchase price of $2.15 per share (the Future Tranche Right). Additionally, upon the successful submission of an initial new drug application

Passage Bio, Inc.
Notes to Financial Statements
by the Company, the holders were obligated to purchase the shares of Series A-2. In the event the holders did not purchase Series A-2, their initial shares of Series A-1 would have automatically converted into shares of the Company’s common stock at a conversion ratio of 10 shares of Series A-1 for 1 share of common stock.
The Company determined that the Future Tranche Right met the definition of a freestanding financial instrument as it was separately exercisable and legally detachable. Due to the contingently redeemable features within the Series A-1, the Future Tranche Right was classified as a liability and was subject to remeasurement at each reporting period until the Series A-1 investors exercised this option in May 2019. Upon exercise, the fair value of future tranche right liability was reclassified to Series A-1.
9. Share-Based Compensation
In September 2018, the Company adopted the 2018 Equity Incentive Plan (the Plan), as amended. The total number of shares authorized under the Plan as of December 31, 2019 was 5,567,847. Of this amount, 1,991,259 shares were available for future grants as of December 31, 2019. The Plan provides for the granting of common stock, incentive stock options, nonqualified stock options, restricted stock awards, and/or stock appreciation rights to employees, directors, and other persons, as determined by the Company’s board of directors. The Company’s stock options vest based on the terms in each award agreement, generally over four-year periods, and have a term of ten years.
The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded share-based compensation expense in the following expense categories in its accompanying statements of operations for the year ended December 31, 2019:
(in thousands)
Research and development	$317
General and administrative	1,137
$1,454

There was no share-based compensation expense recorded during the year ended December 31, 2018.
The following table summarizes stock option activity for the Plan for the year ended December 31, 2019:
	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at January 1, 2019	—	—	—
Granted	3,686,808	$4.43
Early exercised	(998,869)	$1.02
Forfeited	(110,220)	$1.02
Outstanding at December 31, 2019	2,577,719	$5.90	9.3
Exercisable at December 31, 2019	97,909	$7.78	9.5
Vested or expected to vest at December 31, 2019	2,577,719	$5.90	9.3

Passage Bio, Inc.
Notes to Financial Statements
The weighted-average grant date fair value of options granted was $3.26 for the year ended December 31, 2019. The aggregate intrinsic value of options exercised was $10.0 million for the year ended December 31, 2019. As of December 31, 2019, the total unrecognized compensation expense related to unvested stock option awards was $10.5 million, which the Company expects to recognize over a weighted-average period of approximately 2.25 years.
The fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:
Expected volatility	88.4%
Risk-free interest rate	2.0%
Expected term	5.75 years
Expected dividend yield	—
The Plan provides the holders of stock options an election to early exercise prior to vesting. The Company has the right to repurchase early exercised options without transferring any appreciation in the value of the underlying shares to the employee if the employee terminates employment before the end of the original vesting period. The repurchase price is the lesser of the original exercise price or the then fair value of the Company’s common stock. At December 31, 2019, $76,000 of proceeds from unvested early exercised options were recognized as a non-current liability in other liabilities in the accompanying balance sheet at December 31, 2019.
The Plan allows for the exercise of options to be financed with nonrecourse notes. For accounting purposes, payment of principal and interest are viewed as the exercise price of the option. Therefore, no interest income is recognized.
The following table summarizes activity relating to early exercises of stock options during the year ended December 31, 2019:
Number of shares
Unvested balance at January 1, 2019	—
Granted and early exercised	998,869
Vested	(504,266)
Unvested balance at December 31, 2019	494,603
Unvested and vested subject to promissory notes	901,479

Nonrecourse Promissory Notes with Related Parties
In February 2019, the Company’s interim chief executive officer and chief operating officer elected to early exercise 688,875 and 309,994 stock options, respectively, in exchange for cash proceeds of $0.2 million and $0.8 million of nonrecourse promissory notes (the “Notes”). The Notes bear interest at 2.91% and are secured by the underlying shares of common stock that were issued. The Notes can be prepaid without penalty and are due in February 2028.
As of December 31, 2019, there were 406,876 shares issued and vested that remain secured subject to repayment of the Notes. These shares are not deemed to be outstanding for accounting purposes and are excluded from basic and diluted net loss per share computations until the associated Note is fully paid or forgiven. In January 2020, the Company forgave the Notes and associated interest related to the early exercise of stock options by the interim chief executive officer and chief operating officer. An aggregate of 406,876 shares that were

Passage Bio, Inc.
Notes to Financial Statements
previously not considered outstanding for accounting purposes due to being secured by the Notes will become outstanding and in 2020 will be included in the basic and diluted net loss per share computations.
10. Income Taxes
The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:
	December 31,
(in thousands)	2018	2019
Deferred tax assets:
Net operating loss carryforwards	$3,445	$14,864
Research and development credits	464	1,467
Collaboration and license agreement	1,116	1,208
Share-based compensation	—	10
Accrued expenses and other	18	798
Gross deferred tax assets	5,043	18,347
Less: valuation allowance	(5,042)	(18,347)
Net deferred tax asset	1	—
Deferred tax liability
Depreciation	(1)	—
	$—	$—
In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2018 and 2019. The valuation allowance increased by $5.0 million and $13.3 million during the years ended December 31, 2018 and 2019, respectively.
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
	Year ended December 31,
	2018	2019
Federal tax benefit at statutory rate	(21.0)%	(21.0)%
State tax, net of federal benefit	(13.5)	(10.2)
Permanent differences	(1.0)	4.3
Research and development	(3.5)	(2.2)
Change in valuation allowance	39.0	29.1
	—%	—%

Passage Bio, Inc.
Notes to Financial Statements
The following table summarizes carryforwards of federal, state and local net operating losses (NOL) and research tax credits:
	December 31,
(in thousands)	2018	2019
Federal	$10,267	$43,983
State	10,271	43,986
Local	10,012	43,728
Research tax credits	464	1,467
The NOL carryforwards begin expiring in 2037 for federal and state income tax purposes, however; all federal NOL carryforwards generated subsequent to January 1, 2018, are able to be carried forward indefinitely. The NOL carryforwards for local income taxes related to the city of Philadelphia begin expiring in 2021. As of December 31, 2019, the Company also had federal research and development tax credit carryforwards of $1.5 million that will begin to expire in 2037, unless previously utilized.
The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not done an analysis to determine whether or not ownership changes have occurred since inception. Certain state NOLs may also be limited, including Pennsylvania, which limits NOL utilization as a percentage of apportioned taxable income.
The Company will recognize interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations. Due to NOL and tax credit carry forwards that remain unutilized, income tax returns for tax years from 2017 and 2018 remain subject to examination by the taxing jurisdictions. The NOL carryforwards remain subject to review until utilized.
11. Related Party Transactions
Penn Agreement
Penn is a stockholder of the Company. Research and development expenses, including $3.4 million and $0.5 million in acquired in-process research and development associated with Penn during the years ended December 31, 2018 and 2019 were $12.5 million and $26.3 million, respectively. The Company made $20.4 million and $23.6 million in cash payments to Penn during 2018 and 2019, respectively, and had a prepaid research and development asset of $8.4 million and $5.7 million as of December 31, 2018 and 2019, respectively, in the accompanying balance sheets.

Passage Bio, Inc.
Notes to Financial Statements
Consulting Agreement
In January 2019, the Company entered into a consulting agreement with James M. Wilson, M.D., Ph.D., an employee at Penn and a stockholder of the Company, to serve as the Company’s chief scientific advisor. The Company recognized $0.1 million in expense related to these services during the year ended December 31, 2019, including $25,000 of share-based compensation expense.

Passage Bio, Inc.
Balance sheets
(Unaudited)
(in thousands, except share data)	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$200,570	$158,874
Marketable securities	135,131	—
Prepaid expenses	1,748	156
Prepaid research and development	12,058	6,745
Total current assets	349,507	165,775
Property and equipment, net	915	1,087
Other assets	8,269	11,751
Total assets	$358,691	$178,613
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,441	$629
Accrued expenses and other current liabilities	15,662	3,052
Total current liabilities	19,103	3,681
Deferred rent	643	504
Other liabilities	42	76
Total liabilities	19,788	4,261
Convertible preferred stock, $0.0001 par value:
Series A-1 convertible preferred stock: 63,023,258 shares authorized, issued and outstanding at December 31, 2019	—	74,397
Series A-2 convertible preferred stock: 22,209,301 shares authorized; issued and outstanding at December 31, 2019	—	46,311
Series B convertible preferred stock: 33,592,907 shares authorized, issued and outstanding at December 31, 2019	—	109,897
Total convertible preferred stock	—	230,605
Commitments and Contingencies (note 7)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 300,000,000 shares authorized; 45,885,052 shares issued and 45,534,682 shares outstanding at September 30, 2020 and 5,194,518 shares issued and 4,293,039 shares outstanding at December 31, 2019	4	—
Additional paid-in capital	470,890	2,410
Accumulated other comprehensive loss	(40)	—
Accumulated deficit	(131,951)	(58,663)
Total stockholders’ equity (deficit)	338,903	(56,253)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$358,691	$178,613
See accompanying notes to unaudited interim financial statements.

Passage Bio, Inc.
Statements of Operations and Comprehensive Loss
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2020	2019	2020	2019
Operating expenses:
Research and development	$20,837	$10,434	$53,856	$19,766
Acquired in-process research and development	—	—	—	500
General and administrative	7,793	1,209	19,990	3,331
Loss from operations	(28,630)	(11,643)	(73,846)	(23,597)
Change in fair value of future tranche right liability	—	—	—	(9,141)
Interest income, net	99	255	558	255
Net loss	$(28,531)	$(11,388)	$(73,288)	$(32,483)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.63)	$(2.68)	$(2.02)	$(7.70)
Weighted average common shares outstanding, basic and diluted	45,503,794	4,248,835	36,273,495	4,218,907
Comprehensive loss:
Net loss	$(28,531)	$(11,388)	$(73,288)	$(32,483)
Unrealized loss on available-for-sale securities	(40)	—	(40)	—
Comprehensive loss	$(28,571)	$(11,388)	$(73,328)	$(32,483)
See accompanying notes to unaudited interim financial statements.

Passage Bio, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Equity (deficit)
(in thousands, except share data)
(Unaudited)
	Convertible preferred stock						Stockholders’ equity
	Series A-1		Series A-2		Series B		Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at July 1, 2020	—	—	—	—	—	—	45,443,541	$4	$466,812	$—	$(103,420)	$363,396
Vesting of early exercise option awards	—	—	—	—	—	—	48,081	—	1	—	—	1
Exercise of stock options	—	—	—	—	—	—	43,060	—	44	—	—	44
Unrealized loss on available-for-sale investments	—	—	—	—	—	—	—	—	—	(40)		(40)
Share-based compensation expense	—	—	—	—	—	—	—	—	4,033	—	—	4,033
Net loss	—	—	—	—	—	—	—	—	—	—	(28,531)	(28,531)
Balance at September 30, 2020	—	$—	—	$—	—	$—	45,534,682	$4	$470,890	$(40)	$(131,951)	$338,903

	Convertible preferred stock						Stockholders’ equity (deficit)
	Series A-1		Series A-2		Series B		Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2020	63,023,258	$74,397	22,209,301	$46,311	33,592,907	$109,897	4,293,039	$—	$2,410	$—	$(58,663)	$(56,253)
Vesting of early exercise option awards	—	—	—	—	—	—	551,130	—	34	—	—	34
Exercise of stock options	—	—	—	—	—	—	87,836	—	90	—	—	90
Conversion of convertible preferred stock upon initial public offering	(63,023,258)	(74,397)	(22,209,301)	(46,311)	(33,592,907)	(109,897)	26,803,777	3	230,602	—	—	230,605
Sale of common stock in initial public offering, net of issuance costs of $3,495	—	—	—	—	—	—	13,798,900	1	227,498	—	—	227,499
Unrealized loss on available-for- sale investments	—	—	—	—	—	—	—	—	—	(40)	—	(40)
Share-based compensation expense	—	—	—	—	—	—	—	—	10,256	—	—	10,256
Net loss	—	—	—	—	—	—	—	—	—	—	(73,288)	(73,288)
Balance at September 30, 2020	—	$—	—	$—	—	$—	45,534,682	$4	$470,890	$(40)	$(131,951)	$338,903

See accompanying notes to unaudited interim financial statements.

Passage Bio, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)
(Unaudited)
	Convertible preferred stock						Stockholders’ deficit
	Series A-1		Series A-2		Series B		Common stock		Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance at July 1, 2019	63,023,258	$74,397	22,209,301	$46,311	—	$—	4,210,315	$—	$1,193	$(34,124)	$(32,931)
Vesting of early exercise option awards	—	—	—	—	—	—	76,849	—	78	—	78
Sale of Series B convertible preferred stock, net of issuance costs of $102	—	—	—	—	33,592,907	109,897	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	95	—	95
Net loss	—	—	—	—	—	—	—	—	—	(11,388)	(11,388)
Balance at September 30, 2019	63,023,258	$74,397	22,209,301	$46,311	33,592,907	$109,897	4,287,164	$—	$1,366	$(45,512)	$(44,146)

	Convertible preferred stock						Stockholders’ deficit
	Series A-1		Series A-2		Series B		Common stock		Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance at January 1, 2019	44,418,606	$43,118	—	$—	—	$—	4,195,649	$—	$856	$(13,029)	$(12,173)
Vesting of early exercise option awards	—	—	—	—	—	—	91,515	—	92	—	92
Sale of Series A-1 convertible preferred stock, net of issuance costs of $19	18,604,652	19,981	—	—	—	—	—	—	—	—	—
Sale of Series A-2 convertible preferred stock, net of issuance costs of $1,439	—	—	22,209,301	46,311	—	—	—	—	—	—	—
Sale of Series B convertible preferred stock, net of issuance costs of $102	—	—	—	—	33,592,907	109,897	—	—	—	—	—
Reclassification of future tranche right upon exercise	—	11,298	—	—	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	418	—	418
Net loss	—	—	—	—	—	—	—	—	—	(32,483)	(32,483)
Balance at September 30, 2019	63,023,258	$74,397	22,209,301	$46,311	33,592,907	$109,897	4,287,164	$—	$1,366	$(45,512)	$(44,146)
See accompanying notes to unaudited interim financial statements.

Passage Bio, Inc.
Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
(in thousands)	2020	2019
Cash flows used in operating activities:
Net loss	$(73,288)	$(32,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of future tranche right liability	—	9,141
Acquired in-process research and development	—	500
Depreciation and amortization	522	89
Share-based compensation	10,256	418
Amortization of premium and discount on marketable securities, net	47	—
Deferred rent	139	467
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,127	(10,011)
Prepaid research and development	(5,313)	7,952
Accounts payable	2,804	(133)
Accrued expenses and other current liabilities	12,610	1,642
Net cash used in operating activities	(51,096)	(22,418)
Cash flows used in investing activities:
Purchases of marketable securities	(135,218)	—
Purchase of technology licenses	—	(500)
Purchases of property and equipment	(342)	(1,150)
Net cash used in investing activities	(135,560)	(1,650)
Cash flows provided by financing activities:
Proceeds from issuance of common stock upon initial public offering, net of offering costs	228,262	—
Proceeds from the sale of Series A-1 convertible preferred stock and future tranche right, net of offering costs	—	19,981
Proceeds from the sale of Series A-2 convertible preferred stock, net of offering costs	—	46,311
Proceeds from the sale of Series B convertible preferred stock, net of offering costs	—	109,953
Deferred offering costs	—	(20)
Proceeds from early exercise stock options	90	176
Net cash provided by financing activities	228,352	176,401
Net increase in cash and cash equivalents	41,696	152,333
Cash and cash equivalents at beginning of period	158,874	24,861
Cash and cash equivalents at end of period	$200,570	$177,194
Supplemental disclosure of non-cash investing and financing activities:
Reclassification of deferred offering costs paid in a prior period	$763	$—
Reclassification of the future tranche right liability upon exercise	$—	$11,298
Series B convertible preferred stock offering costs in accrued expenses	$—	$56
Unrealized loss on marketable securities	$40	$—
Property and equipment in accounts payable	$8	$15
Vesting of early exercise option awards	$34	$14
See accompanying notes to unaudited interim financial statements.

Passage Bio, Inc.
Notes to unaudited interim financial statements
1. Nature of operations
Passage Bio, Inc. (the Company), a Delaware corporation incorporated in July 2017, is a genetic medicines company focused on advancing transformative therapies for rare monogenic central nervous system diseases. The Company has a strategic research collaboration with the Trustees of the University of Pennsylvania’s (Penn) Gene Therapy Program (GTP) that provides the Company with access to one of the premier research institutions in the world for the discovery and preclinical development of genetic medicine product candidates and exclusive rights to certain rare, monogenic central nervous system (CNS) indications. Under this collaboration, GTP conducts discovery and investigation new drug enabling preclinical activities and the Company conducts all clinical development, regulatory strategy, and commercialization activities under the agreement. The Company also has a collaboration agreement and a development services and clinical supply agreement with Catalent Maryland, Inc. (Catalent) (formerly Paragon Bioservices, Inc.) for clinical scale manufacturing requirements.
2. Risks and liquidity
The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $132.0 million as of September 30, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates.
In March 2020, the Company closed its initial public offering (IPO) in which the Company issued and sold 13,798,900 shares of its common stock, which included shares sold pursuant to an option granted to the underwriters to purchase additional shares, at a public offering price of $18.00 per share for net proceeds of $227.5 million after deducting underwriting discounts, commissions and other offering expenses.
The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical studies and preparing to commence clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
The Company plans to seek additional funding through public or private equity offerings, debt financings, other collaborations, strategic alliances and licensing arrangements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business prospects.
3. Summary of significant accounting policies
The Company’s complete summary of significant accounting policies can be found in “Note 3. Summary of Significant Accounting Policies” in the audited financial statements included in this prospectus.

Passage Bio, Inc.
Notes to unaudited interim financial statements
Basis of presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB).
Interim financial statements
The accompanying unaudited interim financial statements have been prepared from the books and records of the Company in accordance with GAAP for interim financial information and Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (SEC), which permits reduced disclosures for interim periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the accompanying balance sheets, statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows have been made. Although these interim financial statements do not include all of the information and footnotes required for complete annual financial statements, management believes the disclosures are adequate to make the information presented not misleading. Unaudited interim results of operations and cash flows are not necessarily indicative of the results that may be expected for the full year. Unaudited interim financial statements and footnotes should be read in conjunction with the December 31, 2019 financial statements and footnotes included in this prospectus.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Estimates and assumptions are periodically reviewed and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Prior to the IPO, significant areas that required management’s estimates included the fair value of the Company’s future tranche right liability and its common stock.
Fair value of financial instruments
Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, prepaid expenses, and accounts payable, approximate fair value due to the short-term nature of those instruments. The future tranche right liability was recorded at its estimated fair value.
Concentration of credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash, cash equivalents, and marketable securities.
Cash and cash equivalents
The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. Cash equivalents as of September 30, 2020 consisted of money market mutual funds

Passage Bio, Inc.
Notes to unaudited interim financial statements
invested in U.S. Treasury obligations, certificates of deposit, commercial paper, and corporate debt securities with original maturities of three months or less.
Marketable securities
The Company classifies its marketable securities as available-for-sale, which include commercial paper, certificates of deposit, corporate debt securities and U.S. government and non-U.S. government debt securities with original maturities of greater than three months. These securities are carried at fair market value, with unrealized gains and losses reported in comprehensive loss and accumulated other comprehensive loss within stockholders’ equity. Gains or losses on marketable securities sold are based on the specific identification method.
Share-based compensation
The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards.
Estimating the fair value of share-based awards requires the input of subjective assumptions, including, prior to the IPO, the estimated fair value of the Company’s common stock, and, for stock options, the expected life of the options and stock price volatility. The Company accounts for forfeitures for stock option awards as they occur. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.
The expected life of the stock options is estimated using the “simplified method,” as the Company has limited historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option.
Net loss per share
Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.
The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

Passage Bio, Inc.
Notes to unaudited interim financial statements
	Three and nine months ended September 30,
	2020	2019
Series A-1 convertible preferred stock	—	14,216,333
Series A-2 convertible preferred stock	—	5,009,808
Series B convertible preferred stock	—	7,577,636
Stock options (including shares subject to repurchase)	6,956,525	1,304,196
Stock options vested and exercised, but subject to settlement of nonrecourse promissory notes	—	301,391
Employee stock purchase plan	17,411	—
	6,973,936	28,409,364
Amounts in the above table reflect the common stock equivalents.
Recently issued accounting pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which replaces the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 was subsequently updated by ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, to clarify that entities should include recoveries when estimating the allowance for credit losses. This guidance is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022 and must be adopted using a modified retrospective approach, with certain exceptions. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

Passage Bio, Inc.
Notes to unaudited interim financial statements
4. Cash, cash equivalents and marketable securities
The following table provides details regarding the Company’s portfolio of cash and cash equivalents:
(in thousands)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
September 30, 2020:
Cash accounts in banking institutions	$74,391	$—	$—	$74,391
Money market funds	84,398	—	—	84,398
Certificates of deposit	4,282	—	—	4,282
Commercial paper	34,440	—	—	34,440
Corporate debt securities	3,059	—	—	3,059
Total	$200,570	$—	$—	$200,570
December 31, 2019:
Cash accounts in banking institutions	$3,028	$—	$—	$3,028
Money market funds	155,846	—	—	155,846
Total	$158,874	$—	$—	$158,874
The following table provides details regarding the Company’s portfolio of marketable securities:
(in thousands)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
September 30, 2020:
Certificates of deposit	$2,000	$—	$—	$2,000
Commercial paper	28,040	3	—	28,043
Corporate debt securities	74,745	—	(37)	74,708
U.S. government securities	24,447	—	(5)	24,442
Non-U.S. government securities	5,939	—	(1)	5,938
Total	$135,171	$3	$(43)	$135,131
The Company did not have marketable securities as of December 31, 2019.
5. Fair value of financial instruments
Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance requires that a number of significant judgments be made. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value. The carrying amounts of certain of the Company’s financial instruments, including prepaid expense and accounts payable are shown at cost, which approximates fair value due to the short-term nature of these instruments. The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurement, for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:
•
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

Passage Bio, Inc.
Notes to unaudited interim financial statements
•
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about the Company’s assets measured at fair value on a recurring basis:
	Fair value measurement at reporting date using
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
September 30, 2020:
Assets
Cash and cash equivalents:
Money market fund	$84,398	$—	$—
Certificates of deposit	—	4,282	—
Commercial paper	—	34,440	—
Corporate debt securities	—	3,059	—
Total cash and cash equivalents	84,398	41,781	—
Marketable securities:
Certificates of deposit	—	2,000	—
Commercial paper	—	28,043	—
Corporate debt securities	—	74,708	—
U.S. government securities	—	24,442	—
Non-U.S. government securities	—	5,938	—
Total marketable securities	—	135,131	—
Total financial assets	$84,398	$176,912	$—
December 31, 2019:
Assets
Cash and cash equivalents:
Money market fund	$155,846	$—	$—
The Company evaluated the future tranche right feature within the Series A-1 convertible preferred stock issued in 2018 and determined that the future tranche right was a freestanding financial instrument that was classified as a liability and was re-measured at each reporting period until the redemption feature was exercised in connection with the sale and issuance of the Series A-2 convertible preferred stock in May 2019.
6. Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following:
(in thousands)	September 30, 2020	December 31, 2019
Professional fees	$332	$997

Passage Bio, Inc.
Notes to unaudited interim financial statements
(in thousands)	September 30, 2020	December 31, 2019
Compensation and related benefits	2,923	1,502
Research and development	12,238	507
Other	169	46
	$15,662	$3,052

7. Commitments and contingencies
Amended and restated research, collaboration and license arrangement with Penn
In May 2020, the Company amended and restated its research, collaboration and licensing agreement with Penn (the Penn Agreement) for research and development collaborations and exclusive license rights to patents for certain products and technologies, which superseded the Company’s existing sponsored research, collaboration and licensing agreement with Penn, dated September 18, 2018, as amended. Under the Penn Agreement, in addition to the obligation to fund certain research relating to the preclinical development of selected products, the Company will fund discovery research conducted by Penn for five years, beginning in May 2020, and will receive exclusive rights, subject to certain limitations, to technologies resulting from the discovery research for the Company’s products developed with GTP, such as novel capsids, toxicity reduction technologies and delivery and formulation improvements. This funding commitment is $5.0 million annually, with quarterly payments of $1.3 million beginning in the third quarter of 2020. The Penn Agreement also increased the number of remaining options available to the Company to commence additional licensed programs for rare, monogenic CNS indications from six to eleven, and extended the option exercise window by three years. Accordingly, the window to exercise all eleven remaining options extends to May 2025. If the Company were to exercise any of these options, it would owe Penn a non-refundable upfront fee of $1.0 million per product indication.
Catalent agreements
In June 2019, the Company entered into a collaboration agreement (the Catalent Collaboration Agreement) with Catalent. As part of the Catalent Collaboration Agreement, the Company paid Catalent an upfront fee for the commissioning, qualification, validation and equipping of a clean room suite (the Clean Room Suite). Subject to validation of the Clean Room Suite, which was completed in the fourth quarter of 2020, the Company will pay an annual fee for five years for the use of the Clean Room Suite and is also committed to minimum annual purchase commitments.
In April 2020, the Company entered into a development services and clinical supply agreement (the Manufacturing and Supply Agreement) with Catalent to secure clinical scale manufacturing capacity for batches of active pharmaceutical ingredients for the Company’s gene therapy product candidates. The Manufacturing and Supply Agreement confirms the terms contemplated by the Catalent Collaboration Agreement. The Catalent Collaboration Agreement continues to be in effect pursuant to its terms.
Under the terms of the Manufacturing and Supply Agreement, Catalent has agreed to manufacture batches of drug product for the Company’s gene therapy product candidates at the Clean Room Suite at a Catalent facility provided for in the Catalent Collaboration Agreement. The Manufacturing and Supply Agreement provides for a term of five years which period may be extended once, at the Company’s option, for an additional five year-period.
The Company has the right to terminate the Manufacturing and Supply Agreement for convenience or other reasons specified in the Manufacturing and Supply Agreement upon prior written notice. If the Company terminates the Manufacturing and Supply Agreement, it will be obligated to pay an early termination fee to Catalent.

Passage Bio, Inc.
Notes to unaudited interim financial statements
Under both the Collaboration Agreement and the Manufacturing and Supply Agreement, the Company has an annual minimum commitment of $10.6 million per year owed to Catalent for five years from the validation of the Clean Room, subject to certain inflationary adjustments.
Operating leases
The Company leases office space in Philadelphia, Pennsylvania under a noncancelable lease (Existing Lease Agreement), as amended. The lease is classified as an operating lease and the Company recognizes rent expense on a straight-line basis over the lease term.
In April 2020, the Company entered into a new lease agreement (New Lease Agreement) for larger office space in Philadelphia to accommodate the Company’s continued growth and serve as the new corporate headquarters. The New Lease Agreement is expected to commence in March 2021 and is expected to expire in January 2031. The Company has an option to extend the term of the New Lease Agreement by up to two five-year terms. Upon signing the New Lease Agreement, the Company amended the Existing Lease Agreement such that the Existing Lease Agreement will terminate five days after the commencement of the New Lease Agreement with no further payments due under the Existing Lease Agreement. The landlord also will provide the Company with a tenant improvement allowance of up to $2.8 million. The future minimum lease payments under the Company’s New Lease Agreement are as follows:
(in thousands)
2021	$—
2022	889
2023	1,098
2024	1,131
2025	1,165
Thereafter	7,763
$12,046
The estimated future minimum lease payments under the Company’s Existing Lease Agreement as of September 30, 2020 is $0.1 million.
The Company recognized rent expense of $0.2 million and $50,000 during the three months ended September 30, 2020 and 2019, respectively, and $0.3 million and $0.1 million during the nine months ended September 30, 2020 and 2019, respectively, related to its operating leases.
Employment agreements
The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.
Patent infringement claim
On February 18, 2020, the Company received a letter from REGENXBIO Inc. (Regenx), which stated its view that the use of the Company’s AAVhu68 capsid infringes patent claims to which Regenx has an exclusive license and which expire in 2024. Regenx also stated that it has exclusive licenses to various pending patent applications regarding the use of AAV vectors administered via instar-cisterna magna injection, and that these applications may lead to issued claims that Regenx believes may, if issued, cover the Company’s planned method of administration for the Company’s lead product candidates. The Company believes it has valid defenses to the issued claims set forth by Regenx relating to AAVhu68. Further, the prosecution of pending patent applications is highly uncertain,

Passage Bio, Inc.
Notes to unaudited interim financial statements
and it is unclear whether any patents will be issued from these pending Regenx patent applications at all, much less with claims that are relevant to the administration of the Company’s product candidates. Regenx also asked for information regarding the Company’s relationship with Dr. Wilson while he was serving as an advisor to Regenx. Regenx’s letter also offers to discuss licensing the applicable patent portfolios from them. In April 2020, the Company responded to Regenx indicating that it does not believe it requires a license to any of the specified Regenx patents or patent applications at this time, and that it found that Dr. Wilson’s relationship with the Company was consistent with his obligations to Regenx. The Company will continue to monitor the situation and, if necessary, take appropriate actions, which may include responding to further correspondence from Regenx, and engaging in discussions with Regenx regarding their claims. If any such patents were enforceable and such claims were ultimately successful, the Company might require a license to continue to use and sell any product candidates using such AAV vector.
8. Convertible preferred stock and common stock
Initial public offering
In March 2020, the Company completed its IPO in which the Company sold 13,798,900 shares of its common stock, which included shares sold pursuant to an option granted to the underwriters to purchase additional shares, at a public offering price of $18.00 per share. The Company received net proceeds of $227.5 million after deducting underwriting discounts, commissions, and other offering expenses paid by the Company. In addition, immediately prior to the initial closing of the IPO on March 3, 2020, (i) all of the Company’s outstanding shares of convertible preferred stock converted into an aggregate of 26,803,777 shares of common stock and (ii) the Company filed an amended and restated certificate of incorporation to, among other things, increase the number of authorized shares of common stock to 300.0 million.
9. Share-based compensation
Equity incentive plan
The Company has two equity incentive plans: the 2018 Equity Incentive Plan, as amended (the 2018 Plan), and the 2020 Equity Incentive Plan. New awards can only be granted under the 2020 Equity Incentive Plan (the Plan). The total number of shares authorized under the Plan as of September 30, 2020 was 5,362,823. Of this amount, 3,654,629 shares were available for future grants as of September 30, 2020. The number of shares of the Company’s common stock that may be issued pursuant to rights granted under the Plan shall automatically increase on January 1st of each year, commencing on January 1, 2021 and continuing for ten years, in an amount equal to five percent of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, subject to the discretion of the board of directors or compensation committee to determine a lesser number of shares shall be added for such year. The Plan provides for the granting of common stock, incentive stock options, nonqualified stock options, restricted stock awards, and/or stock appreciation rights to employees, directors, and other persons, as determined by the Company’s board of directors. The Company’s stock options vest based on the terms in each award agreement, generally over four-year periods, and have a term of ten years.

Passage Bio, Inc.
Notes to unaudited interim financial statements
The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded share-based compensation expense in the following expense categories in its accompanying statements of operations for the period presented:
	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Research and development	$1,477	$27	$3,833	$53
General and administrative	2,556	68	6,423	365
	$4,033	$95	$10,256	$418
During the nine months ended September 30, 2020, the Company modified certain awards and recognized an additional $0.7 million related to the modifications, $0.6 million of which was recognized in research and development expense and $0.1 million was recognized in general and administrative expense.
The following table summarizes stock option activity for the nine months ended September 30, 2020:
	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at January 1, 2020	2,577,719	$5.90	9.3
Granted	4,345,318	14.81
Exercised	(87,836)	1.02
Forfeited	(229,046)	1.02
Outstanding at September 30, 2020	6,606,155	$12.00	9.5
Exercisable at September 30, 2020	689,514	$6.84	8.9
Vested or expected to vest at September 30, 2020	6,606,155	$12.00	9.5
The weighted-average grant date fair value of options granted was $11.27 and $0.76 for the nine months ended September 30, 2020 and 2019, respectively. As of September 30, 2020, the total unrecognized compensation expense related to unvested stock option awards was $48.3 million, which the Company expects to recognize over a weighted-average period of 3.2 years.
The fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:
	Nine months ended September 30,
	2020	2019
Expected volatility	95.5%	87.1%
Risk-free interest rate	1.2%	2.4%
Expected term	6.06 years	5.57 years
Expected dividend yield	—	—
The 2018 Plan provides certain holders of stock options an election to early exercise prior to vesting. The Company has the right to repurchase early exercised options without transferring any appreciation in the value of

Passage Bio, Inc.
Notes to unaudited interim financial statements
the underlying shares to the employee if the employee terminates employment before the end of the original vesting period. The repurchase price is the lesser of the original exercise price or the then fair value of the Company’s common stock. At September 30, 2020, $42,000 of proceeds from unvested early exercised options were recognized as a non-current liability in other liabilities in the accompanying balance sheet.
The 2018 Plan allowed for the exercise of options to be financed with nonrecourse notes. For accounting purposes, payment of principal and interest are viewed as the exercise price of the option. Therefore, no interest income was recognized.
The following table summarizes activity relating to early exercises of stock options during the nine months ended September 30, 2020:
Number of shares
Unvested balance at January 1, 2020	494,603
Vested	(144,233)
Unvested balance at September 30, 2020	350,370
Nonrecourse promissory notes with related parties
In February 2019, the Company’s interim chief executive officer and chief operating officer elected to early exercise 688,875 and 309,994 stock options, respectively, in exchange for cash proceeds of $0.2 million and nonrecourse promissory notes (the Notes) of $0.8 million. The Notes bore interest at 2.91% and were secured by the underlying shares of common stock that were issued. In January 2020, the Company forgave the Notes and associated interest related to the early exercise of stock options by the interim chief executive officer and chief operating officer. An aggregate of 406,897 shares that were previously not considered outstanding for accounting purposes due to being secured by the Notes became outstanding upon the forgiveness of the Notes in January 2020.
Employee stock purchase plan
The Company’s 2020 Employee Stock Purchase Plan (the ESPP) became effective on February 28, 2020. The ESPP authorizes the issuance of up to 434,000 shares of the Company’s common stock. The number of shares of the Company’s common stock that may be issued pursuant to rights granted under the ESPP shall automatically increase on January 1st of each year, commencing on January 1, 2021 and continuing for ten years, in an amount equal to one percent of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, subject to the discretion of the board of directors or compensation committee to determine a lesser number of shares shall be added for such year.
Under the ESPP, eligible employees can purchase the Company’s common stock through accumulated payroll deductions at such times as are established by the compensation committee. Eligible employees may purchase the Company’s common stock at 85% of the lower of the fair market value of the Company’s common stock on the first day of the offering period or on the last day of the offering period. Eligible employees may contribute up to 15% of their eligible compensation. Under the ESPP, a participant may not accrue rights to purchase more than $25,000 worth of the Company’s common stock for each calendar year in which such right is outstanding. Effective March 3, 2020, employees who elected to participate in the ESPP commenced payroll withholdings that accumulate through November 15, 2020. In accordance with the guidance in ASC 718-50—Compensation—Stock Compensation, the ability to purchase shares of the Company’s common stock at 85% of the lower of the price on the first day of the offering period or the last day of the offering period (i.e. the purchase date) represents an option and, therefore, the ESPP is a compensatory plan under this guidance. Accordingly, share-based

Passage Bio, Inc.
Notes to unaudited interim financial statements
compensation expense is determined based on the option’s grant-date fair value as estimated by applying the Black Scholes option-pricing model and is recognized over the withholding period. The Company recognized share-based compensation expense of $63,000 and $0.1 million during the three and nine months ended September 30, 2020 related to the ESPP.
10. Related-party transactions
Penn agreement
As part of the Penn Agreement, Penn was issued shares of the Company’s common stock in 2018. Research and development expenses with Penn during the three months ended September 30, 2020 and 2019 were $5.4 million and $9.2 million, respectively. Research and development expenses with Penn during the nine months ended September 30, 2020 and 2019 were $23.3 million and $18.8 million, respectively. The Company made $19.3 million in cash payments to Penn during the nine months ended September 30, 2020, and had a prepaid research and development asset of $9.9 million and $5.7 million as of September 30, 2020 and December 31, 2019, respectively, in the accompanying balance sheets.
Consulting agreement
James M. Wilson, M.D., Ph.D., an employee of Penn and one of the co-founders of the Company who was issued shares of the Company’s common stock in 2018, serves as the Company’s chief scientific advisor pursuant to a consulting agreement. The Company recognized $31,000 and $93,000 of expense related to these services during the three and nine months ended September 30, 2020, including $6,000 and $18,000, respectively, of share-based compensation expense.
11. Subsequent events
None.

7,000,000 Shares
Common Stock
Prospectus
J.P. Morgan	Goldman Sachs & Co. LLC	Cowen
Wedbush PacGrow	Chardan
                 , 2021

PART II
Information not Required in Prospectus
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:
Amount paid or to be paid
SEC registration fee	$24,802
FINRA filing fee	34,600
Printing and engraving expenses	80,000
Legal fees, Blue Sky fees and expenses	300,000
Accounting fees and expenses	140,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous expenses	5,598
Total	$600,000
Item 14. Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
As permitted by the DGCL, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•
any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•
any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws provide that:
•
the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•
the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•
the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•
the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 15. Recent Sales of Unregistered Securities.
The following lists set forth information regarding all securities sold or granted by the Registrant within the past three years that were not registered under the Securities Act, and the consideration, if any, received by the Registrant for such securities:
(a)
Stock Option Grants

From January 15, 2018 to January 15, 2021, the Registrant has granted to its employees, directors, consultants and other service providers options to purchase an aggregate of 6,094,886 shares of common stock under its 2018 Equity Incentive Plan, or 2018 Plan, with exercise prices ranging from $1.02 to $11.00 per share.
From January 15, 2018 to January 15, 2021, employees, directors, consultants and other service providers of the Registrant exercised options granted under the 2018 Plan for an aggregate of 1,098,649 shares of common stock with exercise prices ranging from $1.02 to $11.00 per share for an aggregate exercise price of $1,226,670.
(b)
Preferred Stock

In September 2018, the Registrant sold an aggregate of 44,418,606 shares of its Series A-1 convertible preferred stock at a purchase price of $1.075 per share for an aggregate purchase price of approximately $47.8 million. In February 2019, the Registrant sold an aggregate of 18,604,652 additional shares of its Series A-1 convertible preferred stock at a purchase price of $1.075 per share for an aggregate purchase price of approximately $20.0 million.
In May 2019, the Registrant sold an aggregate of 22,209,301 shares of its Series A-2 convertible preferred stock at a purchase price of $2.15 per share for an aggregate purchase price of approximately $47.7 million.
In August 2019, the Registrant sold an aggregate of 33,592,907 shares of its Series B convertible preferred stock at a purchase price of $3.2745 per share for an aggregate purchase price of approximately $110.0 million.
Item 16. Exhibits and Financial Statement Schedules.
(a)
Exhibits.

Exhibit Number	Description	Form	File No.	Exhibit Filing Date	Filed/ Furnished Herewith
1.1	Form of Underwriting Agreement.				X
3.1	Restated Certificate of Incorporation, dated March 3, 2020.	10-Q	001-39231	May 11, 2020
3.2	Amended and Restated Bylaws, dated March 26, 2020.	8-K	001-39231	March 27, 2020
5.1	Opinion of Fenwick & West LLP.				X
10.1†^	Development Services and Clinical Supply Agreement, dated April 13, 2020, by and between the Registrant and Catalent Maryland, Inc.	10-Q	001-39231	May 11, 2020

Exhibit Number	Description	Form	File No.	Exhibit Filing Date	Filed/ Furnished Herewith
10.2	Lease Agreement, dated September 26, 2018, by and between Philadelphia Plaza—Phase II LP and the Registrant.	S-1	333-236214	February 3, 2020
10.3	First Amendment to Lease, dated April 10, 2020, by and between the Registrant and Philadelphia Plaza—Phase II LP	10-Q	001-39231	May 11, 2020
10.4	Form of Indemnification Agreement between the Registrant and its directors and officers	S-1	333-236214	February 3, 2020
10.5	2020 Equity Incentive Plan of the Registrant, and forms of award agreements.	S-1/A	333-236214	February 18, 2020
10.6	2020 Employee Stock Purchase Plan of the registrant	S-1/A	333-236214	February 18, 2020
10.7	Consulting Agreement, dated January 31, 2020, by and between the Registrant and Stephen Squinto, Ph.D.	S-1	333-236214	February 3, 2020
10.8	Amended and Restated Employment Agreement dated February 14, 2020, by and between the Registrant and Bruce Goldsmith.	S-1/A	333-236214	February 18, 2020
10.9	Amended and Restated Employment Agreement, dated February 14, 2020, by and between the Registrant and Gary Romano.	S-1/A	333-236214	February 18, 2020
10.10	Employment Agreement, dated July 22, 2019, as amended on February 14, 2020, by and between the Registrant and Alexandros Fotopoulos.	S-1/A	333-236214	February 18, 2020
10.11	Consulting Agreement, dated January 8, 2019, as amended on January 31, 2020, by and between the Registrant and James Wilson, M.D., Ph.D.	S-1	333-236214	February 3, 2020
10.12	Offer Letter, dated January 24, 2020, by and between the Registrant and Athena Countouriotis.	S-1	333-236214	February 3, 2020
10.13†^	Amended and Restated Sponsored Research, Collaboration and License Agreement, dated May 5, 2020, by and between the Registrant and The Trustees of the University of Pennsylvania.	10-Q	001-39231	August 13, 2020

Exhibit Number	Description	Form	File No.	Exhibit Filing Date	Filed/ Furnished Herewith
10.14^	Amendment No. 1, dated August 13, 2020, to the Amended and Restated Sponsored Research, Collaboration and License Agreement by and between the Registrant and the Trustees of the University of Pennsylvania	10-Q	001-39231	November 10, 2020
10.15^	Amendment No. 2, dated November 2, 2020, to the Amended and Restated Sponsored Research, Collaboration and License Agreement by and between the Registrant and the Trustees of the University of Pennsylvania				X
10.16†^	Amendment No. 3, dated December 9, 2020, to the Amended and Restated Sponsored Research, Collaboration and License Agreement by and between the Registrant and the Trustees of the University of Pennsylvania				X
10.17	Lease, dated April 10, 2020, by and between the Registrant and Commerce Square Partners—Philadelphia Plaza, L.P.	10-Q	001-39231	May 11, 2020
10.18^	Lease, dated December 15, 2020 by and between the Registrant and Hopewell Campus Owner, LLC	8-K	001-39231	December 18, 2020
23.1	Consent of KPMG LLP, an independent registered public accounting firm.				X
23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney.				X
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document.				X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.				X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.				X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.				X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.				X

† Registrant has omitted portions of the exhibit as permitted under Item 601(b)(10) of Regulations S-K.
^ Registrant has omitted schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.
(b)
Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 19th day of January, 2021.
PASSAGE BIO, INC.
By:	/s/ Dr. Bruce Goldsmith, Ph.D.
Dr. Bruce Goldsmith, Ph.D. Chief Executive Officer and President Director
Power of attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce Goldsmith, Ph.D., Richard Morris and Edgar B. Cale, and each of them, as his true and lawful attorneys-in-fact, proxies, and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Bruce Goldsmith, Ph.D. Bruce Goldsmith, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2021
/s/ Richard Morris Richard Morris	Chief Financial Officer (Principal Accounting and Financial Officer)	January 19, 2021
/s/ Tadataka Yamada, M.D. Tadataka Yamada, M.D.	Chair of the Board of Directors	January 19, 2021
/s/ Athena Countouriotis, M.D. Athena Countouriotis, M.D.	Director	January 19, 2021
/s/ Patrick Heron Patrick Heron	Director	January 19, 2021
/s/ Saqib Islam Saqib Islam	Director	January 19, 2021

Signature	Title	Date
/s/ Sandip Kapadia Sandip Kapadia	Director	January 19, 2021
/s/ Liam Ratcliffe M.D., Ph.D. Liam Ratcliffe M.D., Ph.D.	Director	January 19, 2021
/s/ Stephen Squinto, Ph.D. Stephen Squinto, Ph.D.	Director	January 19, 2021
/s/ Tom Woiwode, Ph.D. Tom Woiwode, Ph.D.	Director	January 19, 2021